Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228646

PROSPECTUS

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

18,546,058 Common Shares
11,901,670 Series B Preference Shares
5,418,434 Warrants

        This prospectus relates to the possible resale, from time to time, by the selling shareholders named in this prospectus or in supplements or amendments to this prospectus, of the following securities:

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  up to 1,225,954 common shares that are issued and outstanding (the "Private Placement Common Shares");

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  up to 11,901,670 Series B preference shares that are issued and outstanding, which are convertible into common shares (the "Private Placement Preference Shares");

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  up to 5,418,434 warrants to purchase common shares that are issued and outstanding (the "Private Placement Warrants");

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  up to 11,901,670 common shares that are issuable upon the conversion of the Private Placement Preference Shares; and

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  up to 5,418,434 common shares that are issuable upon exercise of the Private Placement Warrants.

        The Private Placement Common Shares, the Private Placement Preference Shares and the Private Placement Warrants were issued to the selling shareholders in connection with a previously disclosed private placement that we completed on November 5, 2018. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the securities by the selling shareholders, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants.

        The securities to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or through underwriters, broker-dealers or agents. The selling shareholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

        Our common shares are traded on the Nasdaq Global Select Market under the symbol "SG." On November 29, 2018, the last reported sales price of our common shares was $16.75 per share. There is currently no public market for the Private Placement Preference Shares or the Private Placement Warrants, and we do not intend to list the Private Placement Preference Shares or the Private Placement Warrants on any securities exchange.

        An investment in our securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2018.

        You should rely only on the information provided in this prospectus or any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. No offer to sell these securities is being made in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

        The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Securities and Exchange Commission (the "SEC") as indicated under the section entitled "Where You Can Find More Information."

        In this prospectus, unless otherwise stated or circumstances otherwise require, the term the "Company" refers to Sirius International Insurance Group, Ltd. and the terms "Sirius Group," "we," "us" and "our" refer to the Company and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), including statements about the future financial condition, results of operations, and operating activities of Sirius Group. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "target," "continue," "could," "may," "might," "will," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of the Company and speak only as of the date of this prospectus. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  Sirius Group's exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses;

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  increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers;

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  decreased demand for Sirius Group's insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry;

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  the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group's ultimate liability for losses;

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  a decline in the Company's operating subsidiaries' ratings with rating agencies;

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  the risk that Sirius Group's reinsurance underwriting is dependent upon the underlying ceding companies' evaluation of risk;

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  the risk that managing general underwriters and other agents acting on Sirius Group's behalf may act based on inaccurate or incomplete information regarding the accounts Sirius Group underwrites, or such agents may exceed their authority or commit fraud when binding policies on Sirius Group's behalf;

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  the inherent uncertainty of modeling, pricing for, and managing insurance and reinsurance risk, including with respect to catastrophe and attritional losses that may be different than actual losses;

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  the risk that Sirius Group may not adequately assess and price for the increased frequency and severity of catastrophes resulting from global climate change;

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  the exposure of Sirius Group's investments to interest rate, credit, equity risks and market volatility, which may limit Sirius Group's net income and may affect the adequacy of its capital;

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  the effects of volatility in the global economy and capital markets, which may impair Sirius Group's investment portfolio and affect the primary insurance market;

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  the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange-rate risk and political risks on investments in, and revenues from, Sirius Group's operations outside the U.S.;

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  unexpected volatility or illiquidity associated with Sirius Group's investments;

ii

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  Sirius Group's ability to obtain reinsurance and retrocessional protection at reasonable prices or on terms that adequately protect it;

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  the potential volatility in Sirius Group's quarterly results;

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  the potential effects on Sirius Group's business of emerging claim and coverage issues;

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  Sirius Group's dependence on a small number of brokers and managing general underwriters for a large portion of its revenues;

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  Sirius Group's exposure to the credit risk of reinsurance counterparties and intermediaries;

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  risks relating to the inability of Sirius Group's operating subsidiaries to declare and pay dividends;

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  the possibility that Sirius Group may become subject to additional onerous governmental or regulatory requirements or fail to comply with applicable regulatory requirements;

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  uncertainties relating to the Eurozone, including the effects of the United Kingdom's referendum to leave the European Union, and U.S. health care legislation;

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  operational risks, including system or human failures or cyber-attacks, which could result in Sirius Group incurring material losses;

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  risks associated with potential for loss of services of any one of Sirius Group's key personnel, and the risk that Sirius Group fails to attract or retain the executives and employees necessary to manage its business;

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  unforeseen liabilities or asset impairments arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses;

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  risks that Sirius Group may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

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  risks that Sirius Group's significant deferred tax assets may become materially impaired as a result of insufficient taxable income or a reduction in applicable corporate tax rates or other change in applicable tax law;

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  risks relating to changes in regulatory regimes and/or accounting rules, which could result in significant changes to Sirius Group's financial results;

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  the seasonality of Sirius Group's insurance and reinsurance business;

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  risks relating to Sirius Group's indebtedness;

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  the risk that the Company will fail to comply with Nasdaq's continued listing standards;

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  the limited liquidity and trading of the Company's securities;

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  risks related to the Company's status as a foreign private issuer and controlled company; and

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  risks identified elsewhere in this prospectus and in the Company's other filings with the SEC.

        Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, Sirius Group undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus.

iii

SUMMARY

        This summary highlights selected information about Sirius Group and a general description of the securities that may be offered for resale by the selling shareholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the securities offered by the selling shareholders, you should carefully read this entire prospectus, including the "Risk Factors" section, any applicable prospectus supplement and the other documents to which we refer you.

Our Company

        Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries, including Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation, Sirius America Insurance Company and Lloyd's Syndicate 1945, provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. Sirius Group's primary insurance business has historically been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the U.S. via the acquisitions of International Medical Group Acquisition, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada") in 2017. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the U.S. in late 2017 and Casualty insurance platform in the U.S. in mid-2018. In addition to these primary insurance platforms, Sirius Group re-entered the U.S. casualty reinsurance market in early 2017.

Recent Developments

        On November 5, 2018, the Company completed the transactions contemplated by its previously announced definitive Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of the Company (the "Merger"). Upon the closing of the Merger, Easterly's common stock was exchanged for the Company's common shares at an exchange ratio equal to 0.609 of a Company common share for each share of Easterly common stock. Following the Merger, the Company's common shares are traded on the Nasdaq Global Select Market under the symbol "SG."

        In connection with the closing of the Merger, the Company completed a private placement of Private Placement Common Shares and Private Placement Preference Shares at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447. In addition, the purchasers of the Private Placement Preference Shares received the Private Placement Warrants, which are exercisable for a period of five years after the Merger. The Company received aggregate gross proceeds of $226 million in the private placement, and may receive up to an additional $117 million of proceeds if the Private Placement Warrants are exercised in full.

Corporate Information

        Sirius Group is a Bermuda exempted company organized in 2006. Our principal executive offices are located at 14 Wesley Street, Hamilton, Bermuda, and our telephone number at that address is (441) 278-3140. Our website is located at https://www.siriusgroup.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase the securities offered hereby.

 THE OFFERING

Issuer	Sirius International Insurance Group, Ltd.
Common shares to be offered by the selling shareholders	Up to 18,546,058 common shares.
Series B preference shares to be offered by the selling shareholders	Up to 11,901,670 Private Placement Preference Shares.
Warrants to purchase common shares to be offered by the selling shareholders	Up to 5,418,434 Private Placement Warrants.
Common shares issued and outstanding	115,125,126(1)
Use of Proceeds

We will not receive any proceeds from the sale of the securities by the selling shareholders, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants. Any such proceeds will be used for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions.

Market for the securities

Our common shares are traded on the Nasdaq Global Select Market under the symbol "SG." There is currently no public market for the Private Placement Preference Shares or the Private Placement Warrants, and we do not intend to list the Private Placement Shares or the Private Placement Warrants on any securities exchange.

(1)
Based upon the total number of common shares issued and outstanding as of November 30, 2018. Does not give effect to:
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  the 11,901,670 common shares that may be issued upon the conversion of the Private Placement Preference Shares;

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  the 5,418,434 common shares that may be issued upon the exercise of the Private Placement Warrants;

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  the 6,088,535 common shares that may be issued upon the exercise of the converted warrants issued in the Merger; or

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  the 14,114,904 common shares reserved for issuance under Sirius Group's Long Term Incentive Plan and 2018 Omnibus Incentive Plan.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included in this prospectus, including matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and the financial statements and notes to the financial statements included herein. Sirius Group may face additional risks and uncertainties that are not presently known to us, or that Sirius Group currently deems immaterial, which may also impair our business.

Risks Related to Sirius Group's Business and Industry

Sirius Group is exposed to unpredictable catastrophic events that could adversely affect its results of operations and financial condition.

        Sirius Group writes reinsurance contracts and insurance policies that cover unpredictable catastrophic events. Covered unpredictable catastrophic events, predominantly in its property catastrophe excess line of business, include natural perils and other disasters, such as hurricanes, windstorms, earthquakes, floods, wildfires and severe winter weather. Catastrophes can also include terrorist attacks, explosions and infrastructure failures. Sirius Group has significant exposure to a potential major earthquake or series of earthquakes in California, the Midwestern United States, Canada, Japan and Latin America and to windstorm damage in Northern Europe, the Northeast United States, the United States Atlantic Coast (i.e., Massachusetts to Florida) and the United States Gulf Coast (i.e., Florida to Texas) regions and Japan.

        Similar exposures to losses caused by the same types of catastrophic events occur in other lines of business such as marine, aviation, contingency, casualty, trade credit and accident and health, including pandemic risk. Pandemic risk is the increase in mortality or morbidity over an annual period associated with a rapidly spreading virus (either within a highly populated geographic area or on a global basis) with a high mortality or morbidity rate. Sirius Group's catastrophe losses net of reinsurance and reinstatement premiums were $259 million, $109 million and $21 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        The extent of catastrophe losses is a function of both the severity of the event and total amount of insured exposure affected by the event. Increases in the value and concentration of insured property or insured individuals, the effects of inflation, changes in weather patterns, such as climate change, and increased terrorism could increase the future frequency and/or severity of claims from catastrophic events. Claims from catastrophic events could materially adversely affect Sirius Group's results of operations and financial condition. Sirius Group's ability to write new reinsurance contracts and insurance policies could also be impacted as a result of corresponding reductions in Sirius Group's capital levels.

        Although Sirius Group attempts to manage its exposure to such events through a multitude of approaches, including geographic diversification, geographic limits, individual policy limits, exclusions or limitations from coverage, purchase of reinsurance and expansion of supportive collateralized capacity, the availability of these management tools may be dependent on market factors and, to the extent available, may not respond in the way that is expected. For instance, Sirius Group seeks to manage its exposure to catastrophe losses by limiting the aggregate insured value of policies in geographic areas with exposure to catastrophic events by estimating a probable maximum loss ("PML") for many different catastrophe scenarios and by buying reinsurance, including retrocession coverage. To manage and analyze aggregate insured values and PML, Sirius Group uses a variety of tools, including external and internal catastrophe modeling software packages. Estimates of PMLs are dependent on many variables, including assumptions about demand surge and storm surge, loss adjustment expenses, insurance-to-value for the underlying properties, the relationship of the actual event parameters to the modelled event and the quality of portfolio data provided to Sirius Group by ceding companies (in the case of Sirius Group's reinsurance operations). Accordingly, if these assumptions about the variables are incorrect, the losses Sirius Group might incur from an actual catastrophe could be materially higher than its expectation of losses generated from modelled catastrophe scenarios which could materially adversely affect Sirius Group's financial condition, liquidity or results of operations.

Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than Sirius Group's estimates including PMLs, and Sirius Group's financial results may be adversely impacted, perhaps significantly.

        Sirius Group uses third-party vendor analytic and modeling capabilities, including global property catastrophe models from AIR Worldwide Company ("AIR") and Risk Management Solutions Inc. ("RMS"), and Sirius Group's own proprietary models, including its property underwriting and pricing tool ("GPI"), which consolidates and reports on all its worldwide property exposures, to calculate expected PML from various property natural catastrophe scenarios. Sirius Group uses these models and software to help it control risk accumulation, inform management and other stakeholders of capital requirements and to improve the risk/return profile or minimize the amount of capital required to cover the risks in each reinsurance contract in Sirius Group's overall portfolio of reinsurance contracts. However, given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address a variety of matters impacting Sirius Group's coverages.

        For example, catastrophe modeling is dependent upon several broad economic and scientific assumptions, such as storm surge (the water that is pushed toward the shore by the force of a windstorm), demand surge (the localized increase in prices of goods and services that often follows a catastrophe) and zone density (the percentage of insured perils that would be affected in a region by a catastrophe). Third-party modeling software also does not provide information for all territories or perils (e.g., tsunami) for which Sirius Group writes business. Catastrophe modeling is inherently uncertain due to process risk (i.e., the probability and magnitude of the underlying event) and parameter risk (i.e., the probability of making inaccurate model assumptions).

        The inherent uncertainties underlying, or the incorrect usage or misunderstanding of these tools may lead to unanticipated exposure to risks relating to certain perils or geographic regions which could have a material adverse effect on Sirius Group's business, prospects, financial condition or results of operations.

Sirius Group's loss and LAE reserves may be inadequate to cover its ultimate liability for losses and as a result its financial results could be adversely affected.

        Sirius Group must maintain reserves adequate to cover its estimated ultimate liabilities for loss and loss adjustment expenses ("LAE"). Loss and LAE reserves are typically comprised of (i) case reserves for claims reported ("case reserves") and (ii) incurred but not reported ("IBNR") reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves. These reserves are estimates of what the settlement and administration of claims will cost based on facts and circumstances then known to Sirius Group. These estimates involve actuarial and claims assessments, and requires Sirius Group to make a number of assumptions about future events that are subject to unexpected changes and are beyond its control, such as future trends in claim severity, frequency, inflation, legislative and judicial changes and other factors.

        Because of uncertainties associated with estimating ultimate loss and LAE reserves, it is uncertain that Sirius Group's reserves are adequate. In the event that Sirius Group's reserves become insufficient to cover its actual losses and LAE, Sirius Group may need to add to its reserves, which could have a material adverse effect on Sirius Group's results of operations and financial condition.

        In addition, Sirius Group reserves for losses and LAE include an estimate of Sirius Group's ultimate liability for asbestos and environmental claims for which Sirius Group cannot estimate the ultimate value using traditional reserving techniques, and for which there are significant uncertainties in estimating the amount of Sirius Group's potential losses.

Sirius Group is reliant on financial strength and creditworthiness ratings, and any downgrade may have a material adverse effect on Sirius Group's business, prospects, financial condition and results from operations.

        Third-party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside of the rated company's control. These financial strength ratings are used by policyholders, agents and brokers to assess the suitability of insurers and reinsurers as business counterparties and are an important factor in establishing the competitive position of insurance and reinsurance companies.

        The maintenance of an "A–" or better financial strength rating from A.M. Best Company Inc. ("A.M. Best") and/or S&P Global Ratings ("Standard & Poor's") is particularly important to the ability of Sirius Group's operating (re)insurance subsidiaries to bind property and casualty insurance and reinsurance business in most markets. General creditworthiness ratings are used by existing or potential investors to assess the likelihood of repayment on a particular debt issue. The maintenance of an investment grade creditworthiness rating (e.g., "BBB–" or better from Standard & Poor's or Fitch) is important to Sirius Group's ability to raise new debt with acceptable terms. Strong creditworthiness ratings are important factors that provide better financial flexibility when issuing new debt or restructuring existing debt.

        Rating agencies periodically evaluate Sirius Group to confirm that it continues to meet the criteria of the ratings previously assigned to Sirius Group.

        A downgrade, withdrawal or negative watch/outlook of the financial strength rating of Sirius Group's operating (re)insurance companies could severely limit or prevent Sirius Group from writing new policies or renewing existing policies, which could have a material adverse effect on Sirius Group's results of operations and financial condition. A downgrade, withdrawal or negative watch/outlook of Sirius Group's creditworthiness ratings could limit its ability to raise new debt or could make new debt more costly and/or have more restrictive conditions.

        Additionally, some of Sirius Group's assumed reinsurance contracts contain optional cancellation, commutation and/or funding provisions that would be triggered if A.M. Best and/or Standard & Poor's were to downgrade the financial strength ratings of Sirius Group's principal (re)insurance operating subsidiaries below "A–". A client may choose to exercise these rights depending on, among other things, the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. Sirius Group cannot predict in advance how many of its clients would actually exercise such rights in the event of such a downgrade, but widespread exercise of these options could be materially adverse.

        Following the April 2016 acquisition of Sirius Group by CMIG International Holding Pte. Ltd. ("CMIG International"), A.M. Best issued a negative outlook in its rating of Sirius Group. Although the outlook was subsequently changed to stable, the initial negative outlook reflected A.M. Best's concern over the credit profile of CMIG International, represented by CMIG International's high financial leverage. Fitch similarly lowered Sirius Group's rating by one notch due to its concern over CMIG International's short operating history, rapid business growth and high and increasing leverage. Sirius Group's credit ratings may continue to be impacted by actions taken by CMIG International.

Sirius Group's investment portfolio may suffer reduced returns or losses, which could adversely affect Sirius Group's results of operations and financial condition. Adverse changes in interest rates, foreign currency exchange rates, equity markets, debt markets or market volatility could result in significant losses to the fair value of Sirius Group's investment portfolio.

        Sirius Group's investment portfolio is overseen in accordance with the investment policy and guidelines approved by the Finance Committee of the Sirius Group board of directors. At September 30, 2018, Sirius Group's investment portfolio consisted of fixed-maturity investments (including U.S. and foreign government bonds, corporate debt, mortgage-backed, asset-backed and other fixed-maturity securities), short-term investments, equity securities, convertibles and other long-term investments, including hedge funds and private equity funds.

        Sirius Group invests to maximize long-term total returns (after-tax) while taking prudent levels of risk and maintaining a diversified portfolio subject to its investment guidelines, policy and various regulatory restrictions. However, investing entails substantial risks. Sirius Group may not achieve its investment objectives, and investment performance may vary substantially over time. Investment returns are an important part of Sirius Group's strategy to grow, and fluctuations in the fixed-income or equity markets could impair Sirius Group's results of operations and financial condition.

        Both Sirius Group's investment income and the fair market value of its investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates, foreign currency exchange rates, debt market levels, equity market levels and market volatility.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Sirius Group's control. In particular, a significant increase in interest rates could result in significant losses in the fair value of Sirius Group's investment portfolio. In addition, certain fixed-income securities, such as mortgage-backed and asset backed securities, carry prepayment risk or, in a rising interest rate environment, may not pre-pay as quickly as expected. Conversely, in a low interest rate environment, Sirius Group may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, which will reduce Sirius Group's investment returns. Additionally, a change in interest rates could adversely affect Sirius Group's results of operations and financial condition.

        The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on Sirius Group's fixed-maturity investments. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.

($ in millions)	Fair Value at September 30, 2018	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,979.6	300 bp decrease	$2,102.9	$123.3
		200 bp decrease	2,063.0	83.4
		100 bp decrease	2,022.2	42.6
		50 bp decrease	2,001.1	21.5
		50 bp increase	1,956.5	(23.1)
		100 bp increase	1,933.3	(46.3)
		200 bp increase	1,887.1	(92.5)
		300 bp increase	$1,840.8	$(138.8)

        Sirius Group's investment portfolio is also exposed to investment credit risk, which is the risk that the value of certain investments may decrease due to a deterioration in the financial condition, operating performance or business prospects of, or the liquidity available to, one or more issuers of those securities or, in the case of mortgaged-back and other asset-backed securities, due to the deterioration of the loans or other assets that underlie the securities. Mortgage-backed securities are particularly sensitive to changes in U.S. economic conditions, including deterioration of the U.S. housing market and unemployment, among other factors.

        Sirius Group is also exposed to changes in equity markets. A significant decline in the equity markets, such as that experienced from September 2008 to March 2009, could have a material adverse effect on Sirius Group's results of operations and financial condition. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius Group's equity securities and other long-term investments as of September 30, 2018, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $78 million and $234 million pre-tax, respectively.

        Since a portion of Sirius Group's investment portfolio is invested in securities denominated in currencies other than the U.S. dollar, the value of Sirius Group's portfolio is sensitive to changes in foreign currency rates. Sirius Group is also exposed to changes in the volatility levels of various investment markets. The underlying conditions prompting such changes are outside of Sirius Group's control and could adversely affect the value of Sirius Group's investments and results of operations and financial condition.

An unexpected accumulation of attritional losses may adversely affect Sirius Group's operating results.

        In addition to Sirius Group's exposures to natural catastrophe and other large losses as discussed above, Sirius Group's operating results may be adversely affected by unexpectedly large accumulations of smaller losses. Sirius Group seeks to manage this risk by using appropriate underwriting processes to guide the pricing, terms and acceptance of risks. These processes, which may include pricing models, are intended to ensure that premiums received are sufficient to cover the expected levels of attritional losses and a contribution to the cost of natural catastrophes and large losses where necessary. However, it is possible that these underwriting approaches and/or pricing models may not work as intended and that actual losses from a class of risks may be greater than expected. Sirius Group's pricing models are also subject to the same limitations as the models used to assess exposures to natural catastrophe losses noted above. Accordingly, these factors could adversely impact Sirius Group's financial condition and/or operating results.

A decrease in the fair value of IMG, Armada and/or Sirius Group's intangible assets may result in future impairments.

        As of September 30, 2018, goodwill and intangible assets represented approximately 31% of Sirius Group's consolidated shareholders' equity. Goodwill and intangible assets are assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. These assessments require Sirius Group to use significant judgment in making various estimates and assumptions, such as the determination of expected future cash flows and/or earnings, and actual results may ultimately be materially different from such estimates and assumptions. For example, expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields and/or cash flows from Sirius Group's investment portfolio, as applicable, or higher-than-expected claims activity and incurred losses as well as other general economic factors. As a result of these potential changes, the estimated fair value of Sirius Group's goodwill and intangible assets may decrease, causing the carrying value to exceed the fair value and the goodwill and/or intangible assets to be impaired. If an impairment is determined to exist, the carrying value of the goodwill and/or intangible asset is adjusted to its implied fair value with the corresponding expense recorded in Sirius Group's income statement, as applicable, in the period in which the impairment is determined. If Sirius Group is required to record goodwill impairments in the future, its financial condition and results of operations would be negatively affected.

Sirius Group is exposed to unpredictable casualty insurance risks that could adversely affect its results of operations and financial condition.

        Sirius Group writes insurance and reinsurance policies covering casualty risks. Casualty insurance generally covers the financial consequences of the legal liability of an individual or organization resulting from negligent acts causing bodily injury and/or property damage to a third party. Claims from such business can take years to develop and settle and can be subject to unanticipated claims and economic inflation. Accordingly, if Sirius Group's pricing assumptions are incorrect, higher than expected losses could materially adversely affect Sirius Group's financial condition, liquidity or results of operations.

The property and casualty insurance and reinsurance industries are highly competitive and cyclical and Sirius Group may not be able to compete effectively in the future.

        The property and casualty insurance and reinsurance industries are highly competitive and have historically been cyclical, experiencing periods of severe price competition and less selective underwriting standards ("soft markets") followed by periods of relatively high prices and more selective underwriting standards ("hard markets"). Sirius Group competes with numerous reinsurance companies throughout the world and Lloyd's Syndicate 1945, the Lloyd's of London ("Lloyd's") syndicate that Sirius Group sponsors and that is managed through Sirius International's Managing Agent ("Syndicate 1945"), also competes with other Lloyd's syndicates and London market companies. Many of these competitors have greater financial, marketing and management resources available to them, including greater revenue and shareholders' equity, have established long-term and continuing business relationships throughout the insurance and reinsurance industries and may have higher financial strength ratings, which can be a significant competitive advantage for them.

        Soft primary insurance market conditions could lead to a significant reduction in reinsurance premium rates, less favorable contract terms and fewer submissions for Sirius Group's reinsurance underwriting capacity. The supply of reinsurance is also related to the level of reinsured losses and the level of industry capital which, in turn, may fluctuate in response to changes in rates of return earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted improvements in reinsurance rate levels and terms and conditions.

        In recent years, the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability of non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. This alternative capacity is also expanding into lines of business other than property catastrophe reinsurance.

        Consequently, the market is currently in a prolonged phase of the soft market cycle in many lines of business, particularly in certain property catastrophe excess reinsurance markets, and, as a result, many of Sirius Group's products are experiencing varying degrees of rate pressure. To the extent these trends continue or accelerate, Sirius Group's financial condition or operating results could be adversely affected.

Sirius Group may not successfully alleviate risk through reinsurance arrangements. Additionally, Sirius Group may not collect all amounts due from its reinsurers under its existing reinsurance arrangements.

        Sirius Group attempts to limit its risk of loss through the purchase of reinsurance, including retrocession coverage (i.e., the reinsurance of reinsurance). The availability and cost of reinsurance protection is subject to market conditions, which are outside of Sirius Group's control. In addition, the coverage provided by these reinsurance arrangements may be inadequate to cover Sirius Group's future liabilities. As a result, Sirius Group may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on Sirius Group's results of operations and financial condition.

        Purchasing reinsurance does not relieve Sirius Group of the underlying obligations to policyholders or ceding companies, so any inability to collect amounts due from reinsurers could adversely affect Sirius Group's financial condition and results of operations. Inability to collect amounts due from reinsurers can result from a number of scenarios, including: (i) reinsurers choosing to withhold payment due to a dispute or other factors beyond Sirius Group's control; and (ii) reinsurers becoming unable to pay amounts owed to Sirius Group as a result of a deterioration in their financial condition. While Sirius Group regularly reviews the financial condition of its reinsurers and currently believes their financial condition is strong, it is possible that one or more of these reinsurers will be adversely affected by future significant losses or economic events, causing them to be unable or unwilling to pay amounts owed to Sirius Group.

        In addition, due to factors such as the price or availability of reinsurance coverage, Sirius Group sometimes decides to increase the amount of risk retained by purchasing less reinsurance. Such determinations have the effect of increasing Sirius Group's financial exposure to losses associated with such risks and, in the event of significant losses associated with a given risk, could have a material adverse effect on Sirius Group's financial condition and results of operations.

Sirius Group, or agents appointed by Sirius Group, may act based on inaccurate or incomplete information regarding the accounts Sirius Group underwrites, or such agents may exceed their authority or act fraudulently when binding policies on Sirius Group's behalf.

        Sirius Group, and its managing general underwriters ("MGUs") and other agents who have the ability to bind policies on Sirius Group's behalf, rely on information provided by insureds or their representatives when underwriting insurance policies. While Sirius Group may make inquiries to validate or supplement the information provided, Sirius Group may make underwriting decisions based on incorrect or incomplete information. It is possible that Sirius Group will misunderstand the nature or extent of the activities and the corresponding extent of the risks that Sirius Group insures because of its reliance on inadequate or inaccurate information. If any such agents exceed their authority or engage in fraudulent activities, Sirius Group's financial condition and results of operations could be materially adversely affected.

Unexpected volatility or illiquidity associated with some of Sirius Group's investments could significantly and negatively affect Sirius Group's financial results, liquidity and ability to conduct business.

        Sirius Group holds, or may in the future purchase, certain investments that include, but are not limited to, publicly traded equities, hedge funds, private equity funds, bonds, bank loans, emerging market debt, nonagency residential mortgage-backed securities, asset-backed securities, commercial mortgage-backed securities, derivatives and other investment products. During the height of the financial crisis, both fixed-income and equity markets were more illiquid and volatile than expected. If Sirius Group requires significant amounts of cash on short notice in excess of normal cash requirements, it may have difficulty selling these investments in a timely manner and/or be forced to sell them for less than it otherwise would have been able to realize. If Sirius Group is forced to sell its assets in unfavorable market conditions, there can be no assurance that it will be able to sell them for the prices at which it has recorded them and may be forced to sell them at significantly lower prices. As a result, Sirius Group's business, financial condition, liquidity or results of operations could be adversely affected.

        A portion of Sirius Group's investment portfolio consists of hedge fund and private equity fund investments. The underlying investments in these funds are typically publicly traded and private equity securities and investments, and, as such, are subject to market risks that are similar to Sirius Group's equity securities. However, these investments entail substantial risks and are generally illiquid. Redemption of investments in certain of these funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

Global climate change may have a material adverse effect on Sirius Group's operating results and financial condition.

        There are concerns that the higher level of weather-related catastrophes and other losses incurred by the industry in prior years is indicative of changing weather patterns, including as a result of global climate change, which could cause such events to persist. This would lead to higher overall losses that Sirius Group may not be able to recoup, particularly in the current economic and competitive environment, and higher reinsurance costs. In addition, rising sea levels are expected to add to the risks associated with coastal flooding in many geographical areas. Large scale climate change could increase both the frequency and severity of Sirius Group's loss costs associated with property damage and business interruption due to storms, floods and other weather-related events. Over the long-term, global climate change could impair Sirius Group's ability to predict the costs associated with future weather events and could also give rise to new environmental liability claims in the energy, manufacturing and other industries Sirius Group serves.

        Given the scientific uncertainty of predicting the effect of climate cycles and global climate change on the frequency and severity of natural catastrophes and the lack of adequate predictive tools, Sirius Group may be unable to adequately model the associated exposures and potential losses in connection with such catastrophes that could have a material adverse effect on Sirius Group's business, financial condition or results of operations.

Sirius Group has significant foreign operations that expose it to certain additional risks, including foreign currency risks and political risk.

        Through its multinational reinsurance operations, Sirius Group conducts business in a variety of foreign (non-U.S.) currencies, the principal exposures being the Swedish Krona, British Pound Sterling, Euro and Canadian dollar. As a result, a significant portion of Sirius Group's assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Significant changes in foreign exchange rates may adversely affect Sirius Group's results of operations and financial condition.

        Sirius Group's foreign operations are also subject to legal, political and operational risks that may be greater than those present in the U.S. As a result, Sirius Group's operations at these foreign locations could be temporarily or permanently disrupted.

Sirius Group may suffer losses from unfavorable outcomes from litigation and other legal proceedings.

        In the ordinary course of business, Sirius Group is subject to litigation and other legal proceedings as part of the claims process, the outcomes of which are uncertain. Sirius Group maintains reserves for claims-related legal proceedings as part of its loss and LAE reserves. Adverse outcomes are possible and could negatively impact Sirius Group's financial condition.

        Furthermore, as industry practices and legal, judicial, social and other conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect Sirius Group's results of operations and financial condition by either extending coverage beyond Sirius Group's underwriting intent or by increasing the number and size of claims. In some instances, these changes may not become apparent until sometime after Sirius Group has issued the affected insurance contracts. Examples of emerging claims and coverage issues include, but are not limited to:

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  new theories of liability and disputes regarding medical causation with respect to certain diseases;

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  assignment-of-benefits agreements, where rights of insurance claims and benefits of the insurance policy are transferred to third parties, and which can result in inflated repair costs and legal expenses to insurers and reinsurers;

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  claims related to data security breaches, information system failures or cyber-attacks; and

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  claims related to blackouts caused by space weather.

        In addition, from time to time Sirius Group is subject to legal proceedings that are not related to the claims process. In the event of an unfavorable outcome in one or more non-claims legal matters, Sirius Group's ultimate liability may be in excess of amounts reserved and such additional amounts may be material to Sirius Group's results of operations and financial condition. Furthermore, it is possible that these non-claims legal proceedings could result in unexpected outcomes that may materially impact Sirius Group's business or operations.

The effects of, and uncertainty regarding, the U.K.'s withdrawal from the European Union could negatively impact Sirius Group's investment portfolio, business and results of operations.

        At a referendum in June 2016, the U.K. voted in favor of leaving the European Union, the process for which was commenced in March 2017 when the Prime Minister of the United Kingdom notified the European Council under Article 50 of the Treaty on the European Union of the United Kingdom's intention to leave. Since the referendum, there has been an increase in market volatility which has been further impacted by continuing uncertainty around the terms of the withdrawal. During withdrawal negotiations and beyond, the impact on the U.K. and European economies and the broader global economy could be significant, resulting in negative impacts, such as increased volatility and illiquidity, and potentially lower economic growth on markets in the U.K., Europe and globally, which may negatively impact the value of Sirius Group's investment portfolio, business and results of operations. The timing and terms of the U.K.'s withdrawal from the European Union could also have an adverse impact on the operation or prospects of Lloyd's. While Lloyd's has announced its intention to establish a European subsidiary company through which Lloyd's syndicates may be able to have access to the European Union single market, there can be no assurance that the Lloyd's European subsidiary will be authorized or that the arrangements envisaged will not result in increased costs for conducting business in the European Union's single market. In addition, Sirius International would lose its passporting rights to operate in the U.K. and its U.K. branch would be unable to operate should there be a withdrawal by the U.K. from the European Union without any agreement in place between the U.K. and the European Union, and without the U.K. government standing by its promise to allow financial institutions to operate under a temporary regime in the U.K.

Sirius Group's reinsurance operations are largely dependent upon ceding companies' evaluation of risk.

        Sirius Group, like other reinsurance companies that write treaty reinsurance, generally does not evaluate separately each of the assumed individual insurance risks under Sirius Group's reinsurance contracts. As such, Sirius Group is largely dependent upon the cedents' original underwriting decisions. Sirius Group is subject to the risk that the cedents may not have adequately or accurately evaluated the risks that they have insured, and Sirius Group has reinsured, and that the premiums ceded may not adequately compensate Sirius Group for the risks it assumes. If Sirius Group's reserves are insufficient to cover the actual loss and LAE arising from Sirius Group's treaty reinsurance business, Sirius Group would have to strengthen its reserves and incur charges to its earnings. These charges could be significant and could have a material adverse effect on Sirius Group's results of operations and financial condition.

Consolidation in the insurance and reinsurance industries could adversely impact Sirius Group.

        The insurance and reinsurance industries have been consolidating over the past several years and the consolidation trend may continue and even accelerate in the near future. These consolidated client and competitor enterprises may try to use their enhanced market power to negotiate price reductions for Sirius Group's products and services and/or obtain a larger market share through increased line sizes. If competitive pressures reduce prices, Sirius Group would generally expect to reduce its future underwriting activities thus resulting in reduced premiums and a reduction in expected earnings. As the insurance industry consolidates, competition for customers will become more intense and the importance of sourcing and properly servicing each customer will become greater. Sirius Group could incur greater expenses relating to customer acquisition and retention, further reducing Sirius Group's operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance. The number of companies offering retrocessional reinsurance may decline. Reinsurance intermediaries could also continue to consolidate, potentially adversely impacting Sirius Group's ability to access business and distribute its products. Sirius Group could also experience more robust competition from larger, better capitalized competitors. Any of the foregoing could adversely affect Sirius Group's business or its results of operations.

Since Sirius Group depends on a small number of brokers and MGUs for a large portion of its revenues, loss of business provided by any one of them could adversely affect Sirius Group.

        Sirius Group markets its reinsurance worldwide primarily through reinsurance brokers. The reinsurance brokerage industry generally, and Sirius Group's sources of business specifically, are concentrated. During 2017, 2016 and 2015, Sirius Group received 59%, 56% and 58%, respectively, of its reinsurance business from four major reinsurance brokers as follows: Aon Corporation and subsidiaries—22%, 22% and 24%, respectively; Guy Carpenter & Company and subsidiaries—18%, 18% and 18%, respectively; WT Butler and Co. Ltd.—10%, 8% and 7%, respectively; and Willis Group and subsidiaries—9%, 8% and 9%, respectively. A decision of one or more of these brokers to reduce substantially or eliminate its business with Sirius Group could adversely affect its business, results of operations or financial condition. In addition, numerous brokers and their affiliates have equity interests in reinsurance companies that compete with Sirius Group. These brokers may favor these reinsurers over other companies, including members of Sirius Group.

Sirius Group's reliance on intermediaries subjects it to the intermediaries' credit risk.

        In accordance with industry practice, Sirius Group frequently pays amounts owing in respect of claims under its contracts to reinsurance brokers and, to a lesser extent, MGUs that, in turn, make payments to the cedents. In the event that a broker or MGU fails to make such a payment, depending on the jurisdiction, Sirius Group may remain liable to the cedent for the deficiency. Conversely, when premiums for reinsurance contracts are paid to reinsurance brokers or MGUs for payment to Sirius Group, these premiums may be deemed to have been paid and the cedent may no longer be liable to Sirius Group for those amounts, whether or not actually received by Sirius Group. Intermediaries generally are less capitalized than the businesses Sirius Group reinsures and therefore may be unable to pay their debts when due. Consequently, Sirius Group faces credit risk associated with intermediaries during the payment process.

The regulatory framework under which Sirius Group operates and potential changes thereto could have a material adverse effect on its business.

        Sirius Group's activities are subject to extensive regulation under the laws and regulations of the U.S., the U.K., Bermuda, Sweden and the European Union and its member states and the other jurisdictions in which Sirius Group operates.

        Sirius Group's operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which Sirius Group's insurance and reinsurance subsidiaries are domiciled require, among other things, that these subsidiaries maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of their financial condition and restrict payments of dividends, distributions and reductions of capital in certain circumstances. Statutes, regulations and policies to which Sirius Group's insurance and reinsurance subsidiaries are subject may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, make certain investments and distribute funds.

        Sirius Group devotes a significant amount of time and resources to comply with various regulatory requirements imposed in Bermuda, Sweden, the U.S. and the U.K. There remains significant uncertainty as to the impact that these various regulations and legislation will have on Sirius Group. Such impacts could include constraints on Sirius Group's ability to move capital between subsidiaries or requirements that additional capital be provided to subsidiaries in certain jurisdictions, which may adversely impact Sirius Group's profitability. In addition, while Sirius Group currently has excess capital and surplus under applicable capital adequacy requirements, such requirements or similar regulations, in their current form or as they may be amended in the future, may have a material adverse effect on Sirius Group's business, financial condition or results of operations.

        Sirius Group's insurance and reinsurance operating subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where Sirius Group is currently engaged in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, Sirius Group may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. In addition to insurance and financial industry regulations, Sirius Group's activities are also subject to relevant economic and trade sanctions, money laundering regulations, and anti-corruption laws including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and the Bermuda Bribery Act 2016, which may increase the costs of regulatory compliance, limit or restrict Sirius Group's ability to do business or engage in certain regulated activities, or subject Sirius Group to the possibility of regulatory actions or proceedings.

        There can be no assurance that Sirius Group, its employees, or its agents acting on Sirius Group's behalf are in full compliance with all applicable laws and regulations or their interpretation by the relevant authorities and, given the complex nature of the risks, it may not always be possible for Sirius Group to ascertain compliance with such laws and regulations. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws or regulations, including those referred to above, could subject Sirius Group to investigations, criminal sanctions or civil remedies, including fines, injunctions, loss of an operating license, reputational consequences, and other sanctions, all of which could have a material adverse effect on Sirius Group's business. Also, changes in the laws or regulations to which Sirius Group is subject could have a material adverse effect on its business. In addition, in most jurisdictions, government regulatory authorities have the power to interpret or amend applicable laws and regulations, and have discretion to grant, renew or revoke licenses and approvals

Sirius Group needs to conduct its activities. Such governmental and regulatory authorities may require Sirius Group to incur substantial costs in order to comply with such laws and regulations.

Risks associated with changes in U.S. health care legislation could negatively affect Sirius Group's accident and health business.

        Sirius Group derives revenues from, among other things, the provision of accident and health premiums in the U.S., that is, providing insurance to institutions that participate in the U.S. healthcare delivery infrastructure. Changes in U.S. healthcare legislation, specifically the Patient Protection and Affordable Care Act of 2010 (the "Healthcare Act") (and legislative reforms related thereto), have made significant changes to the regulation of health insurance including, but not limited to, the healthcare delivery system, the healthcare cost reimbursement structure in the U.S. and the rate of growth of health care costs in the U.S. and may negatively affect Sirius Group's accident and health business. In addition, Sirius Group may be subject to regulations, guidance or determinations emanating from the various regulatory authorities authorized under the Healthcare Act. It is difficult to predict the effect that the Healthcare Act, or any regulatory pronouncement made thereunder, will have on Sirius Group's results of operations or financial condition.

Sirius Group may be unable to adequately maintain its systems and safeguard the security of its data, which may adversely impact Sirius Group's ability to operate its business and cause reputational harm and financial loss.

        Because Sirius Group's business and operations rely on secure and efficient information technology systems, Sirius Group depends on its ability and the ability of certain third parties, including vendors and business partners, to access Sirius Group's computer systems to perform necessary functions such as providing quotes and product pricing, billing and processing premiums, administering claims, and reporting its financial results. The functioning of these systems may be impacted by any number of events, including power outages, natural and man-made catastrophes, and cyber-attacks. In the event Sirius Group is unable to access its systems, or any third-party system that it relies upon, Sirius Group's ability to operate its business effectively may be significantly impaired.

        Sirius Group's business also depends upon its ability to securely process, store, transmit and safeguard confidential and proprietary information that is in Sirius Group's possession. This information includes confidential information relating to Sirius Group's business, and personally identifiable information ("PII") and protected health information ("PHI") belonging to employees, customers, claimants and business partners. As Sirius Group's systems may be vulnerable to a variety of forms of unauthorized access that could result in a data breach, including hackers, computer viruses, and other cyber-attacks, as well as breaches that result from dishonest employees, errors by employees or lost or stolen computer devices, Sirius Group may not be able to protect the confidentiality of such information.

        Third parties present an additional risk of cyber-related events. Sirius Group outsources certain technological and business process functions to third-party providers. Sirius Group relies on these third parties to maintain and store PII and PHI and other confidential information on their systems. As needed, Sirius Group also transmits such information by e-mail and other electronic means. Sirius Group attempts to establish sufficient controls and secure capabilities to transmit such information and to prevent unauthorized disclosure, but these controls may not be sufficient. Furthermore, third-party providers may not have appropriate controls in place to protect such information.

        Sirius Group's computer systems have been and will continue to be the target of cyber-attacks, although Sirius Group is not aware that it has experienced a material cybersecurity breach. Sirius Group is also not aware of any third-party vendor having experienced a material cybersecurity breach that impacted Sirius Group's data. The risk of cyber-attack may increase, and Sirius Group may experience more significant attacks in the future. The risks identified above could expose Sirius Group to data breaches, disruptions of service, financial losses and significant increases in compliance costs and reputational harm to Sirius Group, any of which could affect its business and results of operations.

        In addition, a data breach that involves the compromise of PII or PHI could subject Sirius Group to legal liability or regulatory action under data protection and privacy laws and regulations enacted by federal, state and foreign governments, or other regulatory bodies. In particular, the European Union has passed the General Data Protection Regulation ("GDPR"), which came into force in May 2018. The GDPR includes more stringent operational requirements on entities that receive or process personal data (as compared to previous European Union law), along with significant penalties for non-compliance. As a result, Sirius Group's ability to conduct its business and Sirius Group's results of operations might be materially and adversely affected.

Operational risks, including human or systems failures, are inherent in Sirius Group's business.

        Operational risks and losses can result from many sources including fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements or information technology failures.

        Sirius Group's modeling, underwriting and information technology and application systems are critical to its business and reputation. Moreover, Sirius Group's technology and applications have been an important part of its underwriting process and ability to compete successfully. Such technology is and will continue to be a very important part of the underwriting process. Sirius Group has also licensed certain systems and data from third parties. Sirius Group cannot be certain that it will have access to these, or comparable service providers, or that Sirius Group's technology or applications will continue to operate as intended. In addition, Sirius Group cannot be certain that these service providers or consultants could be replaced without slowing Sirius Group's underwriting response time. A major defect or failure in Sirius Group's internal controls or information technology and application systems could result in management distraction, harm to Sirius Group's reputation, a loss or delay of revenues or increased expense.

Sirius Group depends on key personnel to manage the business effectively and they may be difficult to replace.

        Sirius Group's performance substantially depends on the efforts and abilities of its management team and other executive officers and key employees. Furthermore, much of Sirius Group's competitive advantage is based on the expertise, experience and know-how of its key management personnel. Sirius Group does not have fixed-term employment agreements with many of its key employees or key-man life insurance and the loss of one or more of these key employees could adversely affect Sirius Group's business, results of operations and financial condition. Sirius Group's success also depends on the ability to hire and retain additional personnel. Difficulty in hiring or retaining personnel could adversely affect Sirius Group's results of operations and financial condition.

Sirius Group faces unforeseen liabilities arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses.

        Sirius Group has engaged in acquisitions of businesses in the past, including the acquisitions of Armada and IMG in 2017, and may continue to do so in the future. Any future acquisitions may expose it to operational challenges and risks, including:

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  integrating financial and operational reporting systems;

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  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

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  obtaining management personnel required for expanded operations;

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  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

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  the assets and liabilities acquired by Sirius Group may be subject to foreign currency exchange rate fluctuation; and

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  financial exposures in the event that the sellers of the entities acquired are unable or unwilling to meet their indemnification, reinsurance and other obligations to Sirius Group.

        Sirius Group's ability to achieve the benefits anticipated from any business acquisition will depend in large part upon its ability to successfully integrate such businesses in an efficient and effective manner. Sirius Group may not be able to integrate such businesses successfully, or the process may take longer than expected. The integration of operations may require the dedication of significant management resources, which may distract management's attention from day-to-day business. If Sirius Group is unable to successfully integrate the operations of such acquired businesses, it may be unable to realize the full benefits it expects to achieve as a result of such acquisitions and Sirius Group's business and results of operations may be lower than expected.

Sirius Group may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Sirius Group's future capital requirements depend on many factors, including regulatory requirements, the ability to write new business successfully, the frequency and severity of catastrophic events, and the ability to establish premium rates and reserves at levels sufficient to cover losses. Sirius Group may need to raise additional funds through financings or curtail its growth and reduce its assets. Any equity or debt financing, if available at all, may be on unfavorable terms. Disruption in the financial markets may limit Sirius Group's ability to access capital required to operate its business and Sirius Group may be forced to delay raising capital or bear a higher cost of capital, which could decrease Sirius Group's profitability and significantly reduce its financial flexibility. In addition, if Sirius Group experiences a credit rating downgrade, withdrawal or negative watch/outlook in the future, it could incur higher borrowing costs and may have more limited means to access capital. If Sirius Group cannot obtain adequate capital on favorable terms or at all, its business, results of operations and financial condition could be adversely affected.

Sirius Group has incurred losses in the past and may incur losses in the future.

        Sirius Group had a comprehensive (loss) income of approximately $(78) million, $(34) million and $196 million for 2017, 2016 and 2015, respectively. Sirius Group expects to incur increased operating expenses related to its growth initiatives, including the purchase of two MGUs, and primary insurance platform to support its business. If revenue fails to grow at anticipated rates, or if operating costs rise without a commensurate increase in revenue, then the imbalance between revenue and operating expenses will negatively impact Sirius Group's liquidity as well as its ability to achieve profitability in upcoming quarters. Sirius Group's lack of recent profitability may indicate that it needs to re-evaluate its plan of operations or change its strategies in order to generate a profit. A lack of profitability could adversely affect the price of its common shares and liquidity.

Sirius Group's results of operations may fluctuate significantly from period to period and may not be indicative of its long-term prospects.

        Sirius Group's results of operations may fluctuate significantly from period to period. These fluctuations result from a variety of factors, including the seasonality of the insurance and reinsurance business, the volume and mix of reinsurance and insurance products that Sirius Group writes, loss experience on Sirius Group's insurance and reinsurance liabilities, the performance of Sirius Group's investment portfolio and its ability to assess and integrate its risk management strategy effectively. In particular, Sirius Group seeks to underwrite products and make investments to achieve long-term results. As a result, at any given time, Sirius Group's short-term results of operations may not be indicative of its long-term prospects.

Sirius Group is a holding company with no direct operations, and its insurance and reinsurance subsidiaries' ability to pay dividends and other distributions to Sirius Group is restricted by law.

        Sirius Group is a holding company and carries out its business through its insurance and reinsurance subsidiaries. Accordingly, Sirius Group is dependent upon receipt of funds from other members of Sirius Group to fulfil its obligations. Sirius Group's subsidiaries may not be able to generate cash flow sufficient to pay a dividend or distribute funds to Sirius Group. In addition, under the insurance laws of certain jurisdictions in which Sirius Group's insurance and reinsurance subsidiaries are domiciled, an insurer or reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by their relevant regulatory authorities.

        Sirius Group's top tier regulated insurance and reinsurance operating subsidiary, Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), has the ability to pay approximately $637 million of dividends to Sirius Group without prior approval of regulatory authorities during 2018, subject to meeting all appropriate liquidity and solvency requirements. Sirius Bermuda indirectly owns Sirius International Insurance Corporation, Sirius America Insurance Company and Sirius Group's other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions.

        As of September 30, 2018, Sirius Group and its intermediate holding companies had $36 million of net unrestricted cash, short-term investments and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries. Management believes that Sirius Group's cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level. However, if Sirius Group's insurance and reinsurance subsidiaries cannot pay dividends in future periods, it may have difficulty servicing its debt and meeting its holding company expenses. Dividend payments and other distributions from Sirius Group's subsidiaries also may be subject to withholding taxes, which would reduce the amount available to service Sirius Group's debt.

The current state of the global economy and capital markets increases the possibility of adverse effects on Sirius Group's financial position and results of operations. Economic downturns could impair Sirius Group's investment portfolio and affect the primary insurance market, which could, in turn, harm Sirius Group's results of operations and reduce the volume of new business.

        Global capital markets in the U.S. and Europe, as well as other leading markets, continue to experience volatility. Although conditions may be improving, the longer this economic situation persists, the greater the probability that these risks could have an adverse effect on Sirius Group's financial results. This may be evidenced in several ways including, but not limited to, a potential reduction in Sirius Group's premium income, financial losses in Sirius Group's investment portfolio and decreases in revenue and net income.

        Unfavorable economic conditions also could increase Sirius Group's funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit to Sirius Group. These events could prevent Sirius Group from increasing its underwriting activities and negatively impact Sirius Group's results of operations. In addition, Sirius Group's cedents and other counterparties may be affected by such developments in the financial markets, which could adversely affect their ability to meet their obligations to Sirius Group.

Risks Related to Tax Matters

Sirius Group has significant deferred tax assets, which may become devalued if either Sirius Group does not generate sufficient future taxable income or applicable corporate tax rates are reduced.

        Sirius Group's total net deferred tax liability as of December 31, 2017 was $38 million. Of that amount, $18 million relates to net deferred tax assets in the U.S. subsidiaries, $190 million relates to net deferred tax assets in Luxembourg subsidiaries, $11 million relates to net deferred tax assets in the United Kingdom subsidiaries, $257 million relates to net deferred tax liabilities in Sweden subsidiaries. Net deferred tax assets and liabilities reflect carryforward tax attributes and temporary differences between the book basis and tax basis of various assets and liabilities. Utilization of most deferred tax assets is dependent on generating sufficient future taxable income in the appropriate jurisdiction and/or entity. If it is determined that it is more likely than not that sufficient future taxable income will not be generated, Sirius Group would be required to increase applicable valuation allowance(s). Most of Sirius Group's deferred tax assets are determined by reference to applicable corporate income tax rates, in particular in the U.S., Luxembourg and Sweden. Accordingly, in the event of new legislation that reduces any such corporate income tax rates, the carrying value of certain of Sirius Group's deferred tax assets would decrease. A material devaluation in Sirius Group's deferred tax assets due to either insufficient taxable income or lower corporate income tax rates would have an adverse effect on Sirius Group's results of operations and financial condition.

Two of Sirius Group's Swedish non-insurance subsidiaries are involved in tax disputes.

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of Sirius Group's Swedish subsidiaries in certain tax years for interest they paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden's Administrative Court, which Sirius Group plans to appeal. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. Sirius Group also has taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIG International in 2016. Pursuant to such agreement, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (i) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (ii) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits, the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

Sirius Group may be treated as a PFIC, in which case a U.S. holder of Sirius Group common shares would be subject to disadvantageous rules under U.S. federal income tax laws.

        If Sirius Group is considered a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, a U.S. shareholder will be subject to adverse tax consequences, including subjecting the U.S. shareholder to a greater tax liability than might otherwise apply and subjecting the U.S. shareholder to tax on amounts in advance of when tax would otherwise be imposed, in which case its investment in Sirius Group could be materially adversely affected. In addition, if Sirius Group were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares that might otherwise be available under U.S. federal income tax laws. A U.S. shareholder may avoid some of the adverse tax consequences of owning an equity interest in a PFIC by making a qualified electing fund election. If Sirius Group is a PFIC, an electing U.S. shareholder is likely to recognize income in a taxable year in amounts significantly greater than the distributions received from Sirius Group, if any, in such taxable year.

        Sirius Group will be treated as a PFIC for U.S. federal income tax purposes in any taxable year for which either (i) at least 75% of Sirius Group's gross income consists of certain types of "passive income" or (ii) at least 50% of the average value of Sirius Group's assets produce, or are held for the production of, "passive income." Unless an exception applies, "passive income" includes dividends, interest, rents and royalties. For these purposes, if Sirius Group owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, for purposes of determining whether Sirius Group is a PFIC, Sirius Group is treated as if it held the proportionate share of the assets of such other corporation, and as if it received directly the proportionate share of the income of such other corporation. Under a specific exception, as amended by the 2017 tax reform known as the Tax Cuts and Jobs Act (Pub. L. 115-97) ("2017 Tax Cuts and Jobs Act"), passive income does not include income derived in the active conduct of an insurance business by a qualifying insurance corporation. Whether an insurance company is a qualifying insurance corporation is determined based on an assets to liability test. The test requires the insurance company to have applicable insurance liabilities in excess of 25% of its total assets as reported on the company's financial statements.

        Based on Sirius Group's assets, income and activities, including those of its subsidiaries engaged in the active conduct of an insurance business, Sirius Group does not expect that it will be treated as a PFIC in 2018; however, this conclusion is not free from doubt and the IRS could take the position that Sirius Group is a PFIC. While Sirius Group expects its insurance subsidiaries will qualify for the active insurance income exception for qualified insurance corporations, absent regulations and other detailed guidance relating to the interpretations of the 2017 Tax Cuts and Jobs Act, there can be no assurance that Sirius Group's insurance subsidiaries will meet the requirements for this exception. Moreover, PFIC classification is a factual determination made annually, and even if Sirius Group is not a PFIC in 2018, it could become a PFIC in later years. Accordingly, Sirius Group cannot assure you that it will not be treated as a PFIC for 2018 or for any future year.

Sirius Group may become subject to increased taxation in Bermuda and other countries as a result of the OECD's plan on "base erosion and profit shifting".

        The Organisation for Economic Cooperation and Development ("OECD"), with the support of the Group of Twenty ("G20"), initiated the "base erosion and profit shifting" ("BEPS") project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinational enterprises may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued "final reports" in connection with the BEPS project. The final reports were approved for adoption by the G20 finance ministers in November 2015 and provide the basis for international standards for corporate taxation, which are designed to prevent, among other things, treaty-shopping, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). Action 6 (treaty abuse) led to the development of a global multilateral instrument to incorporate and facilitate changes to tax treaties, which was signed on June 7, 2017.

        Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions, including country-by-country reporting. As a result, Sirius Group's earnings may be subject to income tax, or intercompany payments may be subject to withholding tax, in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed. The applicable tax authorities could also attempt to apply such taxes to past earnings and payments. Any such additional taxes could materially increase Sirius Group's effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect Sirius Group's financial position and results of operations.

Sirius Group may become subject to income tax (or an increased amount of income tax) in one or more countries, including the U.S., which could materially reduce Sirius Group's after-tax returns and the value of Sirius Group common shares.

        Due to their business operating models, a portion of the income of two of Sirius Group's foreign insurance companies is treated as effectively connected with a U.S. trade or business, and Sirius Group complies with the applicable U.S. income tax filing and payment requirements accordingly. Other than these deemed U.S. businesses, Sirius Group (including its foreign subsidiaries) currently intends to conduct substantially all of its businesses and operations in a manner such that it will not otherwise be engaged in a trade or business in the U.S. and will not be subject to more U.S. income tax than it currently incurs. However, the matter is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the U.S. for U.S. federal income tax purposes. Accordingly, Sirius Group cannot assure you that the IRS will not contend, perhaps successfully, that a foreign entity in Sirius Group is engaged in a trade or business in the U.S. or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

        Sirius Group could become subject to income tax in one or more countries, including the U.S., as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce Sirius Group's post-tax returns available for distributions on, and consequently the value of, Sirius Group common shares.

The impact of Bermuda's letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect Sirius Group's tax status in Bermuda.

        The OECD has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. According to the OECD, Bermuda is a jurisdiction that has substantially implemented the internationally agreed tax standard and as such is listed on the OECD 'white list'. However, Sirius Group is unable to predict whether any changes will be made to this classification or whether any such changes will subject Sirius Group or its Bermuda operations to additional taxes.

An "ownership change" could limit Sirius Group's ability to utilize tax loss and credit carryforwards in the U.S. to offset future taxable income.

        As of December 31, 2017, Sirius Group had a deferred tax asset (net of valuation allowance) in the U.S. of approximately $49 million representing tax attributes including net operating loss carryforwards and tax credit carryforwards. Sirius Group's ability to use the tax attributes underlying such deferred tax asset to offset future taxable income may be significantly limited if Sirius Group experiences an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as

amended (the "Code"). In general, an ownership change will occur when the percentage of ownership (by value) of one or more "5-percent shareholders" (as defined in the Code) in Sirius Group common shares has increased by more than 50% over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis). An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax loss and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (subject to certain adjustments). The limitation on Sirius Group's ability to utilize tax loss and credit carryforwards arising from an ownership change under Section 382 would depend on the value of Sirius Group's equity at the time of any ownership change. If Sirius Group were to experience an "ownership change", it is possible that a significant portion of Sirius Group's tax loss and credit carryforwards could expire before Sirius Group would be able to use them to offset future taxable income.

The ongoing effects of the 2017 Tax Cuts and Jobs Act and BEAT could make Sirius Group's results difficult to predict.

        Sirius Group's effective tax rate may fluctuate in the future as a result of the 2017 Tax Cuts and Jobs Act, which included significant enacted changes in U.S. income tax law that had a meaningful impact on Sirius Group's provision for income taxes and requires significant judgments and estimates in the interpretation and calculations. Sirius Group made reasonable estimates of the effects and recorded provisional amounts in its financial statements for the year ended December 31, 2017. However, Sirius Group cannot assure that the IRS will apply the new tax law in a way similar to Sirius Group's interpretation.

        The enacted tax legislation included, among other new provisions, a reduction in the corporate tax rate, new limitations on the deductibility of net interest, and the Base Erosion and Anti-Abuse Minimum Tax ("BEAT"). Subject to any regulations issued by the U.S. Department of the Treasury, the BEAT levies a significant tax on cross border payments to related group companies. This tax will subject intragroup reinsurance arrangements to a base erosion tax on premiums ceded. While Sirius Group intends to operate in a manner that limits its exposure to BEAT, at this time, absent regulations and other detailed guidance, uncertainty about the financial impact on Sirius Group of this new tax remains and Sirius Group cannot reassure you it will not be subject to material amounts of BEAT in the future. Accordingly, BEAT could materially impact Sirius Group's provision for taxes in the future.

Sirius Group may be subject to tax withholding under FATCA, which may reduce investment returns and distributions to shareholders.

        The Hiring Incentives to Restore Employment Act provides that a 30% withholding tax will be imposed on certain payments of U.S. source income and certain payments of proceeds from the sale of property that could give rise to U.S. source interest or dividends unless Sirius Group and the applicable foreign subsidiaries enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, an interest in Sirius Group as well as certain other information relating to any such interest (these rules are commonly known as the Foreign Account Tax Compliance Act, or "FATCA"). The IRS has released regulations and other guidance that provide for the phased implementation of the foregoing withholding and reporting requirements. On December 19, 2013, the U.S. Department of the Treasury signed a Model 2 non-reciprocal intergovernmental agreement (the "Model 2 IGA") with Bermuda. The Model 2 IGA modifies the foregoing requirements but generally requires similar information to be disclosed to the IRS. Although Sirius Group will attempt to satisfy any obligations imposed on it to avoid the imposition of this withholding tax, no assurance can be given that it will be able to satisfy these obligations. If Sirius Group or its subsidiaries become subject to a withholding tax as a result of FATCA, the return of all shareholders may be materially adversely affected.

U.S. tax-exempt organizations who own Sirius Group common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if Sirius Group is a "controlled foreign corporation" (which we also refer to as a "CFC") as discussed below, and the organization is a 10% U.S. Shareholder, or if the related person insurance income ("RPII") inclusion rules above apply. U.S. tax-exempt organizations should consult their own tax advisors regarding the risk of recognizing unrelated business taxable income as a result of the ownership of Sirius Group common shares. A "10% U.S. Shareholder" is a U.S. person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of Sirius Group's voting shares, or at least 10% of the total value of shares of all classes of stock of such foreign corporation.

Changes in U.S. federal income tax law and other jurisdictions could materially adversely affect an investment in Sirius Group common shares.

        The U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the U.S. or whether a company is a CFC or PFIC or has RPII are subject to change, possibly on a retroactive basis. Treasury regulations were issued in proposed form regarding the application of the PFIC rules to an insurance company. Additionally, the 2017 Tax Cuts and Jobs Act changed in material ways the tests for whether a foreign insurance company is a PFIC, and no regulations have yet been issued with respect to these new rules. Additionally, the Treasury regulations regarding RPII are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. It is not possible to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis. Due to the absence of specific authority with respect to these issues, the amount, timing and character of income, gain or loss recognized with respect to a U.S. shareholder could be significantly different from that described herein. Additionally, changes in tax law in non-U.S. jurisdictions may also adversely affect Sirius Group's tax treatment and that of its subsidiaries. You are urged to consult your own tax advisor regarding the tax consequences of owning Sirius Group shares in your particular circumstances.

Reduced U.S. federal income tax rates for qualified dividend income may not be available in the future.

        As long as Sirius Group common shares are readily tradable on an established securities market in the U.S. and it is not a PFIC, then under current U.S. law, dividends paid on Sirius Group common shares to U.S. individual shareholders should qualify as "qualified dividend income" and be eligible for reduced U.S. federal income tax rates. The U.S. Congress has, in the past, considered legislation that would exclude shareholders of foreign corporations from this preferential U.S. federal income tax treatment unless either (i) the corporation is organized or created under the laws of a country that has entered into a "comprehensive income tax treaty" with the U.S. or (ii) the stock of such corporation is readily tradable on an established securities market in the U.S. and the corporation is organized or created under the laws of a country that has a "comprehensive income tax system" that the U.S. Secretary of the Treasury determines is satisfactory for this purpose. Sirius Group would likely not satisfy either of these tests and, accordingly, if this or similar legislation were to become law, individual U.S. shareholders would no longer qualify for reduced U.S. federal income tax rates on dividends paid by it.

Sirius Group may be treated as a CFC and might be subject to the rules for related person insurance income, and in either case this may subject a U.S. holder of Sirius Group common shares to disadvantageous rules under U.S. federal income tax laws.

        A CFC for U.S. federal income tax purposes is any foreign corporation if, on any day of the taxable year, 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% (25% in the case of certain insurance companies) of the total combined voting power of all classes of that corporation's voting shares, or more than 50% (25% in the case of certain insurance companies) of the total value of all the corporation's shares. If Sirius Group is a CFC, each 10% U.S. Shareholder must annually include in its income its pro rata share of Sirius Group's "subpart F income," and its "global intangible low-taxed income" even if no distributions are made.

        If, with respect to any of Sirius Group's non-U.S. insurance subsidiaries, (i) 20% or more of the gross income in any taxable year is attributable to insurance or reinsurance policies of which the direct or indirect insureds are direct or indirect U.S. shareholders of Sirius Group (regardless of the number of shares owned by those shareholders) or persons related to such U.S. shareholders and (ii) direct or indirect insureds, whether or not U.S. persons, and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of Sirius Group's shares, any U.S. person who owns any shares directly or indirectly on the last day of the taxable year would most likely be required to include its allocable share of the RPII of the applicable subsidiary for the taxable year in its income, even if no distributions are made. Sirius Group believes it is not likely that these conditions will be satisfied. However, Sirius Group cannot assure you that this will be the case. Consequently, Sirius Group cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

Sirius Group may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on its results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given Sirius Group and each of its Bermuda incorporated subsidiaries an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to any such entity or any of its operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property owned or leased by it in Bermuda. Given the limited duration of the Bermuda Minister of Finance's assurance, there can be no assurance that Sirius Group will not be subject to any Bermuda tax after March 31, 2035.

U.S. Treasury Regulations may limit Sirius Group's ability to make acquisitions of U.S.-domiciled companies using corporate stock.

        On April 4, 2016 and July 12, 2018, the IRS and the Treasury Department issued final and temporary regulations on corporate inversions. Among other provisions, the regulations provide for a "cash box rule" that in general reduces a foreign corporation's value by the percentage of passive assets it holds for the purpose of applying the inversion ownership test. Failure of such test could result in the acquiring corporation being taxed as a U.S. corporation. As a result of these regulations, the size of any U.S. company that Sirius Group could acquire for stock may need to be dramatically reduced to avoid severe adverse tax consequences. Sirius Group would need to monitor its passive assets to avoid such adverse tax consequences.

Risks Related to Sirius Group Common Shares

There can be no assurance that Sirius Group will be able to comply with the continued listing standards of Nasdaq.

        Sirius Group is required to demonstrate compliance with Nasdaq's continued listing requirements in order to continue to list its common shares on Nasdaq. If Nasdaq delists Sirius Group common shares from trading on its exchange for failure to meet the continued listing requirements, Sirius Group and its shareholders could face significant material adverse consequences including:

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  a limited availability of market quotations for Sirius Group securities;

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  a determination that Sirius Group common shares are a "penny stock," which will require brokers trading in Sirius Group common shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Sirius Group common shares;

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  a limited amount of analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." If Nasdaq delists Sirius Group common shares, the common shares would not be covered securities and Sirius Group would be subject to regulation in each state in which it offers its securities.

There is no established trading market for the Private Placement Preference Shares or Private Placement Warrants.

        There is currently no public market for the Private Placement Preference Shares or the Private Placement Warrants, and Sirius Group does not intend to list the Private Placement Shares or the Private Placement Warrants on any securities exchange. Without an active trading market, you may not be able to resell the Private Placement Preference Shares or the Private Placement Warrants at their fair market value or at all. Consequently, you may not be able to liquidate your investment readily and you may bear the economic risk of an investment in the Private Placement Preference Shares and the Private Placement Warrants until conversion, redemption or exercise.

Sirius Group has limited experience complying with the reporting and other requirements of a publicly traded company. Fulfilling Sirius Group's obligations incident to being a public company, including with respect to the requirements of the Sarbanes-Oxley Act of 2002, will be expensive and time consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on Sirius Group's future results of operations and share price.

        Prior to the completion of the Merger in November 2018, Sirius Group had operated as a private company, and prior to April 2016 as a subsidiary of a public company, and had not been subject to the same financial and other reporting and corporate governance requirements as a public company. As a result of the completion of the Merger, as a public company, Sirius Group is or will be required, among other things, to:

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  prepare and file periodic reports in compliance with the federal securities laws;

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  define and expand the roles and the duties of its board of directors and its committees;

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  institute more comprehensive compliance, investor relations and internal audit functions; and

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  evaluate and maintain its system of internal control over financial reporting, and report on management's assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

        The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight, which will increase Sirius Group's operating costs and could divert attention away from the day-to-day management of the business. These changes will also place significant additional demands on Sirius Group's finance and accounting staff, as they adjust to working for a newly public company, and on Sirius Group's financial accounting and information systems. Other expenses associated with being a public company include, but are not limited to, increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees.

        In particular, the Sarbanes-Oxley Act of 2002 requires Sirius Group to document and test the effectiveness of its internal control over financial reporting in accordance with an established internal control framework, and to report on management's conclusions as to the effectiveness of its internal controls. Likewise, Sirius Group's independent registered public accounting firm will be required to provide an attestation report on the effectiveness of Sirius Group's internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, starting with the filing of Sirius Group's annual report on Form 10-K for the year ended December 31, 2019. In addition, Sirius Group is required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Sirius Group's operating results or cause it to fail to meet its reporting obligations. If management is unable to conclude that Sirius Group has effective internal control over financial reporting, investors could lose confidence in the reliability of its financial statements. This could result in a decrease in the value of Sirius Group common shares. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject Sirius Group to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities.

A significant percentage of the outstanding Sirius Group common shares are held by a single shareholder, which could impact your liquidity, and future sales of Sirius Group common shares by this shareholder may lower the trading price of Sirius Group common shares.

        CM Bermuda Ltd. ("CM Bermuda"), a direct wholly-owned subsidiary of CMIG International, currently owns approximately 96.0% of the outstanding Sirius Group common shares. Continuation of this concentrated ownership would result in a limited amount of shares being available to be traded in the market, resulting in reduced liquidity.

        The shares held by CM Bermuda are restricted securities within the meaning of Rule 144 under the Securities Act and are eligible for resale in the public market without registration subject to volume, manner of sale and holding period limitations under Rule 144 under the Securities Act. Further, pursuant to the Registration Rights Agreement, dated as of November 5, 2018, between the Company, CM Bermuda and Easterly Acquisition Sponsor, LLC, all of the common shares owned by CM Bermuda are eligible to be registered under the Securities Act, subject to certain limitations set forth in the registration rights agreement, and may be offered and sold to the public from time to time after the effectiveness of the related registration statement. Sirius Group has also granted registration rights to certain purchasers of the Private Placement Common Shares and Private Placement Preference Shares. Upon effectiveness of such registration statements, these parties may sell large amounts of Sirius Group common shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Sirius Group common share price or putting significant downward pressure on the price of Sirius Group common shares.

        Sales of substantial amounts of Sirius Group common shares in the public market, or the perception that such sales will occur, could adversely affect the market price of Sirius Group common shares and make it difficult for it to raise funds through securities offerings in the future.

Sirius Group's shareholders will be subject to significant dilution upon the occurrence of certain events, which could result in a decrease in the Sirius Group common share price.

        In connection with the Merger, Sirius Group issued Private Placement Warrants to the purchasers of the Private Placement Preference Shares that may be exercised for an aggregate of 5.4 million common shares at an exercise price of $21.53 per share, and converted warrants to the former Easterly stockholders that may be exercised for an aggregate of 6.1 million common shares at an exercise price of $18.89 per share. In addition, Sirius Group has 14.1 million common shares reserved or designated for future issuance pursuant to the Sirius Group Long Term Incentive Plan and 2018 Omnibus Incentive Plan.

        Sales of substantial amounts of Sirius Group common shares into the public markets by the holders of these warrants and equity grants following their exercise or vesting will be dilutive to Sirius Group's existing shareholders and could result in a decrease in the Sirius Group common share price.

Future issuances of any equity securities may dilute the interests of Sirius Group's shareholders and decrease the trading price of Sirius Group common shares.

        Any future issuance of equity securities could dilute the interests of Sirius Group's shareholders and could substantially decrease the trading price of Sirius Group common shares. Sirius Group may issue equity or equity-linked securities in the future for a number of reasons, including to finance Sirius Group's operations and business strategy (including in connection with acquisitions and other transactions), to adjust Sirius Group's ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

The trading price of Sirius Group's securities is volatile and subject to wide fluctuations in response to various factors, some of which are beyond Sirius Group's control.

        The trading price of Sirius Group's securities is volatile and subject to wide fluctuations in response to various factors, some of which are beyond Sirius Group's control. Any of the factors listed below could have a material adverse effect on your investment in Sirius Group's securities and Sirius Group's securities may trade at prices significantly below the price paid for such securities. In such circumstances, the trading price of Sirius Group's securities may not recover and may experience a further decline.

        Factors affecting the trading price of Sirius Group's securities may include:

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  actual or anticipated fluctuations in Sirius Group's periodic financial results or the financial results of companies perceived to be similar to Sirius Group;

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  changes in the market's expectations about Sirius Group's operating results;

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  Sirius Group's operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning Sirius Group or its industry in general;

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  operating and stock price performance of other companies that investors deem comparable to Sirius Group;

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  changes in laws and regulations affecting Sirius Group's business;

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  Sirius Group's ability to meet compliance requirements;

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  commencement of litigation involving Sirius Group;

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  changes in Sirius Group's capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of Sirius Group common shares available for public sale;

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  any major change in Sirius Group's board of directors or management;

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  sales of substantial amounts of common shares by Sirius Group's directors, executive officers or significant shareholders or the perception that such sales could occur; and

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  general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism or other catastrophes.

        Broad market and industry factors may materially harm the market price of Sirius Group's securities irrespective of its operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Sirius Group's securities, may not be predictable. A loss of investor confidence in the market for insurance securities or the stocks of other companies which investors perceive to be similar to Sirius Group could depress Sirius Group's share price regardless of Sirius Group's business, prospects, financial conditions or results of operations. A decline in the market price of Sirius Group's securities also could adversely affect Sirius Group's ability to issue additional securities and its ability to obtain additional financing in the future.

Sirius Group's controlling shareholder, CM Bermuda, has significant influence over Sirius Group, which could limit your ability to influence the outcome of key transactions, including a change of control. CM Bermuda's interests may not be aligned with your interests on any matter requiring shareholder approval, and actions taken by CMIG International, CM Bermuda's controlling shareholder, could be adverse to Sirius Group and its other shareholders.

        As of the date of this prospectus, CM Bermuda beneficially owns, and is entitled to vote, approximately 87% of the voting power of Sirius Group's issued and outstanding equity securities. As a result, subject to the terms of the Shareholders Agreement dated November 5, 2018, CM Bermuda has the ability to elect all the members of Sirius Group's board of directors and thereby controls its business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common shares or other equity securities, the repurchase or redemption of common shares and the payment of dividends. In addition, CM Bermuda is able to determine the outcome of all matters requiring shareholder approval and, subject to the terms of the Shareholders Agreement, may cause or prevent a change of control of Sirius Group and could preclude any unsolicited acquisition of Sirius Group. CM Bermuda's interests may not be aligned with your interests on any matter requiring shareholder approval. In addition, the concentration of ownership could deprive you of an opportunity to receive a premium for your common shares as part of a sale of Sirius Group, and may ultimately affect the market price of Sirius Group common shares.

        Under Bermuda law, CM Bermuda may be able to acquire compulsorily the common shares of minority holders by a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of Sirius Group and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement. As of the date of this prospectus, CM Bermuda owns in excess of 75% of Sirius Group's common shares and, therefore, CM Bermuda could choose to implement a scheme of arrangement.

        In addition, in connection with CMIG International's acquisition of Sirius Group, CMIG International initially recognized most of the acquired assets and liabilities at fair value for its own reporting but chose not to elect "push down" accounting for Sirius Group. The application of "push down accounting" by CMIG International would be material to the financial statements of Sirius Group.

As a "controlled company" within the meaning of Nasdaq rules, Sirius Group qualifies for exemptions from certain corporate governance requirements. Sirius Group has the opportunity to elect any of the exemptions afforded a controlled company, but has not made any such election as of the date of this prospectus.

        Because CM Bermuda controls more than a majority of the total voting power of Sirius Group common shares, Sirius Group is a "controlled company" within the meaning of Nasdaq rules. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain stock exchange rules regarding corporate governance, including:

  •
  the requirement that a majority of its board of directors consist of independent directors;

  •
  the requirement that its director nominees be selected or recommended for the board's selection by a majority of the board's independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

  •
  the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        Sirius Group does not currently rely on any of these exemptions, but there is no assurance that it will not rely on these exemptions in the future. If Sirius Group were to utilize some or all of these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq rules regarding corporate governance, and the trading price of Sirius Group common shares may be materially adversely affected.

As a "foreign private issuer" under the rules and regulations of the SEC, Sirius Group is permitted to file less or different information with the SEC than a company incorporated in the U.S. or otherwise subject to these rules, and to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Sirius Group has the opportunity to elect any of these exemptions afforded a foreign private issuer, but has not made any such election as of the date of this prospectus.

        Sirius Group is considered a "foreign private issuer" under the rules and regulations of the SEC. Accordingly, Sirius Group is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. In addition, Sirius Group is not required to comply with other regulations applicable to U.S. companies, including Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. Furthermore, as a "foreign private issuer" whose common shares are listed on Nasdaq, Sirius Group is permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements.

        Sirius Group does not currently rely on the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq, but there is no assurance that it will not rely on these exemptions in the future. If Sirius Group were to utilize some or all of these exemptions, you may not be provided with the same disclosures or have the same protections afforded to shareholders of companies that are subject to all of the SEC's disclosure requirements and Nasdaq rules regarding corporate governance, and the trading price of Sirius Group common shares may be materially adversely affected.

Sirius Group relies principally on dividends and other distributions on equity paid by Sirius Group's operating subsidiaries and limitations on their ability to pay dividends to Sirius Group could adversely impact shareholders' ability to receive dividends on Sirius Group common shares.

        Dividends and other distributions on equity paid by Sirius Group's operating subsidiaries are Sirius Group's principal source for cash in order for Sirius Group to be able to pay any dividends and other cash distributions to its shareholders. If Sirius Group's operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to Sirius Group.

You will have limited ability to bring an action against Sirius Group or against Sirius Group's directors and officers, or to enforce a judgment against Sirius Group or them, because Sirius Group is incorporated in Bermuda and because certain of Sirius Group's directors and officers reside outside the U.S.

        Sirius Group is incorporated in Bermuda and conducts much of its operations outside the U.S. Certain of Sirius Group's officers and directors reside outside the U.S. and a substantial portion of the assets of those persons are located outside of the U.S. As a result, it could be difficult or impossible for you to bring an action against Sirius Group or against these individuals in Bermuda in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Bermuda could render you unable to enforce a judgment against Sirius Group's assets or the assets of Sirius Group's directors and officers.

        In addition, class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws, including any breach of fiduciary duty claims in cases where the actions from which such claims arise have not been ratified by a majority of the shareholders.

        As a result of the above, Sirius Group shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

If securities or industry analysts do not publish or cease publishing research or reports about Sirius Group, its business or its industry, or if they change their recommendations regarding Sirius Group common shares adversely, the price and trading volume of the common shares could decline.

        The trading market for Sirius Group common shares is influenced by the research and reports that industry or securities analysts may publish about Sirius Group, its business, its industry or its competitors. Securities and industry analysts are not required to publish research on Sirius Group. If any of the analysts who may cover Sirius Group change their recommendation regarding Sirius Group common shares adversely, or provide more favorable relative recommendations about Sirius Group's competitors, the price of Sirius Group common shares would likely decline. If any analyst who may cover Sirius Group were to cease coverage of Sirius Group or fail to regularly publish reports on it, Sirius Group could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

USE OF PROCEEDS

        All of the securities offered and sold by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from these sales, but we could receive up to an aggregate of approximately $117 million in proceeds upon any exercise of the Private Placement Warrants, and any such proceeds will be used for general corporate purposes, including making loans or contributing cash to other affiliates for working capital, organic growth and future potential acquisitions.

        The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the securities covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

        The selling shareholders will determine at what price they may sell the securities covered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

 PRINCIPAL AND SELLING SHAREHOLDERS

        This prospectus relates to the possible resale, from time to time, by the selling shareholders named in this prospectus or in supplements to this prospectus, of the following securities:

  •
  up to 1,225,954 common shares that are issued and outstanding (the "Private Placement Common Shares");

  •
  up to 11,901,670 Series B preference shares that are issued and outstanding, which are convertible into common shares (the "Private Placement Preference Shares");

  •
  up to 5,418,434 warrants to purchase common shares that are issued and outstanding (the "Private Placement Warrants");

  •
  up to 11,901,670 common shares that are issuable upon the conversion of the Private Placement Preference Shares; and

  •
  up to 5,418,434 common shares that are issuable upon exercise of the Private Placement Warrants.

        The Private Placement Common Shares, the Private Placement Preference Shares and the Private Placement Warrants were issued to the selling shareholders in connection with a previously disclosed private placement that we completed on November 5, 2018. In connection with the closing of the private placement, Sirius Group, CM Bermuda and the purchasers of the Private Placement Preference Shares entered into a Shareholders Agreement dated November 5, 2018, which governs certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters. Sirius Group also granted to certain purchasers of the Private Placement Common Shares and the Private Placement Preference Shares customary registration rights, and the registration statement of which this prospectus forms a part was filed in connection therewith.

        The selling shareholders are not required to offer any of the securities covered by this prospectus for resale. Since the selling shareholders may sell all, some or none of their securities, we cannot estimate the aggregate number of securities that the selling shareholders will offer pursuant to this prospectus or that the selling shareholders will own upon completion of the offering to which this prospectus relates. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act, after the date of this prospectus.

        The following table presents certain information with respect to the beneficial ownership of our common shares as of November 30, 2018 by:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors, as a group;

  •
  each person known to us to be the beneficial owner of more than 5% of our common shares; and

  •
  each selling shareholder.

        When we refer to the "selling shareholders" in this prospectus, we mean the persons listed or referred to in the table below as selling shareholders, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling shareholders' interest in the securities other than through a public sale. Information about additional selling shareholders may be set forth in a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part.

				Maximum Number of Series B Preference Shares Offered by This Prospectus
			Maximum Number of Common Shares Offered by This Prospectus		Maximum Number of Warrants Offered by This Prospectus
	Common Shares Beneficially Owned Prior to the Offering(1)					Common Shares Beneficially Owned After the Offering(1)
Beneficial Owner	Number	Percentage(2)				Number	Percentage(2)
Named Executive Officers and Directors
Allan L. Waters	500,000	*	500,000	—	—	—	—
Kernan (Kip) V. Oberting	1,000	*	—	—	—	1,000	*
Monica Cramér Manhem	1,000	*	1,000	—	—	—	—
Jeffrey W. Davis	41,000	*	40,000	—	—	1,000	*
Gene Boxer	1,000	*	—	—	—	1,000	*
Laurence Liao	—	—	—	—	—	—	—
Robert L. Friedman	28,000	*	28,000	—	—	—	—
Meyer (Sandy) Frucher	—	—	—	—	—	—	—
Alain M. Karaoglan	—	—	—	—	—	—	—
Rachelle C. Keller	—	—	—	—	—	—	—
James (Jim) B. Rogers, Jr.	—	—	—	—	—	—	—
All executive officers and directors as a group (11 individuals)	572,000	*	—	—	—	3,000	*
5% Owners
CM Bermuda Ltd.(3)	110,480,720	96.0%	—	—	—	110,480,720	96.0%
Selling Shareholders
CCOF Master, L.P.(4)	5,283,117	4.4%	5,283,117	3,483,416	1,625,531	—	—
GPC Partners Investments (Canis) LP(5)	5,108,945	4.2%	5,108,945	3,483,415	1,625,530	—	—
Centerbridge Credit Partners Master, L.P.(6)	3,921,627	3.3%	3,921,627	2,673,870	1,247,757	—	—
Centerbridge Special Credit Partners III, L.P.(6)	1,187,319	1.0%	1,187,319	809,546	377,773	—	—
Bain Capital Special Situations Asia, L.P.(7)	2,283,550	1.9%	2,283,550	1,451,423	541,843	—	—
Other investors who acquired shares pursuant to the private placement, represented as a group(8)	776,800	*	761,500	—	—	15,300	*

*
Represents less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which is the power to vote or direct the voting of such security, or investment power, which is the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired (including the Private Placement Preference Shares and Private Placement Warrants) are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage.

(2)
Based on 115,125,126 common shares outstanding as of November 30, 2018.

(3)
CM Bermuda Ltd. ("CM Bermuda") is a direct wholly-owned subsidiary of CMIG International Holding Pte. Ltd., ("CMIG International"). The board of directors of CMIG International, which is comprised of seven members exercises voting and dispositive control over the common shares held by CM Bermuda. The business address of CM Bermuda is Cannon's Court, 22 Victoria Street, Hamilton, HM12, Bermuda and the business address of CMIG International is 8 Marina Boulevard #13-01, Marina Bay Financial Centre, Tower 1, Singapore 018981.

(4)
Reflects 174,170 common shares issued and outstanding, 3,483,416 common shares issuable upon conversion of Series B preference shares and 1,625,531 common shares issuable upon exercise of warrants. CCOF Master, L.P. is an investment vehicle of The Carlyle Group, whose principal business address is 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004.

(5)
Reflects 3,483,415 common shares issuable upon conversion of Series B preference shares and 1,625,530 common shares issuable upon exercise of warrants. GPC Partners Investments (Canis) LP and all of its investors (Gallatin Point Capital Partners LP, Gallatin Point Capital Parallel-A LP, GPC-BR (Canis) LP and GPC-INS LP) are investment vehicles of Gallatin Point Capital, LLC, whose principal business address is 660 Steamboat Road, Greenwich, CT 06830.

(6)
Reflects (i) 2,673,870 common shares issuable upon conversion of Series B preference shares and 1,247,757 common shares issuable upon exercise of warrants, in each case held by Centerbridge Credit Partners Master, L.P. and (ii) 809,546 common shares issuable upon conversion of Series B preference shares and 377,773 common shares issuable upon exercise of warrants, in each case held by Centerbridge Special Credit Partners III, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Cayman GP Ltd. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Credit GP Investors, L.L.C. is the director of Centerbridge Credit Cayman GP Ltd. Centerbridge Special Credit Partners General Partner III, L.P. is the general partner of Centerbridge Special Credit Partners III, L.P. CSCP III Cayman GP Ltd. is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. Messrs. Jeffrey H. Aronson and Mark T. Gallogly are the managing members of Centerbridge Credit GP Investors, L.L.C. and the directors of CSCP III Cayman GP Ltd., respectively. The business address of each of the foregoing persons is 375 Park Avenue, 11th Floor, New York, NY 10152.

(7)
Reflects 290,284 common shares issued and outstanding, 1,451,423 common shares issuable upon conversion of Series B preference shares and 541,843 warrants common shares issuable upon exercise of warrants. Bain Capital Special Situations Asia Investors, L.P. ("BCSSAI"), is the sole general partner of Bain Capital Special Situations Asia, L.P. ("BCSSA"). Bain Capital Credit Member II, Ltd. ("BCCM II") is the manager of BCSSAI. Voting and investment decisions with respect to the shares held by BCSSA are directed by BCCM II. The business address for each of the foregoing persons is 200 Clarendon St., Boston, MA 02116.

(8)
Includes 500,000 shares held by our Chief Executive Officer, 1,000 common shares held by our Chief Operating Officer, 40,000 common shares held by our Chief Risk Officer and Chief Actuary, 115,000 common shares held by certain of our other employees, and 28,000 common shares held by a member of our Board of Directors.

 PLAN OF DISTRIBUTION

        The securities beneficially owned by the selling shareholders covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made from time to time in one or more transactions at a fixed price or at prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices relating to such prevailing market prices; or at negotiated prices. Any of the prices may represent a discount of then-prevailing market prices. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  on Nasdaq or any other national securities exchange on which the securities may be listed at the time of sale;

  •
  an over-the-counter market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

  •
  to or through underwriters;

  •
  in "at the market" offerings, as defined in Rule 415 under the Securities Act, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

  •
  in privately negotiated transactions;

  •
  directly to one or more purchasers, including through a specific bidding or auction process or otherwise;

  •
  in options transactions;

  •
  through a combination of any of the above methods of sale; and

  •
  any other legally permitted method of sale.

        The selling shareholders may also sell securities under Rule 144 of the Securities Act, if available, or pursuant to other available exemptions from registration requirements under the Securities Act, rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the securities short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        A selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling shareholder or borrowed from any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

        We have agreed to indemnify certain of the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of common shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        There can be no assurance that the selling shareholders will sell all or any of the securities offered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

        The following description of the material terms of Sirius Group's share capital is a summary only and is not a complete description of such terms. The rights of the holders of Sirius Group common shares are governed by the Companies Act 1981 (Bermuda), as amended, and Sirius Group's memorandum of association and bye-laws, as amended. The rights of the holders of Sirius Group Series B preference shares are also governed by the Certificate of Designation of Series B Preference Shares. You are urged to read Sirius Group's memorandum of association and bye-laws and the Certificate of Designation carefully and in their entirety. See "Where You Can Find More Information."

General

        Under the Sirius Group memorandum of association, Sirius Group is authorized to issue 500,000,000 common shares of par value $0.01, and 100,000,000 preference shares of par value $0.01. Of its authorized shares, 115,125,126 common shares and 11,901,670 Series B preference shares are issued and outstanding as of November 30, 2018.

Common Shares

Voting Rights

        Each holder of a Sirius Group common share has one vote per share held of record on the applicable record date on all matters voted upon by the shareholders of Sirius Group. Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Bermuda law or our bye-laws provide for a special majority in relation to specified resolutions.

Dividend Rights

        Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company's board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

  •
  the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

  •
  the realizable value of the company's assets would be less than its liabilities.

        Under Sirius Group's bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

        The terms of the Series B preference shares prohibit dividends from being declared or paid on Sirius Group common shares unless dividends on all outstanding Series B preference shares have been paid in full.

Liquidation Rights

        In the event of a liquidation, dissolution or winding up of Sirius Group, the holders of Sirius Group common shares will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Sirius Group legally available for distribution to shareholders.

Other Rights

        Holders of Sirius Group common shares are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Sirius Group common shares.

Series B Preference Shares

Voting Rights

        Each holder of a Sirius Group Series B preference share has voting power equal to the number of Sirius Group common shares into which it is convertible as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided in the Series B preference share certificate of designation (the "Series B Certificate of Designation") or required by law, the Series B preference shares and common shares shall vote together as a single class with respect to any and all matters presented to the shareholders of Sirius Group for their action or consideration (whether at a meeting of shareholders of Sirius Group, by written resolutions of shareholders of Sirius Group in lieu of a meeting, or otherwise).

        Notwithstanding the Sirius Group bye-laws, without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series B preference shares voting separately as a single class with one vote per Series B preference share, Sirius Group shall not take (and shall cause its subsidiaries not to take) any of the following actions: (i) amend, alter or repeal the memorandum of association or bye-laws of Sirius Group or any organizational documents of any subsidiary of Sirius Group; (ii) enter into any transaction with any related person (within the meaning of Item 404 of Regulation S-K), other than any such transaction contemplated by the Series B Certificate of Designation, the subscription agreement related to the Sirius Group Private Placement or the Shareholders Agreement or any such transaction that is approved in accordance with Sirius Group's Related Person Transactions Policy, or (iii) amend, alter or repeal Sirius Group's Related Person Transactions Policy, in each case, in a manner that would adversely affect the rights, preferences and powers of the holders of Series B preference shares or the common shares issuable pursuant to a conversion of the Series B preference shares.

Dividend Rights

        Pursuant to the Series B Certificate of Designation, in the event that any dividend on the Sirius Group common shares or other Junior Shares (as such term is defined in the Series B Certificate of Designation) is declared and paid other than a dividend payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group, as applicable, the holders of Series B preference shares as of the record date established by the Board of Directors for such dividend on common shares or Junior Shares shall be entitled to receive (and Sirius Group shall simultaneously declare and pay) a dividend on the Series B preference shares on a pro rata basis with the common shares or other Junior Shares, as applicable, determined on an as-converted basis assuming all Series B preference shares had been converted pursuant to the Series B Certificate of Designation.

        From and after November 5, 2023, the holders of Series B preference shares are also entitled to receive, out of funds legally available for the payment of dividends under Bermuda law, cumulative dividends on each outstanding Series B preference share, prior and in preference to any declaration, payment or decision to set aside funds for the payment of any dividend (other than dividends payable solely in common shares, other Junior Shares or any other equity or equity equivalent securities of Sirius Group), at a per annum rate equal to the Conversion Price (as such term is defined in the Series B Certificate of Designation) multiplied by the three-month LIBOR plus 4%, payable in cash quarterly in arrears on the last day of March, June, September and December of each year. Such dividends shall be paid out of funds legally available for the payment of dividends under Bermuda law, and shall accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends.

        If Sirius Group fails to declare and pay any such dividend, the rate at which all dividends thereunder shall accrue (whether or not declared) shall increase to a per annum rate equal to the Conversion Price multiplied by LIBOR plus 6% until such time as Sirius Group has declared and paid all such accrued dividends. If Sirius Group fails to declare and pay dividends for four consecutive dividend periods, the holders of a majority of the Series B preference shares entitled to enforce the rights with respect to the election and removal of directors pursuant to the Shareholders Agreement (the "Designating Holders") shall be entitled to designate one director to the Board of Directors. For each additional dividend period for which dividends on the Series B preference shares are not declared or paid, the Designating Holders shall be entitled to designate one additional director. Such rights compound in the event that Sirius Group, after curing its failure to declare and pay all such accrued dividends, thereafter fails to declare and pay any required dividend.

        No dividend or other distribution on the common shares or any other Junior Shares (other than a dividend payable solely in common shares, other Junior Shares, or other any other equity or equity equivalent securities of Sirius Group) may be declared or paid unless the full dividends on all outstanding Preference Shares have been paid, or a sum sufficient for the payment thereof has been set aside for payment.

Liquidation Rights

        In the event of any liquidation, dissolution or winding-up of Sirius Group as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of Sirius Group on all or substantially all assets of Sirius Group, whether voluntary or involuntary, the holders of the Series B preference shares will be entitled to receive a liquidation preference per share initially equal to $17.22447, subject to adjustment in accordance with the Series B Certificate of Designation, plus all accrued and unpaid dividends (less the amount of any Extraordinary Dividends (as such term is defined in the Series B Certificate of Designation)) (such per share price, the "Liquidation Price"), before any distributions of assets is made to the holders of common shares or other Junior Shares, and thereafter, the holders of Series B preference shares shall be entitled to receive an amount equal to (x) the pro rata portion (pro rata with the common shares or other Junior Shares, as applicable, determined on a per share as-converted basis assuming all Series B preference shares had been converted) of any assets and funds of Sirius Group available for distribution less (y) the Liquidation Price.

Optional and Mandatory Redemption

        Sirius Group may redeem all then-outstanding Series B preference shares in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company or (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries to a third party, but in each case excluding certain affiliate transactions. Any holder of a Series B preference share may require Sirius Group to redeem all or a portion of such holder's Series B preference shares (A) in connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the then-outstanding voting shares of Sirius Group to elect a majority of the members of the board of directors of the resulting entity or its parent company, (ii) sale or series of related sales of all or substantially all of the consolidated assets of Sirius Group and its subsidiaries, or (iii) transaction pursuant to which any person or group, other than CMIG International or an affiliate, becomes the beneficial owner of more than 20% of the outstanding equity securities of Sirius Group (and such percentage exceeds the beneficial ownership percentage of CMIG International) or (B) in the event the common shares of Sirius Group are delisted from a securities exchange on which they were then listed. The redemption price per share for any such redemption will be equal to (A) (i) 1.28 multiplied by (ii) (x) the book value of Sirius Group divided by (y) the fully diluted number of common shares outstanding, plus all accrued and unpaid dividends thereon, plus (B) (i) 0.28 multiplied by (ii) the aggregate amount of any Extraordinary Dividends paid by Sirius Group during the period that is (x) in the event such calculation is made on or prior to November 5, 2020, the 365 days preceding such calculation, or (y) in the event such calculation is made after November 5, 2020, the 730 days preceding such calculation (such redemption price, the "Redemption Price").

        After November 5, 2023, (i) any holder of Series B preference shares may require Sirius Group to redeem all of such holder's preference shares for the Redemption Price and (ii) Sirius Group may redeem all of the Series B preference shares for a redemption price per share equal to the Liquidation Price.

        In the event (i) of any involuntary liquidation, dissolution or winding-up of any of Sirius Bermuda, Sirius International or Sirius America (each, a "Principal Operating Company") as a result of any bankruptcy, reorganization or similar proceeding, (ii) of any involuntary supervision or run-off of any Principal Operating Company, (iii) of any foreclosure by creditors of any Principal Operating Company on all or substantially all assets of, or equity interests in, such Principal Operating Company or (iv) that the Principal Operating Companies are disapproved for writing any business globally from insurance or reinsurance intermediaries or direct cedants representing a majority of the Principal Operating Companies' premiums, then Sirius Group shall redeem all Series B Preference shares for a redemption price equal to the Liquidation Price.

        At the option of Sirius Group, any redemption price payable may be paid in common shares of Sirius Group.

Conversion

        Unless a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) has been approved by the board of directors, each outstanding Series B preference share will automatically convert into common shares of Sirius Group in the event (i) the daily average price per common share (excluding the effects of certain affiliate transactions) plus the aggregate per share amounts of all dividends and distributions paid on the common shares since the initial issue date of the Series B preference shares (other than dividends or distributions payable in the form of common shares), in each case, subject to certain adjustments, equals or exceeds 1.40 multiplied by the Conversion Price and (ii) the number of shares issuable upon conversion of the Series B preference shares represents 25% or less of the "public float" (the occurrence of clause (i) and (ii), the "Mandatory Conversion Event"). The number of common shares into which each Series B preference share shall convert is determined by dividing (x) $17.22447, being the issue price per Series B preference share, by (y) the applicable Conversion Price then in effect (such ratio, the "Conversion Ratio"), and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such Mandatory Conversion Event.

        In addition, at the option of any holder of Series B preference shares, such holder may elect, by notice to Sirius Group prior to the occurrence of any Mandatory Conversion Event, to cause Sirius Group to convert any or all of such holder's preference shares into the number of common shares equal to (x) the number of preference shares subject to such conversion multiplied by (y) the Conversion Ratio then in effect, and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such conversion.

Limitations on Redemption and Conversion

        Sirius Group is not required to effect any cashless redemption or conversion of the Series B preference shares to the extent that, after giving effect to such redemption or conversion, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates), would beneficially own in excess of 19.99% of the outstanding common shares, unless Sirius Group obtains such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any national securities exchange on which the common shares are then listed) from the shareholders of the Company. In addition, Sirius Group is not required to effect any cashless redemption or conversion of the Series B preference shares to the extent that such redemption or conversion and the resulting issuance of common shares requires any regulatory approval or regulatory filing under applicable insurance laws, unless the holder obtains such approval or makes such regulatory filing prior to any such redemption or conversion and issuance. Any arrearage in the payment of dividends does not restrict the repurchase or redemption of the Series B preference shares.

Preemptive Rights

        If Sirius Group proposes to issue and sell any class of share capital that will rank senior or pari passu to the Series B preference shares as to dividend rights or rights upon liquidation, winding-up or dissolution, in each case that are convertible into common shares (such shares, "Senior/Parity Shares"), then Sirius Group, must offer to sell such shares to each holder on a pro rata basis in proportion to the percentage of Series B preference shares held by such holder. Sirius Group may not issue any Senior/Parity Shares without the prior written consent of the holders of a majority of the Series B preference shares if the aggregate gross proceeds of such issuance (together with all other such Senior/Parity Shares) equal or exceed $100 million.

Other Rights

        The Series B preference shares are also entitled to certain information and other rights, as set forth in the Series B Certificate of Designation.

Amendments, Modifications, Waivers

        The Series B Certificate of Designation may be amended, modified or supplemented, and noncompliance with any provision waived, with the affirmative vote or written consent of the holders of at least a majority of the Series B preference shares then outstanding. Notwithstanding the foregoing, to the extent permitted by applicable law, the Board of Directors may modify the terms of the Series B Certificate of Designation without the consent of any holder of Series B preference shares to: evidence the succession of another person to the Company's obligations; to add to the covenants for the benefit of the holders of the Series B preference shares or to surrender any of the Company's rights or powers under the Series B preference shares; to cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Series B preference shares; or to make any other provision with respect to such matters or questions arising under the Series B Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Series B preference shares.

        No amendment of the Series B Certificate of Designation shall, without the consent of the holder of each outstanding Series B preference share affected by the amendment: change any quarterly dividend date; reduce the rate of dividends payable; reduce the Redemption Price or Liquidation Price; increase the Conversion Price or the Issue Price; change the place or currency of payment, which shall be in U.S. Dollars; change the percentage of the Series B preference shares whose holders must approve any amendment or modification; or impair the right to institute suit for the enforcement of the Certificate of Designation.

 DESCRIPTION OF WARRANTS

        The following description of the material terms of the Private Placement Warrants is a summary only and is not a complete description of such terms. The rights of the holders of the Private Placement Warrants are governed by the respective warrants. You are urged to read the form of warrant carefully and in its entirety. See "Where You Can Find More Information."

        There are 5,418,434 Private Placement Warrants issued and outstanding as of November 30, 2018. Each Private Placement Warrant is initially exercisable for one Sirius Group common share at an initial exercise price of $21.53 per share, subject to customary anti-dilution and other adjustments as provided therein.

        To effect an exercise of the Private Placement Warrants, the holder is not required to physically surrender the warrant unless the total number of common shares represented by the warrant is being exercised. Promptly upon delivery to the Company of an exercise notice substantially in the form attached to the Private Placement Warrant, and upon payment of the exercise price therefore, the Company will issue and deliver, or cause its transfer agent to issue and deliver, to the holder a certificate for the common shares issuable upon such exercise, or at the holder's option deliver such common shares in book entry form, registered in the name of the holder or its designee. In no event will Sirius Group be required to net cash settle any Private Placement Warrant.

        No fractional shares will be issued upon exercise of any Private Placement Warrant. In lieu of any fractional shares that would otherwise be issuable, Sirius Group will pay to the holder an amount of cash equal to the product of such fraction multiplied by the closing price of one common share as reported on the principal trading market for the common shares on the date of exercise.

        Sirius Group is not required to effect any exercise of a Private Placement Warrant to the extent that, after giving effect to such exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates), would beneficially own in excess of 19.99% of the outstanding common shares, unless Sirius Group obtains such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any national securities exchange on which the common shares are then listed) from the shareholders of the Company. In addition, Sirius Group is not required to effect any exercise of a Private Placement Warrant to the extent that such exercise and the resulting issuance of common shares requires any regulatory approval or regulatory filing under applicable insurance laws, unless the holder obtains such approval or makes such regulatory filing prior to any such exercise and issuance.

        The Private Placement Warrants are exercisable at any time and will expire on November 5, 2023 at 5:00 p.m., New York City time.

        The Private Placement Warrants do not entitle the holders thereof to any voting, dividend or other rights whatsoever as a shareholder of Sirius Group.

        The Private Placement Warrants are governed by the laws of the State of New York.

 INFORMATION ABOUT SIRIUS GROUP

        Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. Sirius Group's primary insurance business has historically been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the U.S. via the acquisitions of International Medical Group Acquisition, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada") in 2017. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the U.S. in late 2017 and Casualty insurance platform in the U.S. in mid-2018. In addition to these primary insurance platforms, Sirius Group re-entered the U.S. casualty reinsurance market in early 2017.

        On April 18, 2016, CMIG International, through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains Insurance Group, Ltd. for approximately $2.6 billion at the time of close. On November 5, 2018, the Company completed the transactions contemplated by its previously announced Merger Agreement with Easterly. Under the terms of the Merger Agreement, Easterly merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of the Company. Upon the closing of the Merger, Easterly's common stock was exchanged for the Company's common shares at an exchange ratio equal to 0.609 of a Company common share for each share of Easterly common stock. Following the Merger, the Company's common shares are traded on the Nasdaq Global Select Market under the symbol "SG."

        The Company's principal operating subsidiaries include the following:

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  Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), a Class 4 licensed Bermuda-based reinsurance company, was established to facilitate the long-term growth of the Company's capital base and business and is licensed to assume all classes of property and casualty business. Sirius Bermuda is the top operating company in the Company and is classified as the designated insurer of the Company by the Bermuda Monetary Authority for group solvency purposes.

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  Sirius International Insurance Corporation ("Sirius International") is an insurance and reinsurance company domiciled in Sweden with its home office in Stockholm, Sweden and branch offices or subsidiaries in London, United Kingdom; Zurich, Switzerland; Singapore; Labuan, Malaysia; Liege, Belgium; Hamburg, Germany; Shanghai, China; and Hamilton, Bermuda. Sirius International, which is the largest reinsurance company domiciled in Scandinavia based on gross written premiums, was established in 1945 and owns Sirius America and sponsors Syndicate 1945.

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  Sirius America Insurance Company ("Sirius America") is an insurance and reinsurance company domiciled in the state of New York with offices in New York, New York; Norwalk, Connecticut; Miami, Florida; San Francisco, California; Berwyn, Pennsylvania; Glastonbury, Connecticut; and Toronto, Ontario.

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  Sirius International Corporate Member Limited is a Lloyd's of London ("Lloyd's") Corporate Member that participates in the Lloyd's market, which in turn provides underwriting capacity to Lloyd's Syndicate 1945 ("Syndicate 1945"). The Lloyd's market is known for its ability to provide innovative, tailored coverage and capacity for unique, complex, large and hard-to-place global risks. Syndicate 1945 began writing business on July 1, 2011. Initially, Syndicate 1945 was authorized by Lloyd's to write accident and health and contingency business. In 2013, this was extended to include other core lines of property and marine business. On July 1, 2014, the Company established its own Lloyd's managing agent, Sirius International Managing Agency, to manage Syndicate 1945. In 2015, Syndicate 1945 was authorized by Lloyd's to write bloodstock

    (which principally covers the value of an animal if it dies as a result of accident, disease or illness), terrorism, and marine energy and cargo lines.

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  IMG is a full service managing general underwriter ("MGU") that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of the Company since 1997. IMG has been the Company's largest insurance producer over the past several years and was purchased by the Company on May 26, 2017. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. IMG is based in Indianapolis, Indiana and also has offices in the United Kingdom and Hong Kong. The acquisition of IMG offers the Company additional access to accident and health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia.

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  Armada is a specialty health services business based in Hunt Valley, Maryland that strengthens health care coverage through ArmadaCare and ArmadaHealth. Armada was purchased by the Company on April 3, 2017. ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. These products make the health care process easier and more efficient for employees and affinity constituent groups, and differentiate themselves with "white glove" service. The ArmadaCare products are written on both Transamerica and Sirius America paper, with the majority of business transitioning to the Company commensurate with Sirius America's policy filing and a transition agreement between Transamerica and the Company. ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the U.S. health care system, the physician referral process. This transformation of access to specialty care improves patient satisfaction and health outcomes, while at the same time reducing costs. The ArmadaHealth product is one of the services embedded in the aforementioned ArmadaCare products.

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  Sirius Global Solutions Holding Company ("Sirius Global Solutions") is a Connecticut-based division of the Company specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the U.S. and internationally. The Sirius Global Solutions team is comprised of a dedicated group of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital. Acquisitions typically involve transactions at a significant discount to book value and/or retrospective reinsurance agreements, including loss portfolio transfers, and undergo an extensive due diligence process. The Company can derive value from these transactions not only from the discounted purchase price, but also from the investment income on insurance float, the potential settlement of claims below the carried level of reserves and the harvesting of other embedded assets, including the value of shell companies and licenses.

Corporate Structure

        The chart below displays the Company's corporate structure as it pertains to its holding company and principal operating companies, including Sirius Bermuda, Sirius International, Sirius America, Syndicate 1945, IMG, Armada and Sirius Global Solutions.

Note: Ownership of each subsidiary displayed above is 100%, except Syndicate 1945 due to the structure of a Lloyd's Integrated Vehicle. The Company owns 100% of Sirius International Corporate Member Limited, a Lloyd's Corporate Member, which in turn provides underwriting capacity to Syndicate 1945. Syndicate 1945 is managed by Sirius International Managing Agency.

Insurance and Reinsurance Overview

        The Company writes primary insurance and reinsurance business. The Company's primary insurance business is written predominantly by several MGUs in the accident and health space. The Company employs a detailed selection process for these MGU partners, and has narrowly defined underwriting standards in place that are closely monitored by Company staff. In addition to the day-to-day interactions that the Company has with the MGUs, audits are performed on a regular basis.

        Reinsurance is an arrangement in which a reinsurance company (the "reinsurer") agrees to indemnify an insurance company (the "ceding company") for insurance risks underwritten by the ceding company. Reinsurance can benefit a ceding company in a number of ways, including reducing exposure on individual risks, providing catastrophe protections from large or multiple losses, and assisting in maintaining acceptable capital levels as well as financial and operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital. Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover risks assumed from ceding companies. Reinsurance companies often enter into retrocessional agreements for many of the same reasons that ceding companies enter into reinsurance agreements.

        Reinsurance is generally written on a treaty or facultative basis. Treaty reinsurance is an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. When underwriting treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding company. Facultative reinsurance, on the other hand, is underwritten on a risk-by-risk basis, which allows the reinsurer to determine pricing for each exposure.

        Treaty reinsurance is typically written on either a proportional or excess of loss basis. A proportional reinsurance treaty is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. An excess of loss treaty is an arrangement whereby a reinsurer assumes losses that exceed a specific retention of loss by the ceding company.

        A significant period of time normally elapses between the receipt of insurance premiums for MGUs and reinsurance premiums from ceding companies and the payment of the claims. While premiums are generally paid to the insurer or reinsurer following inception of the underlying coverage, the claims process is delayed and generally begins upon the occurrence of an event causing an insured loss followed by: (i) the reporting of the loss by the insured to its broker or agent; (ii) the reporting by the broker or agent to the MGU or ceding company; (iii) the reporting by the ceding company to its reinsurance intermediary or agent; (iv) the reporting by the reinsurance intermediary or agent to the reinsurer; (v) the MGUs or ceding company's adjustment and payment of the loss; and (vi) the payment to the MGU or ceding company by the reinsurer. During this time, the insurer or reinsurer invests the premiums, earns investment income and generates net realized and unrealized investment gains and losses on investments.

The Company's Products and Services

Reportable Segments

        The Company has four reportable segments: Global Property, Global A&H, Specialty & Casualty and Runoff & Other. The following discussion summarizes the business written by each of the Company's segments.

Global Property

        Global Property consists of the Company's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis. The following provides details of Global Property by product line:

        Other Property—The Company participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For the Company's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the U.S., the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines of the market.

        Property Catastrophe Excess—covers losses from catastrophic events. The Company writes a worldwide book with the largest concentration of exposure in Europe and the U.S. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, the Stockholm branch writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—The Company provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). The Company's participation is net of the government's stop-loss reinsurance protection. The Company also provides coverage for crop-hail and certain named perils when bundled with MPCI business. The Company also writes agriculture business outside of the U.S.

Global A&H

        Global A&H consists of the Company's Global A&H insurance and reinsurance underwriting unit along with two MGUs (IMG and Armada). The following provides details of the Global A&H segment:

        Accident and Health insurance and reinsurance—The Company is an insurer of accident and health insurance business in the U.S., either on an admitted or surplus lines basis, as well as international business written through IMG. The Company also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, the Company writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

        IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of the Company since 1997. IMG has been the Company's largest insurance producer over the past several years and was purchased by the Company in 2017. IMG offers various international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance.

        Armada is a specialty health services business that strengthens health care coverage through ArmadaCare and ArmadaHealth. ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the U.S. health care system—the physician referral process—and whose service is embedded within the aforementioned ArmadaCare products.

Specialty & Casualty

        Specialty & Casualty consists of the Company's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a high degree of specialization. The following provides details of Specialty & Casualty by product line:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. The Company also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability and other specialty classes. The Company re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.

        Surety underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the U.S.

        Environmental underwrites a pure environmental insurance book in the U.S. consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of the Company specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the U.S. and internationally.

Competition and Peers

        The worldwide insurance and reinsurance markets are highly competitive. Competition is influenced by a variety of factors, including price charged and other terms and conditions offered, financial strength ratings, prior history and relationships, as well as expertise and the speed at which the company has historically paid claims.

        Sirius Group competes for business in Europe, Bermuda, the United States and other international markets with numerous global competitors. Its competitors include other insurance and reinsurance companies and underwriting syndicates at Lloyd's of London, as well as London Market Companies. Some of the companies that Sirius Group competes with directly include Alleghany Corporation, Arch Capital Group Ltd., Aspen Insurance Holdings Ltd., Axis Capital Holdings Ltd., Everest Re Group, Ltd., Greenlight Capital Re, Ltd., General Reinsurance Corporation, Hannover Ruckversicherung AG, Munich Re Group, Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Scor Global P&C, Swiss Re Group and Third Point Reinsurance Ltd. While some of these competitors have greater revenue and shareholders' equity than Sirius Group, management believes that Sirius Group is well-suited to compete against its peers.

        In addition, in recent years the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability for non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. This alternative capacity is also expanding into lines of business other than property catastrophe excess reinsurance. As a result, Sirius Group has observed reduced pricing and/or reduced shares in certain property catastrophe excess markets, as well as certain other markets.

Employees

        As of December 31, 2017, Sirius Group had 992 employees. Sirius Group believes its relationships with employees are satisfactory.

Properties

        Sirius Group maintains a professional office in Hamilton, Bermuda, which serves as its headquarters and its registered office. Sirius Group and Sirius Bermuda are headquartered in Hamilton, Bermuda. Sirius International is headquartered in Stockholm, Sweden with various branch offices in Europe, Asia and Bermuda. Sirius America is headquartered in New York, New York with various offices in the U.S. and in Toronto, Canada. IMG is headquartered in Indianapolis, Indiana with various offices in the United Kingdom and Hong Kong. Armada is headquartered in Hunt Valley, Maryland. Sirius Group's home offices and all of its branch offices are leased.

Legal Proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims-related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group's estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE.

        Sirius Group is not a party to any material legal proceedings arising outside the ordinary course of business.

Corporate Information

        Our principal executive offices are located at 14 Wesley Street, Hamilton HM 11, Bermuda, and our telephone number at that address is (441) 278-3140. Our website is located at https://www.siriusgroup.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase the securities offered hereby.

CAPITALIZATION

        The following table sets forth our cash and capitalization at September 30, 2018, as follows:

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  On an actual basis; and

  •
  On an as adjusted basis to give effect to (1) the Merger and issuance of $39.3 million common shares to the Sponsor and Easterly's stockholders, reclassification of Easterly's mezzanine equity ($30.6 million) to permanent equity and $7.0 million of transaction expenses, (2) the issuance of $195.8 million Series B preference shares, $20.7 million common shares and $9.6 million warrants through a private placement (amounts are based on an allocation of the fair value of the securities), net of $2.0 million of expenses, and a $54.6 million charge to Retained Earnings to reflect the preference shares at redeemable cost, (3) the issuance of $2.6 million common shares through the Employee Share Purchase Plan, (4) the redemption of $164.0 million common shares held by CM Bermuda, and (5) the redemption of the Series A preference shares for $95.0 million.

        You should read this table in conjunction with "Selected Consolidated Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2018 (in millions)
	Actual	As Adjusted
Cash	$106.5	$97.7

Shareholders' equity:
Mezzanine equity
Series A preference shares(5)	$108.8	$—
Series B preference shares(2)	—	250.4
Common shares(1)(2)(3)(4)	1.2	1.2
Additional paid-in surplus(1)(2)(3)(4)	1,199.3	1,089.8
Retained earnings(1)(2)(5)	970.2	929.3
Accumulated other comprehensive loss	(197.7)	(197.7)
Non-controlling interests	1.1	1.1

Total shareholders' equity	$2,082.9	$2,074.1

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth selected consolidated historical financial information derived from Sirius Group's (i) audited financial statements included elsewhere in this prospectus as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017, (ii) unaudited financial statements not included elsewhere in this prospectus as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and (iii) unaudited interim financial statements included elsewhere in this prospectus as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017. You should read the following selected financial information in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Sirius Group's audited and unaudited interim financial statements appearing elsewhere in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions, except for share and per share amounts)
Selected Statement of (Loss) Income Data
Net earned insurance and reinsurance premiums	$914.5	$750.6	$1,035.3	$890.1	$847.0	$873.9	$866.4
Net investment income	51.8	44.2	56.8	56.2	39.9	41.1	48.8
Net realized investment (losses) gains	8.0	(26.9)	(27.2)	288.3	138.5	65.0	14.3
Net unrealized investment (losses) gains	29.0	(25.2)	(10.5)	(238.2)	102.5	144.2	12.4
Other revenue	96.0	11.8	21.7	9.1	(2.4)	(5.8)	17.9
Loss and loss adjustment expenses	552.8	626.6	811.2	519.3	422.7	345.3	418.4
Insurance and reinsurance acquisition expenses	189.0	143.5	197.2	210.3	189.8	193.6	166.5
Other underwriting expenses	117.1	86.6	106.1	107.3	107.9	129.7	126.1
General and administrative expenses	58.0	60.6	91.9	85.1	27.1	30.5	32.1
Interest expense on debt	23.1	14.6	22.4	34.6	26.6	26.3	26.3
Net (loss) income attributable to common shareholder	110.3	(172.1)	(156.1)	32.5	291.2	288.8	175.9
Comprehensive (loss) income attributable to common shareholder	55.7	(95.1)	(78.3)	(33.6)	196.2	185.5	88.0
Per Common Share Data:
Basic (loss) earnings per common share	$0.88	$(1.43)	$(1.30)	$0.27	$2.43	$2.41	$1.47
Diluted (loss) earnings per common share	$0.88	$(1.43)	$(1.30)	$0.27	$2.43	$2.41	$1.47
Cash dividends declared per common share	$—	$—	$—	$0.23	$—	$0.42	$1.46
Basic weighted average common shares outstanding(1)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average common shares outstanding(2)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Operating Ratios:
Loss and loss adjustment expense ratio(3)	60.4%	83.5%	78.4%	58.3%	49.9%	39.5%	48.3%
Acquisition expense ratio(4)	20.7%	19.1%	19.0%	23.6%	22.4%	22.2%	19.2%
Other underwriting expense ratio(5)	12.8%	11.5%	10.2%	12.1%	12.7%	14.8%	14.6%

Combined ratio(6)	93.9%	114.1%	107.6%	94.0%	85.0%	76.5%	82.1%

		As of December 31,
	As of September 30, 2018
		2017	2016	2015	2014	2013
	(in millions, except for share and per share amounts)
Selected Balance Sheet Data:
Total investments and cash	$3,640.5	$3,604.3	$3,814.5	$3,678.2	$3,289.9	$3,344.5
Reinsurance recoverable on unpaid losses	349.0	319.7	291.5	283.1	322.2	347.9
Total assets	6,258.7	5,823.6	5,166.5	5,091.9	5,192.3	5,289.8
Loss and loss adjustment expense reserves	1,891.0	1,898.5	1,620.1	1,644.4	1,809.8	2,025.0
Unearned insurance and reinsurance premiums	766.9	506.8	398.0	342.2	338.6	343.3
Debt	697.7	723.2	396.2	403.0	402.6	400.4
Total common shareholder's equity	1,973.0	1,917.0	1,988.1	1,959.1	1,762.6	1,626.6
Book value per common share	$16.44	$15.98	$16.57	$16.33	$14.69	$13.56
Diluted book value per common share	$16.44	$15.98	$16.57	$16.33	$14.69	$13.56
Common shares outstanding—basic(1)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000
Common shares outstanding—diluted(2)	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000

(1)
As of September 30, 2018 and December 31, 2017, Sirius Group had 120,000,000 common shares outstanding. On April 27, 2016, Sirius Group split its 12,000 common shares by a multiple of 10,000 resulting in 120,000,000 common shares and changed the par value of the common shares from $1.00 per share to $0.01 per share. Sirius Group's basic and diluted earnings per share calculations have been retrospectively adjusted for all periods presented to reflect the change in capital structure.

(2)
As of September 30, 2018 and December 31, 2017, Sirius Group did not have any warrants outstanding, any employee stock plans issuing Sirius Group stock, or any other instruments that would give rise to additional Sirius Group shares outstanding. See Note 13 "Earnings per share" to Sirius Group's unaudited interim financial statements and Note 16 "Earnings per share" to Sirius Group's audited financial statements included elsewhere in this prospectus for additional information.

(3)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned insurance and reinsurance premiums.

(4)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(5)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(6)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

        You should read the following discussion and analysis in conjunction with the audited consolidated financial statements of Sirius Group as of December 31, 2017 and 2016, and the related consolidated statements of (loss) income and comprehensive (loss) income for each of the three years ended December 31, 2017, 2016 and 2015, and the unaudited interim consolidated financial statements of Sirius Group as of September 30, 2018, and the related consolidated statements of (loss) income and comprehensive (loss) income for the nine months ended September 30, 2018 and 2017 included elsewhere in this prospectus. These consolidated financial statements have been prepared in accordance with GAAP.

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

Index to MD&A

Overview	53
Executive Summary—Three and Nine Months Ended September 30, 2018 and 2017	56
Consolidated Results of Operations—Three and Nine Months Ended September 30, 2018 and 2017	58
Executive Summary—Years Ended December 31, 2017 and 2016 and Years Ended December 31, 2016 and 2015	62
Consolidated Results of Operations—Years Ended December 31, 2017, 2016 and 2015	63
Summary of Investment Results	67
Foreign Currency Translation	72
Results of Reportable Segments	76
Global Property	78
Global A&H	85
Specialty & Casualty	88
Runoff & Other	93
Liquidity and Capital Resources	96
Off Balance Sheet Arrangements	103
Contractual Obligations and Commitments	103
Cash Flows	105
Summary of Critical Accounting Estimates	109
Loss and LAE Reserves	109
Fair Value Measurements	116
Goodwill and Intangible Assets	124
Premiums	125
Earnout Obligations	127
Income Taxes	128
Recent Accounting Pronouncements	130
Quantitative and Qualitative Disclosures about Market Risk	130

Overview

        Sirius Group is a Bermuda exempted company whose principal businesses are conducted through its insurance and reinsurance subsidiaries and other affiliates. Sirius Group's subsidiaries, including Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda"), Sirius International Insurance Corporation ("Sirius International"), Sirius America Insurance Company ("Sirius America") and Lloyd's Syndicate 1945 ("Syndicate 1945"), provide insurance, reinsurance and insurance services on a worldwide basis. Sirius Group writes treaty and facultative reinsurance, as well as primary insurance business. For the nine months ended September 30, 2018 and 2017, reinsurance business represented 78% and 72% of total gross written premiums, respectively, while primary insurance business represented 22% and 28% of total gross written premiums, respectively. Sirius Group's primary insurance business has historically been predominantly accident and health insurance. In recent years, Sirius Group expanded its accident and health primary business capabilities in the U.S. via the acquisitions of International Medical Group Acquisition, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada") in 2017. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the U.S. in late 2017 and Casualty insurance platform in the U.S. in mid-2018. In addition to these primary insurance platforms, Sirius Group re-entered the U.S. casualty reinsurance market in early 2017.

Background and Recent Developments

Easterly Acquisition Corp.

        On November 5, 2018, the Company completed the transactions contemplated by its previously announced definitive Agreement and Plan of Merger ("Merger Agreement"). Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of the Company (the "Merger"). Upon the closing of the Merger, Easterly's common stock was exchanged for the Company's common shares at an exchange ratio (the "Exchange Ratio") calculated as (i) the amount of cash per public share of Easterly common stock in Easterly's trust account (the "Trust Account") immediately prior to the closing of the Merger divided by (ii) (x) 1.05 multiplied by (y) Sirius Group's adjusted diluted book value per common share as of September 30, 2018 ("Sirius Group September 30 Adjusted DBVPS"). Based on the Sirius Group September 30 Adjusted DBVPS, estimated as of September 30, 2018, and funds in the Trust Account on November 5, 2018, the Exchange Ratio was equal to 0.609. Following the Merger, the Company's common shares are traded on the Nasdaq Global Select Market under the symbol "SG."

        Easterly held a special meeting of Easterly stockholders on November 2, 2018 to approve the completion of the transactions contemplated by the Merger Agreement. Easterly Acquisition Sponsor, LLC (the "Sponsor") and Easterly's other stockholders approved each of the proposals presented at the special meeting. After the special meeting, but prior to the consummation of the Merger, certain Easterly public stockholders exercised their redemption rights as provided for by Easterly's charter. In total, there were $110 million of redemptions by Easterly public stockholders, which decreased the amount of cash in the Trust Account available for general corporate purposes following the Merger. After the redemption of shares held by Easterly's public stockholders, there was $39 million in the Trust Account. This resulted in the issuance of 2,280,241 shares to Easterly public stockholders.

        Pursuant to the letter agreement among Easterly, the Sponsor and the Company (the "Sponsor Letter"), the private placement warrants issued to the Sponsor at the closing of the Merger were cancelled. Pursuant to the Merger Agreement, each issued and outstanding public warrant was converted into a warrant exercisable for Company common shares. The number of Company common shares subject to converted warrants was equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and each converted warrant had an exercise price per Company common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio. This resulted in the issuance of 6,088,535 converted warrants.

        In connection with the closing of the Merger, the Company completed a private placement of Series B preference shares and common shares at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447 (the "Sirius Group Private Placement"). Affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the "Preference Share Investors") purchased 11,901,670 Series B preference shares for $205 million in the Sirius Group Private Placement. Certain of the Preference Share Investors, together with certain employees, directors and "friends & family" of the Company purchased 1,225,954 common shares for $21 million in the Sirius Group Private Placement. In addition, the Preference Share Investors received 5,418,434 warrants that are exercisable for a period of five years after the Merger at a strike price equal to 125% of the per share purchase price, or $21.53.

        Gross proceeds of the Sirius Group Private Placement, together with cash in the Easterly Trust Account assumed by Sirius Group upon the closing of the Merger aggregated to $268 million.

Common shares redemption agreement

        In connection with the Merger, the Company and CM Bermuda Ltd. ("CM Bermuda"), the sole holder of the Company's common shares prior to the Merger, entered into a Redemption Agreement, dated November 2, 2018 (the "CM Bermuda Redemption Agreement"), pursuant to which, effective as of the closing of the Merger, the Company redeemed 9,519,280 of the Company's common shares at a price per share equal to $17.22447, the payment for which was funded from cash distributed by Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda") (not out of the funds released from the Trust Account in connection with the consummation of the Merger) and paid in cash on November 16, 2018.

        Also in connection with the Merger, after the filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Company completed a post-closing adjustment that was settled in cash to CM Bermuda. Based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Merger Agreement, CM Bermuda was paid $1.6 million.

        Sirius Group expects to incur certain direct costs associated with the Merger of approximately $7 million. These costs will be charged to Additional paid-in surplus.

Series A preference shares redemption agreement

        In connection with the Merger, the Company, IMG Acquisition Holdings, LLC ("IMGAH") and Sirius Acquisitions Holding Company II completed the transactions contemplated by its previously announced Redemption Agreement and the Company redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95 million in cash. Effective as of the completion of the redemption, the parties terminated the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, will be paid in cash, not in Series A redeemable preference shares, following the redemption, as previously contemplated in the agreement in respect of the IMG acquisition. On November 8, 2018, the Company paid $3.5 million to IMGAH for the contingent payment for the 2017 calendar year.

WRM America Indemnity Company, Inc.

        On August 16, 2018, Sirius Group acquired 100% ownership of WRM America Indemnity Company, Inc. ("WRM America") from WRM America Indemnity Holding Company, LLC for $17 million in cash. WRM America is a New York-domiciled insurer with a run-off book of business mainly comprised of general liability, educator's legal liability, automobile liability and physical damage, property and excess catastrophe liability. As part of the purchase of WRM America, Sirius Group acquired $3 million of indefinite lived intangible assets related to insurance licenses.

Reportable Segments

        Sirius Group provides insurance and reinsurance products for property lines and agriculture ("Global Property"), accident and health ("Global A&H") and specialty lines including aviation & space, marine, trade credit, contingency, casualty, surety, and environmental ("Specialty & Casualty"), which together with Runoff & Other, constitute its four reportable segments.

  •
  Global Property—The Global Property segment consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance and agriculture reinsurance on a worldwide basis.

  •
  Global A&H—The Global A&H segment consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two managing general underwriters ("MGUs") (IMG and Armada). As part of Global A&H, Sirius Group provides supplemental healthcare and medical travel insurance products as well as related administration services through its MGU subsidiaries.

  •
  Specialty & Casualty—The Specialty & Casualty segment offers insurance and reinsurance specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a higher degree of specialization. Specialty & Casualty consists of Aviation & Space, Marine, Trade Credit, Contingency, Casualty, Surety, and Environmental specialty lines.

  •
  Runoff & Other—The Runoff & Other segment consists of asbestos risks, environmental risks and other latent liability exposures, in addition to results from Sirius Global Solutions Holding Company ("Sirius Global Solutions"), which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the U.S. and internationally.

Marketplace Trends

        The global insurance and reinsurance marketplace is highly competitive and cyclical, which vary by product and market. The overall marketplace has been very competitive in recent years, particularly in property catastrophe excess, which is especially competitive due to an influx of capital. This has been in large part due to the persistently low global interest rate environment, with alternative sources of capital making its way into the industry through insurance linked financial instruments, which provides attractive yields and diversification relative to its existing portfolios. Related, there has been a trend towards increased ceding commissions on assumed proportional reinsurance. These trends have led to consistently decreasing underwriting margins for several years, with the impact varying by product and market.

        There was significant natural catastrophe activity in 2017, namely Hurricanes Harvey, Irma and Maria and the Mexico City Earthquake in the third quarter of 2017, and other events such as wildfires in California during the fourth quarter of 2017. Third party modeling firms and industry peers estimated that insured losses from these events will exceed $130 billion, which would make 2017 one of, if not the, most costly to the industry on record. This significant 2017 natural catastrophe activity has led to some improved pricing across most lines of business, in particular risks with catastrophe exposed property lines, during the January and April 2018 renewal seasons. However, these rate improvements are still lagging relative to improved price, terms, and conditions following similar heavy loss years in prior years. During the third quarter of 2018, there have been certain global catastrophe losses, of which the most significant is Typhoon Jebi that struck Japan on September 4, 2018 and resulted in material insured losses. Indications for the forthcoming renewal period is that the effect of Typhoon Jebi could result in improved reinsurance terms and conditions in Japan. In addition, California has been impacted by large wildfires during the fourth quarter of 2018, which will result in large losses incurred by the insurance and reinsurance market.

        These overall market conditions could continue to improve, or could deteriorate based upon further low interest rates and other factors. We do note that certain markets, by geography and line of business, have better pricing than others. In recent years we have diversified our revenue streams and pushed towards growth in favorable market niches accordingly. For example, we have expanded our primary insurance platform in accident & health, environmental, and surety markets. We have also acquired two MGUs, IMG and Armada, that have strategically scaled up our Global A&H platform and diversified our earnings base. We also recently re-entered the U.S. casualty reinsurance market.

        We believe that we have a strong reputation in the insurance industry, with a management team that knows the market and will opportunistically react as it evolves, including adding underwriting teams who like our underwriting-comes-first culture during a time of market consolidation. We have many different resources to provide insurance and reinsurance solutions to a variety of customers. Further, it is our commitment to our long-term and local relationships and customer service focus that differentiates Sirius Group. We believe that Sirius is well positioned to compete and maintain profitability throughout underwriting cycles over the long term.

Executive Summary—Three and Nine Months Ended September 30, 2018 and 2017

Book Value Per Share

        Sirius Group ended the first nine months of 2018 with book value per common share of $16.44 compared to book value per common share of $15.98 as of December 31, 2017, an increase of 2.9% due to comprehensive income of $56 million recognized for the nine months ended September 30, 2018.

Return on Beginning Common Shareholder's Equity Attributable to Sirius Group's Common Shareholder

        The increase in return on beginning shareholder's equity attributable to Sirius Group's common shareholder for the three months ended September 30, 2018 of (1.2)% compared to (7.3)% for the three months ended September 30, 2017 was due to a lower comprehensive loss recognized.

        The increase in return on beginning shareholder's equity attributable to Sirius Group's common shareholder for the nine months ended September 30, 2018 of 2.9% compared to (4.8)% for the nine months ended September 30, 2017 was due to the comprehensive income recognized.

Three Months Ended September 30, 2018 and 2017

        Sirius Group ended the third quarter of 2018 with net loss attributable to common shareholder of $(28) million and basic earnings per common share of $(0.23). This compares to a net loss attributable to common shareholder of $(179) million and basic earnings per common share of $(1.49) for the three months ended September 30, 2017. During the three months ended September 30, 2018, Sirius Group recorded catastrophe losses, after applicable reinsurance and reinstatement premiums, of $77 million compared to $230 million for the three months ended September 30, 2017. Catastrophe losses for the three months ended September 30, 2018 included $48 million for Typhoon Jebi, $9 million for

Hurricane Florence and $7 million for the Kerala Floods, whereas catastrophe losses for the three months ended September 30, 2017 included $94 million for Hurricane Irma, $67 million for Hurricane Maria and $56 million for Hurricane Harvey. The three months ended September 30, 2018 included $10 million of net favorable prior year loss reserve development compared to $3 million for the three months ended September 30, 2017.

        Sirius Group's combined ratio was 111% for the third quarter of 2018 compared to 159% for the third quarter of 2017. The decrease in the combined ratio was driven by lower catastrophe losses and higher net favorable prior year loss reserve development, which was partially offset by higher current accident year losses for the Other Property and Marine lines of business. Sirius Group's combined ratio included 24 points of catastrophe losses for the third quarter of 2018 compared to 81 points for the third quarter of 2017. The combined ratio for the third quarter of 2018 was impacted by 3 points of net favorable prior year loss development compared to 1 point for the third quarter of 2017.

Nine Months Ended September 30, 2018 and 2017

        Sirius Group ended the first nine months of 2018 with net income attributable to common shareholder of $110 million and basic earnings per common share of $0.88. This compares to a net loss attributable to common shareholder of $(172) million and basic earnings per common share of $(1.43) for the nine months ended September 30, 2017. The increase was primarily due to lower catastrophe losses and net favorable prior year loss reserve development, higher net realized and unrealized investment gains as a result of favorable foreign exchange movements, and higher net service fee income from IMG and Armada. For the nine months ended September 30, 2018, Sirius Group recorded catastrophe losses, after applicable reinsurance and reinstatement premiums, of $80 million and net favorable prior year loss reserve development of $23 million. For the nine months ended September 30, 2017, Sirius Group recorded catastrophe losses, after applicable reinsurance and reinstatement premiums, of $239 million and net unfavorable prior year loss reserve development of $4 million.

        Sirius Group's combined ratio was 94% for the nine months ended September 30, 2018 compared to 114% for the nine months ended September 30, 2017. The decrease in the combined ratio was driven by lower catastrophe losses and higher net favorable prior year loss reserve development. Sirius Group's combined ratio included 9 points of catastrophe losses for the nine months ended September 30, 2018 compared to 32 points for the nine months ended September 30, 2017. The combined ratio for the nine months ended September 30, 2018 was impacted by 3 points of net favorable prior year loss development compared to 1 point of net unfavorable prior year loss reserve development for the nine months ended September 30, 2017.

Consolidated Results of Operations—Three and Nine Months Ended September 30, 2018 and 2017

(Expressed in millions of U.S. dollars, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Gross written premiums	$398.0	$356.7	$1,518.2	$1,166.4

Net written premiums	$305.7	$277.6	$1,095.4	$874.7

Net earned insurance and reinsurance premiums	$321.1	$282.8	$914.5	$750.6
Net investment income	21.8	12.1	51.8	44.2
Net realized investment gains (losses)	3.9	(24.4)	8.0	(26.9)
Net unrealized investment (losses) gains	(11.7)	(2.7)	29.0	(25.2)
Net foreign exchange (losses) gains	(0.4)	15.7	21.7	17.0
Other revenue	17.0	9.5	96.0	11.8

Total revenues	351.7	293.0	1,121.0	771.5

Expenses
Loss and loss adjustment expenses ("LAE")	260.4	371.2	552.8	626.6
Insurance and reinsurance acquisition expenses	59.2	49.5	189.0	143.5
Other underwriting expenses	35.7	28.7	117.1	86.6
General and administrative expenses	19.5	19.8	58.0	60.6
Intangible asset amortization expenses	3.9	3.9	11.8	6.3
Interest expense on debt	7.6	5.0	23.1	14.6

Total expenses	386.3	478.1	951.8	938.2

Pre-tax (loss) income	(34.6)	(185.1)	169.2	(166.7)
Income tax benefit (expense)	6.9	12.8	(55.4)	11.3

Net (loss) income	(27.7)	(172.3)	113.8	(155.4)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)

(Loss) income before accrued dividends on Series A redeemable preference shares	(28.0)	(176.5)	112.9	(168.6)
Accrued dividends on Series A redeemable preference shares	—	(2.5)	(2.6)	(3.5)

Net (loss) income attributable to Sirius Group's common shareholder	$(28.0)	$(179.0)	$110.3	$(172.1)

Comprehensive (loss) income
Net (loss) income	$(27.7)	$(172.3)	$113.8	$(155.4)
Other comprehensive income (loss), net of tax
Change in foreign currency translation, net of tax	4.7	26.3	(57.2)	73.5

Total other comprehensive income (loss)	4.7	26.3	(57.2)	73.5

Comprehensive (loss) income	(23.0)	(146.0)	56.6	(81.9)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(23.3)	$(150.2)	$55.7	$(95.1)

Ratios:
Loss ratio(1)	81.1%	131.3%	60.4%	83.5%
Acquisition expense ratio(2)	18.4%	17.5%	20.7%	19.1%
Other underwriting expense ratio(3)	11.1%	10.1%	12.8%	11.5%

Combined ratio(4)	110.6%	158.9%	93.9%	114.1%

Selected financial data:
Basic earnings per common share	$(0.23)	$(1.49)	$0.88	$(1.43)
Common shares outstanding	120,000,000	120,000,000	120,000,000	120,000,000
Return on equity(5)	(1.2)%	(7.3)%	2.9%	(4.8)%

(1)
The loss ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

(5)
Return on equity is calculated by dividing net comprehensive (loss) income attributable to Sirius Group's common shareholder for the period by the beginning common shareholder's equity.

	As of September 30, 2018	As of December 31, 2017
Selected balance sheet data:
Book value per common share	$16.44	$15.98
Common shares outstanding	120,000,000	120,000,000

        Gross written premiums—Gross written premiums for the three months ended September 30, 2018 was $398 million, an increase of $41 million or 11% compared to gross written premiums of $357 million for the three months ended September 30, 2017, with Specialty & Casualty up 45% and Global Property up 32%. See "Results of reportable segments" below.

        Gross written premiums for the nine months ended September 30, 2018 was $1,518 million, an increase of $352 million or 30% compared to gross written premiums of $1,166 million for the nine months ended September 30, 2017, with Global Property up 44% and Specialty & Casualty up 38%. See "Results of reportable segments" below.

        Net written premiums—Net written premiums for the three months ended September 30, 2018 was $306 million, an increase of $28 million or 10% compared to net written premiums of $278 million for the three months ended September 30, 2017, with Specialty & Casualty up 52% and Global Property up 20%. See "Results of reportable segments" below.

        Net written premiums for the nine months ended September 30, 2018 was $1,095 million, an increase of $220 million or 25% compared to net written premiums of $875 million for the nine months ended September 30, 2017, with Specialty & Casualty up 38%, Global Property up 26% and Global A&H up 10%. See "Results of reportable segments" below.

        Net earned insurance and reinsurance premiums—Net earned insurance and reinsurance premiums for the three months ended September 30, 2018 was $321 million, an increase of $38 million or 13% compared to net earned insurance and reinsurance premiums of $283 million for the three months ended September 30, 2017, with Specialty & Casualty up 29%, Global A&H up 20% and Global Property up 7%. See "Results of reportable segments" below.

        Net earned insurance and reinsurance premiums for the nine months ended September 30, 2018 was $915 million, an increase of $164 million or 22% compared to net earned insurance and reinsurance premiums of $751 million for the nine months ended September 30, 2017, with Specialty & Casualty up 35%, Global A&H up 21%, and Global Property up 16%. See "Results of reportable segments" below.

        Net investment income, Net realized investment gains (losses), Net unrealized investment gains (losses) and Net foreign exchange gains (losses)—Net investment income increased 83% to $22 million for the three months ended September 30, 2018 from $12 million for the three months ended September 30, 2017 due to a higher interest rate environment. Sirius Group reported net realized investment gains of $4 million for the three months ended September 30, 2018, which included $5 million of net realized foreign currency gains, compared to net realized investment losses of $24 million for the three months ended September 30, 2017, which included $21 million of net realized foreign currency losses. Net unrealized investment losses were $12 million for the three months ended September 30, 2018, which included $6 million of net unrealized foreign currency losses, compared to net unrealized investment losses of $3 million for the three months ended September 30, 2017, which included $14 million of net unrealized foreign currency losses. See "Summary of investment results" below. Additionally, Sirius Group recorded less than $1 million of non-investment related foreign exchange losses for the three months ended September 30, 2018 compared to $16 million of non-investment related foreign exchange gains for the three months ended September 30, 2017. Included in the third quarter of 2018 amount is $2 million of unfavorable currency movement compared to $10 million of favorable currency movement for the third quarter of 2017 on the SEK Subordinated Notes, which were issued in September 2017. See "Foreign currency translation" below.

        Net investment income increased 18% to $52 million for the nine months ended September 30, 2018 from $44 million for the nine months ended September 30, 2017 due to a higher interest rate environment. Sirius Group reported net realized investment gains of $8 million for the nine months ended September 30, 2018, which included $11 million of net realized foreign currency gains, compared to net realized investment losses of $27 million for the nine months ended September 30, 2017, which included $20 million of net realized foreign currency losses. Net unrealized investment gains were $29 million for the nine months ended September 30, 2018, which included $43 million of net unrealized foreign currency gains, compared to net unrealized investment losses of $25 million for the nine months ended September 30, 2017, which included $58 million of net unrealized foreign currency losses. See "Summary of investment results" below. Additionally, Sirius Group recorded $22 million of non-investment related foreign exchange gains for the nine months ended September 30, 2018 compared to $17 million of non-investment related foreign exchange gains for the nine months ended September 30, 2017. Included in the nine months ended September 30, 2018 amount is $26 million of favorable currency movement compared to $10 million of favorable foreign currency movement for the nine months ended September 30, 2017 on the SEK Subordinated Notes, which were issued in September 2017. See "Foreign currency translation" below.

        Other revenue—Other revenue increased to $17 million for the three months ended September 30, 2018 from $10 million for the three months ended September 30, 2017. The increase in other revenue was primarily attributable to an increase in service fee revenue in Global A&H recognized by IMG.

        Other revenue increased to $96 million for the nine months ended September 30, 2018 from $12 million for the nine months ended September 30, 2017. The increase in other revenue was primarily attributable to management's estimate of a right of indemnification against a third party in connection with an uncertain tax position and an increase in service fee revenue in Global A&H recognized by IMG and Armada, which were acquired in the second quarter of 2017.

        Loss and loss adjustment expenses—Loss and loss adjustment expenses decreased 30% to $260 million for the three months ended September 30, 2018 from $371 million for the three months ended September 30, 2017, primarily due to lower catastrophe losses and higher net favorable prior year loss reserve development for the three months ended September 30, 2018. See "Results of reportable segments" below.

        Loss and loss adjustment expenses decreased 12% to $553 million for the nine months ended September 30, 2018 from $627 million for the nine months ended September 30, 2017, primarily due to lower catastrophe losses and higher net favorable prior year loss reserve development for the nine months ended September 30, 2018. See "Results of reportable segments" below.

        Insurance and reinsurance acquisition expenses—Insurance and reinsurance acquisition expenses increased 18% to $59 million for the three months ended September 30, 2018 from $50 million for the three months ended September 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums for Global Property, Global A&H, and Specialty & Casualty. See "Results of reportable segments" below.

        Insurance and reinsurance acquisition expenses increased 31% to $189 million for the nine months ended September 30, 2018 from $144 million for the nine months ended September 30, 2017, primarily due to an increase in net earned insurance and reinsurance premiums and higher acquisition expenses for Global Property, Global A&H, and Specialty & Casualty, primarily due to business mix. See "Results of Reportable Segments" below.

        Other underwriting expenses—Other underwriting expenses increased 24% to $36 million for the three months ended September 30, 2018 from $29 million for the three months ended September 30, 2017, primarily due to a $4 million increase in operating expenses for Specialty & Casualty, due to the new initiatives in Casualty, Surety, and Environmental, and in Global A&H, where $2 million of operating expenses for the MGUs are included in other underwriting expenses following their integration into the Accident and Health insurance and reinsurance underwriting unit. See "Results of reportable segments" below.

        Other underwriting expenses increased 34% to $117 million for the nine months ended September 30, 2018 from $87 million for the nine months ended September 30, 2017, primarily due to a $11 million increase in operating expenses for Specialty & Casualty, due to the new initiatives in Casualty, Surety and Environmental, and in Global A&H, where $14 million of operating expense for the MGUs are included in other underwriting expenses following their integration into the Accident and Health insurance and reinsurance underwriting unit. See "Results of reportable segments" below.

        General and administrative expenses—General and administrative expenses were $20 million for the three months ended September 30, 2018 and 2017. For the three months ended September 30, 2017, Sirius Group recorded $2 million of retention bonus expenses relating to the CMIG International Holding Pte. Ltd. ("CMIG International") acquisition. See "Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests" in the Notes to Consolidated Financial Statements included within "Part I, Item 1. Financial Statements." with respect to the CMIG International acquisition. The retention bonus expense was reimbursed by White Mountains Insurance Company ("White Mountains") to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. Sirius Group did not incur retention bonus expenses for the three months ended September 30, 2018. The decrease in retention bonus expense was partially offset by an increase in incentive compensation expense. In prior periods, all MGU expenses were disclosed within General and administrative expenses. Starting in 2018, certain operating expenses for the MGUs are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

        General and administrative expenses decreased 5% to $58 million for the nine months ended September 30, 2018 from $61 million for the nine months ended September 30, 2017. This decrease was primarily due to $11 million of retention bonus expenses recorded during the nine months ended September 30, 2017 relating to the CMIG International acquisition. See "Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests" in the Notes to Consolidated Financial Statements included within "Part I, Item 1. Financial Statements." with respect to the CMIG International acquisition. The retention bonus expense was reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. Sirius Group did not incur retention bonus expenses for the nine months ended September 30, 2018 related to the CMIG International acquisition. Additionally, the decrease in General and administrative expenses was partially offset by an increase in expenses related to IMG and Armada. In prior periods, all MGU expenses were disclosed within General and administrative expenses. Starting in 2018, certain operating expenses for the MGUs are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

        Intangible asset amortization expenses—Intangible asset amortization expenses was $4 million for the three months ended September 30, 2018 and 2017.

        Intangible asset amortization expenses increased to $12 million for the nine months ended September 30, 2018 from $6 million for the nine months ended September 30, 2017 due to the amortization of the intangible assets related to the IMG and Armada acquisitions, which were both acquired during the second quarter of 2017.

        Interest expense on debt—Interest expense on debt increased 60% to $8 million for the three months ended September 30, 2018 from $5 million for the three months ended September 30, 2017 due to interest expense of $3 million related to the 2017 SEK Subordinated Notes, which were issued in September 2017. See "Financing" below.

        Interest expense on debt increased 53% to $23 million for the nine months ended September 30, 2018 from $15 million for the nine months ended September 30, 2017 due to interest expense of $9 million related to the 2017 SEK Subordinated Notes, which were issued in September 2017. See "Financing" below.

Executive Summary—Years Ended December 31, 2017, 2016 and 2015

Years Ended December 31, 2017 and 2016

        Sirius Group ended 2017 with a net loss attributable to common shareholder of $156 million and a loss per common share of $1.30. This compares to net income attributable to common shareholder of $33 million and earnings per common share of $0.27 in 2016. The decreases were due to higher catastrophe losses and lower net favorable prior year loss reserve development, which was partially offset by net service fee income from IMG and Armada and a gain on revaluation of contingent consideration related to the IMG and Armada Earnouts of $49 million. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus. In 2017, Sirius Group had catastrophe losses of $259 million and net favorable prior year loss reserve development of $1 million. In 2016, Sirius Group had catastrophe losses of $109 million and net favorable prior year loss reserve development of $64 million.

        Sirius Group ended 2017 with book value per common share of $15.98 compared to a book value per common share of $16.57 at December 31, 2016, a decrease of 3.6% during 2017, primarily due to the comprehensive loss recognized. This compares to an increase of 1.5% during 2016.

        Sirius Group's combined ratio was 108% compared to 94% in 2016. The increase in the combined ratio was driven by higher catastrophe losses and lower net favorable prior year loss reserve development. Sirius Group's combined ratio included 25 points of catastrophe losses in 2017 compared to 12 points in 2016 and included no combined ratio benefits from net favorable prior year loss reserve development in 2017 compared to 7 points in 2016.

        Gross written premiums increased to $1,439 million or 13% for 2017 from $1,269 million in 2016 due to increases in the Global Property ($97 million), Global A&H ($59 million), and Specialty & Casualty ($47 million). See "Results of Reportable Segments" below.

Years Ended December 31, 2016 and 2015

        Sirius Group ended 2016 with net income attributable to common shareholder of $33 million and earnings per common share of $0.27. This compares to net income attributable to common shareholder of $291 million and earnings per common share of $2.43 for 2015. These decreases were primarily due to higher catastrophe losses in 2016 and a lower return on invested assets, primarily due to an unrealized gain on the investment in Symetra in 2015. In 2016, Sirius Group had catastrophe losses of $109 million and net favorable prior year loss reserve development of $64 million. In 2015, Sirius Group had catastrophe losses of $21 million and net favorable prior year loss reserve development of $51 million.

        Sirius Group's book value per common share increased 1.5% to $16.57 in 2016 from $16.33 in 2015. This compares to an increase of 11.2% during 2015, which includes the unrealized gain on the investment in Symetra.

        Sirius Group's combined ratio was 94% in 2016 compared to 85% in 2015. The increase in the combined ratio was primarily driven by higher catastrophe losses in 2016 as compared to 2015. Sirius Group's combined ratio included 12 points of catastrophe losses in 2016 compared to 2 points in 2015. The year ended December 31, 2016 also included 7 points of net favorable prior year loss reserve development compared to 6 points in 2015.

        Gross written premiums increased to $1,269 million or 9% for 2016 from $1,161 million in 2015 as increases in Global Property ($60 million) and Global A&H ($50 million) were partially offset by a decrease in Specialty & Casualty ($12 million). See Results of Reportable Segments below.

Consolidated Results of Operations—Years Ended December 31, 2017, 2016 and 2015

(Expressed in millions of U.S. dollars, except ratio and share information)

Year ended December 31,	2017	2016	2015
Revenues
Gross written insurance and reinsurance premiums	$1,439.3	$1,269.0	$1,160.5

Net written insurance and reinsurance premiums	$1,090.2	$938.1	$847.6

Net earned insurance and reinsurance premiums	$1,035.3	$890.1	$847.0
Net investment income	56.8	56.2	39.9
Net realized investment (losses) gains	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	(10.5)	(238.2)	102.5
Net foreign exchange gains (losses)	9.2	(11.0)	(18.2)
Gain on revaluation of contingent consideration	48.8	—	—
Other revenue	21.7	9.1	(2.4)

Total revenues	1,134.1	994.5	1,107.3
Expenses
Loss and loss adjustment expenses	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	197.2	210.3	189.8
Other underwriting expenses	106.1	107.3	107.9
General and administrative expenses	91.9	85.1	27.1
Intangible asset amortization	10.2	—	—
Impairment of intangible assets	5.0	—	—
Interest expense on debt	22.4	34.6	26.6

Total expenses	1,244.0	956.6	774.1
Pre-tax (loss) income	(109.9)	37.9	333.2
Income tax (expense) benefit	(26.4)	7.3	(47.1)

Net (loss) income	(136.3)	45.2	286.1
Equity in earnings of unconsolidated affiliates, net of tax	—	6.6	23.9

(Loss) income before income attributable to non-controlling interests	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	(156.1)	32.5	291.2

Year ended December 31,	2017	2016	2015
Comprehensive income
Net (loss) income	(136.3)	51.8	310.0
Other comprehensive (loss) income, net of tax
Change in equity in net unrealized (losses) gains from investments, net of tax	—	—	(29.8)
Change in foreign currency translation, net of tax	71.7	(67.3)	(65.4)
Net change in other, net of tax	—	1.2	0.2

Other comprehensive (loss) income	71.7	(66.1)	(95.0)
Comprehensive (loss) income	(64.6)	(14.3)	215.0
Net (income) attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(78.3)	$(33.6)	$196.2

Ratios:
Loss and LAE ratio(1)	78.4%	58.3%	49.9%
Acquisition expense ratio(2)	19.0%	23.6%	22.4%
Other underwriting expense ratio(3)	10.2%	12.1%	12.7%

Combined ratio(4)	107.6%	94.0%	85.0%

	2017	2016	2015
Per Common Share Data:
Basic (loss) earnings per common share	$(1.30)	$0.27	$2.43
Common shares outstanding	120,000,000	120,000,000	120,000,000
Selected Balance Sheet Data:
Book value per common share	$15.98	$16.57	$16.33
Common shares outstanding	120,000,000	120,000,000	120,000,000

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Years Ended December 31, 2017 and 2016

        Sirius Group's total revenues increased 14% to $1,134 million in 2017 from $995 million in 2016, which was driven by higher net earned insurance and reinsurance premiums and other revenue from IMG and Armada, partially offset by net realized and unrealized investment losses. Net earned insurance and reinsurance premiums increased 16% to $1,035 million from $890 million in 2016, with Specialty & Casualty up 21%, Global Property up 17%, and Global A&H up 13%.

        Net investment income increased 1% to $57 million in 2017 from $56 million in 2016. Sirius Group reported net realized investment losses of $27 million in 2017, which included $19 million of net realized foreign currency losses, compared to net realized investment gains of $288 million in 2016, which included $50 million of net realized foreign currency gains. Net unrealized investment losses were $11 million in 2017, which included $52 million of net unrealized foreign currency losses, compared to net unrealized investment losses of $238 million in 2016, which included $8 million of net unrealized foreign currency losses. During the first quarter of 2016, Sirius Group sold its investment in Symetra, which generated a net realized investment gain of $223 million and a net unrealized investment loss of $219 million, for a total net impact of $4 million. In 2017, net realized and net unrealized investment losses were primarily related to foreign currency losses. Additionally, Sirius Group recorded $9 million of non-investment related foreign exchange gains in 2017 compared to $11 million of non-investment related foreign exchange losses in 2016. See "Foreign Currency Translation" below.

        2017 results include a $49 million gain on revaluation of contingent consideration related to the IMG and Armada Earnouts, mainly due to the settlement and remeasurement of the Armada earnout. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus.

        Other revenue in 2017 of $22 million consists primarily of service fee revenue from IMG and Armada. Other revenue in 2016 included a $5 million gain on the change in fair value of weather derivatives, a $2 million bargain gain on the acquisition of Mount Beacon Holdings, LLC ("Mount Beacon") and a $2 million gain on the sale of Ashmere Insurance Company ("Ashmere"). See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus.

        Sirius Group's total expenses increased 30% to $1,244 million in 2017 from $957 million in 2016. Loss and LAE increased 56% in 2017. The increase in loss and LAE included $259 million of catastrophe losses, after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($83 million), Hurricane Maria ($79 million), Hurricane Harvey ($45 million), California Wildfires ($22 million), Mexico Earthquakes ($13 million) and other catastrophe events versus $109 million of catastrophe losses in 2016 primarily related to the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million) and Hurricane Matthew ($23 million). Insurance and reinsurance acquisition expenses decreased 6% in 2017, primarily due to lower commissions in Global A&H, partially offset by an increase in net earned insurance and reinsurance premiums. Other underwriting expenses decreased 1% due to lower variable incentive expense accruals.

        General and administrative expenses increased 8% to $92 million in 2017 from $85 million in 2016. General and administrative expenses in 2017 included $45 million of expenses related to IMG and Armada and $13 million of retention bonus expenses for management and employees as a result of our acquisition by CMIG International. The retention bonus expenses were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains. General and administrative expenses in 2016 included $37 million of transaction bonus expenses and $18 million of retention bonus expenses, both of which were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus).

        Intangible asset amortization of $10 million in 2017 related to the amortization of intangible assets as a result of Sirius Group's acquisitions of IMG and Armada in the second quarter of 2017. Additionally, Sirius Group recognized an impairment of $5 million related to trade names acquired as part of the acquisition of IMG. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus.

        Interest expense on debt in 2017 was $22 million compared to $35 million in 2016. The decrease was due to a lower interest rate on the 2016 SIG Senior Notes versus the 2007 SIG Senior Notes, which was retired in 2016. The retirement of the 2007 SIG Senior Notes in 2016 resulted in a $6 million prepayment penalty, which was recorded as a component of interest expense.

Years Ended December 31, 2016 and 2015

        Sirius Group's total revenues decreased 10% to $995 million in 2016 from $1,107 million in 2015, which was driven primarily by lower net realized and unrealized investment gains. Net earned insurance and reinsurance premiums increased 5% to $890 million in 2016 from $847 million in 2015, with Global Property and Global A&H up 8% and 5%, respectively, and Specialty & Casualty down 2%. Additionally, net earned insurance and reinsurance premiums in 2016 and 2015, reflected in Runoff & Other, included the cost of industry loss warranty covers of $9 million and $11 million, respectively, which White Mountains required Sirius Group to purchase to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International.

        Net investment income increased 40% to $56 million in 2016 from $40 million in 2015 due to a larger fixed income portfolio and higher investment yields, driven by a longer duration portfolio. Sirius Group reported net realized investment gains of $288 million in 2016, which included $50 million of net realized foreign currency gains, compared to net realized investment gains of $139 million in 2015, which included $70 million of net realized foreign currency gains. Net unrealized investment losses were $238 million in 2016, which included $8 million of net unrealized foreign currency losses, compared to net unrealized investment gains of $103 million in 2015, which included $15 million of net unrealized foreign currency losses. During the first quarter of 2016, Sirius Group sold its investment in Symetra, which generated a net realized investment gain of $223 million and a net unrealized investment loss of $219 million, for a total net impact of $4 million. Net unrealized investment gains in 2015 included a $219 million net unrealized investment gain recognized in the fourth quarter of 2015 relating to Symetra, as a result of a change from equity affiliate accounting to fair value based upon quoted market price. See Note 20 "Investments in unconsolidated entities" in Sirius Group's audited financial statements included elsewhere in this prospectus. Additionally, Sirius Group recorded $11 million of non-investment related foreign exchange losses in 2016 compared to $18 million of non-investment related foreign exchange losses in 2015. See "Foreign Currency Translation" below.

        Other revenue in 2016 included a $5 million gain on the change in fair value of weather derivatives, a $2 million bargain gain on acquisition of Mount Beacon and a $2 million gain on the sale of Ashmere. Other revenue in 2015 of $(2) million included a $2 million mark-to-market loss on the interest rate cap and a $3 million loss due to the final settlement from the sale of a former affiliate in 2012 which was partially offset by $2 million of gains on the change in fair value of weather derivatives. See Note 3 "Significant transactions" and Note 13 "Derivatives" in Sirius Group's audited financial statements included elsewhere in this prospectus.

        Sirius Group's total expenses increased 23% to $957 million in 2016 from $774 million in 2015. Loss and LAE increased 23% in 2016. The increase in loss and LAE included $109 million of catastrophe losses, after applicable reinsurance and reinstatement premiums, from the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million), Hurricane Matthew ($23 million) and other catastrophe events versus $21 million of catastrophe losses in 2015. Partially offsetting the catastrophe losses was $64 million of net favorable prior year loss reserve development, primarily in Global Property ($27 million) and Specialty & Casualty ($25 million). Insurance and reinsurance acquisition expenses increased 11% in 2016, primarily due to higher commissions for Global Property. Other underwriting expenses decreased 1% due to lower variable incentive expense accruals.

        General and administrative expenses in 2016 included $37 million of transaction bonus expenses and $18 million of retention bonus expenses, both of which were reimbursed by White Mountains to Sirius Group on an after-tax basis (recorded as Additional paid-in surplus) as stipulated in the stock purchase agreement between CMIG International and White Mountains.

        Interest expense on debt in 2016 was $35 million compared to $27 million in 2015. This was primarily due to a $6 million prepayment penalty on the retirement of the 2007 SIG Senior Notes in 2016. The prepayment penalty was reflected as a component of interest expense.

Summary of Investment Results

Pre-Tax Return on Investments

        Total return on investments includes investment income, net realized gains and losses and the change in unrealized gains and losses generated by the investment portfolio including equity method investments for which we have made fair value election and net income or loss in investments in unconsolidated affiliates. Total return is calculated on a pre-tax basis and includes the impact of investment related foreign exchange gains or losses whether reflected in pre-tax income or other comprehensive income, unless otherwise noted. Returns are calculated on average investments for the period displayed and presented gross of separately managed account fees as well as internal expenses in order to produce a better comparison to benchmark returns which exclude an expense load.

        Sirius Group maintains an equity portfolio that consists of equity securities, and other long-term investments, including hedge funds, private equity funds and direct investments in privately held common equity securities investments. From time to time, Sirius may also invest in exchange-traded funds ("ETFs") and mutual funds. For return purposes, investments in fixed-income ETFs and mutual funds are included in the fixed income results and excluded from equity portfolio results. Returns exclude the impact of third-party currency forwards and/or swaps.

        A summary of Sirius Group's total pre-tax net investment results and performance metrics for the three and nine months ended September 30, 2018 and 2017, respectively, follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Pre-tax investment results
Net investment income	$21.8	$12.1	$51.8	$44.2
Net realized and unrealized investment (losses) gains(1)	(11.5)	(18.9)	47.0	(43.9)
Change in foreign currency translation on investments recognized through other comprehensive income(2)	6.4	33.9	(92.6)	93.8

Net pre-tax investment gains	$16.7	$27.1	$6.2	$94.1

(1)
Includes foreign exchange (losses) gains for the three months ended September 30, 2018 and 2017 of $(4.5) million and $(26.6) million, respectively and for the nine months ended September 30, 2018 and 2017 of $63.8 million and $(70.3) million, respectively.

(2)
Excludes non-investment related foreign exchange (losses) gains for the three months ended September 30, 2018 and 2017 of $(1.7) million and $(7.6) million, respectively and for the nine months ended September 30, 2018 and 2017 of $35.4 million and $(20.3) million, respectively.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Performance metrics
Total fixed income investment returns:
In U.S. dollars	0.6%	0.5%	0.2%	2.5%
In local currencies	0.5%	0.4%	1.0%	1.6%
Bloomberg Barclays US Agg 1-3 Year Total Return Value Unhedged USD	0.3%	0.3%	0.4%	1.1%
OMX Stockholm OMRX Total Bond Index	(0.5)%	0.0%	0.6%	0.1%
Total equity securities and other long-term investments returns:
In U.S. dollars	0.5%	5.0%	2.1%	13.2%
In local currencies	0.5%	4.1%	3.3%	10.8%
S&P 500 Index (total return)	7.7%	4.5%	10.6%	14.2%
Total consolidated portfolio
In U.S. dollars	0.6%	1.0%	0.4%	3.4%
In local currencies	0.5%	0.7%	1.3%	2.3%

Three and nine months ended September 30, 2018 and 2017

        Sirius Group's pre-tax total gross return on invested assets was 0.6% for the third quarter of 2018 compared to 1.0% for the third quarter of 2017. The 2018 result included foreign currency gains on investments, which increased the total pre-tax return by 0.1%. The quarterly currency gains were generated mainly from Swedish kronor ("SEK") holdings as the currency strengthened 0.5%, versus the U.S. dollar. The 2017 result benefited 0.3% from foreign currency gains, predominantly driven by the SEK and Euro ("EUR") holdings as these currencies strengthened 3.0% and 3.2%, respectively, versus the U.S. dollar.

        For the nine months ended September 30, 2018, Sirius Group's pre-tax total gross return on invested assets was 0.4% versus 3.4% for the same period in 2017. The investment result for the nine months ended September 30, 2018 was adversely impacted by the strengthening of the U.S. dollar which reduced our return by 0.9%. The investment result for the nine months ended September 30, 2017, however, benefited by 1.1% due to the impact of a weakening U.S. dollar on our non-U.S. dollar holdings.

        Net investment income was $10 million higher in the third quarter of 2018 versus the third quarter of 2017 due to the higher interest rate environment in 2018. For the nine months ended September 30, 2018, net investment income was higher than the prior period by $8 million given the aforementioned rate environment.

        Net realized and unrealized investment (losses) gains on investments, excluding foreign currency, were $(7) million for the three months ended September 30, 2018 compared to $8 million for the three months ended September 30, 2017. For the nine months ended September 30, 2018, net realized and unrealized (losses) gains on investments, excluding foreign currency, were $(17) million compared to $26 million for the nine months ended September 30, 2017. The main drivers for these variances were the impact of rising interest rates on our fixed income portfolio and underperformance of risk assets in Europe and Asia in 2018 whereas risk assets in Asia outperformed in 2017.

Fixed income results (including short-term investments)

        As of September 30, 2018, the fixed income portfolio duration was approximately 1.8 years compared to 1.9 years as of September 30, 2017. The average credit quality of the fixed income portfolio, including short-term investments, was AA at September 30, 2018 and 2017. At September 30,

2018 and 2017, Sirius Group held $312 million and $386 million, respectively, of non-U.S. denominated fixed income securities.

        The fixed income portfolio gained 0.6% on a U.S. dollar basis and gained 0.5% in local currencies for the third quarter of 2018. Our U.S. portfolio returned 0.6% versus the Barclays 1-3 Year Aggregate ("BarcAg1-3") of 0.3%. Our non-U.S. portfolio returned 0.0% in original currencies, which compares to the OMX Stockholm OMRX Total Return Bond Index ("OMRX") of (0.5)%.

        The fixed income portfolio return for the nine months ended September 30, 2018 was 0.2% on a U.S. dollar basis and 1.0% in original currency. Our U.S. portfolio returned 0.9% versus the BarcAg1-3 of 0.4%. The outperformance was due to a lower concentration in treasuries in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio gained 0.8% in original currencies, which compares to the OMRX of 0.6%, due to a market-driven strong performance of our Canadian dollar and SEK-denominated fixed income holdings.

        The fixed income portfolio returned 0.5% on a U.S. dollar basis and 0.4% in local currencies for the third quarter of 2017. Our U.S. portfolio returned 0.4% versus the BarcAg1-3 of 0.3% due to a higher concentration of corporates and mortgage-backed securities in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio returned (0.2)% in original currencies which compares to the OMRX of 0.0%. The return for the nine months ended September 30, 2017 was 2.5% on a U.S. dollar basis and 1.6% in original currencies. Our U.S. portfolio returned 1.7% versus the BarcAg1-3 of 1.1% due to a lower concentration in treasuries in our portfolio compared to the BarcAg1-3. Our non-U.S. portfolio returned 0.2% in original currencies, which compares to the OMRX of 0.1%, due to a market-driven strong performance of our Canadian dollar, EUR and SEK-denominated fixed income holdings.

Equity securities and other long-term investments results

        At September 30, 2018, the equity and other long-term investments portfolio included $425 million of U.S. dollar and $198 million of non-U.S. dollar denominated securities.

        For the third quarter of 2018, the equity portfolio gained 0.5% on a U.S. dollar basis and local currency basis. The S&P 500 gained 7.7% for the same period. For the nine months ended September 30, 2018, the equity portfolio returned 2.1% on a U.S. dollar basis and 3.3% in original currencies versus the S&P 500 of 10.6%. Performance lagged the S&P 500 in the third quarter of 2018 and for the nine months ended September 30, 2018 given the performance of our non-U.S. dollar exposure as well as our private equity and hedge fund portfolios that are in the early stages of investment.

        At September 30, 2017, the equity and other long-term investments portfolio included $259 million of U.S. dollar and $161 million of non-U.S. dollar denominated securities.

        For the third quarter of 2017, the equity portfolio returned 5.0% on a U.S. dollar basis and 4.1% in local currencies. The S&P 500 returned 4.5% for the same period. For the nine months ended September 30, 2017, the equity portfolio returned 13.2% in U.S. dollars and 10.8% in local currencies versus the S&P 500 of 14.2%.

Years Ended December 31, 2017, 2016 and 2015

        A summary of Sirius Group's total pre-tax net investment results for the years ended 2017, 2016, and 2015 was as follows:

	Year Ended December 31,
(Millions)	2017	2016	2015
Pre-tax investment results
Net investment income	$56.8	$56.2	$39.9
Net realized and unrealized investment gains(1)	(37.7)	50.1	241.0
Equity in earnings of unconsolidated affiliates(2)	—	6.6	23.9
Change in foreign currency translation on investments recognized through other comprehensive income(3)	83.9	(83.1)	(110.7)

Total pre-tax investment gains	$103.0	$29.8	$194.1

(1)
Includes foreign exchange gains (losses) for the years ended December 31, 2017, 2016 and 2015 of $(70.8) million, $42.3 million and $55.2 million, respectively.

(2)
Relates primarily to our equity method investment in OneBeacon Insurance Group, Ltd. Refer to Note 20 "Investments in unconsolidated entities" in Sirius Group's audited financial statements included elsewhere in this prospectus

(3)
Excludes non-investment related foreign exchange gains / (losses) for the years ended December 31, 2017, 2016 and 2015 of $9.2 million, $(11.0) million and $(18.2) million, respectively.

	Year Ended December 31,
Performance Metrics	2017	2016	2015
Total fixed income investment returns:
In U.S. dollars	2.9%	0.4%	–1.3%
In local currencies	1.8%	1.8%	1.0%
Bloomberg Barclays US Agg 1-3 Year Total Return Value Unhedged USD	0.9%	1.3%	0.7%
OMX Stockholm OMRX Total Bond Index	0.3%	2.6%	0.5%
Total equity securities, investments in unconsolidated affiliates, and other long-term investments returns:
In U.S. dollars	16.8%	11.5%	31.6%
In local currencies	13.8%	11.7%	31.6%
S&P 500 Index (total return)	21.8%	12.0%	1.4%
Total consolidated portfolio
In U.S. dollars	4.1%	0.9%	5.7%
In local currencies	2.9%	2.2%	7.7%

Years Ended December 31, 2017 and 2016

        Sirius Group's pre-tax total return on invested assets was 4.1% for 2017 compared to 0.9% for 2016. The 2017 result included foreign currency gains on investments, which contributed 1.2% to the total pre-tax return. The currency gains were mainly generated from SEK and EUR holdings as both currencies strengthened in excess of 10% against the U.S. dollar. Foreign currency losses on investments reduced the 2016 return by 1.3% as SEK, EUR and GBP holdings weakened against the U.S. dollar.

Fixed income results (including short term investments)

        As of December 31, 2017, the fixed income portfolio duration was approximately 2.0 years compared to 3.0 years as of December 31, 2016. The reduction of duration was made to better position the portfolio against market losses arising from a rising rate environment. The average credit quality of the fixed income portfolio was AA at December 31, 2017 and AA- at December 31, 2016. The one-notch credit reduction was a result of incidental shifts in the portfolio mix rather than a change in investment strategy.

        At December 31, 2017, Sirius Group held $399 million of non-U.S. denominated fixed income securities. Given the low, and in many cases negative, interest rate environment throughout Europe, Sirius Group redeployed $249 million of EUR and GBP fixed income into USD fixed income and EUR equities during 2017.

        The fixed income portfolio returned 2.9% for 2017 on a U.S. dollar basis and 1.8% in local currencies for the same period. The U.S. fixed income portfolio returned 1.9% versus BarcAg1-3 of 0.9%. Our non-U.S. fixed income portfolio returned 0.8% in original currencies which compared to the OMRX of 0.3%.

Equity securities and other long-term investments results

        The company benefited in 2017 versus 2016 from its continued, albeit modest, deployment into equity and alternative investment strategies. For 2017, the equity portfolio returned 16.8% on a U.S. dollar basis and 13.8% in local currencies. The S&P 500 returned 21.8% for the same period. At December 31, 2017, the equity and other long-term investments portfolio included $290 million of U.S. dollar and $176 million of non-U.S. dollar denominated securities. For 2016, the Sirius Group equity portfolio returned 11.5% on a U.S. dollar basis and 11.7% in local currencies for the same period. The S&P 500 returned 12.0% for the same period.

Years Ended December 31, 2016 and 2015

        Sirius Group's pre-tax total return on invested assets was 0.9% for 2016 compared to 5.7% for 2015. The 2016 result included foreign currency losses on investments which reduced the total pre-tax return by 1.3%. The 2015 result reflects foreign currency investment losses of 2.0%. Both 2016 and 2015 foreign exchange losses resulted from weakening currencies versus the U.S. dollar in our SEK, GBP and EUR holdings.

        Due to the sale of Sirius Group to CMIG International on April 18, 2016, and the related disposition of certain assets, including unconsolidated affiliates, for cash, the investment portfolio was predominantly comprised of fixed income and short-term investments during 2016.

        The 2015 results were primarily driven by $219 million in pre-tax unrealized investment gains recognized in the fourth quarter of 2015 relating to the holding in Symetra. The gain on Symetra was a result of a change from equity affiliate accounting to fair value based upon quoted market price.

Fixed income results (including short term investments)

        As of December 31, 2016, the fixed income portfolio duration was approximately 3.0 years compared to 2.1 years as of December 31, 2015. The average credit quality of the fixed income portfolio was AA- at December 31, 2016 and A+ at December 31, 2015. The one notch credit increase was a result of incidental shifts in the portfolio mix rather than a change in investment strategy.

        At December 31, 2016 and 2015, Sirius Group held $608 million and $639 million, respectively, of non-U.S. denominated fixed income securities.

        The fixed income portfolio returned 0.4% for 2016 on a U.S. dollar basis and 1.8% in local currencies for the same period. The U.S. fixed income portfolio returned 1.5% versus BarcAg1-3 of 1.3%. Our non-U.S. portfolio returned 3.4% in original currencies which compares to the OMRX of 2.6%. The 2015 fixed income portfolio returned –1.3% on a U.S. dollar basis and 1.0% in local currencies for the same period.

Equity securities and other long-term investments results

        For 2016, the Sirius Group equity portfolio returned 11.5% on a U.S. dollar basis and 11.7% in local currencies for the same period. The S&P 500 returned 12.0% for the same period.

        For 2015, the Sirius Group equity portfolio returned 31.6% U.S. dollar basis with minimal impact from currency. The S&P 500 returned 1.4% for the same period. At December 31, 2015, our investment in Symetra represented approximately 26% of total invested assets and accounted for a $219 million gain as explained above.

Foreign Currency Translation

Impact of Foreign Currency Translation

        The U.S. dollar is the functional currency for Sirius Group's businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies into U.S. dollars are reported in shareholder's equity and in Accumulated other comprehensive income (loss). As of September 30, 2018 and December 31, 2017, Sirius Group had net unrealized foreign currency translation losses of $198 million and $141 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets. As of December 31, 2017 and 2016, Sirius Group had net unrealized foreign currency translation losses of $141 million and $212 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.

        Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise within Net realized investment gains (losses), Net unrealized investment (losses) gains, and Net foreign exchange (losses) gains.

        The following rates of exchange for the U.S. dollar have been used for translation of assets and liabilities whose functional currency is not the U.S. dollar at September 30, 2018 and 2017:

Currency	Closing Rate September 30, 2018	Closing Rate September 30, 2017
Swedish kronor	8.9080	8.1848
British pound	0.7686	0.7481
Euro	0.8635	0.8477
Canadian dollar	1.2964	1.2480

        The following rates of exchange for the U.S. dollar have been used for translation of investments whose functional currency is not the U.S. dollar at December 31, 2017 and 2016:

Currency	Closing Rate 2017	Closing Rate 2016
Swedish Krona	8.2051	9.0549
British Pound Sterling	0.7398	0.8074
Euro	0.8339	0.9479
Canadian Dollar	1.2556	1.3432

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the three and nine months ended September 30, 2018 and 2017 follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Net realized investment gains (losses)—foreign currency(1)	$4.7	$(21.0)	$10.7	$(20.2)
Net unrealized investment (losses) gains—foreign currency(2)	(5.5)	(13.8)	43.1	(58.3)

Net realized and unrealized investment gains (losses)—foreign currency	(0.8)	(34.8)	53.8	(78.5)
Net foreign exchange (losses) gains—foreign currency translation (losses) gains(3)	(0.4)	19.1	19.0	27.5
Net foreign exchange (losses) gains—currency swaps(3)	(0.1)	(3.4)	2.9	(10.2)
Net foreign exchange (losses) gains—other(3)	—	—	(0.2)	(0.3)
Income tax expense (benefit)	0.1	0.9	(0.4)	2.9

Total foreign currency remeasurement (losses) gains recognized through net (loss) income, after tax	(1.2)	(18.2)	75.1	(58.6)
Change in foreign currency translation on investments recognized through other comprehensive income (loss), after tax	6.4	33.9	(92.6)	93.8
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income (loss), after tax	(1.7)	(7.6)	35.4	(20.3)

Total foreign currency translation gains (losses) recognized through other comprehensive income (loss), after tax	4.7	26.3	(57.2)	73.5

Total foreign currency gains recognized in comprehensive (loss) income, after tax	$3.5	$8.1	$17.9	$14.9

(1)
Component of Net realized investment gains (losses) on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment (losses) gains on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign exchange (losses) gains on the Consolidated Statements of (Loss) Income

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the years ended December 31, 2017, 2016 and 2015 follows:

(Millions)	2017	2016	2015
Net realized investment (losses) gains—foreign currency(1)	$(19.1)	$50.0	$70.6
Net unrealized investment (losses) gains—foreign currency(2)	(51.7)	(7.7)	(15.4)

Net realized and unrealized investment gains—foreign currency	(70.8)	42.3	55.2
Net foreign exchange gains (losses)—foreign currency translation (losses) gains(3)	20.7	(17.5)	(18.1)
Net foreign exchange gains (losses)—currency swaps(3)	(11.3)	6.5	(0.1)
Net foreign exchange gains (losses)—other(3)	(0.2)	—	—
Income tax expense	3.3	2.4	(0.2)

Total foreign currency remeasurement gains (losses) recognized through net income, after tax	(58.3)	33.7	36.8
Change in foreign currency translation on investments recognized through other comprehensive income, after tax	83.9	(83.1)	(110.7)
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income, after tax	(12.2)	15.8	45.3

Total foreign currency translation (losses) gains recognized through other comprehensive income, after tax	71.7	(67.3)	(65.4)

Total foreign currency gains (losses) recognized in comprehensive (loss) income, after tax	$13.4	$(33.6)	$(28.6)

(1)
Component of Net realized investment (losses) gains on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment (losses) gains on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign gains (losses) on the Consolidated Statements of (Loss) Income

        As of September 30, 2018 the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group's shareholder's equity: the SEK 9% (short) and the Israeli shekel 4% (long). As of December 31, 2017, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group's shareholder's equity: the SEK 9% (short) and the Israeli shekel 4% (long).

Investment Portfolio Composition by Currency

        Set forth below is the carrying value of our cash and investment holdings in U.S. dollars and foreign currencies as of September 30, 2018:

	Carrying Value at September 30, 2018
Currency (Millions)	Local Currency	USD
U.S. dollar	3,008.0	$3,008.0
Swedish kronor	1,352.2	151.8
Euro	116.7	135.1
British pound	8.8	11.4
Canadian dollar	83.9	64.7
Israeli shekel	269.2	74.0
Other	—	74.0

Total investments		$3,519.0

        Set forth below is the carrying value of our cash and investment holdings in U.S. dollars and foreign currencies as of December 31, 2017 and 2016:

        As of December 31, 2017, Sirius Group's investment portfolio included approximately $575 million in non-U.S. dollar denominated investments, most of which denominated in SEK, EUR, GBP, CAD and NIS. The value of the investments in this portfolio is impacted by changes in the exchange rate between the U.S. dollar and those currencies.

	Carrying Value at December 31, 2017		Carrying Value at December 31, 2016
(Millions) Currency	Local Currency	USD	Local Currency	USD
U.S. Dollar	2,798.9	$2,798.9	3,036.8	$3,036.8
Swedish Krona	1,765.7	215.4	1,888.6	208.6
Euro	141.2	169.5	171.2	180.6
British Pound Sterling	9.1	12.3	119.9	148.5
Canadian Dollar	78.0	62.0	85.8	63.9
Israeli Shekel	233.6	67.3	0.0	0.0
Other	—	48.3	—	39.0

Total Investments		$3,373.7		$3,677.4

        During 2017, the U.S. dollar weakened 9% against the SEK, 8% against the GBP and 12% against the EUR. These foreign currency movements resulted in approximately $16 million of foreign currency investment gains, which are recorded as a component of net realized and unrealized investment gains or losses recognized in pre-tax income and change in foreign currency translation on investments recognized in other comprehensive income. During 2016, the U.S. dollar strengthened 7% against the SEK, 19% against the GBP and 3% against the EUR, which resulted in $36 million of foreign currency investment losses. During 2015, the U.S. dollar strengthened 8% against the SEK, 5% against the GBP and 11% against the EUR, which resulted in $23 million of foreign currency investment losses.

        Sirius International holds a large portfolio of investments that are denominated in U.S. dollars, but its functional currency is the SEK. When Sirius International prepares its stand-alone GAAP financial statements, it remeasures its U.S. dollar-denominated investments to SEK and recognizes the related foreign currency remeasurement gains or losses through pre-tax income. When Sirius Group consolidates Sirius International, it translates Sirius International's stand-alone GAAP financial statements to U.S. dollars and recognizes the related foreign currency translation gains or losses through other comprehensive income (loss). Since Sirius Group reports its financial statements in U.S. dollar, there is no net effect to book value per common share or to investment returns from foreign currency translation on its U.S. dollar-denominated investments at Sirius International. However, net realized and unrealized investment gains (losses), other revenues, net income (loss), earnings per share and other comprehensive income (loss) can be significantly affected during periods of high volatility in the foreign exchange rate between the U.S. dollar and other currencies, especially the SEK.

Results of Reportable Segments

        The following table displays Sirius Group's underwriting ratios prior to cessions to reinsurers ("Gross"), cessions to reinsurers ("Ceded") and after cessions to reinsurers ("Net") basis. See "Reinsurance Protection" in "Information About Sirius Group" for further information.

Three and Nine Months Ended September 30, 2018 and 2017

Three months ended September 30, 2018 and 2017

	Three months ended September 30, 2018
	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss ratio	74.2%	66.7%	53.0%	68.8%
Acquisition expense ratio	20.6%	28.0%	25.9%	20.1%
Other underwriting expense ratio	7.1%	5.4%	12.9%	8.3%

Gross Combined ratio	101.9%	100.1%	91.8%	97.1%

Ceded ratios:
Loss ratio	8.1%	89.6%	–25.7%	32.9%
Acquisition expense ratio	28.0%	22.4%	8.5%	24.8%

Ceded Combined ratio	36.1%	112.0%	–17.2%	57.7%

Net ratios:
Loss ratio	102.2%	59.2%	61.1%	81.1%
Acquisition expense ratio	17.4%	29.8%	27.7%	18.4%
Other underwriting expense ratio	10.1%	7.1%	14.4%	11.1%

Net Combined ratio	129.7%	96.1%	103.2%	110.6%

	Three months ended September 30, 2017
	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss ratio	156.8%	64.5%	118.5%	127.5%
Acquisition expense ratio	20.8%	33.7%	24.4%	25.6%
Other underwriting expense ratio	8.7%	7.1%	8.8%	8.6%

Gross Combined ratio	186.3%	105.3%	151.7%	161.6%

Ceded ratios:
Loss ratio	65.8%	123.4%	309.8%	107.5%
Acquisition expense ratio	19.6%	47.3%	6.3%	18.6%

Ceded Combined ratio	85.4%	170.7%	316.1%	126.1%

Net ratios:
Loss ratio	180.0%	58.0%	81.6%	131.3%
Acquisition expense ratio	21.1%	32.0%	27.9%	17.5%
Other underwriting expense ratio	10.9%	7.8%	10.2%	10.1%

Net Combined ratio	212.0%	97.8%	119.7%	158.9%

        Sirius Group's net combined ratio was 14 points higher than the gross combined ratio for the three months ended September 30, 2018, and was 3 points lower than the gross combined ratio for the three months ended September 30, 2017. For the third quarter of 2018, the net combined ratio was higher than the gross combined ratio due primarily to the costs of retrocessional protections with limited ceded loss recoveries. For the third quarter of 2017, the net combined ratio was lower due to ceded loss recoveries in Marine, which was partially offset by the costs of property retrocessional protections with limited ceded loss recoveries.

        Nine months ended September 30, 2018 and 2017:

	Nine months ended September 30, 2018
	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss ratio	56.8%	58.3%	50.5%	56.3%
Acquisition expense ratio	22.7%	29.2%	24.8%	22.0%
Other underwriting expense ratio	7.5%	6.1%	12.8%	9.4%

Gross Combined ratio	87.0%	93.6%	88.1%	87.7%

Ceded ratios:
Loss ratio	35.5%	68.5%	18.0%	44.9%
Acquisition expense ratio	29.0%	21.0%	9.3%	25.6%

Ceded Combined ratio	64.5%	89.5%	27.3%	70.5%

Net ratios:
Loss ratio	67.1%	55.1%	54.6%	60.4%
Acquisition expense ratio	19.6%	31.8%	26.7%	20.7%
Other underwriting expense ratio	11.1%	8.0%	14.4%	12.8%

Net Combined ratio	97.8%	94.9%	95.7%	93.9%

	Nine months ended September 30, 2017
	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss ratio	84.3%	60.6%	82.8%	79.8%
Acquisition expense ratio	20.4%	29.3%	22.9%	23.3%
Other underwriting expense ratio	9.9%	6.1%	9.3%	8.8%

Gross Combined ratio	114.6%	96.0%	115.0%	111.9%

Ceded ratios:
Loss ratio	35.7%	63.3%	176.8%	67.9%
Acquisition expense ratio	22.0%	30.5%	13.1%	25.4%

Ceded Combined ratio	57.7%	93.8%	189.9%	93.3%

Net ratios:
Loss ratio	97.1%	59.5%	64.3%	83.5%
Acquisition expense ratio	19.9%	28.8%	24.8%	19.1%
Other underwriting expense ratio	12.5%	8.5%	10.9%	11.5%

Net Combined ratio	129.5%	96.8%	100.0%	114.1%

        Sirius Group's net combined ratio was 6 points higher than the gross combined ratio for the nine months ended September 30, 2018, and was 2 points higher than the gross combined ratio for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, the net combined ratio was higher than the gross combined ratio due to the costs of retrocessional protections with limited ceded loss recoveries. An Other Property fronting arrangement, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group, also impacted the gross and ceded loss and commission ratios for the nine months ended September 30, 2018. For the nine months ended September 30, 2017, the net combined ratio was higher than the gross combined ratio due to the costs of property retrocessional protections with limited ceded loss recoveries which was partially offset by ceded loss recoveries in Marine and Trade Credit.

Years Ended December 31, 2017, 2016 and 2015

Gross, Ceded and Net Combined Ratios Year ended December 31, 2017	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	80.0%	60.1%	68.9%	74.6%
Acquisition expense ratio	20.0%	28.5%	23.4%	20.1%
Other underwriting expense ratio	8.8%	5.5%	8.7%	7.9%

Gross Combined ratio	108.8%	94.1%	101.0%	102.6%

Ceded ratios:
Loss and LAE ratio	40.9%	64.0%	94.3%	61.5%
Acquisition expense ratio	20.1%	26.6%	13.4%	23.6%

Ceded Combined ratio	61.0%	90.6%	107.7%	85.1%

Net ratios:
Loss and LAE ratio	90.8%	58.6%	64.3%	78.4%
Acquisition expense ratio	20.0%	29.2%	25.2%	19.0%
Other underwriting expense ratio	11.2%	7.6%	10.1%	10.2%

Net Combined ratio	122.0%	95.4%	99.6%	107.6%

Gross, Ceded and Net Combined Ratios Year ended December 31, 2016	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	50.0%	62.1%	54.7%	55.1%
Acquisition expense ratio	20.7%	28.1%	25.5%	23.7%
Other underwriting expense ratio	10.8%	5.4%	8.9%	8.7%

Gross Combined ratio	81.5%	95.6%	89.1%	87.5%

Ceded ratios:
Loss and LAE ratio	27.0%	60.3%	50.1%	46.3%
Acquisition expense ratio	20.1%	31.3%	16.0%	23.7%

Ceded Combined ratio	47.1%	91.6%	66.1%	70.0%

Net ratios:
Loss and LAE ratio	55.7%	63.0%	55.9%	58.3%
Acquisition expense ratio	20.8%	26.3%	27.9%	23.6%
Other underwriting expense ratio	13.5%	8.6%	11.2%	12.1%

Net Combined ratio	90.0%	97.9%	95.0%	94.0%

Gross, Ceded and Net Combined Ratios Year ended December 31, 2015	Global Property	Global A&H	Specialty & Casualty	Total
Gross ratios:
Loss and LAE ratio	36.2%	58.9%	64.8%	47.5%
Acquisition expense ratio	18.7%	29.0%	22.6%	22.7%
Other underwriting expense ratio	11.5%	6.4%	8.8%	9.4%

Gross Combined ratio	66.4%	94.3%	96.2%	79.6%

Ceded ratios:
Loss and LAE ratio	31.8%	53.7%	44.1%	40.8%
Acquisition expense ratio	18.5%	32.3%	20.0%	23.4%

Ceded Combined ratio	50.3%	86.0%	64.1%	64.2%

Net ratios:
Loss and LAE ratio	37.5%	61.3%	70.8%	49.9%
Acquisition expense ratio	18.8%	27.5%	23.4%	22.4%
Other underwriting expense ratio	14.8%	9.4%	11.3%	12.7%

Net Combined ratio	71.1%	98.2%	105.5%	85.0%

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis.

Three and Nine Months Ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
Global Property (Millions)	2018	2017	2018	2017
Gross written premiums	$203.7	$154.6	$875.7	$606.6
Net written premiums	144.9	121.4	569.1	450.8
Net earned insurance and reinsurance premiums	172.7	162.0	476.3	412.1
Loss and allocated LAE	(173.2)	(283.4)	(311.8)	(387.6)
Insurance and reinsurance acquisition expenses	(30.1)	(34.2)	(93.5)	(82.1)

Technical (loss) profit	$(30.6)	$(155.6)	$71.0	$(57.6)

Unallocated LAE	(3.3)	(8.2)	(7.7)	(12.7)
Other underwriting expenses	(17.5)	(17.7)	(53.0)	(51.6)

Underwriting (loss) income	$(51.4)	$(181.5)	$10.3	$(121.9)

Ratios:
Loss ratio(1)	102.2%	180.0%	67.1%	97.1%
Acquisition expense ratio(2)	17.4%	21.1%	19.6%	19.9%
Other underwriting expense ratio(3)	10.1%	10.9%	11.1%	12.5%

Combined ratio(4)	129.7%	212.0%	97.8%	129.5%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended September 30, 2018 and 2017

        Gross written premiums increased 32% to $204 million for the three months ended September 30, 2018 from $155 million for the three months ended September 30, 2017, due primarily to an increase in Other Property ($57 million), of which $26 million was due to a fronting arrangement which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group. This fronting treaty involves two separate quota share agreements whereby assumed risk from a third party is ceded in their entirety to another third party. Net written premiums increased 20% to $145 million for the three months ended September 30, 2018 from $121 million for the three months ended September 30, 2017, due to an increase in Other Property ($34 million) from favorable rate changes, new opportunities, and a decrease in retrocessional protections excluding the fronting arrangement. The Other Property fronting arrangement did not significantly impact Global Property's net written or earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

        Global Property produced a net combined ratio of 130% for the three months ended September 30, 2018 compared to 212% for the three months ended September 30, 2017. The decrease in the combined ratio was driven by lower catastrophe losses offset by higher net unfavorable prior year loss reserve development and higher current year losses in certain Other Property accounts.

        Global Property recorded an underwriting loss of $51 million and $182 million for the three month periods ended September 30, 2018 and 2017, respectively. The three months ended September 30, 2018 included catastrophe losses of $76 million (44 points), after applicable reinsurance and reinstatement premiums, from Typhoon Jebi ($48 million), Hurricane Florence ($9 million), Kerala Flood ($7 million), Cyclone Mekunu ($4 million), Typhoon Mangkhut ($3 million) and other catastrophic events. Net unfavorable prior year loss reserve development was $11 million (6 points) for the three months ended September 30, 2018 primarily related to Other Property ($7 million) and Property Catastrophe Excess ($4 million), resulting from higher than expected loss reporting from recent accident years, including $6 million of increases from natural catastrophes, including the 2017 North American natural catastrophes. The three months ended September 30, 2017 included catastrophe losses of $218 million (135 points), after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($88 million), Hurricane Maria ($61 million), Hurricane Harvey ($52 million) and other catastrophic events. Net unfavorable prior year loss reserve development was less than $1 million for the three months ended September 30, 2017.

Nine months ended September 30, 2018 and 2017

        Gross written premiums increased 44% to $876 million for the nine months ended September 30, 2018 from $607 million for the nine months ended September 30, 2017, due primarily to an increase in Other Property ($231 million), of which $146 million was due to a fronting arrangement referenced in the three months ended September 30, 2018 results. Net written premiums increased 26% to $569 million for the nine months ended September 30, 2018 from $451 million for the nine months ended September 30, 2017, due to an increase in Other Property ($86 million) from favorable rate changes, new opportunities, and a decrease in retrocessional protections excluding the fronting arrangement. The Other Property fronting arrangement did not significantly impact Global Property's net written or earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

        Global Property produced a net combined ratio of 98% for the nine months ended September 30, 2018 compared to 130% for the nine months ended September 30, 2017. The decrease in the combined ratio was driven by lower catastrophe losses partially offset by increased net unfavorable prior year loss reserve development.

        Global Property recorded underwriting income (loss) of $10 million and $(122) million for the nine month periods ended September 30, 2018 and 2017, respectively. The nine months ended September 30, 2018 results included catastrophe losses of $79 million (17 points), after applicable reinsurance and reinstatement premiums. The nine months ended September 30, 2017 results included catastrophe losses of $227 million (55 points), after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($88 million), Hurricane Maria ($61 million), Hurricane Harvey ($52 million) and other catastrophic events. Net unfavorable prior year loss reserve development was $29 million (6 points) for the nine months ended September 30, 2018 compared to $2 million of net favorable prior year loss reserve development (1 point) for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, unfavorable prior year loss reserve development was recorded in Other Property ($20 million) and Property Catastrophe Excess ($11 million), resulting from higher than expected loss reporting from recent accident years, including $7 million of increases from natural catastrophes, including the 2017 North American natural catastrophes. For the nine months ended September 30, 2017, favorable prior year loss reserve development in Property Catastrophe Excess ($12 million) and Agriculture ($3 million) was partially offset by unfavorable prior year loss reserve development in Other Property ($13 million).

Global Property gross written premiums

	Three months ended September 30,		Nine months ended September 30,
Global Property (Millions)	2018	2017	2018	2017
Other property	$138.8	$81.5	$544.0	$313.2
Property catastrophe excess	55.3	58.7	267.5	245.3
Agriculture	9.6	14.4	64.2	48.1

Total	$203.7	$154.6	$875.7	$606.6

Three months ended September 30, 2018 and 2017

        Gross written premiums increased 32% to $204 million for the three months ended September 30, 2018 from $155 million for the three months ended September 30, 2017, due to an Other Property fronting arrangement, which was $26 million of the total increase. The remaining increase in Other Property was driven by favorable rate changes and new opportunities.

Nine months ended September 30, 2018 and 2017

        Gross written premiums increased 44% to $876 million for the nine months ended September 30, 2018 from $607 million for the nine months ended September 30, 2017, due to an Other Property fronting arrangement, which was $146 million of the total increase. The remaining increases in Other Property and Property Catastrophe Excess were driven by favorable rate changes and new opportunities. In addition, Agriculture increased by $16 million due to new opportunities.

Global Property net earned insurance and reinsurance premiums

	Three months ended September 30,		Nine months ended September 30,
Global Property (Millions)	2018	2017	2018	2017
Other property	$98.6	$91.0	$295.0	$254.5
Property catastrophe excess	50.9	47.5	135.3	119.2
Agriculture	23.2	23.5	46.0	38.4

Total	$172.7	$162.0	$476.3	$412.1

Three months ended September 30, 2018 and 2017

        Net earned insurance and reinsurance premiums increased 7% to $173 million for the three months ended September 30, 2018 from $162 million for the three months ended September 30, 2017. The primary driver was Other Property, which increased $8 million, or 9%, due to favorable rate changes and new opportunities. The Other Property fronting arrangement did not significantly impact Global Property's net earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

Nine months ended September 30, 2018 and 2017

        Net earned insurance and reinsurance premiums increased 16% to $476 million for the nine months ended September 30, 2018 from $412 million for the nine months ended September 30, 2017 for all lines of business due to favorable rate changes and new opportunities. The Other Property fronting arrangement did not significantly impact Global Property's net earned insurance and reinsurance premiums for either the 2018 or 2017 periods.

Years Ended December 31, 2017, 2016, and 2015

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$732.1	$634.9	$574.7
Net written premiums	556.2	514.2	440.7
Net earned insurance and reinsurance premiums	564.4	481.8	446.0
Loss and allocated LAE	(499.5)	(256.6)	(156.8)
Insurance and reinsurance acquisition expenses	(112.9)	(100.3)	(84.0)

Technical (loss) profit	(48.0)	124.9	205.2

Unallocated LAE	(12.9)	(11.9)	(10.3)
Other underwriting expenses	(63.3)	(65.1)	(65.8)

Underwriting (loss) income	$(124.2)	$47.9	$129.1

Ratios:
Loss and LAE Ratio(1)	90.8%	55.7%	37.5%
Acquisition expense ratio(2)	20.0%	20.8%	18.8%
Other underwriting expense ratio(3)	11.2%	13.5%	14.8%

Combined ratio(4)	122.0%	90.0%	71.1%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        Global Property produced a combined ratio of 122% for 2017 compared to 90% in 2016. The increase in the combined ratio was driven by higher catastrophe losses and a higher frequency of non-catastrophe property losses.

        Global Property recorded an underwriting loss of $124 million in 2017 compared to $48 million of underwriting income for 2016. The 2017 results included $245 million (43 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, from Hurricane Irma ($75 million), Hurricane Maria ($76 million), Hurricane Harvey ($42 million), California Wildfires ($21 million), Mexico Earthquakes ($13 million) and other catastrophe events. This was an increase of $139 million from 2016. Net unfavorable prior year loss reserve development was $2 million (less than 1 point) in 2017 compared to $27 million of net favorable prior year loss reserve development (6 points) in 2016. Unfavorable prior year loss reserve development in Other Property ($18 million) was partially offset by $14 million of favorable prior year loss reserve development for Property Catastrophe Excess in 2017.

2016 vs. 2015:

        Global Property produced a combined ratio of 90% for 2016 compared to 71% in 2015. The increase in the combined ratio in 2016 was driven by higher catastrophe losses and a higher frequency of non-catastrophe property losses.

        Global Property recorded underwriting income of $48 million in 2016 compared to $129 million of underwriting income for 2015. The 2016 results included $106 million (22 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, from the Ecuador Earthquake ($25 million), Alberta Wildfires ($24 million), Hurricane Matthew ($23 million) and other catastrophe events. This was an increase in catastrophe losses of $85 million from 2015 of $21 million (5 points). Favorable prior year loss reserve development was $27 million (6 points) in 2016 compared to $27 million (6 points) in 2015. The favorable prior year loss development was primarily due to loss reserve reductions for Other Property ($17 million) and Property Catastrophe Excess ($9 million) in 2015.

        Reinsurance protection:    Global Property net combined ratio was 13 points higher than the gross combined ratio for 2017, 9 points higher than the gross combined ratio for 2016, and 5 points higher for 2015. For 2017, 2016 and 2015, the higher net combined ratio was primarily due to an increase in property retrocessional protections with limited ceded loss recoveries.

Global Property Gross Written Premiums

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Other Property	$405.2	$364.4	$314.8
Property Catastrophe Excess	255.3	233.2	244.2
Agriculture	71.6	37.3	15.7

Total	$732.1	$634.9	$574.7

2017 vs. 2016:

        Global Property's gross written premiums increased 15% to $732 million in 2017 from $635 million in 2016, due to increased treaty participations.

2016 vs. 2015:

        Global Property's gross written premiums increased 10% to $635 million in 2016 from $575 million in 2015, driven primarily by increases for Other Property and Agriculture partially offset by a decrease in Property Catastrophe Excess. The increase in gross written premiums for Agriculture was due to an increased share in U.S. agricultural insurance programs.

Global Property Net Earned Insurance and Reinsurance Premiums

Global Property ($ in millions) Year ended December 31,	2017	2016	2015
Other Property	$337.5	$305.7	$286.6
Property Catastrophe Excess	159.6	140.4	145.4
Agriculture	67.3	35.7	14.0

Total	$564.4	$481.8	$446.0

2017 vs. 2016:

        Global Property's net earned insurance and reinsurance premiums increased 17% to $564 million in 2017 from $482 million in 2016. The primary driver was Agriculture, which increased by $32 million, or 89%, due to an increased share in U.S. agricultural insurance programs.

2016 vs. 2015:

        Global Property's net earned insurance and reinsurance premiums increased 8% to $482 million in 2016 from $446 million in 2015. Increases for Agriculture and Other Property were partially offset by a decline in Property Catastrophe Excess.

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two MGUs (IMG and Armada).

Three and Nine Months Ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
Global A&H (Millions)	2018	2017	2018	2017
Gross written premiums	$117.1	$149.6	$375.0	$381.4
Net written premiums	87.9	107.6	286.2	260.1
Net earned insurance and reinsurance premiums	89.6	75.2	258.4	214.1
Loss and allocated LAE	(51.3)	(42.9)	(138.0)	(123.5)
Insurance and reinsurance acquisition expenses	(26.7)	(24.1)	(82.3)	(61.7)

Technical profit	$11.6	$8.2	$38.1	$28.9

Unallocated LAE	(1.7)	(0.7)	(4.3)	(3.8)
Other underwriting expenses	(6.4)	(5.9)	(20.7)	(18.3)

Underwriting income	$3.5	$1.6	$13.1	$6.8

Service fee revenue	29.3	26.0	89.5	40.6
MGU unallocated LAE	(4.7)	—	(9.8)	—
MGU other underwriting expenses	(2.0)	—	(13.9)	—
MGU general and administrative expenses	(13.8)	(17.1)	(37.5)	(28.5)

Underwriting income, including net service fee income	$12.3	$10.5	$41.4	$18.9

Ratios:
Loss ratio(1)	59.2%	58.0%	55.1%	59.5%
Acquisition expense ratio(2)	29.8%	32.0%	31.8%	28.8%
Other underwriting expense ratio(3)	7.1%	7.8%	8.0%	8.5%

Combined ratio(4)	96.1%	97.8%	94.9%	96.8%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended September 30, 2018 and 2017

        Gross written premiums decreased 22% to $117 million for three months ended September 30, 2018 from $150 million for the three months ended September 30, 2017, due to lower primary insurance writings, for risks primarily originating from the U.S. Net written premiums decreased 19% to $88 million for the three months ended September 30, 2018 from $108 million for the three months ended September 30, 2017 due to lower primary insurance writings.

        Global A&H produced a net combined ratio of 96% for the three months ended September 30, 2018 compared to 98% for the three months ended September 30, 2017. The decrease in the net combined ratio was due to net favorable prior year loss reserve development of $3 million (3 points) for the three months ended September 30, 2018 compared to less than $1 million of net unfavorable prior year loss reserve development for the three months ended September 30, 2017. Additionally, net earned insurance and reinsurance premiums increased 20% to $90 million for the three months ended September 30, 2018 from $75 million for the three months ended September 30, 2017.

        Underwriting income, including net service fee income, for Global A&H was $12 million for the three months ended September 30, 2018, compared to $11 million for the three months ended September 30, 2017. Starting in 2018, certain operating expenses for the MGUs are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

Nine months ended September 30, 2018 and 2017

        Gross written premiums decreased 2% to $375 million for nine months ended September 30, 2018 from $381 million for the nine months ended September 30, 2017, due to lower primary insurance writings, for risks primarily originating from the U.S. Net written premiums increased 10% to $286 million for the nine months ended September 30, 2018 from $260 million for the nine months ended September 30, 2017 due to retaining A&H business previously ceded to a subsidiary of IMG, which was acquired by Sirius Group in May 2017.

        Global A&H produced a net combined ratio of 95% for the nine months ended September 30, 2018 compared to 97% for the nine months ended September 30, 2017. The decrease in the combined ratio was due to net favorable prior year loss reserve development of $11 million (4 points) for the nine months ended September 30, 2018 compared to $4 million (2 points) of net favorable prior year loss reserve development for the nine months ended September 30, 2017. The increase in the net acquisition expense ratio from the prior period was due to retaining A&H business previously ceded to a subsidiary of IMG, which was acquired by Sirius Group in May 2017, and increased primary insurance writings. Additionally, net earned insurance and reinsurance premiums increased 21% to $258 million for the nine months ended September 30, 2018 from $214 million for the nine months ended September 30, 2017.

        Underwriting income, including net service fee income, for Global A&H was $41 million for the nine months ended September 30, 2018 compared to $19 million for the nine months ended September 30, 2017. The increase of $22 million was primarily driven by net service fee income generated by IMG and Armada, which were both acquired during the second quarter of 2017. Starting in 2018, certain operating expenses for the MGUs are reflected in unallocated LAE and other underwriting expense, representing costs associated with the support of the Global A&H underwriting team.

Years Ended December 31, 2017, 2016 and 2015

Global A&H ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$494.6	$436.1	$385.9
Net written premiums	341.5	277.6	262.3
Net earned insurance and reinsurance premiums	306.8	272.2	258.1
Losses and allocated LAE	(175.0)	(164.8)	(151.6)
Insurance and reinsurance acquisition expenses	(89.6)	(71.7)	(70.9)

Technical profit	42.2	35.7	35.6

Unallocated LAE	(4.8)	(6.8)	(6.5)
Other underwriting expenses	(23.4)	(23.3)	(24.2)

Underwriting income	14.0	5.6	4.9

Service fee revenue	65.9	—	—
General and administrative expenses, MGU + Runoff & Other	(44.8)	—	—

Underwriting income, including net service fee income	$35.1	$5.6	$4.9

Ratios:
Loss and LAE Ratio(1)	58.6%	63.0%	61.3%
Acquisition expense ratio(2)	29.2%	26.3%	27.5%
Other underwriting expense ratio(3)	7.6%	8.6%	9.4%

Combined ratio(4)	95.4%	97.9%	98.2%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        2017 underwriting income, which includes net service fee income, for Global A&H was $35 million, an increase of $30 million over 2016, driven by increased net earned insurance and reinsurance premiums, improved underwriting results, and the acquisition of IMG and Armada, which contributed additional net service fee income. IMG and Armada produced $21 million of net service fee income, which included service fee revenue of $66 million, net of $45 million of general and administrative expenses.

        Global A&H produced a combined ratio of 95% for 2017 compared to 98% in 2016. The decrease in the combined ratio was driven by lower current accident year loss ratios due to the non-renewal of certain underperforming accounts.

        Gross written premiums increased 13% to $495 million in 2017 from $436 million in 2016, while net written premiums increased 23% to $342 million in 2017 from $278 million in 2016, due to increased primary insurance writings. Increased net earned insurance and reinsurance premiums (13%)

and an improved combined ratio (driven by lower incurred losses) resulted in an underwriting income of $14 million in 2017 compared to $6 million in 2016.

2016 vs. 2015:

        2016 underwriting income was $6 million, an increase of $1 million over 2015, driven mainly by increased net earned insurance and reinsurance premiums.

        Global A&H produced a combined ratio of 98% for 2016 compared to 98% in 2015. The 2016 results included higher loss and LAE ratio offset by a lower acquisition expense ratio.

        Gross written premiums increased 13%, while net written premiums and net earned insurance and reinsurance premiums increased 6% and 5%, respectively, over 2015, primarily due to increased primary insurance writings.

        Reinsurance protection:    The Global A&H net combined ratio was 1 point higher than the gross combined ratio for 2017, 2 points higher than the gross combined ratio for 2016, and 4 points higher in 2015. This was due to a higher other underwriting expense ratio for net underwriting results than gross underwriting results for each of these years, as Sirius Group does not cede any other underwriting expenses.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units, which offer specialty & casualty product lines on a worldwide basis.

Three and Nine Months Ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
Specialty & Casualty (Millions)	2018	2017	2018	2017
Gross written premiums	$76.5	$53.4	$252.9	$184.2
Net written premiums	72.6	48.4	228.3	164.5
Net earned insurance and reinsurance premiums	58.4	45.2	168.3	123.7
Loss and allocated LAE	(34.1)	(34.6)	(87.4)	(74.1)
Insurance and reinsurance acquisition expenses	(16.2)	(12.6)	(44.9)	(30.7)

Technical profit (loss)	$8.1	$(2.0)	$36.0	$18.9

Unallocated LAE	(1.6)	(2.3)	(4.5)	(5.5)
Other underwriting expenses	(8.4)	(4.6)	(24.3)	(13.5)

Underwriting (loss) income	$(1.9)	$(8.9)	$7.2	$(0.1)

Ratios:
Loss ratio(1)	61.1%	81.6%	54.6%	64.3%
Acquisition expense ratio(2)	27.7%	27.9%	26.7%	24.8%
Other underwriting expense ratio(3)	14.4%	10.2%	14.4%	10.9%

Combined ratio(4)	103.2%	119.7%	95.7%	100.0%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Three months ended September 30, 2018 and 2017

        Gross written premiums increased 45% to $77 million for the three months ended September 30, 2018 from $53 million for the three months ended September 30, 2017, due to increases in Casualty ($28 million), Environmental ($4 million) and Surety ($3 million), offset by decreases in Marine ($13 million) and Contingency ($1 million). Net written premiums increased 52% to $73 million for the three months ended September 30, 2018 from $48 million for the three months ended September 30, 2017, due to the same lines of business as the gross written premiums increase. The decrease in Marine was due to the decision not to renew the book written in Sirius International's London office due to underwriting performance.

        Specialty & Casualty produced a net combined ratio of 103% for the three months ended September 30, 2018 compared to 120% for the three months ended September 30, 2017. The lower net combined ratio was due to a lower Loss ratio driven by lower catastrophe losses and higher favorable prior year loss reserve development.

        Specialty & Casualty recorded an underwriting loss of $2 million for the three months ended September 30, 2018 compared to underwriting loss of $9 million for the three months ended September 30, 2017. Specialty & Casualty had $7 million (12 points) of favorable prior year loss reserve development for the three months ended September 30, 2018, primarily driven by Contingency ($3 million) and Marine ($2 million), compared to $3 million (7 points) of net favorable prior year loss reserve development for the nine months ended September 30, 2017, primarily driven by favorable loss reserve development in Marine ($4 million) and Contingency ($2 million), partially offset by unfavorable loss reserve development in Aviation & Space ($2 million). Catastrophe losses, after applicable reinsurance and reinstatement premiums, were $1 million (2 points), for the three months ended September 30, 2018 compared to $12 million (27 points) for the three months ended September 30, 2017, mainly due to Hurricanes Irma, Maria, and Harvey (primarily in Marine).

        Other underwriting expenses increased 60% to $8 million for the three months ended September 30, 2018 from $5 million for the three months ended September 30, 2017. The increase in other underwriting expenses was primarily driven by expenses related to the Surety and Environmental specialty lines, which were newly launched in late 2017.

Nine months ended September 30, 2018 and 2017

        Gross written premiums increased 38% to $253 million for the nine months ended September 30, 2018 from $184 million for the nine months ended September 30, 2017, due mainly to new initiatives in Casualty ($74 million), Environmental ($7 million) and Surety ($6 million), offset by decreases in Marine ($21 million) and Aviation & Space ($6 million). Net written premiums increased 38% to $228 million for the nine months ended September 30, 2018 from $165 million for the nine months ended September 30, 2017, due to the same lines of business as the gross written premiums increase. The decrease in Marine was due to the decision not to renew the book written in Sirius International's London office due to underwriting performance.

        Specialty & Casualty produced a net combined ratio of 96% for the nine months ended September 30, 2018 compared to 100% for the nine months ended September 30, 2017. The lower net combined ratio was due to a lower Loss ratio driven by lower catastrophe losses and increased favorable prior year loss reserve development, partially offset by a higher other underwriting expense ratio caused by the Surety and Environmental specialty lines, which were newly launched in late 2017.

        Specialty & Casualty recorded underwriting income of $7 million for the nine months ended September 30, 2018 compared to an underwriting loss of less than $1 million for the nine months ended September 30, 2017. Specialty & Casualty had $18 million (11 points) of favorable prior year loss reserve development for the nine months ended September 30, 2018, primarily driven by Aviation & Space ($12 million) and Marine ($3 million), compared to $9 million (7 points) of favorable prior year loss reserve development for the nine months ended September 30, 2017, primarily driven by Aviation & Space ($5 million) and Trade Credit ($3 million). Catastrophe losses, after applicable reinsurance and reinstatement premiums, were $1 million (less than 1 point), for the nine months ended September 30, 2018 compared to $12 million (10 points) for the nine months ended September 30, 2017, mainly due to Hurricanes Irma, Maria, and Harvey (primarily in Marine).

        Other underwriting expenses increased 71% to $24 million for the nine months ended September 30, 2018 from $14 million for the nine months ended September 30, 2017. The increase in other underwriting expenses was primarily driven by Casualty, as well as the Surety and Environmental lines of business, which were newly launched in late 2017.

Specialty & Casualty gross written premiums

	Three months ended September 30,		Nine months ended September 30,
Specialty & Casualty (Millions)	2018	2017	2018	2017
Casualty	$41.4	$13.3	$96.6	$23.2
Trade Credit	10.7	9.3	57.9	45.4
Aviation & Space	13.5	12.2	45.4	50.9
Marine	1.5	14.6	27.6	48.8
Contingency	2.8	4.0	13.2	15.9
Environmental	3.9	—	6.7	—
Surety	2.7	—	5.5	—

Total	$76.5	$53.4	$252.9	$184.2

Three months ended September 30, 2018 and 2017

        Gross written premiums increased 45% to $77 million for the three months ended September 30, 2018 from $53 million for the three months ended September 30, 2017. Increases in gross written premiums were primarily driven by Casualty ($28 million), partially offset by a decrease in Marine ($13 million). Additionally, gross written premiums include amounts related to the Environmental ($4 million) and Surety ($3 million) specialty lines, which were newly launched in late 2017.

Nine months ended September 30, 2018 and 2017

        Gross written premiums increased 38% to $253 million for the nine months ended September 30, 2018 from $184 million for the nine months ended September 30, 2017. Increases in gross written premiums were primarily driven by new initiatives in Casualty ($74 million), partially offset by declines in Marine ($21 million) and Aviation & Space ($6 million). Additionally, gross written premiums include amounts related to the Environmental ($7 million) and Surety ($6 million) specialty lines, which were newly launched in late 2017.

Specialty & Casualty net earned insurance and reinsurance premiums

	Three months ended September 30,		Nine months ended September 30,
Specialty & Casualty (Millions)	2018	2017	2018	2017
Casualty	$23.2	$4.6	$50.7	$7.3
Aviation & Space	14.1	12.6	44.2	42.1
Trade Credit	11.7	9.5	32.3	25.1
Marine	4.0	14.3	27.0	36.8
Contingency	3.1	4.2	11.3	12.4
Surety	1.9	—	2.3	—
Environmental	0.4	—	0.5	—

Total	$58.4	$45.2	$168.3	$123.7

Three months ended September 30, 2018 and 2017:

        Net earned insurance and reinsurance premiums increased 29% to $58 million for the three months ended September 30, 2018 from $45 million for the three months ended September 30, 2017. Casualty ($18 million) was the main driver for the increase from the prior period.

Nine months ended September 30, 2018 and 2017:

        Net earned insurance and reinsurance premiums increased 35% to $168 million for the nine months ended September 30, 2018 from $124 million for the nine months ended September 30, 2017. Casualty ($44 million) and Trade Credit ($7 million) were the main drivers of the increase from the prior period.

Years Ended December 31, 2017, 2016, and 2015

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$218.1	$170.7	$182.4
Net written premiums	193.0	137.4	147.5
Net earned insurance and reinsurance premiums	163.2	135.2	138.2
Loss and allocated LAE	(99.6)	(71.2)	(91.0)
Insurance and reinsurance acquisition expenses	(41.1)	(37.7)	(32.3)

Technical profit	22.5	26.3	14.9

Unallocated LAE	(5.3)	(4.4)	(6.8)
Other underwriting expenses	(16.5)	(15.1)	(15.6)

Underwriting income (loss)	$0.7	$6.8	$(7.5)

Ratios:
Loss and LAE Ratio(1)	64.3%	55.9%	70.8%
Acquisition expense ratio(2)	25.2%	27.9%	23.4%
Other underwriting expense ratio(3)	10.1%	11.2%	11.3%

Combined ratio(4)	99.6%	95.0%	105.5%

(1)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

2017 vs. 2016:

        Specialty & Casualty produced a combined ratio of 100% for 2017 compared to 95% in 2016. The increase in the combined ratio was driven by higher loss and LAE ratios in Aviation & Space, Trade Credit, and Marine.

        Specialty & Casualty recorded underwriting income of $1 million in 2017 compared to underwriting income of $7 million in 2016. 2017 results included $14 million (9 points) of catastrophe losses, after applicable reinsurance and reinstatement premiums, mainly due to Hurricanes Irma, Maria and Harvey (primarily in Marine) as compared to $3 million (2 points) of catastrophe losses in 2016, after applicable reinsurance and reinstatement premiums. Specialty & Casualty recorded $12 million (7 points) of favorable prior year loss reserve development in 2017, primarily in Marine ($5 million) and Trade Credit ($4 million) compared to $25 million (18 points) of favorable prior year loss reserve development in 2016, primarily from Aviation & Space ($12 million) and Marine ($7 million).

2016 vs. 2015:

        Specialty & Casualty produced a combined ratio of 95% for 2016 compared to 106% in 2015. The decrease in the combined ratio was driven by lower loss and LAE ratios in Aviation & Space, Trade Credit and Marine.

        Specialty & Casualty recorded underwriting income of $7 million in 2016 compared to an underwriting loss of $8 million in 2015. The 2016 result was driven by $25 million (18 points) of favorable prior year loss reserve development primarily from Aviation & Space ($12 million) and Marine ($7 million). This compares to $8 million (6 points) of favorable prior year loss reserve development in 2015, primarily in Aviation & Space ($6 million). Catastrophe losses were $3 million, after applicable reinsurance and reinstatement premiums, in 2016 primarily for Marine while there were no catastrophe losses recorded in 2015.

        Reinsurance protection:    The Specialty & Casualty net combined ratio was 1 point lower than the gross combined ratio for 2017, 6 points higher than the gross combined ratio for 2016, and 9 points higher than the gross combined ratio for 2015. The lower combined ratio in 2017 was primarily due to ceded loss recoveries in Marine and Trade Credit, whereas the higher net combined ratio for 2016 was primarily due to low ceded loss recoveries for Aviation & Space, and the higher net combined ratio in 2015 was primarily due to low ceded loss recoveries in Aviation & Space and Marine.

Specialty & Casualty Gross Written Premiums

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Aviation & Space	$65.7	$61.6	$66.6
Marine	56.1	57.7	52.7
Trade Credit	39.7	31.6	48.1
Casualty	38.2	0.6	1.0
Contingency	18.4	19.2	14.0

Total	$218.1	$170.7	$182.4

2017 vs. 2016:

        Specialty & Casualty gross written premiums increased 27% to $218 million in 2017 from $171 million in 2016, primarily a result of re-entering the U.S. casualty reinsurance market in 2017.

2016 vs. 2015:

        Gross written premiums decreased 6% to $171 million in 2016 from $182 million in 2015. Decreases for Aviation & Space and Trade Credit were partially offset by increases in Marine and Contingency.

Specialty & Casualty Net Earned Insurance and Reinsurance Premiums

Specialty & Casualty ($ in millions) Year ended December 31,	2017	2016	2015
Aviation & Space	$53.8	$45.1	$48.3
Marine	46.6	43.4	42.3
Trade Credit	32.6	32.1	36.8
Contingency	15.2	14.1	10.1
Casualty	15.0	0.5	0.7

Total	$163.2	$135.2	$138.2

2017 vs. 2016:

        Net earned insurance and reinsurance premiums increased 21% to $163 million in 2017 from $135 million in 2016. Net earned insurance and reinsurance premiums increased for all Specialty & Casualty lines, with the largest increases in Casualty and Aviation & Space. The increase in Casualty was due to the re-entry in the U.S. casualty reinsurance market in 2017.

2016 vs. 2015:

        Net earned insurance and reinsurance premiums decreased 2% to $135 million in 2016 from $138 million in 2015. Increases for Marine and Contingency were offset by decreases for Aviation & Space and Trade Credit.

Runoff & Other

        Runoff & Other consists of business related to asbestos and environmental risks and other latent liability exposures, in addition to results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the U.S. and internationally.

Three and Nine Months Ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
Runoff & Other (Millions)	2018	2017	2018	2017
Gross written premiums	$0.7	$(0.9)	$14.6	$(5.8)
Net written premiums	0.3	0.2	11.8	(0.7)
Net earned insurance and reinsurance premiums	0.4	0.4	11.5	0.7
Loss and allocated LAE	10.2	1.7	12.3	(16.8)
Insurance and reinsurance acquisition expenses	(0.1)	2.0	(2.3)	4.3

Technical profit (loss)	$10.5	$4.1	$21.5	$(11.8)

Unallocated LAE	(0.7)	(0.8)	(1.6)	(2.6)
Other underwriting expenses	(1.4)	(0.5)	(5.2)	(3.2)

Underwriting income (loss)	$8.4	$2.8	$14.7	$(17.6)

Service fee revenue	—	—	—	—
General and administrative expenses	(0.8)	(1.1)	(2.9)	(4.1)

Underwriting income (loss), net of service fee income	$7.6	$1.7	$11.8	$(21.7)

Three months ended September 30, 2018 and 2017

        Runoff & Other recorded $11 million of net favorable prior year loss reserve development for the three months ended September 30, 2018 compared to $1 million of net favorable prior year loss reserve development for the prior period. The net unfavorable prior year loss reserve development for three months ended September 30, 2018 was due to a reduction in runoff Casualty reserves.

Nine months ended September 30, 2018 and 2017

        Runoff & Other recorded $15 million of gross written premiums for the nine months ended September 30, 2018 compared to $(6) million of gross written premiums for the nine months ended September 30, 2017. Gross written premiums for the nine months ended September 30, 2018 related primarily to premiums from an assumed loss portfolio transfer and quota share with Florida Specialty Insurance Company ("Florida Specialty"). The negative gross written premiums for the nine months ended September 30, 2017 related to the cancellation of Mount Beacon Insurance Company's ("Mount Beacon") inforce business per a consent order approved by the Florida Office of Insurance Regulation. This cancellation did not impact net earned insurance and reinsurance premiums.

        Runoff & Other recorded $23 million of net favorable prior year loss reserve development for the nine months ended September 30, 2018 compared to $19 million of net unfavorable prior year loss reserve development for the prior period. For the nine months ended September 30, 2018, the net favorable prior year loss reserve development for Runoff & Other included reductions in World Trade Center claims in response to revised information received by the Company and runoff Casualty reserves. For the nine months ended September 30, 2017, the Company increased its asbestos reserves by $59 million, which were offset by reductions of other runoff claims reserves of $40 million. The 2017 asbestos incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves in 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. External asbestos experts were engaged by Sirius Group to assist with the actuarial and claims review of asbestos exposures within Sirius Group. Management booked the highest central estimate of the internal and external indications resulting from the in-depth study.

Years Ended December 31, 2017, 2016, and 2015

Runoff & Other ($ in millions) Year ended December 31,	2017	2016	2015
Gross written premiums	$(5.5)	$27.3	$17.5
Net written premiums	(0.5)	8.9	(2.9)
Net earned insurance and reinsurance premiums	0.9	0.9	4.7
Loss and allocated LAE	(11.0)	(2.6)	4.6
Insurance and reinsurance acquisition expenses	3.5	(0.6)	(2.6)

Technical (loss) profit	(6.6)	(2.3)	6.7

Unallocated LAE	(3.1)	(1.0)	(4.3)
Other underwriting expenses	(2.9)	(3.8)	(2.3)

Underwriting (loss) income	$(12.6)	$(7.1)	$0.1

2017 vs. 2016:

        The negative gross written premiums in Runoff & Other relates to the cancellation of Mount Beacon's inforce business per a consent order approved by the Florida Office of Insurance Regulation. Mount Beacon recognized $12 million of negative gross written premiums and a corresponding change in gross unearned insurance and reinsurance premiums with a decrease in ceded written premiums and ceded unearned insurance and reinsurance premiums (100% of which were ceded to Florida Specialty). This cancellation did not impact net earned insurance and reinsurance premiums.

        Runoff & Other recorded $13 million of net unfavorable prior year loss reserve development in 2017. During 2017, Sirius Group strengthened its asbestos loss reserves by $59 million, which was offset by reductions of other runoff loss reserves of $46 million. The 2017 asbestos incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves in 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. External asbestos experts were engaged by Sirius Group to assist with the actuarial and claims review of asbestos exposures within Sirius Group. Management booked the highest central estimate of the internal and external indications resulting from the in-depth study. See "Summary of Critical Accounting Estimates" below.

2016 vs. 2015:

        Gross written premiums in Runoff & Other were $27 million in 2016 compared to $18 million in 2015. Gross written premiums in 2016 consisted primarily of premiums from Mount Beacon (100% of which were ceded to Florida Specialty) and assumed casualty premiums from a previous White Mountains affiliate. Gross written premiums in 2015 consisted primarily of premiums from a former White Mountains affiliate and Aviation & Space premiums from Sirius International's Copenhagen Branch, which was placed in runoff in 2015.

        In 2015, White Mountains required Sirius Group to purchase industry loss warranty covers to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International (the "WTM Covers"). The net written premiums impact of the WTM Covers was $20 million in 2015, which is reflected as negative net written premiums. Additionally, the net earned insurance and reinsurance premiums impact of the WTM Covers was $9 million and $11 million in 2016 and 2015, respectively, which is reflected as negative net earned insurance and reinsurance premiums.

        Runoff & Other recorded $4 million of net favorable prior year loss reserve development in 2016 compared to $14 million of net favorable prior year loss reserve development in 2015. In 2016, Sirius

Group strengthened its asbestos loss reserves by $14 million, which was more than offset by favorable loss reserve development in runoff casualty reserves. The 2016 increase in asbestos incurred losses was primarily the result of management's monitoring of a variety of metrics, including actual paid and reported claims activity. In 2015, the favorable prior year loss reserve development was due primarily to favorable development in runoff casualty reserves partially offset by development in environmental loss reserves. The development in environmental loss reserves was a result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

Liquidity and Capital Resources

        Liquidity is a measure of a company's ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Sirius Group's insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group manages its liquidity needs primarily through the maintenance of a short duration and high quality fixed income portfolio.

Dividend Capacity

        Sirius Bermuda has the ability to declare or pay dividends or make capital distributions during any 12-month period without the prior approval of Bermuda regulatory authorities on the condition that any such declaration or payment of dividends or capital distributions does not cause a breach of any of its regulatory solvency and liquidity requirements. During 2018, Sirius Bermuda has the ability to pay dividends or make capital distributions without the prior approval of regulatory authorities, subject to meeting all appropriate liquidity and solvency requirements, of $637 million, which is equal to 25% of its December 31, 2017 regulatory capital available for distribution. The amount of dividends available to be paid by Sirius Bermuda in any given year is also subject to cash flow and earnings generated by Sirius Bermuda's business, as well as to dividends received from its subsidiaries, including Sirius International. During 2017, Sirius Bermuda paid $120 million of dividends to its immediate parent.

        Sirius International has the ability to pay dividends to Sirius Bermuda subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the Financial Supervising Authority. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include, but are not limited to, accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International's ability to pay dividends is limited to the "lower of" unrestricted equity as calculated within the group and parent accounts. As of December 31, 2017, Sirius International had $392 million (based on the December 31, 2017 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2018. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International's business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated Sirius International UK Holdings Ltd. group, as well as dividends received from its subsidiaries, including Sirius America. Earnings generated by Sirius International's business that are allocated to the Safety Reserve are not available to pay dividends (see "Safety Reserve" below). For the nine months ended September 30, 2018, Sirius International did not declare any dividends. For the nine months ended September 30, 2018, Sirius International paid $10 million of dividends that were declared but not paid during 2017 to its immediate parent. During 2017, Sirius International declared $103 million and paid $20 million of dividends.

        In the normal course of business, Sirius America has the ability to pay dividends up to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. As of June 30, 2018, Sirius America had $530 million of statutory surplus and $139 million of earned surplus. For the nine months ended September 30, 2018, Sirius America did not pay any dividends to its immediate parent. As of December 31, 2017, Sirius America had $522 million of statutory surplus and $121 million of earned surplus. During 2017, Sirius America did not pay any dividends to its immediate parent.

        During 2017, Sirius Group did not pay any dividends to its parent. Sirius Group paid $27 million in dividends to its former parent on April 18, 2016. As of December 31, 2017, Sirius Group had $68 million of net unrestricted cash, short-term investments, and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

        For the nine months ended September 30, 2018, Sirius Group did not pay any dividends to its parent. As of September 30, 2018, Sirius Group had $36 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Capital Maintenance

        There is a capital maintenance agreement between Sirius International and Sirius America, which obligates Sirius International to make contributions to Sirius America's surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk-based capital as defined in the National Association of Insurance Commissioners' Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200 million. During 2018, Sirius International did not make any contributions to the surplus of Sirius America. In 2017, Sirius International provided Sirius America with an accident year stop-loss cover, with an attachment point in excess of 83% and a limit of $27 million. This accident year stop-loss reinsurance was not renewed in 2018. In addition, at November 1, 2016, Sirius America and Sirius International entered into a quota share agreement whereby Sirius America ceded Sirius International 75% of its reinsurance business on an accident year basis. This quota share agreement was in force through March 31, 2018. For the nine months ended September 30, 2018 and 2017, Sirius America ceded $9 million and $98 million, respectively, of premiums earned to Sirius International under this quota share agreement. In the third quarter of 2018, Sirius America entered into a commutation agreement with Sirius International and commuted all outstanding balances related to the accident year stop-loss and the 75% quota share. During 2017 and 2016, Sirius America ceded $115 million and $33 million of premiums earned to Sirius International under this quota share agreement.

Safety Reserve

        Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into an untaxed reserve referred to as a "Safety Reserve." As of September 31, 2018, Sirius International's Safety Reserve amounted to SEK 10.7 billion, or $1.2 billion (based on the September 30, 2018 SEK to USD exchange rate). As of December 31, 2017, Sirius International's Safety Reserve amounted to SEK 10.7 billion, or $1.3 billion (based on the December 31, 2017 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations.

        Pursuant to new tax legislation enacted in Sweden in June 2018, the tax rate applicable to Swedish corporations will be reduced from 22.0% to 21.4% starting in 2019, and then to 20.6% starting in 2020. Accordingly, for the nine months ended September 30, 2018, the deferred tax liability on Sirius International's Safety Reserve decreased to $262 million. The enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as taxable income subject to tax at the applicable 20.6% rate. Based on this new provision, Sirius International recorded an additional deferred tax liability in the amount of $15 million as of September 30, 2018.

        Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's Safety Reserve ($262 million as of September 30, 2018) is included in solvency capital. Access to the Safety Reserve is restricted to coverage of insurance and reinsurance losses and to coverage of a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.2 billion balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International and Sirius Group's financial strength. Subject to certain limitations under Swedish law, Sirius International is permitted to transfer certain portions of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). During 2018, Sirius International did not transfer any of its 2017 pre-tax income via group contributions to its Swedish parent companies.

Insurance Float

        Insurance float is an important aspect of Sirius Group's insurance and reinsurance operations. Insurance float represents funds that an insurance or reinsurance company holds for a limited time. In an insurance or reinsurance operation, float arises because premiums are collected before losses are paid. This interval can extend over many years. During that time, the insurer or reinsurer invests the funds. When the premiums that an insurer or reinsurer collects do not cover the losses and expenses it eventually must pay, the result is an underwriting loss, which can be considered as the cost of insurance float.

        Insurance float can increase in a number of ways, including through acquisitions of insurance and reinsurance operations, organic growth in existing insurance and reinsurance operations and recognition of losses that do not immediately cause a corresponding reduction in investment assets. Conversely, insurance float can decrease in a number of other ways, including sales of insurance and reinsurance operations, shrinking or runoff of existing insurance and reinsurance operations, the acquisition of operations that do not have substantial investment assets (e.g., an agency) and the recognition of gains that do not cause a corresponding increase in investment assets. It is Sirius Group's intention to generate low-cost float over time through a combination of acquisitions and organic growth in its existing insurance and reinsurance operations.

        Certain operational leverage metrics can be measured with ratios that are calculated using insurance float. There are many activities that do not change the amount of insurance float at an insurance or reinsurance company but can have a significant impact on Sirius Group's operational leverage metrics. For example, investment gains and losses, foreign currency translation gains and losses, debt issuances and repurchases/repayments, common and preferred share issuances and repurchases and dividends paid to shareholders are all activities that do not change insurance float but can meaningfully impact operational leverage metrics that are calculated using insurance float.

        During 2017, insurance float increased by $98 million primarily due to major catastrophe losses recorded in 2017, primarily from Hurricanes Irma, Maria and Harvey. These catastrophe losses increase Sirius Group's insurance float when they are first recorded but will decrease insurance float as the catastrophe losses are paid or reserves reduced.

        The following table illustrates Sirius Group's consolidated insurance float position as of September 30, 2018 and December 31, 2017 and 2016:

		December 31,
	September 30, 2018
($ in millions)		2017	2016
Loss and LAE reserves	$1,891.0	$1,898.5	$1,620.1
Unearned insurance and reinsurance premiums	766.9	506.8	398.0
Ceded reinsurance payable	239.2	139.1	99.6
Funds held under reinsurance treaties	105.4	73.4	63.4
Deferred tax liability on safety reserve	262.1	286.6	259.7

Float liabilities	3,264.6	2,904.4	2,440.8
Cash	106.5	215.8	137.1
Reinsurance recoverable on paid and unpaid losses	378.8	337.2	308.6
Insurance and reinsurance premiums receivable	762.5	543.6	394.6
Funds held by ceding companies	180.0	153.2	100.0
Deferred acquisition costs	152.8	120.9	84.7
Ceded unearned insurance and reinsurance premiums	191.2	106.6	101.1

Float assets	1,771.8	1,477.3	1,126.1
Insurance float	$1,492.8	$1,427.1	$1,314.7

Insurance float as a multiple of total capital(1)	0.5x	0.5x	0.5x
Insurance float as a multiple of Sirius Group shareholder's equity	0.8x	0.7x	0.7x

(1)
See calculation of total capital below in the "Financing" table.

Financing

        Management believes that Sirius Group has the flexibility and capacity to obtain funds externally as needed through debt or equity financing on both a short-term and long-term basis. However, Sirius Group can provide no assurance that, if needed, it would be able to obtain additional debt or equity financing on satisfactory terms, if at all.

        The following table summarizes Sirius Group's capital structure as of September 30, 2018 and December 31, 2017 and 2016:

		December 31,
	September 30, 2018
($ in millions)		2017	2016
2017 SEK Subordinated Notes	$304.6	$330.7	$—
2016 SIG Senior Notes	393.1	392.5	392.5
Old Lyme Note	—	—	3.7

Total debt	697.7	723.2	396.2
Sirius Group Series A redeemable preference shares	108.8	106.1	—
SIG Preference Shares	—	—	250.0
Common Shareholder's Equity	1,973.0	1,917.0	1,988.1

Total capital	$2,779.5	$2,746.3	$2,634.3

Total debt to total capital	25%	26%	15%
Total debt, Sirius Group Series A redeemable preference shares and SIG Preference Shares to total capital	29%	30%	25%

2017 SEK Subordinated Notes
        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750 million (or $346 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Sirius Group incurred $5 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 28 million, or $4 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes.

        A portion of the proceeds were used to fully redeem the outstanding $250 million Sirius International Group, Ltd. Preference Shares ("SIG Preference Shares"), see "Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests" in the Notes to Consolidated Financial Statements included within "Part I, Item 1. Financial Statements." with respect to the SIG Preference Shares redemption. Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum. Sirius Group recorded $9 million and less than $1 million of interest expense, inclusive of amortization of issuance costs, on the 2017 SEK Subordinated Notes for the nine months ended September 30, 2018 and 2017, respectively. Sirius Group recorded $3 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the year ended December 31, 2017.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

        Sirius Group incurred $5 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $14 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both nine month periods ended September 30, 2018 and 2017. Sirius Group recorded $19 and $3 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes for the years ended December 31, 2017 and 2016, respectively.

2007 SIG Senior Notes

        During 2016, using the funds received from the issuance of the 2016 SIG Senior Notes, Sirius Group retired the $400.0 million face value of senior unsecured notes that were issued in 2007 ("2007 SIG Senior Notes"). The retirement of the 2007 SIG Senior Notes resulted in a $6 million loss recorded in interest expense, which includes the write-off of the remaining $0.1 million in unamortized deferred costs and original issue discount at the time of retirement.

        In anticipation of the issuance of the 2007 SIG Senior Notes, Sirius Group entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the 2007 SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2 million, which was recorded in other comprehensive income. The loss was reclassified from accumulated other comprehensive income over the life of the 2007 SIG Senior Notes using the interest method and was included in interest expense until it was retired in 2016. When the 2007 SIG Senior Notes were retired, the $0.1 million loss remaining in accumulated other comprehensive income was reclassified to interest expense.

        Prior to retirement, taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the 2007 SIG Senior Notes yielded an effective rate of approximately 6.5% per annum. Sirius Group recorded $31 million and $26 million of interest expense, inclusive of loss on repurchase, amortization of issuance costs and the interest rate lock agreement, on the 2007 SIG Senior Notes for each of the years ended December 31, 2016 and 2015, respectively.

Old Lyme Note

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. As part of the acquisition in 2011, Sirius Group entered into a five-year $2.1 million note that was subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development. From inception, Sirius Group had favorable loss reserve development of $3 million on the Old Lyme loss reserve position that resulted in an increase of $2 million on the Old Lyme Note.

SIG Preference Shares

        In May 2007, Sirius Group's indirect wholly-owned subsidiary, Sirius International Group, Ltd. ("SIG"), issued $250.0 million non-cumulative perpetual preference shares, with a $1,000 per share liquidation preference (the "SIG Preference Shares"), and received $246 million of proceeds, net of $4 million of issuance costs and commissions. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the SIG Preference Shares receive dividends on a non-cumulative basis when and if declared by Sirius Group. Sirius Group may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of Sirius Group and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate was fixed at an annual rate of 7.506% until June 30, 2017, and dividends are paid on a semi-annual basis. After June 30, 2017, the dividend rate was paid at a floating annual rate, equal to the greater of (i) the 3-month LIBOR plus 320 bps or (ii) 7.506% and dividends will be paid on a quarterly basis. The SIG Preference Shares were redeemable solely at the discretion of Sirius Group on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends.

        On October 25, 2017, SIG redeemed all of the issued and outstanding SIG Preference Shares. The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Sirius Group Series A Redeemable Preference Shares

        In May 2017, Sirius Group issued Series A redeemable preference shares, with 150,000 shares authorized and 100,000 issued at the issuance date, with liquidation preference of $1,000 per preference share. The Sirius Group Series A redeemable preference shares participate in dividends on an as-converted basis with common shares. In connection with the Merger, the Company, IMGAH and Sirius Acquisitions Holding Company II completed the transactions contemplated by its previously announced Redemption Agreement and the Company redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95 million in cash.

Standby Letter of Credit Facilities

        On November 8, 2017, Sirius International entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyd's Bank plc. Lloyd's Bank plc had previously participated in this program but in a different capacity. The third letter of credit agreement is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit agreement is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        On November 9, 2018, Sirius International renewed two standby letter of credit facility agreements totaling $160 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a $125 million facility with Nordea Bank Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of September 30, 2018, December 31, 2017 and December 31, 2016, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.3 billion, SEK 2.1 billion and SEK 1.8 billion, or $255 million, $261 million and $203 million, respectively (based on the September 30, 2018, December 31, 2017 and

December 31, 2016 SEK to USD exchange rates). As of September 30, 2018, December 31, 2017 and December 31, 2016, Sirius America's trust arrangements were collateralized by pledged assets and assets in trust of $56 million, $56 million and $19 million, respectively. As of September 30, 2018, December 31, 2017 and December 31, 2016, Sirius Bermuda's trust arrangements were collateralized by pledged assets and assets in trust of $196 million, $123 million and nil, respectively.

Revolving Credit Facility

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary Sirius International Group, Ltd., entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of September 30, 2018, there were no outstanding borrowings under the Facility.

Debt and Standby Letter of Credit Facility Covenants

        As of September 30, 2018 and December 31, 2017, Sirius Group was in compliance with all of the covenants under the 2016 SIG Senior Notes, the 2017 SEK Subordinated Notes, the Nordea Bank facility, the Lloyd's Bank facility, the Barclays Bank facility, and the DNB Bank ASA London Branch facility. In addition, as of September 30, 2018, Sirius Group was in compliance with all of the covenants under the Facility.

Off Balance Sheet Arrangements

        Sirius Group is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with Sirius Group is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that Sirius Group believes is material to investors.

Contractual Obligations and Commitments

        Below is a schedule of Sirius Group's material contractual obligations and commitments as of December 31, 2017:

($ in millions)	Due in One Year or Less	Due in Two to Three Years	Due in Four to Five Years	Due After Five Years	Total
Debt (including interest payments)(1)	$30.5	$61.0	$61.0	$1,084.5	$1,237.0
Loss and LAE reserves(2)	671.7	446.1	217.1	563.6	1,898.5
Long-term incentive compensation(3)	14.4	10.6	1.4	—	26.4
Projected pension benefit obligation(4)	0.4	0.8	0.9	15.3	17.4
Operating leases(5)	10.3	14.1	7.3	4.8	36.5

Total contractual obligations(6)(7)	$727.3	$532.6	$287.7	$1,668.2	$3,215.8

(1)
The amounts in the table above reflect Sirius Group's contractual obligations with respect to the principal and interest payments on Sirius Group's outstanding debt. Refer to Note 11 "Debt and Standby Letters of Credit Facilities" in Sirius Group's audited financial statements included elsewhere in this prospectus for further details and discussion on the debt and financing arrangements of Sirius Group.

(2)
We are obligated to pay claims for specified loss events covered by the insurance and reinsurance contracts we write. Such loss payments represent our most significant future payment obligation. The total amount in the table above reflects our best estimate of our loss and LAE reserves refer to "Summary of Critical Accounting Estimates—Loss and LAE Reserves" for further details. The timing of claim payments is subject to significant uncertainty. Sirius Group maintains a portfolio of marketable investments with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims.

We have not taken into account corresponding reinsurance recoverable amounts that would be due to us.

(3)
Sirius Group grants incentive awards to certain key employees of Sirius Group and its subsidiaries. This includes awards that primarily consist of performance units. Awards earned are subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. Refer to Note 14 "Employee benefit plans and compensation plans" in Sirius Group's audited financial statements included elsewhere in this prospectus for further details and discussion on the incentive plan obligation.

(4)
Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees' pension entitlements and length of employment. Refer to Note 14 "Employment benefit plans and compensation plans" in Sirius Group's audited financial statements included elsewhere in this prospectus for further details describing the projected pension benefit obligation.

(5)
In the ordinary course of business, we renew and enter into new leases for office space which expire at various dates. There are no provisions within Sirius Group's operating leasing agreements that would trigger acceleration of future lease payments. Sirius Group does not finance its operations through the securitization of its trade receivables, through special purpose entities or through synthetic leases. Further, Sirius Group has not entered into any material arrangements requiring it to guarantee payment of third-party debt or lease payments or to fund losses of an unconsolidated special purpose entity.

(6)
Letters of credit outstanding, the Armada Earnout, the IMG Earnout and the Phoenix commitment are excluded from this presentation. Refer to discussion below for details on these items.

(7)
Sirius Group has future binding commitments to fund certain other long-term investments. These commitments total $92 million at December 31, 2017. These commitments do not have fixed funding dates. Therefore they are excluded from the table above.

        Included in the consideration for the Armada acquisition was a three year contingent earn-out mechanism that could result in an additional payment of up to $125 million ("Armada Earnout") to the seller. The contingent consideration is payable if earnings before interest expense, taxes, depreciation and amortization ("EBITDA") of Armada exceeds amounts defined in the redemption agreement. The Armada Earnout can be settled in Sirius Group common shares, subject to certain criteria. At acquisition, the Armada Earnout had a fair value of $79 million. In December 2017, Sirius Group settled approximately 82% of the Armada Earnout with Armada Enterprise for $31 million. The remaining Armada Earnout liability was remeasured at a fair value of $13 million. This commitment is excluded from the table above.

        Included in the consideration for the IMG acquisition was up to up to $50 million of contingent consideration ("IMG Earnout"), payable in Sirius Group Series A redeemable preference shares to the seller, which was stated as $43 million at fair value at acquisition date. The IMG Earnout is payable if

EBITDA of IMG exceed amounts defined in the purchase agreement. At December 31, 2017, the IMG Earnout liability was remeasured at a fair value of $30 million. This commitment is excluded from the table above.

        At December 31, 2017, Sirius Group had a commitment to purchase approximately 46.24% of shares in The Phoenix from Delek Group for an additional sum of NIS 2.3 billion in cash (or $663 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. The agreement for Sirius Group to acquire a controlling interest in The Phoenix terminated on July 2, 2018. This commitment is excluded from the table above.

        In connection with the Merger, the Company, IMG Acquisition Holdings, LLC ("IMGAH") and Sirius Acquisitions Holding Company II completed the transactions contemplated by its previously announced Redemption Agreement and the Company redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95.0 million in cash. Effective as of the completion of the redemption, the parties terminated the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, will be paid in cash, not in Series A redeemable preference shares, following the redemption, as previously contemplated in the agreement in respect of the IMG acquisition. On November 8, 2018, the Company paid $3.5 million to IMGAH for the contingent payment for the 2017 calendar year.

Cash Flows

        Sirius Group primarily derives cash from the net inflow of premiums less claim payments related to underwriting activities and from net investment income. The insurance and reinsurance business inherently provides liquidity, as premiums are received in advance of the time claims are paid. However, the amount of cash required to fund claim payments can fluctuate significantly from period to period, due to the low frequency and high severity nature of certain types of business we write. Sirius Group's remaining cash flows are generally reinvested in our investment portfolio.

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG, entered into a three-year, $300 million senior unsecured revolving credit facility ("Facility"). The facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements.

        The following table summarizes our consolidated cash flows from operating, investing and financing activities for 2017, 2016 and 2015 and for the nine months ended September 30, 2018 and 2017.

	For the years ended December 31,			For the nine months ended September 30,
($ in millions)	2017	2016	2015	2018	2017
Net cash (used for) provided from(1)
Operations	$(36.0)	$(46.8)	$9.5	$107.3	$(35.0)
Investing activities	66.0	18.5	48.6	(208.0)	(300.0)
Financing activities	53.6	30.9	(21.2)	1.4	334.4
Effect of exchange rate changes on cash	9.9	(9.4)	(4.5)	(9.8)	9.2

Increase (decrease) in cash during year	$93.5	$(6.8)	$32.4	$(109.1)	$8.6

(1)
Refer to the Consolidated Statements of Cash Flows included in Sirius Group's audited and unaudited interim financial statements included elsewhere in this prospectus.

Cash flows from operations for the nine months ended September 30, 2018 and 2017

        Net cash provided from (used for) operations was $107 million and $(35) million for the nine months ended September 30, 2018 and 2017, respectively. Cash flows from operations increased $142 million for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 primarily due to higher amounts of net premiums collected and no retention bonus payments related to the CMIG International acquisition, partially offset by higher net paid losses and acquisition expenses.

Long-term compensation items affecting cash flows from operations

        During the nine months ended September 30, 2018 and 2017, Sirius Group made long-term incentive payments totaling $6 million and $16 million, respectively.

        During the nine months ended September 30, 2017, Sirius Group made retention bonus payments totaling $16 million to management and employees as a result of our acquisition by CMIG International. The retention bonus payment was reimbursed by White Mountains to Sirius Group as stipulated in the stock purchase agreement between CMIG International and White Mountains. There were no retention bonus payments made during the nine months ended September 30, 2018 relating to the CMIG International acquisition.

Cash flows from operations for the years ended December 31, 2017, 2016 and 2015

        Net cash flows (used for) provided from operations were $(36) million, $(47) million and $10 million for the years ended 2017, 2016 and 2015, respectively. Cash flows from operations increased $11 million in 2017 compared to 2016 due to higher amounts of net premiums collected, partially offset by higher net paid losses. Cash flows from operations decreased $57 million in 2016 compared to 2015 primarily due to transaction related bonus payments paid to management and employees as a result of our acquisition by CMIG International. Sirius Group does not believe the trends in 2017 and 2016 will have a meaningful impact on its future liquidity or its ability to meet its future cash requirements.

Long-term compensation items affecting cash flows from operations

        During 2017, 2016 and 2015, Sirius Group made long-term incentive payments totaling $16 million, $23 million and $21 million, respectively.

        During 2017, Sirius Group made retention related bonus payments totaling $31 million to management and employees as a result of our acquisition by CMIG International. During 2016, Sirius Group made transaction related bonus payments totaling $37 million primarily to management and employees as a result of the CMIG International acquisition. The transaction and retention related bonus payments were reimbursed by White Mountains to Sirius Group in 2017 and 2016, respectively, as stipulated in the stock purchase agreement between CMIG International and White Mountains.

Cash flows from investing and financing activities for the nine months ended September 30, 2018 and 2017

        Cash flows (used for) investing activities were $(208) million and $(300) million for the nine months ended September 30, 2018 and 2017, respectively. Cash flows (used for) investing decreased $92 million as result of Sirius Group's reduction in fixed maturity duration securities to better position the portfolio for a rising interest rate environment.

        Cash flows provided from financing activities were $1 million and $334 million for the nine months ended September 30, 2018 and 2017, respectively. Cash flows provided from financing decreased $333 million primarily as result of the 2017 SEK Subordinated Notes issuance that occurred in September 2017.

Financing and other capital activities

        During the nine months ended September 30, 2018, Sirius Group paid $9 million of interest on the 2016 SIG Senior Notes and $9 million of interest on the 2017 SEK Subordinated Notes.

        During the nine months ended September 30, 2018, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $1 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During the nine months ended September 30, 2017, Sirius Group paid $14 million of dividends on the SIG Preference Shares, $9 million of interest on the 2016 SIG Senior Notes, and $1 million of interest on the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd.

        During the nine months ended September 30, 2017, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $3 million for certain long-term incentive payments that Sirius Group paid to its employees.

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd.

        On September 22, 2017, Sirius Group issued SEK 2,750 million (or $346 million on date of issuance) of 2017 SEK Subordinated Notes at a 100% issue price. Net proceeds were $341 million, after taking into effect issuance costs.

Acquisitions and dispositions

        On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries. Included in the total consideration was $123 million of cash.

        On May 26, 2017, Sirius Group purchased 100% ownership of IMG and its subsidiaries. Included in the total consideration was $251 million of cash.

        On August 16, 2018, Sirius Group acquired 100% ownership of WRM America Indemnity Company, Inc. ("WRM America") for $16.9 million of cash.

        See Note 3 "Significant Transactions" in Sirius Group's unaudited financial statements included elsewhere in this prospectus.

Cash flows from investing and financing activities for the year ended December 31, 2017, 2016, and 2015

        Cash flows provided from investing activities were $66 million, $19 million and $48 million for the years ended December 31, 2017, 2016 and 2015, respectively. From 2016 to 2017, cash flows from investing activities increased by $47 million, as a result of Sirius Group's reduction in fixed-maturity duration securities to better position the portfolio for a rising interest rate environment. From 2015 to 2016, the decrease of $30 million was a result of the repositioning of certain assets in 2016, as a result of the sale to CMIG International.

Cash flows from investing and financing activities for the year ended December 31, 2017

Financing and Other Capital Activities

        On April 25, 2017, Sirius Group made a payment of $4 million to retire the Old Lyme Note that was issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd.

        On September 22, 2017, Sirius Group issued SEK 2,750.0 million (or $346.1 million on date of issuance) of 2017 SEK Subordinated Notes at a 100% issue price. Net proceeds were $341 million, after taking into effect issuance costs.

        On October 25, 2017, Sirius Group's indirect wholly-owned subsidiary SIG, redeemed all of the SIG Preference Shares. The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

        In December 2017, Sirius Group settled approximately 82% of the Armada Earnout with Armada Enterprise for $31 million.

        During 2017, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $3 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During 2017, Sirius Group paid $14 million of dividends on the SIG Preference Shares and $18 million of interest on the 2016 Senior Notes, $3 million of interest on the 2017 SEK Subordinated Notes, and $1 million of interest on the Old Lyme Note.

Acquisitions and Dispositions

        On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries. Included in the total consideration was $123 million of cash.

        On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries. Included in the total consideration was $251 million of cash.

        See Note 3 "Significant Transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus.

Cash flows from investing and financing activities for the year ended December 31, 2016

Financing and Other Capital Activities

        On November 1, 2016, Sirius Group issued $400.0 million face value of 2016 SIG Senior Notes at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect issuance costs.

        During 2016, Sirius Group retired the $400.0 million face value of 2007 SIG Senior Notes using the funds received from the issuance of the 2016 SIG Senior Notes and paid a prepayment penalty of $6 million since the 2007 SIG Senior Notes were due on March 20, 2017.

        During 2016, Sirius Group paid $27 million of dividends to its immediate parent.

        During 2016, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $5 million for certain long-term incentive payments that Sirius Group paid to its employees.

        During 2016, as stipulated in the stock purchase agreement between CMIG International and White Mountains, White Mountains paid Sirius Group $17 million, representing the after-tax cost of industry loss warrants that White Mountains required Sirius Group to purchase to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International.

        During 2016, Sirius Group paid $19 million of dividends on the SIG Preference Shares and $32 million of interest on the 2007 Senior Notes.

Acquisitions and Dispositions

        During 2016, Sirius Global Solutions completed the sale of Ashmere in connection with the sale of Sirius Group to CMIG International and received $19 million as consideration.

        During 2016, Sirius Global Solutions partnered with another company to form FSA. Sirius Global Solutions paid $16 million to acquire 100% of FSA's common shares. FSA acquired Mount Beacon and its subsidiaries, including Mount Beacon Insurance Company for $17 million during 2016.

        On April 18, 2016, in conjunction with the acquisition by CMIG International, Sirius Group sold its investment in OneBeacon Insurance Group, Ltd. in connection with the sale of Sirius Group to CMIG International and received proceeds of $178 million.

        On February 1, 2016, in conjunction with the sale of Symetra from White Mountains to Sumitomo Life Insurance Company, Sirius Group sold its investment in Symetra and received proceeds of $560 million or $32.00 per share.

Cash flows from investing and financing activities for the year ended December 31, 2015

Financing and Other Capital Activities

        During 2015, Sirius Group paid $19 million of dividends on the SIG Preference Shares and $26 million of interest on the 2007 Senior Notes.

Acquisitions and Dispositions

        During 2015, Sirius Global Solutions completed the sale of Woodridge Insurance Company and received $14 million as consideration.

Summary of Critical Accounting Estimates

Loss and LAE Reserves

General Description

        Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the insurance and reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or primary insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries and MGUs for information regarding reported claims and (4) the differing reserving practices among ceding companies and MGUs.

        As part of its risk management process, management periodically engages external actuarial and claims consultants to independently evaluate the adequacy of the net carried loss and LAE reserves. These analyses generally include assessments of special liabilities such as asbestos and environmental claims. Management considers the results of the independent analysis as a supplement to internal recommendations when determining carried loss and LAE reserve amounts.

Loss and LAE Reserves by Reportable Segment

        The following table summarizes the net loss and LAE reserves, separated between (i) case reserves for claims reported ("Case") and (ii) incurred but not reported ("IBNR") reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves.

	December 31, 2017
Net loss and LAE reserves by class of business ($ in millions)	Case	IBNR	Total
Global Property	$382.3	$273.3	$655.6
Global A&H	70.2	90.4	160.6
Specialty & Casualty	168.2	79.4	247.6
Runoff & Other	213.1	301.9	515.0

Total	$833.8	$745.0	$1,578.8

	December 31, 2016
Net loss and LAE reserves by class of business ($ in millions)	Case	IBNR	Total
Global Property	$273.6	$142.0	$415.6
Global A&H	35.1	73.1	108.2
Specialty & Casualty	192.3	75.3	267.6
Runoff & Other	237.3	299.9	537.2

Total	$738.3	$590.3	$1,328.6

        Additionally, net unpaid losses and loss expenses totaled $1,542 million as of September 30, 2018. See Note 5, "Reserves for unpaid loss and loss adjustment expenses," to Sirius Group's unaudited interim financial statements included elsewhere in this prospectus for a reconciliation of our unpaid losses and loss expenses for the three and nine months ended September 30, 2018.

        In order to reduce the potential uncertainty of loss reserve estimation, Sirius Group obtains information from numerous sources to assist in the reserving process. Sirius Group's underwriters and pricing actuaries devote considerable effort to understanding and analyzing a ceding company's operations and loss history during the underwriting of the business, using a combination of client and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided and the risk characteristics of the underlying insureds, loss reporting and payment patterns and rate change history. This analysis is used to project expected loss ratios for each treaty or contract during the upcoming contract period. These expected ultimate loss ratios are aggregated across all treaties and are input directly into the loss reserving process. For primary business, a similar portfolio analysis is performed for each MGU program that takes into account expected changes in the aggregated risk profile of the policyholders within each program. The aggregation of risks yields a more stable indication of expected losses that is used to estimate ultimate losses and thus IBNR for recently written business.

        Sirius Group's expected annual loss reporting assumptions are updated at least once a year. Expected loss ratios underlying the recent underwriting years are updated quarterly.

        Sirius Group relies heavily on information reported by MGUs and ceding companies, as discussed above. In order to determine the accuracy and completeness of such information, Sirius Group underwriters, actuaries, and claims personnel perform audits of certain MGUs and ceding companies, where customary. Generally, ceding company audits are not customary outside the U.S. In such cases, Sirius Group reviews information from ceding companies for unusual or unexpected results. Any material findings are discussed with the ceding companies. Sirius Group sometimes encounters situations where it is determined that a claim presentation from a ceding company is not in accordance with contract terms. Most situations are resolved without the need for litigation or arbitration. However, in the infrequent situations where a resolution is not possible, Sirius Group vigorously defends its position in such arbitration or litigation.

        To reduce volatility in underwriting income and protect capital, Sirius Group generally obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the risks underwritten by Sirius Group. Sirius Group establishes estimates of amounts recoverable from reinsurers on its primary business and retrocessional reinsurance on its reinsurance business in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers, net of an allowance for uncollectible amounts, if any. Net reinsurance loss reserves represent loss and LAE reserves reduced by ceded reinsurance recoverable on unpaid losses.

        The following table details our prior year loss reserve development of liability for net unpaid claims and claim expenses.

	Year ended December 31,
Development by reportable segment ($ in millions)	2017 (Favorable) unfavorable development	2016 (Favorable) unfavorable development	2015 (Favorable) unfavorable development
Global Property	$2.2	$(26.8)	$(27.0)
Global A&H	(4.0)	(7.8)	(2.7)
Specialty & Casualty	(12.1)	(24.8)	(7.9)
Runoff & Other	13.3	(4.3)	(13.6)

Total net favorable development	$(0.6)	$(63.7)	$(51.2)

Loss and LAE development—2017

        During the year ended December 31, 2017, Sirius Group had net favorable prior year loss reserve development of $1 million. During 2017, Sirius Group strengthened its asbestos loss reserves by $59 million, which was offset by reductions of other runoff claims reserves of $46 million, which is reflected in Runoff & Other. Specialty & Casualty had net favorable prior year loss reserve development of $12 million, which is comprised of Marine ($5 million), Trade Credit ($4 million), Aviation & Space ($2 million), and Contingency ($1 million).

Loss and LAE development—2016

        During the year ended December 31, 2016, Sirius Group had net favorable prior year loss reserve development of $64 million. The major reductions in loss reserve estimates were recognized in Global Property ($27 million) and Specialty & Casualty ($25 million). The decrease in Global Property was driven by Other Property ($23 million) due primarily to reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2015 due to lower than expected claims activity. The decrease in Specialty & Casualty was mainly due to Aviation & Space and Marine with decreases of $12 million and $7 million, respectively. Asbestos losses of $14 million in 2016 were offset by other long tail favorable loss reserve development in Runoff & Other.

Loss and LAE development—2015

        During the year ended December 31, 2015, Sirius Group had net favorable prior year loss reserve development of $51 million. The major reductions in loss reserve estimates were recognized in Global Property ($27 million) and Specialty & Casualty ($8 million). The decrease in Global Property was driven primarily by reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2014 due to less than expected claims activity for Other Property ($17 million) and

Property Catastrophe Excess ($9 million). The decrease in Specialty & Casualty was mainly due to Aviation & Space ($6 million).

Global Property

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific large event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        For major events, particularly natural catastrophe, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies, third party and internal catastrophe models, and by applying overall estimates of insured industry losses to Sirius Group's exposure information.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in a few of the many key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global Property, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in industry losses for major events, historical loss reserve development volatility, and unanticipated inflation.

Global A&H

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in a few key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global A&H, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates and unanticipated inflation.

Specialty & Casualty

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        For major events, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies and by applying overall estimates of insured industry losses to Sirius Group's exposure information.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Specialty & Casualty lines, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates, potential misestimating the initial expected losses during the pricing process, and unanticipated inflation.

Runoff & Other

        Runoff & Other consists of results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies along with other lines of business that Sirius Group is currently not writing.

Actual Results vs. Initial Estimates

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

        Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than our initial estimates, we experience favorable development. Conversely, in accident years where the revised estimates are higher than our original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates

        There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Runoff & Other, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss reserve development patterns, individual claims estimates, litigation and judicial trends and unanticipated inflation.

Asbestos and Environmental ("A&E") Reserves

        Included in Sirius Group's Runoff & Other are A&E loss reserves. Sirius Group's A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

        Net incurred loss activity for asbestos and environmental for the years ended December 31, 2017, 2016 and 2015 was as follows:

	Year Ended December 31,
Net incurred loss and LAE activity ($ in millions)	2017	2016	2015
Asbestos	$59.0	$13.6	$(0.5)
Environmental	6.1	0.4	3.0

Total	$65.1	$14.0	$2.5

        Sirius Group recorded an increase of $59 million, an increase of $14 million, and an insignificant amount of asbestos-related incurred losses and LAE on its asbestos reserves in 2017, 2016 and 2015, respectively. The 2017 incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves undertaken in 2017. The asbestos study was initiated in response to increased estimates of industry asbestos losses promulgated by leading financial analysts. External asbestos experts were engaged by Sirius Group to assist with the actuarial and claims review of asbestos exposures within Sirius Group. Management booked the highest central estimate of the internal and external indications resulting from the in-depth study. The 2016 incurred losses were primarily the result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

        Sirius Group recorded $6 million, $0 million, and $3 million of environmental losses in 2017, 2016 and 2015, respectively, on its already existing reserves.

        Sirius Group's net reserves for A&E losses were $221 million and $180 million as of December 31, 2017 and 2016, respectively. Sirius Group's asbestos three-year net paid survival ratio was approximately 10.2 years and 8.8 years as of December 31, 2017 and 2016, respectively. Sirius Group's environmental three-year net paid survival ratio was approximately 4.3 years and 4.8 years as of December 31, 2017 and 2016, respectively.

        Sirius Group's reserves for A&E losses as of December 31, 2017 represent management's best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

        The following tables show gross and net loss and LAE payments for A&E exposures for the years ended December 31, 2008 through December 31, 2017:

	Asbestos paid loss and LAE		Environmental paid loss and LAE
($ in millions) Year Ended December 31	Gross	Net	Gross	Net
2008	$19.7	$14.3	$2.2	$1.6
2009	11.4	10.3	1.5	1.5
2010	14.5	12.1	0.8	0.9
2011	20.4	15.6	3.2	3.6
2012	34.7	29.4	2.3	1.5
2013	25.9	20.3	1.8	1.8
2014	21.9	16.8	1.5	1.5
2015	22.0	19.4	4.2	3.6
2016	21.8	20.1	3.4	3.3
2017	24.7	20.8	4.7	4.0

A&E Claims Activity

        Sirius Group utilizes specialized claims-handling processes on A&E exposures, including management notification of claims development, and a quarterly monitoring meeting. The issues presented by these types of claims require expertise and an awareness of the various trends and developments in relevant jurisdictions. Generally, Sirius Group sets up claim files for each reported claim by each cedent for each individual insured. In many instances, a single claim notification from a cedent could involve several years and layers of coverage resulting in a file being set up for each involvement. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to pursue coverage under the reinsurance contract. Such notices do not contain an incurred loss amount. Accordingly, an open claim file is not established.

        As of December 31, 2017, Sirius Group had 1,741 open claim files for asbestos and 357 open claim files for environmental exposures. Sirius Group's A&E claim activity for the last three years is illustrated in the table below:

	Year Ended December 31,
A&E Claims Activity	2017	2016	2015
Asbestos
Total asbestos claims at the beginning of the year	1,935	2,348	2,492
Asbestos claims reported during the year	180	207	180
Asbestos claims closed during the year	(374)	(620)	(324)

Total asbestos claims at the end of the year	1,741	1,935	2,348

Environmental
Total environmental claims at the beginning of the year	361	462	490
Environmental claims reported during the year	80	59	69
Environmental claims closed during the year	(84)	(160)	(97)

Total environmental claims at the end of the year	357	361	462

Total
Total A&E claims at the beginning of the year	2,296	2,810	2,982
A&E claims reported during the year	260	266	249
A&E claims closed during the year	(458)	(780)	(421)

Total A&E claims at the end of the year	2,098	2,296	2,810

Fair Value Measurements

General

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead Sirius Group to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy.

        Investments valued using Level 1 inputs include fixed-maturity investments, primarily in U.S. Treasuries, equity securities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs are primarily comprised of fixed-maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications and other relevant inputs. Given that many fixed-maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed-maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed-maturity investments vary by asset type and take into account market convention.

        The valuation process above is generally applicable to all of Sirius Group's fixed-maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed-maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed-maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed-maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings and market research publications.

U.S. States, municipalities and political subdivision

        The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services that employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services based on an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features and market research publications.

Level 3 Investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. The fair values of other investments carried at fair value are initially determined based on transaction price and are subsequently estimated based on available evidence, such as market transactions in similar instruments and other financial information for the issuer.

Investments measured using Net Asset Value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value ("NAV"). The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's NAV, which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius Group's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using information that is available to Sirius Group with respect to the underlying investments, as necessary.

        The following tables summarize Sirius Group's fair value measurements for investments as of September 30, 2018 and December 31, 2017 and 2016 by level. The major security types were based on the legal form of the securities. Sirius Group has disaggregated its fixed-maturity investments based on the issuing entity type, which impacts credit quality, with debt securities issued by U.S. government entities carrying minimal credit risk, while the credit and other risks associated with other issuers, such as corporations, foreign governments, municipalities or entities issuing asset-backed securities vary depending on the nature of the issuing entity type. Sirius Group further disaggregates debt securities issued by corporations and equity securities by industry sector because investors often reference commonly used benchmarks and their subsectors to monitor risk and performance. Accordingly, Sirius

Group has further disaggregated the asset classifications it uses to evaluate investment risk and performance against benchmarks, such as the BarcAg1-3, OMRX and the S&P 500 index.

	As of September 30, 2018
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$115.7	$114.0	$1.7	$—
Corporate debt securities:
Consumer	163.2	—	163.2	—
Financials	413.4	—	413.4	—
Industrial	50.8	—	50.8	—
Communications	48.4	—	48.4	—
Energy	60.0	—	60.0	—
Utilities	18.3	—	18.3	—
Materials	4.7	—	4.7	—
Technology	28.1	—	28.1	—
Other	7.9	—	7.9	—

Total corporate debt securities	794.8	—	794.8	—
Mortgage-backed and asset-backed securities	1,010.3	—	1,010.3	—
Non-U.S. government and government agency	45.8	43.7	2.1	—
Preferred stocks	11.6	—	3.1	8.5
U.S. States, municipalities and political subdivision	1.4	—	1.4	—

Total fixed-maturity investments	1,979.6	157.7	1,813.4	8.5
Short-term investments	760.0	747.1	12.9	—
Equity securities:
Financials	131.8	131.8	—	—
Exchange traded funds	157.1	157.1	—	—
Consumer	39.4	39.4	—	—
Energy	6.8	6.8	—	—
Industrial	23.3	23.3	—	—
Technology	10.9	10.9	—	—
Materials	16.2	16.2	—	—
Communications	31.3	31.3	—	—
Other	13.6	13.1	0.5	—

Total equity securities	430.4	429.9	0.5	—
Other long-term investments(1)	67.5	—	—	67.5

Total investments	$3,237.5	$1,334.7	$1,826.8	$76.0
Derivative instruments	3.4	—	—	3.4

Total assets measured at fair value	$3,240.9	$1,334.7	$1,826.8	$79.4

Liabilities Measured at Fair Value
Contingent consideration liabilities	41.9	—	—	41.9
Derivative instruments	8.2	—	—	8.2

Total liabilities measured at fair value	$50.1	$—	$—	$50.1

(1)
Excludes carrying value of $281.5 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	December 31, 2017
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities:
Consumer	252.0	—	252.0	—
Financials	460.5	—	460.5	—
Industrial	73.3	—	73.3	—
Communications	53.5	—	53.5	—
Energy	95.8	—	95.8	—
Utilities	20.9	—	20.9	—
Materials	7.1	—	7.1	—
Technology	51.4	—	51.4	—

Total corporate debt securities	1,014.5	—	1,014.5	—
Mortgage-backed and asset-backed securities	959.9	—	959.9	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities and political subdivision	3.8	—	3.8	—

Total fixed-maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities:
Financials	96.8	96.8	—	—
Exchange traded funds	104.0	103.4	0.6	—
Consumer	27.0	27.0	—	—
Energy	5.8	5.8	—	—
Industrial	9.3	9.3	—	—
Technology	6.4	6.4	—	—
Basic materials	13.0	13.0	—	—
Communications	21.9	21.9	—	—
Other	15.0	15.0	—	—

Total equity securities	299.2	298.6	0.6	—
Other long-term investments(1)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5			4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities Measured at Fair Value
Contingent consideration liabilities	42.8	—	—	42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
Excludes carrying value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	December 31, 2016
($ in millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets Measured at Fair Value
Fixed maturities:
U.S. government and government agency	$89.4	$86.2	$3.2	$—
Corporate debt securities:
Consumer	340.0	—	340.0	—
Financials	557.8	—	557.8	—
Industrial	145.9	—	145.9	—
Communications	116.5	—	116.5	—
Energy	168.9	—	168.9	—
Utilities	57.8	—	57.8	—
Materials	22.8	—	22.8	—
Technology	68.3	—	68.3	—

Total corporate debt securities	1,478.0	—	1,478.0	—
Mortgage-backed and asset-backed securities	1,165.9	—	1,147.5	18.4
Non-U.S. government and government agency	146.5	18.1	128.4	—
Preferred stocks	10.8	—	1.8	9.0
U.S. States, municipalities and political subdivision	1.0	—	1.0	—

Total fixed-maturity investments	2,891.6	104.3	2,759.9	27.4
Short-term investments	538.0	498.7	39.3	—
Equity securities:
Financials	5.4	5.4	—	—
Exchange traded funds	117.6	117.6	—	—
Total equity securities	123.0	123.0	—	—
Other long-term investments(1)	29.1	—	—	29.1

Total investments	$3,581.7	$726.0	$2,799.2	$56.5
Derivative instruments	12.7			12.7

Total assets measured at fair value	$3,594.4	$726.0	$2,799.2	$69.2

Liabilities Measured at Fair Value
Contingent consideration liabilities	—	—	—	—
Derivative instruments	—	—	—	—

Total liabilities measured at fair value	$—	$—	$—	$—

(1)
Excludes carrying value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Other Long-Term Investments

        Sirius Group's other long-term investments accounted for at fair value as of September 30, 2018 include $101 million in hedge funds and $180 million in private equity funds. As of September 30, 2018, Sirius Group held investments in 8 hedge funds and 27 private equity funds. The largest investment in a single fund was $51 million at September 30, 2018. Sirius Group's other long-term investments accounted for at fair value as of December 31, 2017 include $60 million in hedge funds and $145 million in private equity funds. As of December 31, 2017, Sirius Group held investments in seven hedge funds and 28 private equity funds. The largest investment in a single fund was $31 million and $24 million as of December 31, 2017 and 2016, respectively. The fair value of Sirius Group's investments in hedge funds and private equity funds is based upon Sirius Group's proportionate interest in the underlying fund's net asset value, which is deemed to approximate fair value. Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund's audited financial statements and discussing each fund's pricing with the fund's manager. However, since the fund managers do not provide sufficient information to independently evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        In circumstances where the underlying investments are publicly traded, such as the investments made by hedge funds, the fund manager uses current market prices to determine fair value. In circumstances where the underlying investments are not publicly traded, such as the investments made by private equity funds, the private equity fund managers generally consider the need for a liquidity discount on each of the underlying investments when determining the fund's NAV. In the event Sirius Group believes that the valuation provided by the fund manager differs from its expectations due to illiquidity or other factors associated with its investment in the fund, Sirius Group will adjust the fund manager's NAV to more appropriately represent the fair value of its interest in the investment.

Sensitivity analysis of likely returns on hedge fund and private equity fund investments

        Sirius Group's investment portfolio includes investments in hedge funds and private equity funds. As of September 30, 2018, the value of investments in hedge funds and in private equity funds was $101 million and $180 million, respectively. As of December 31, 2017, the value of investments in hedge funds and in private equity funds was $60 million and $145 million, respectively. The underlying investments are typically publicly traded and private equity securities and investments, and, as such, are subject to market risks that are similar to Sirius Group's equity securities. The following illustrates the estimated effect on September 30, 2018 and December 31, 2017 fair value resulting from a 10% change and a 30% change in market value:

	As of September 30, 2018
	Change In Fair Value		Change In Fair Value
($ in millions) Fund Type	10% decline	10% increase	30% decline	30% increase
Hedge funds	$(10.1)	$10.1	$(30.4)	$30.4
Private equity funds	$(18.0)	$18.0	$(54.1)	$54.1

	As of December 31, 2017
	Change In Fair Value		Change In Fair Value
($ in millions) Fund Type	10% decline	10% increase	30% decline	30% increase
Hedge funds	$(6.0)	$6.0	$(18.0)	$18.0
Private equity funds	$(14.5)	$14.5	$(43.5)	$43.5

        Hedge fund and private equity fund returns are commonly measured against the benchmark returns of hedge fund indices and/or the S&P 500 Index. The historical returns for each index in the past five years are listed below:

	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
HFRX Equal Weighted Strategies Index	4.8%	3.8%	–1.5%	–0.5%	6.3%	2.5%
S&P 500 Index	21.8%	12.0%	1.4%	13.7%	32.4%	16.0%

Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over the fair value of nets assets acquired from the acquisitions of IMG and Armada. Intangible assets with a finite life are amortized over the estimated useful life of the asset. Intangible assets with an indefinite useful life are not amortized.

        Sirius Group early adopted Accounting Standards Update ("ASU") No. 2017-04, Simplifying the Test for Goodwill Impairment, which eliminates Step Two from the goodwill impairment test. Under the new standard, to the extent the carrying amount of a reporting unit exceeds the fair value, an impairment charge should be recorded that is equal to the difference. The impairment charge recognized should not exceed the total amount of goodwill allocated to the reporting unit.

        Goodwill and intangible assets are assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it is more likely than not that an impairment exists. Such events or circumstances may include an economic downturn in a geographic market or change in the assessment of future operations.

        In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Sirius Group primarily uses two approaches to value goodwill and intangibles: the income approach, which converts future estimates of cash flows by reporting unit to a single (discounted) current value and the market approach, which uses prices and other information from transactions for identical or similar assets or liabilities. If goodwill or intangible assets are impaired, they are written down to their fair value with a corresponding expense reflected in the Consolidated Statements of Income and Comprehensive Income in the period in which the determination is made.

        There was no evidence of potential impairment for goodwill and intangible assets as of September 30, 2018.

Goodwill

        Sirius Group recognized goodwill of $278 million and $123 million from the 2017 acquisitions of IMG and Armada, respectively. These amounts represent the fair value of the consideration paid, less the aforementioned identified and valued intangible assets. IMG's goodwill balance is primarily attributed to IMG's assembled workforce and access to the supplemental health care and medical travel insurance market. Armada's goodwill balance is primarily attributed to Armada's assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future.

        In the fourth quarter of 2017, Sirius Group performed goodwill impairment testing for IMG and Armada. Management calculated a range of fair values using the income approach and market approach and compared the concluded fair values to the carrying values of each reporting unit. Management determined that no point in the fair value range was the best estimate of fair value for each reporting unit, so the midpoint was used to assess goodwill. Next, management compared the fair values to the carrying values of each reporting unit. For IMG and Armada, the fair value midpoint exceeded the carrying value by 2.4% and 6.5% respectively. Expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields or higher-than-expected claims activity and incurred losses as well as other general economic factors.

Intangible Assets

        Sirius Group recognized intangible assets of $145 million and $82 million from the 2017 acquisitions of IMG and Armada, respectively. Intangible assets acquired consisted primarily of customer relationships, distribution relationships, trade names and technology. Prior to 2017, Sirius Group's intangible assets consisted solely of insurance licenses with indefinite lives.

        For the year ended December 31, 2017, Sirius Group recognized an impairment of $5 million related to a trade name intangible asset, with an indefinite life, acquired as part of the acquisition of IMG. The impairment resulted from lower than anticipated growth when comparing the preliminary plan at the time of acquisition against a reforecast of IMG's operations at year-end. A quantitative impairment review of the IMG trade name intangible asset was performed by applying the royalty replacement method to determine the asset's fair value as of December 31, 2017. Under the royalty replacement method, the fair value of IMG's trade name intangible asset was determined based on a market participant's view of the royalty that would be paid to license the right to use the trade name. This quantitative analysis incorporated several assumptions, including forecasted future revenues and cash flows, estimated royalty rate based on similar licensing transactions and market royalty rates and discount rate, which incorporates assumptions such as weighted-average cost of capital and risk premium. As a result of this impairment test, the carrying value of the IMG trade name intangible asset exceeded its estimated fair value and an impairment was recorded. For the years ended December 31, 2016 and 2015, Sirius Group did not recognize any impairments on intangible assets with an indefinite life.

Premiums

        Sirius Group accounts for insurance and reinsurance policies that it writes in accordance with authoritative guidance. Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force. Sirius Group also charges fees on certain insurance policies.

        Sirius Group writes primary insurance business ("primary business" or "insurance"), as well as treaty and facultative reinsurance business ("assumed business"). The majority of Sirius Group's treaty reinsurance premiums are derived from pro-rata ("proportional") and excess of loss ("non-proportional") reinsurance contracts, which in 2017 amounted to 37% and 32%, respectively, of its total gross written premiums. Primary business represented 31% of total gross written premiums.

Primary Business

        Sirius Group's primary business is predominantly accident and health insurance. In recent years, we have expanded our primary business capabilities in the U.S., which has resulted in increased accident and health insurance business. During 2017, Sirius Group acquired IMG and Armada to further expand the accident and health business. Both acquired entities are MGUs.

Assumed Business

        Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Ceded unearned insurance and reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force.

        Sirius Group's reinsurance protection primarily consists of proportional and non-proportional protections to cover aviation, trade credit, energy, marine and property exposures. Attachment points and coverage limits vary by region around the world. Sirius Group's core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Caribbean, Asia, the Middle East and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.

        The following table summarizes Sirius Group's gross premiums written for primary and assumed business for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017		2016		2015
($ in millions)	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total	Gross Premiums Written	% of Total
Primary
Global Property	$31.1	2%	$35.5	3%	$16.9	1%
Global A&H	390.7	27%	281.0	22%	243.9	21%
Specialty & casualty	33.0	2%	32.5	2%	32.9	3%
Runoff & Other	(4.6)	—%	19.5	2%	—	—%

Total primary	$450.2	31%	$368.5	29%	$293.7	25%
Assumed
Proportional
Global Property	$327.1	23%	$262.2	21%	$201.6	17%
Global A&H	57.9	4%	112.3	9%	103.7	9%
Specialty & casualty	142.9	10%	93.4	7%	96.8	8%
Runoff & Other	(0.7)	—%	5.2	—%	17.6	2%

Total proportional	$527.2	37%	$473.1	37%	$419.7	36%
Non-proportional
Global Property	$373.9	26%	$337.2	27%	$356.2	32%
Global A&H	46.0	3%	42.8	3%	38.3	3%
Specialty & Casualty	42.2	3%	44.8	4%	51.7	4%
Runoff & Other	(0.2)	—%	2.6	—%	0.9	—%

Total non-proportional	$461.9	32%	$427.4	34%	$447.1	39%

Total assumed	989.1	69%	900.5	70%	866.8	75%

Gross premiums written	$1,439.3	100%	$1,269.0	100%	$1,160.5	100%

Premium Estimates

        The nature of the insurance and reinsurance business requires Sirius Group to record premium estimates due to a time lag from the point when premium and related commission and expense activity is recorded by a ceding company and the point when such information is reported by the ceding company to Sirius Group. This time lag can vary from one to several contractual reporting periods (i.e., quarterly / monthly). This lag is common in the reinsurance business and is slightly longer when a reinsurance intermediary is involved.

        As a result of this time lag in reporting, Sirius Group estimates a portion of its written premium and related commissions and expenses. Given the nature of Sirius Group's business, estimated premium balances, net of related commissions and expenses, comprise a large portion of total premium balances receivable. The estimation process begins by identifying which major accounts have not reported activity at the most recent period end. In general, premium estimates for excess of loss business are based on expected premium income included in the contractual terms. For proportional business, Sirius Group's estimates are derived from expected premium volume based on contractual terms or ceding company reports and other correspondence and communication with underwriters, intermediaries and ceding companies. Once premium estimates are determined, related commission and expense estimates are derived using contractual terms.

        Sirius Group closely monitors its estimation process on a quarterly basis and adjusts its estimates as more information and actual amounts become known. There is no assurance that the amounts estimated by Sirius Group will not deviate from the amounts reported by the ceding company or reinsurance intermediary. Any such deviations are reflected in the results of operations when they become known.

        The following table summarizes Sirius Group's premium estimates and related commissions and expenses as of December 31, 2017 and 2016:

	December 31, 2017
($ in millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Property	$329.2	$247.8	$(72.1)	$175.7
Global A&H	174.1	130.8	(49.7)	81.1
Specialty & Casualty	158.6	146.4	(40.8)	105.6
Runoff & Other	—	—	—	—

	$661.9	$525.0	$(162.6)	$362.4

	December 31, 2016
($ in millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Property	$226.5	$195.8	$(40.6)	$155.2
Global A&H	121.3	87.5	(32.2)	55.3
Specialty & Casualty	114.6	98.9	(26.4)	72.5
Runoff & Other	4.4	4.4	1.0	5.4

	$466.8	$386.6	$(98.2)	$288.4

Earnout Obligations

        Current accounting guidance related to business combinations requires us to estimate and recognize the fair value of liabilities related to potential earnout obligations as of the acquisition dates for all acquisitions subject to earnout provisions. During 2017, we completed two acquisitions resulting in the initial recognition of $122 million of earnout obligations.

        The fair value of these earnout obligations is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, we estimate the acquired entity's future operating results and obtain market participant assumptions. Based on these inputs, we estimate future payments in accordance with the earnout formula and performance targets specified in each purchase agreement. We then discount these payments to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entity to achieve the targets. Changes in estimated future operating results, market participant assumptions, or the risk-adjusted discount rate would result in a change in the fair value of recorded earnout obligations.

        The amounts recorded as earnout payables, which are primarily based upon the estimated future operating results of the acquired entities subsequent to the acquisition date, are measured at fair value as of the acquisition date and are included on that basis in the recorded purchase price consideration. See Note 3 "Significant transactions" and Note 9 "Fair value measurements" in Sirius Group's audited financial statements included elsewhere in this prospectus. We will record subsequent changes in these estimated earnout obligations in our consolidated statement of (loss) income when incurred.

        As of December 31, 2017 the aggregate amount of the maximum earnout obligations related to these acquisitions was $73 million, of which $43 million was recorded, based on the estimated fair value of the expected future payments to be made. The maximum potential earnout payables represent the maximum amount of additional consideration that could be paid pursuant to the terms of the purchase agreements. See Note 3 "Significant transactions" in Sirius Group's audited financial statements included elsewhere in this prospectus for additional discussion on 2017 business combinations.

Income Taxes

        Sirius Group and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, Sirius Group and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Sirius Group has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which Sirius Group's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the U.S.

Recoverability of Net Deferred Tax Asset

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that, if executed, would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

        For a more detailed discussion of our net deferred tax asset and our framework for assessing its recoverability, see Note 12 "Income taxes" in Sirius Group's audited financial statements included elsewhere in this prospectus.

Uncertain Tax Positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of Sirius Group's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden's Administrative Court, which Sirius Group plans to appeal. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. Sirius Group has also taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIG International in 2016. Pursuant to the Stock Purchase Agreement, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits, the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

        For a more detailed discussion of our uncertain tax positions, see Note 12 "Income taxes" in Sirius Group's audited financial statements and Note 10 "Income taxes" in Sirius Group's unaudited interim financial statements included elsewhere in this prospectus.

Earnings of Certain Subsidiaries

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to us or our subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in the relevant countries are subject to change, possibly with retroactive effect, including in response to Organisation for Economic Cooperation and Development ("OECD") guidance. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could also attempt to apply income or withholding tax to past earnings or payments.

U.S. Tax Reform

        The Tax Cut and Jobs Act was enacted into law in the US in December 2017. Among other provisions, the Act includes a new 21% corporate tax rate, the impacts of which (including on our deferred tax assets) were already taken into account in our financial results for the year ended December 31, 2017. The Act also includes a new base erosion and anti-abuse tax ("BEAT"), which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 5% in 2018 and will rise to 10% in 2019-2025 and then 12.5% in 2026 and after. While we intend to operate in a manner that limits our exposure to BEAT, at this time, absent regulations and other detailed guidance, uncertainty about the financial impact on us of this new tax remains and no assurance can be given that Sirius Group will not be subject to material amounts of BEAT in the future. Accordingly, BEAT could materially impact our provision for taxes in the future.

Recent Accounting Pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance, recognition of lease assets and liabilities is not required for operating leases. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. The new guidance is effective for Sirius Group for annual and interim periods beginning after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Quantitative and Qualitative Disclosures about Market Risk

        Sirius Group's consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates, credit spreads, equity markets prices and other relevant market rates and prices. Due to Sirius Group's sizable investment portfolio, market risk can have a significant effect on Sirius Group's consolidated financial position.

Interest Rate Risk of Fixed-maturity Investments

        In connection with Sirius Group's consolidated insurance and reinsurance subsidiaries, Sirius Group invests in interest rate sensitive securities, primarily debt securities. Sirius Group generally manages the interest rate risk associated with its portfolio of fixed-maturity investments by monitoring the average of investment-grade corporate securities; U.S. government and agency securities; foreign government, agency and provincial obligations; preferred stocks; asset-backed and mortgage-backed securities; and municipal obligations.

        Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed-maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other market factors.

        The tables below summarize the estimated effects of hypothetical increases and decreases in market interest rates on Sirius Group's fixed-maturity investments as of September 30, 2018 and December 31, 2017. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.

($ in millions)	Fair Value at September 30, 2018	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,979.6	300 bp decrease	$2,102.9	$123.3
		200 bp decrease	2,063.0	83.4
		100 bp decrease	2,022.2	42.6
		50 bp decrease	2,001.1	21.5
		50 bp increase	1,956.5	(23.1)
		100 bp increase	1,933.3	(46.3)
		200 bp increase	1,887.1	(92.5)
		300 bp increase	$1,840.8	$(138.8)

($ in millions)	Fair Value at December 31, 2017	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed-maturity investments	$2,180.0	300 bp decrease	$2,286.6	$106.6
		200 bp decrease	2,264.5	84.5
		100 bp decrease	2,225.1	45.1
		50 bp decrease	2,203.7	23.7
		50 bp increase	2,154.1	(25.9)
		100 bp increase	2,128.2	(51.8)
		200 bp increase	2,076.3	(103.7)
		300 bp increase	2,024.5	(155.5)

        The magnitude of the fair value decrease in rising rates scenarios may be more significant than the fair value increase in comparable falling rates scenarios. This can occur because (i) the analysis floors interest rates at a de minimis level in falling rate scenarios, muting price increases, (ii) portions of the fixed-maturity investment portfolio may be callable, muting price increases in falling interest rate scenarios and/or (iii) portions of the fixed-maturity investment portfolio may experience cash flow extension in higher interest rate environments, which generally results in lower fixed income asset prices.

Equity Securities and Other Long-term Investments Price Risk

        The carrying values of Sirius Group's equity securities and other long-term investments are based on quoted market prices or management's estimates of fair value as of the balance sheet date. Market prices of equity securities, in general, are subject to fluctuations. These fluctuations could cause the amount realized upon sale or exercise of these instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investment, the relative price of alternative investments, supply and demand imbalances for a particular security, or other market factors. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius Group's equity securities and other long-term investments as of September 30, 2018, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $78 million and

$234 million, pre-tax. As of December 31, 2017, the carrying value of Sirius Group's equity securities and other long-term investments would have increased or decreased by approximately $57 million and $171 million pre-tax.

Long-term obligations

        The following table summarizes the fair value and carrying value of financial instruments as of September 30, 2018 and December 31, 2017 and 2016:

	September 30, 2018		December 31, 2017		December 31, 2016
($ in millions)	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value
Liabilities and Mezzanine equity:
2017 SEK Subordinated Notes	$313.7	$304.6	$341.4	$330.7	$—	$—
2016 SIG Senior Notes	$367.2	$393.1	$392.3	$392.5	$382.4	$392.5
Old Lyme Note	$—	$—	$—	$—	$3.7	$3.7
Sirius Group Series A redeemable preference shares	$95.0	$108.8	$90.0	$106.1	$—	$—
SIG Preference Shares	$—	$—	$—	$—	$252.8	$250.0

        The fair value estimates at September 30, 2018 and December 31, 2017 for the 2017 SEK Subordinated Notes and 2016 SIG Senior Notes were determined by internal pricing and are considered a Level 3 measurement. The fair value estimates at December 31, 2016 for the 2016 SIG Senior Notes and the SIG Preference Shares were determined by internal pricing and is considered a Level 3 measurement. The fair value estimate at December 31, 2016 for the Old Lyme Note was determined by internal pricing, based on the expected amount due to the sellers of Old Lyme, and is considered a Level 3 measurement.

Foreign Currency Exchange Risk

        Sirius Group holds non-U.S. dollar denominated assets and liabilities, which are valued using period-end exchange rates. Sirius Group has non-U.S. dollar denominated foreign revenues and expenses, which are valued using average exchange rates over the period. Foreign currency exchange-rate risk is the risk that Sirius Group will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

        The following table illustrates the pre-tax effect that a hypothetical 10% increase (i.e., U.S. dollar strengthening) or decrease (i.e., U.S. dollar weakening) in the rate of exchange from the Swedish Krona, the Euro, the British Pound Sterling, the Canadian Dollar and the Israeli Shekel to the U.S. dollar would have on the carrying value of Sirius Group's total operations net assets, continuing operations net assets, as of September 30, 2018 and December 31, 2017 and 2016:

	September 30, 2018		December 31, 2017		December 31, 2016
($ in millions)	10% increase	10% decrease	10% increase	10% decrease	10% increase	10% decrease
Swedish Krona to U.S. dollar	$16.9	$(16.9)	$16.7	$(16.7)	$(8.5)	$8.5
Euro to U.S. dollar	3.2	(3.2)	(0.4)	0.4	(2.1)	2.1
British Pound Sterling to U.S. dollar	0.6	(0.6)	0.4	(0.4)	(14.1)	14.1
Canadian Dollar to U.S. dollar	(0.4)	0.4	(1.0)	1.0	(5.6)	5.6
Israeli Shekel to U.S. dollar	(7.4)	7.4	(7.2)	7.2	—	—

MANAGEMENT AND GOVERNANCE

Executive Officers of Sirius Group

        The following table sets forth information concerning Sirius Group's executive officers as of November 30, 2018.

Name	Age	Position
Allan L. Waters	61	Chairman of the Board and Chief Executive Officer ("CEO"), Sirius Group
Kernan (Kip) V. Oberting	49	President and Chief Financial Officer ("CFO"), Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	59	Chief Operating Officer ("COO"), Sirius Group and President and CEO, Sirius International
Jeffrey W. Davis	54	Executive Vice President, Chief Risk Officer & Chief Actuary, Sirius Group
Gene Boxer	44	Executive Vice President, Chief Strategy Officer & Group General Counsel, Sirius Group

        The board of directors of Sirius Group has designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group.

        Information with respect to the principal occupation and relevant business experience of Sirius Group's executive officers is as follows:

        Mr. Waters serves as Chairman of the Board and Chief Executive Officer of Sirius Group. Mr. Waters was appointed Chief Executive Officer of Sirius Group in March 2007. Mr. Waters served as a director of White Mountains from 2003 to 2004 and was re-elected as a director in November 2005. From 1998 to 2007, Mr. Waters was the founder and Managing Member of Mulherrin Capital Advisors, LLC. Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of White Mountains from 1993 to 1998, and originally joined White Mountains in 1985.

        Mr. Oberting serves as President and Chief Financial Officer of Sirius Group and President, Sirius Capital Markets, Inc. Mr. Oberting was appointed President of Sirius Group in September 2018 and Chief Financial Officer of Sirius Group in April 2016. Prior to that, Mr. Oberting served as a Senior Partner of White Mountains Capital, Inc. from July 2012 until April 2016. Mr. Oberting was appointed as the President of Sirius Capital Markets, Inc. in January 2015. From 2008 to 2012, Mr. Oberting was the founder and Managing Member of Oakum Bay Capital (f/k/a KVO Capital Management). From 2004 to 2008, Mr. Oberting served as Executive Vice President and Chief Financial Officer of Montpelier Re Holdings, Ltd. Mr. Oberting previously worked for White Mountains entities from 1995 to 2004 in various capacities. Prior to White Mountains, Mr. Oberting was a trader at CS First Boston (Japan) from 1993 to 1995.

        Ms. Cramér Manhem serves as Chief Operating Officer of Sirius Group and President and Chief Executive Officer of Sirius International. Ms. Cramér Manhem was appointed Chief Operating Officer of Sirius Group in September 2018, has been the Chief Executive Officer of Sirius International since March 2014, and also serves as the Chairperson of Sirius Bermuda. Prior to March 2014, Ms. Cramér Manhem served as Senior Vice President and Business Unit Manager of Sirius International from January 2004 until March 2014. Ms. Cramér Manhem served in various positions at Sirius International prior to 2004, having joined Sirius Group in 1985.

        Mr. Davis serves as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group. Mr. Davis has served as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group

since April 2016. Mr. Davis previously served also as Senior Vice President and Chief Actuary at White Mountains from October 2008 until April 2016. In April 2016, Mr. Davis assumed the additional responsibilities as Chief Risk Officer for Sirius Group. Prior to joining Sirius Group, Mr. Davis served as Head of Central Reserving for Munich Re from 2005 until September 2008, and previously in various capacities at American Re-Insurance Company since 1999. Mr. Davis previously served as an actuary for Nationwide Insurance from 1991 until 1999.

        Mr. Boxer serves as Executive Vice President, Chief Strategy Officer & Group General Counsel of Sirius Group. Mr. Boxer was appointed Chief Strategy Officer of Sirius Group in September 2018 and Executive Vice President and Group General Counsel of Sirius Group in August 2016. From 2011 until 2015, Mr. Boxer served as Global General Counsel of Cushman & Wakefield, a commercial real estate services firm. From 2006 until 2011, Mr. Boxer served as a senior member of the Restructuring Group and Legal Mergers & Acquisitions Group of American International Group, Inc. (AIG). Prior to 2006, Mr. Boxer practiced at Milbank, Tweed, Hadley & McCloy LLP, focusing on mergers and acquisitions and securities offerings.

Board of Directors of Sirius Group

        Sirius Group's global strategy is overseen by the board of directors of Sirius Group. The following table sets forth information concerning the membership of Sirius Group's board of directors as of November 30, 2018.

Name	Age	Primary Occupation
Allan L. Waters	61	Chairman of the Board and CEO, Sirius Group
Laurence Liao	47	CEO of CMIG International
Robert L. Friedman	59	Former CEO and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC
Meyer (Sandy) Frucher	72	Vice Chairman of Nasdaq, Inc.
Alain M. Karaoglan	56	Former COO of Voya Financial, Inc.
Rachelle C. Keller	56	Former COO for the Prime, Futures and Securities Services division of Citigroup, NA
James (Jim) B. Rogers, Jr.	76	Private Investor

        Mr. Waters serves as CEO of Sirius Group, and his biography is set forth above under "Executive Officers of Sirius Group."

        Mr. Liao, has served as a representative of CMIG International on the board of directors of Sirius Group since April 2016. Mr. Liao has served as Chief Executive Officer and director of CMIG International, an international private investment company, since December 2014, and as a director of CM Bermuda since July 2015. Mr. Liao has also served as Assistant President of China Minsheng Investment Group Corp., Ltd. since October 2014, and as Chief Executive Officer and director of CMIG International Capital Limited since February 2015. From April 2004 to September 2014, Mr. Liao served in various positions culminating in the role of Vice President of Corporate Bank Department of Head Office of China Minsheng Banking Corp., Ltd., a private financial institution engaged in the corporate, institutional and personal banking sectors in China. Mr. Liao has served as a director of China Medical & HealthCare Group Limited since June 2016. From May 2015 to November 2017, Mr. Liao also served as a director of New Universe Environmental Group Limited.

        Mr. Friedman has served as a director of Sirius Group since August 2016. He served as the Chief Executive Officer and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC, an investment firm, from 2005 until 2007. In 1988, Mr. Friedman joined the Mutual Series Funds as an insurance analyst, and later served as a Vice President. From 1996 until 2001, Mr. Friedman served as Senior Vice President of Franklin Mutual Series Funds, as well as a Portfolio Manager and, from 1998 to 2000, as Chief Investment Officer. He has a B.A. from Johns Hopkins University, an M.B.A. from the University of Pennsylvania's Wharton School and an A.L.M. from Harvard University Extension School.

        Mr. Frucher has served as a director of Sirius Group since August 2016. He is Vice Chairman of Nasdaq, Inc., a corporation that owns and operates the Nasdaq Stock Market, a position he has held since 2008. Mr. Frucher also serves as a director of The Options Clearing Corporation, a position he has held since 2000. From 1998 to 2008, Mr. Frucher served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Frucher has also served in various government positions, including as the chief labor negotiator for New York State, Chief Executive Officer of Battery Park City Authority and Chief Executive Officer of the School Construction Authority. He received a B.A. from Columbia University, and a M.P.A. from the John F. Kennedy School of Government, Harvard University.

        Mr. Karaoglan became a director of Sirius Group on November 5, 2018. Mr. Karaoglan previously served as the Chief Operating Officer of Voya Financial, Inc. ("Voya"), a financial, retirement, investment and insurance company, a position he had held from 2012 until 2018, and from 2011 to 2012, Mr. Karaoglan also served as Executive Vice President, Finance and Strategy of Voya. He brings extensive leadership experience in global insurance and investment management companies to the board. Prior to joining Voya, Mr. Karaoglan was Senior Vice President, Divestiture, for AIG from 2009 to 2011. Prior to AIG, from 2007 to 2009, Mr. Karaoglan was Managing Director, Equity Research, for Banc of America Securities LLC. From 2000 to 2007, he was Managing Director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from 1997 to 2000, he was an equity research analyst at Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a Managing Director at Bear Stearns. Mr. Karaoglan received his bachelor's degrees, both magna cum laude, in business administration and economics from Pepperdine University, and received his M.B.A. from Dartmouth College's Tuck School of Business.

        Ms. Keller became a director of Sirius Group on November 5, 2018. Ms. Keller previously served as a Managing Director for Citibank, NA ("Citi"), the institutional division of financial services multinational Citigroup, from 2011 to 2018 and as Global Chief Operating Officer for Prime, Futures and Securities services from 2014 to 2018. Prior to these positions, Ms. Keller was the Managing Director, Global Head of Costing and Analytics at Citi from 2011 to 2013. She has also worked for Fidelity Investment, LLC and JP Morgan Chase earlier in her career. Ms. Keller is a Certified Public Accountant, although currently inactive. She is a member of Arkansas State University's Founder's Circle, where she graduated with a bachelor's degree in accounting.

        Mr. Rogers became a director of Sirius Group on November 5, 2018. Mr. Rogers is an active author, financial commentator and international investor. He currently serves on the board of directors of four publicly traded funds operated by Virtus Investment Partners, as well as the board of directors of PJSC PhosAgro, Spanish Mountain Gold Limited, Geo Energy Resources Limited and Sinofortune Financial Holdings Limited. Mr. Rogers previously co-founded the Quantum Fund, is the author of several books, and also is a financial commentator worldwide. He has been frequently featured in Time, The Washington Post, The New York Times, Barron's, Forbes, Fortune, The Wall Street Journal and many other media outlets worldwide. He has previously served as a professor of finance at the Columbia University Graduate School of Business. Mr. Rogers graduated from Yale University in 1964 with a bachelor's degree in history and from Oxford University in 1966 with a second bachelor's degree in philosophy, politics and economics.

Composition of the Board of Directors

        Our board of directors is composed of seven directors. Our directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. The number of members on our board of directors may be fixed by majority vote of the members of our board. Any vacancy in the board of directors shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Independence of Directors

        The board of directors has determined that each of Messrs. Friedman, Frucher, Karaoglan and Rogers and Ms. Keller qualifies as an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2). The board of directors considered that Sirius Group common shares are listed on Nasdaq, and Mr. Frucher's service as Vice Chairman of Nasdaq, Inc. Mr. Frucher has notified Nasdaq, Inc. of this relationship. Mr. Waters is not an independent director because he currently serves as CEO of Sirius Group. Mr. Liao is not an independent director due to his service as an executive officer of CMIG International, which owns 100% of CM Bermuda, our controlling shareholder.

        The Company entered into a shareholders agreement (the "Shareholders Agreement") with certain investors that purchased the Private Placement Preference Shares (the "Preference Share Investors") and CM Bermuda with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters.

        Pursuant to the Shareholders Agreement, until November 5, 2021: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Directors of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After November 5, 2021 (or earlier in the event of an increase to the size of the Board of Directors), CM Bermuda will not vote in favor of the election of any director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board of Directors.

        See "Related Person Transactions—Transactions Related to the Merger—Shareholders Agreement."

Background and Experience of Directors

        When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Sirius Group board of directors to satisfy its oversight responsibilities effectively in light of the business and structure of Sirius Group, the board of directors focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. In particular, the members of our board of directors considered the following important characteristics, among others:

  •
  Allan L. Waters—our board of directors considered his extensive knowledge of Sirius Group's business, having served as its Chief Executive Officer since March 2007, his leadership over Sirius Group in returning $2.2 billion in capital to White Mountains during the period from 2007 through 2016 and positioning Sirius Group for the sale to CMIG International in April 2016, and his overall reputation and experience in the insurance and reinsurance industry.

  •
  Laurence Liao—our board of directors considered his position as Chief Executive Officer of CMIG International, a leading international private investment group and the 100% owner of CM Bermuda, the sole holder of Sirius Group common shares prior to the Merger, his leadership on behalf of CMIG International of its acquisition of Sirius Group, and his extensive financial services experience.

  •
  Robert L. Friedman—our board of directors considered his extensive experience with investment portfolio matters, having served as a Chief Investment Officer of two investment firms, his lengthy experience as an insurance analyst as well as his knowledge of White Mountains Insurance Group (the former parent of Sirius Group), and his qualification as an independent director.

  •
  Meyer (Sandy) Frucher—our board of directors considered his extensive capital markets and corporate finance experience, as well as his expertise in the areas of corporate governance and strategic planning, and his qualification as an independent director.

  •
  Alain M. Karaoglan—our board of directors considered his extensive leadership experience in global insurance and investment management companies, as well as his status as an audit committee financial expert based on his role as Chief Operating Officer of Voya, and his qualification as an independent director.

  •
  Rachelle C. Keller—our board of directors considered her extensive experience in finance and accounting and her experience as the Chief Operating Officer for the Prime, Futures and Securities Services division of Citibank, NA, and as the Chief Financial Officer of the Institutional Products Group of Fidelity Investments, LLC, and the Treasury and Security Services division of JP Morgan Chase, all of which qualifies her as an audit committee financial expert, as well as her qualification as an independent director.

  •
  James (Jim) B. Rogers, Jr.—our board of directors considered the breadth of his experience on public company boards and his extensive experience as an author, financial commentator and international investor, as well as his qualification as an independent director.

Committees of the Board

        The committees of the Sirius Group board of directors consist of an Audit & Risk Management Committee, a Compensation Committee, a Nominating & Corporate Governance Committee and a Finance Committee. Each of the Audit & Risk Management, Compensation and Nominating & Corporate Governance Committees are comprised entirely of independent directors, identified below. In addition, the members of the Audit & Risk Management Committee meet the enhanced independence standards set forth in Nasdaq listing standards and Rule 10A-3 under the Exchange Act, and two members qualify as an "audit committee financial expert" as such term is defined in applicable SEC rules. The written charters for each of these committees meet the requirements of Nasdaq listing standards and are available on our website at ir.siriusgroup.com.

Audit & Risk Management Committee

        The Audit & Risk Management Committee is responsible for, among other things: (i) the appointment, compensation and oversight of the work of the independent auditor; (ii) reviewing and discussing with management and the independent auditor the accounting practices and systems of internal accounting controls of Sirius Group, as applicable; (iii) reviewing financial reports, accounting and financial policies in general, and procedures and policies with respect to internal accounting controls; (iv) reviewing the independence qualifications and quality controls of the independent auditor; and (v) approving all auditing services and permitted non-audit services to be performed by the independent auditor.

        The members of our Audit & Risk Management Committee are Robert Friedman, Alain Karaoglan and Rachelle Keller (Chair). Our board of directors has designated Mr. Karaoglan and Ms. Keller as "audit committee financial experts," and each of Mr. Friedman, Mr. Karaoglan and Ms. Keller has been determined to be "financially literate" under Nasdaq rules. Our board of directors has also determined that Mr. Friedman, Mr. Karaoglan and Ms. Keller are "independent" as defined under Nasdaq and Exchange Act rules and regulations.

Compensation Committee

        The Compensation Committee is responsible for, among other things: (i) reviewing and developing general compensation policies; (ii) reviewing and approving the compensation of the Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation and any other perquisites; (iii) making awards under equity incentive plans; (iv) overseeing administration of other employee benefit plans; and (v) making recommendations regarding director compensation.

        The members of our Compensation Committee are Sandy Frucher, Rachelle Keller and Jim Rogers (Chair). Our board of directors has determined that Mr. Frucher, Ms. Keller and Mr. Rogers are "independent" as defined under Nasdaq and Exchange Act rules and regulations.

Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified for membership on the board; (ii) recommending individuals to the Sirius Group board of directors for nomination as members of the board and its committees; and (iii) advising and making recommendations to the Sirius Group board of directors on corporate governance matters and the overall governance structure of Sirius Group and the board.

        The members of our Nominating & Corporate Governance Committee are Sandy Frucher (Chair), Alain Karaoglan and Jim Rogers. Our board of directors has determined that Mr. Frucher, Mr. Karaoglan and Mr. Rogers are "independent" as defined under Nasdaq and Exchange Act rules and regulations.

Finance Committee

        The Finance Committee is responsible for, among other things: (i) formulating Sirius Group's investment policy and investment guidelines; (ii) reviewing the performance and asset allocation of Sirius Group's investment portfolio and asset allocation on a regular basis; and (iii) monitoring the capital, debt, and corporate structure of Sirius Group and, in coordination with the Audit & Risk Management Committee, reviewing the adequacy of risk management.

        The members of our Finance Committee are Robert Friedman, Alain Karaoglan and Laurence Liao (Chair).

Corporate Governance Guidelines

        The board of directors has adopted a set of Corporate Governance Guidelines which describe the corporate governance policies of Sirius Group and, together with Sirius Group's other governing documents, provide a framework for the functioning of the board of directors and its committees. The Corporate Governance Guidelines are available on our website at ir.siriusgroup.com.

Code of Business Conduct

        Sirius Group has adopted a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, Sirius Group. The Code of Business Conduct is available on our website at ir.siriusgroup.com.

Status as a Foreign Private Issuer and Controlled Company

        Sirius Group is considered a "foreign private issuer" under the rules and regulations of the SEC. A "foreign private issuer" is any issuer incorporated or organized under the laws of a foreign country, except an issuer meeting both of the following conditions: (i) more than 50% of the outstanding voting securities of the issuer are directly or indirectly held of record by residents of the U.S.; and (ii) any one of the following: (a) the majority of the executive officers or directors of the issuer are U.S. citizens or residents; or (b) more than 50% of the assets of the issuer are located in the U.S.; or (c) the business of the issuer is administered principally in the U.S. Pursuant to the "foreign private issuer" rules, Sirius Group is exempt from certain provisions of the Exchange Act applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

        In addition, Sirius Group is a "controlled company" within the meaning of Nasdaq rules. A "controlled company" is a company of which more than 50% of the voting power is held by an individual, group or another company. Pursuant to the "controlled company" exemption, Sirius Group is not required to comply with the requirements that: (1) a majority of the board of directors consist of independent directors; (2) it have a nominating committee composed entirely of independent directors with a written charter addressing such committee's purpose and responsibilities and (3) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        Sirius Group does not currently rely on, or intend to rely on in the future, the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq applicable to foreign private issuers and/or controlled companies, and is voluntarily choosing to register and report using the SEC's domestic forms and comply with the Nasdaq governance practices applicable to domestic companies.

RELATED PERSON TRANSACTIONS

Relationships with our Controlling Shareholder

        In 2017, Sirius Group expensed various operating costs on behalf of CMIG International which totaled $0.9 million pre-tax. These costs primarily related to external consulting services associated with the CMIG International transactional accounting for its acquisition of Sirius Group, various due diligence matters, and other investment-related activities.

Transactions Related to the Merger

  Sirius Group Private Placement

        In connection with the closing of the Merger, Sirius Group completed the Sirius Group Private Placement at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447. Gross proceeds of the Sirius Group Private Placement, together with cash in the Easterly Trust Account assumed by Sirius Group upon the closing of the Merger aggregated to $268 million. Sirius Group's Chief Executive Officer, Allan L. Waters, purchased 500,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $8.6 million. Sirius Group's Executive Vice President, Chief Risk Officer & Chief Actuary, Jeffrey W. Davis, purchased 41,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.7 million. Robert L. Friedman, a director of Sirius Group, purchased 28,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.5 million.

  Shareholders Agreement

        In connection with the closing of the Sirius Group Private Placement, Sirius Group, CM Bermuda and the Preference Share Investors entered into the Shareholders Agreement (the "Shareholders Agreement"), which governs certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters.

        Pursuant to the Shareholders Agreement, until November 5, 2021: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Directors of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After November 5, 2021 (or earlier in the event of an increase to the size of the Board of Directors), CM Bermuda will not vote in favor of the election of any director not then serving on the Board of Directors (including any election to fill a vacancy then existing on the Board of Directors as a result of death, resignation, removal, expansion of the Board of Directors or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board of Directors.

        Pursuant to the Shareholders Agreement, CM Bermuda will also agree to vote (i) in favor of a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) that is approved by a majority of Independent Directors and 80% of Sirius Group's voting shares after November 5, 2019, and (ii) against any merger, amalgamation, consolidation or similar transaction or any sale or transfer of all or substantially all of Sirius Group's consolidated assets, in each case where the per share value of the consideration received by CM Bermuda in such transaction is greater than the per share value of the consideration received by any other holder of Sirius Group common shares.

        The Shareholders Agreement also grants the Preference Share Investors tag-along rights to the extent Sirius Group agrees to repurchase or redeem any common shares held by CM Bermuda.

        The Shareholders Agreement terminates on the date that fewer than 25% of the Sirius Group Series B preference shares issued in the Sirius Group Private Placement are outstanding, and earlier with respect to any Preference Share Investor at the time that it or its affiliates or permitted assigns ceases to own any Sirius Group Series B preference shares.

  Common Shares Redemption Agreement

        In connection with the Merger, the Company and CM Bermuda, the sole holder of the Company's common shares prior to the Merger, entered into a Redemption Agreement, dated November 2, 2018, pursuant to which, effective as of the closing of the Merger, the Company redeemed 9,519,280 of the Company's common shares at a price per share equal to $17.22447, the payment for which was funded from cash distributed by Sirius Bermuda (not out of the funds released from the Trust Account in connection with the consummation of the Merger) and paid in cash on November 16, 2018.

        Also in connection with the Merger, after the filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Company completed a post-closing adjustment that was settled in cash to CM Bermuda. Based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Merger Agreement, CM Bermuda was paid $1.6 million.

  Registration Rights Agreement

        In connection with the closing of the Merger, Sirius Group and CM Bermuda entered into a Registration Rights Agreement, which governs certain rights and obligations of Sirius Group and CM Bermuda with respect to the registration of the Sirius Group common shares owned by CM Bermuda, and CM Bermuda delivered the Lock-Up Agreement, pursuant to which it agreed not to sell any Sirius Group common shares for a period of 180 days from the consummation of the Merger without the consent of Sirius Group, subject to specified exemptions.

Policies and Procedures for Related Person Transactions

        The Sirius Group board of directors has approved policies and procedures with respect to the review and approval of certain transactions between Sirius Group and a "Related Person," or a "Related Person Transaction," which is referred to herein as the "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, the Audit & Risk Management Committee or the disinterested members of the board of directors will review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction will be required to be reported to the Sirius Group legal department and Sirius Group legal department will then determine whether it should be submitted to the Audit & Risk Management Committee for concurrent consideration by its disinterested members.

        A "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that would be reportable by Sirius Group under Item 404(a) of Regulation S-K in which Sirius Group (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our executive compensation philosophy and the compensation provided to our named executive officers ("NEOs") for 2017. In addition, this CD&A briefly describes certain compensation arrangements adopted in 2018 with respect to our NEOs. As used in this MD&A, "we," "our," and "us" refer to Sirius Group.

        Our NEOs for 2017 consist of our principal executive officer, principal financial officer and the three most highly compensated executive officers serving as executive officers for the year ended December 31, 2017. For 2017, our NEOs were:

Name	Title
Allan L. Waters	Chairman of the Board and Chief Executive Officer ("CEO"), Sirius Group
Kernan "Kip" V. Oberting	President and Chief Financial Officer ("CFO"), Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	Chief Operating Officer ("COO"), Sirius Group and President and CEO, Sirius International Insurance Corp. ("Sirius International")
Jeffrey W. Davis	Executive Vice President, Chief Risk Officer ("CRO") & Chief Actuary, Sirius Group
Gene Boxer	Executive Vice President, Chief Strategy Officer ("CSO") & Group General Counsel, Sirius Group

        In August 2018, the board of directors of Sirius Group designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group. In September 2018, Mr. Oberting was appointed as President of Sirius Group, Ms. Cramér Manhem was appointed as Chief Operating Officer of Sirius Group and Mr. Boxer was appointed as Chief Strategy Officer of Sirius Group.

Executive Compensation Philosophy

        We believe that Sirius Group's executive compensation program should be designed to align management incentives with the creation of shareholder returns over the long-term. For that reason and as illustrated in the chart below, our senior executives have typically received the majority of their total target direct compensation (i.e., annual base salary, annual bonus awards and long-term incentive awards) in the form of long-term performance-based incentive compensation. We believe that delivering a significant portion of total direct compensation in the form of long-term performance-based incentive compensation focuses management on making decisions linked to optimizing the long-term economic performance of Sirius Group.

        The Compensation Committee believes that compensation goals should be predominantly objective and clearly measurable. We believe that effective compensation programs should be designed so that participants understand how their performance will be assessed and how performance will impact payouts under our incentive programs. Accordingly, Sirius Group has designed its long-term incentive compensation program with payouts based on financial performance compared to objective performance targets. Our annual cash bonus program is designed in a similar manner, but with Compensation Committee discretion to adjust payouts to reflect individual performance, based on measurable individual and team performance achievements and a subjective assessment of performance. Sirius Group believes this design incentivizes management and employees to think like owners.

        Based on a November 2017 competitive analysis, the Compensation Committee determined that a higher portion of Sirius Group's senior executive target compensation pay mix is "at risk," in the form of annual cash bonus and long-term incentives, than that of many of Sirius Group's peer companies. Accordingly, our senior executive officers will generally earn less total compensation than those at our peer companies for comparable positions in times of poor financial performance, but tend to be well compensated on both an absolute and relative basis when we perform well. We believe that this approach has not only the effect of aligning management interests with that of the owners, it is also a strong recruiting tool to attract candidates who are confident in producing outstanding results over the long term.

        Historically, Sirius Group's compensation programs have been cash-based in nature, with payout levels based upon performance metrics that we believe are objectively measurable and aligned with the strategic success of Sirius Group. For example, as a global (re)insurance company, the Compensation Committee believes underwriting discipline is a core tenet to long-term success in the market, and thus underwriting performance is a metric that influences the payout of these long-term awards. That said, an accounting metric that we believe is also a strong indicator of Company performance is growth in book value per share ("BVPS"), which tracks management of our shareholders' capital, and we believe is linked to shareholder value creation over the long-term as a public company. Accordingly, since our acquisition by CMIG International, the underlying value of long-term incentive awards granted to senior executives tracked BVPS. The amount of long-term incentive awards earned, if any, is determined based on achievement of pre-established financial performance criteria over each three-year performance cycle.

        In connection with the Merger, and from time to time, Sirius Group engages outside consulting specialists to evaluate Sirius Group's approach to compensation and to provide an assessment of the competitive market. See the "Competitive Analysis and Compensation Program Enhancements Commensurate with Public Listing" section below for additional information with respect to the foregoing.

 Components of 2017 NEO Compensation

        The primary components of Sirius Group's 2017 NEO compensation are:

  1.
  Base Salary

  2.
  Annual Cash Bonuses

  3.
  Long Term Incentive Plan ("LTIP") Performance Share Based Awards

        In addition, as described further below, our NEOs participate in our corporate-wide benefit programs and receive perquisites and other benefits that we believe are commensurate with their positions and the competitive market.

Base Salary

        Base salaries are designed to provide competitive levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. While Sirius Group emphasizes variable, long-term compensation, it pays base salaries because they provide a basic level of compensation at a level that we believe is appropriate to retain high-caliber executives. In 2017, Sirius Group's NEOs received base salaries ranging from $450,000 to $500,000, as described below under the "2017 NEO Compensation and Performance Summary."

Annual Cash Bonuses

        Annual cash bonus awards are designed to create a "pay-for-performance" environment while providing competitive levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. Target bonuses for our NEOs in 2017 equaled 50% of their respective base salaries.

2017 Annual Bonus Design

        For 2017, the target annual bonus pool was $13.7 million for 215 participants, including the NEOs. The overall awarded bonus pool size can range from 20% to 200% of target, depending upon Sirius Group's performance as compared to the performance goals established for 2017. The Compensation Committee retains authority to adjust the overall pool when it determines that overall performance is not reflected in the pre-established financial performance achievement criteria, for example in the case of a large strategic acquisition. If the threshold pre-established financial performance achievement criteria are not achieved, the minimum 20% of target bonus pool will be allocated among select participants who made unusually significant contributions during the year.

        For the 2017 annual bonus plan, there were four objective and quantitative financial performance metrics established by the Compensation Committee, as set forth in the table below. If target performance was met, payout would be 100% of target with a range of 20% to 200% for performance between threshold and maximum.

        The following table sets forth the pre-established financial performance criteria and the weighting for each of the NEOs under the 2017 annual bonus plan:

				Weighting
2017 Performance Metrics	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Waters, Oberting and Cramér Manhem	Davis and Boxer
ROE(1)	0.1%	7.1%	14.1%	25%	50%
UROC(2)	2.45%	9.45%	16.45%	25%	50%
Chinese Premiums(3)	0%	35%	70%	10%	0%
Asset Growth(4)	$5.14 billion	$10.28 billion	$15.42 billion	40%	0%

(1)
Return on Equity ("ROE") is calculated as follows: (50% GAAP Comprehensive Income plus 50% GAAP Net Income) divided by time-averaged common shareholders' equity. Both Comprehensive Income and Net Income include gains and losses from acquisitions. Time-averaged common shareholders' equity equals beginning equity plus time-weighted capital contributions during the year less time-weighted capital distributions during the year plus simple average of accumulated profit (loss) during the year.

(2)
Underwriting Return on Capital ("UROC") represents the after-tax, leveraged underwriting return on average "Deployed Capital" in the Sirius Group. For purposes of this performance metric, "Deployed Capital" is defined as GAAP capital less excess rating agency capital plus an internal safety margin. GAAP comprehensive income results are adjusted to reflect: (i) reduction of investments equal to un-deployed capital; (ii) application of a standard investment crediting rate on remaining investment assets; (iii) removal of the impact of currency fluctuations; and (iv) adjustment of income taxes related to (i), (ii) and (iii).

(3)
This metric is based upon growth in gross premiums written in China during 2017 relative to those written in 2016.

(4)
This metric is based upon growth in Total Assets of Sirius Group through the end of 2017.

Annual Bonus Results

        Financial results for 2017 were unfavorable due to the third quarter catastrophe losses. The primary compensation metrics, UROC and ROE, were 1.0% and –5.4%, respectively, both below the respective minimum thresholds. These results caused the overall weighted average of the 2017 bonus pool to be below its threshold for funding above the 20% minimum amount; therefore, the 2017 bonus pool was 20% of target. Despite these financial results, based on the Compensation Committee's individual performance assessments, Messrs. Oberting, Boxer and Davis did receive cash bonus payouts for 2017, as described further below under "2017 NEO Compensation and Performance Summary."

Long-Term Incentive Compensation

        Sirius Group has historically awarded long-term incentive compensation in the form of three-year, cliff-vested, performance units or phantom performance shares that can be paid in cash, or upon Sirius Group becoming public, Sirius Group common shares, at the discretion of the Compensation Committee. A new long-term incentive award is granted each year so that there are three different performance cycles outstanding at any given time.

        Grants made prior to our acquisition by CMIG International, while Sirius Group was a wholly-owned subsidiary of White Mountains, were in the form of performance units with an award date value of $1,000. The value of each performance unit grew over the three-year performance cycle based on UROC performance during that period. UROC was a measurement used by White Mountains to evaluate Sirius Group's underwriting performance, but designed to remove volatility from investment and currency fluctuations by applying a standard investment return.

        Since the CMIG International acquisition, LTIP grants have been governed by the Sirius Group Long Term Incentive Plan (the "2016 LTIP"), and have been granted in the form of phantom performance shares at the BVPS of Sirius Group on the date of grant and earned (or "harvested") based on specific, objective financial performance measures established at the beginning of the three-year performance cycle. Each phantom performance share is valued at BVPS at the end of each performance cycle for payouts if our common shares are not publicly traded. If vested and our common shares are publicly-traded, (i) each phantom performance share will be valued at the market price at time of payout and (ii) the Compensation Committee has discretion to settle these awards in in common shares, rather than cash.

        For the three-year performance cycle beginning in 2015, which was governed under a prior long-term incentive plan under prior White Mountains ownership, the performance metric was UROC. The performance metrics for the three-year performance cycle beginning in 2016 were UROC and ROE.

        For the three-year performance cycle beginning in 2017, the performance metrics were UROC, ROE, Chinese Premium and Asset Growth, with the same relative weightings for the NEOs as discussed above with respect to the 2017 annual bonus plan, except that for Messrs. Waters and Oberting and Ms. Cramér Manhem UROC and ROE were both weighted 35% and Asset Growth was weighted 20%. The number of shares earned can range from 0% to 200% of the target number granted based on proscribed threshold, target and maximum performance levels. Given the economic and market conditions at the time the 2017 targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be "stretch" goals.

        The table below provides the number of Sirius Group common shares that may be issued assuming payout at the target and maximum performance levels in respect of all outstanding LTIP awards, including outstanding NEO LTIP awards, for pending LTIP award cycles.

Shares by Award Cycle	Common Share Issuance at 100% Vesting Level	Maximum Potential Vesting Level	Common Share Issuance at Maximum Vesting Level
2016 - 18	819,215	290%	2,375,724
2017 - 19	860,732	200%	1,721,464
2018 - 20	758,858	200%	1,517,716
Total Potential Common Share Issuance	2,438,805		5,614,904

2015-17 LTIPs

        For the Sirius Group performance units issued for the 2015-17 performance cycle, each performance unit was valued at $1,000 at the beginning of the three-year performance cycle, with the value of each unit growing or diminishing based on Sirius Group's average annual UROC over the performance cycle. The payouts were to be 0% at threshold three-year average UROC of 3% or less, 100% at target UROC of 10% and 200% at maximum UROC of 17%. A summary of the 2015-2017 performance unit cycle settled in cash in March 2018 is as follows:

UROC Performance Levels			Final Result:
Threshold	Target	Maximum	Actual UROC	% of Target
3%	10%	17%	5.5%	36.1%(1)

(1)
Reflects the value percentage applied to each unit that grew in value from $1,000 to $1,175 over the three-year performance cycle.

        Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem received payouts for the three-year performance cycle based on the formulaic payout percentage of 36.1% applied to each of their units, which had a value of $1,175 at the end of the three-year performance cycle. Accordingly, based on performance, each of the participating NEOs received a cash payout as described in "2017 NEO Compensation and Performance Summary." Mr. Boxer was not an employee of Sirius Group at the time of grant and, accordingly, did not participate in the 2015-2017 performance cycle.

White Mountains Awards

        For the 2015-17 performance period, Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem received a portion of their incentives based on the legacy compensation schemes of Sirius Group's former parent, White Mountains. The last of such awards vested in 2017. These awards are paid by Sirius Group based on the contractual arrangements entered into between the NEOs and White Mountains, with payout determined based on the performance of White Mountains. Please see the "2017 NEO Compensation and Performance Summary" for a discussion of the amounts received under these awards.

Other Components Executive Compensation

Retention Cash Payouts

        In conjunction with our acquisition by CMIG International, Sirius Group entered into a Transaction and Retention Bonus Plan, whereby executives were granted awards that paid 50% at the time the transaction closed in 2016, 25% at the 12-month anniversary of the closing of the transaction, and the remaining 25% at the 20-month anniversary of the closing of the transaction, subject to their continued employment through the applicable payment date. The 12-month and 20-month anniversary payouts occurred in April and December of 2017. Mr. Boxer joined Sirius Group following the transaction, and thus did not have an acquisition retention bonus. However, in conjunction with his joining Sirius Group in 2016, Mr. Boxer received a special bonus in the amount of $325,000, with the payout occurring in August 2017 subject to Mr. Boxer's continued employment through such date.

Employment Agreements/Executive Severance Plan

        Prior to the Merger, Mr. Waters and Ms. Cramér Manhem had employment agreements, which were entered into in conjunction with our acquisition by CMIG International. These employment agreements were entered into in July 2015 and granted certain rights for termination without cause and other customary rights, which the other NEOs did not have. See the "Employment Arrangements" and "2017 Potential Payments Upon a Termination or a Change in Control" sections below for a more detailed discussion of these employment agreements and estimate of the potential compensation and benefits provided pursuant to these arrangements.

        In September 2018, Sirius Group adopted the Sirius Group Severance and Change in Control Plan (the "Executive Severance Plan"), which provides for severance terms applicable to each of our NEOs relating to severance and post-employment benefits provided upon certain termination events. The terms of the Executive Severance Plan were determined after consulting with the Compensation Committee's independent consultant, Frederick W. Cook & Co., Inc. ("FW Cook"), regarding market practices. The Compensation Committee believes that the Executive Severance Plan is competitive with typical industry practices and that the severance opportunities provide appropriate levels of compensation for executive separations. Further, the Compensation Committee believes that these arrangements are an important component of our compensation packages in terms of attracting and retaining top caliber talent in senior leadership roles and in defining terms and conditions of executive separation events.

        In general, the Executive Severance Plan provides our NEOs with severance in the event of (i) an involuntary termination without cause or (ii) a resignation by the NEO for good reason. For these qualifying terminations of employment prior to a change in control, our NEOs will receive severance benefits equal to one times base salary, any earned but unpaid annual bonus for the year prior to termination, a pro-rata annual bonus for the year of termination with the payout for such bonus based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the NEOs, the medical continuation period is increased to two years for the NEOs, and the prorated annual bonus for the year of termination is paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a Change in Control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the NEO must execute a release in the Company's favor.

        The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

        For a discussion of how our NEOs are protected in case of a termination without cause or for good reason in connection with awards granted under the 2016 LTIP, please see the "2016 LTIP" section below.

Retirement Benefits

        Sirius Group maintains a tax qualified 401(k) plan for our U.S. employees, including Messrs. Waters, Oberting, Davis and Boxer. Additionally, Ms. Cramér Manhem participates in a Swedish statutory pension scheme and, consistent with competitive practices in Sweden, receives supplemental retirement benefits from Sirius Group in the form of annual contributions to a non-qualified deferred compensation program. The Compensation Committee believes these benefits encourage retention and are part of delivering an overall competitive pay package necessary to recruit and retain talented executives. Please refer to the "2017 Summary Compensation Table," "2017 Nonqualified Deferred Compensation" table and related footnotes for additional information.

Perquisites

        Sirius Group provides the NEOs certain perquisites that the Compensation Committee believes are generally consistent with those provided to executives at similar levels at companies within our industry. The Compensation Committee believes that providing certain additional perquisites benefits to our NEOs enhances retention and results in a cost savings to Sirius Group, while strengthening our relationships with our NEOs. In addition, certain of our NEOs receive housing allowances relating to their service in Bermuda. We believe that providing these housing allowances is necessary in order to attract and retain executive officers located in Bermuda. Please refer to the "2017 Summary Compensation Table" and related footnotes for additional information.

Other Executive Compensation Matters

Compensation Committee

        The Compensation Committee is responsible for determining and approving the individual elements of total compensation paid to the CEO and our other executive officers and establishing overall compensation policies for our employees. The Compensation Committee also oversees the administration of executive compensation plans and certain employee benefits. Our board of directors appoints each member of the Compensation Committee and has determined that it will be comprised entirely of independent directors prior to the closing of the Merger, in accordance with applicable listing standards of Nasdaq.

        Our CEO annually presents the Compensation Committee with his evaluation of our executive officers (other than himself), considering their individual performances, responsibilities, and the contributions they made to the Company's accomplishments and his expectations for their future performance and succession plans. In connection with this evaluation, the CEO presents the Compensation Committee with his recommendations for the compensation of these executives. The Compensation Committee sets executive officer compensation, considering the CEO's recommendations as well as its own assessment of performance.

2017 NEO Compensation and Performance Summary

Overview of 2017 Results

        Underwriting results for 2017 were negative reflecting multiple catastrophes around the globe. Sirius Group's key underwriting return metric and overall return on equity were below the minimum payout levels for the year. Despite this financial performance, we believe that Sirius Group made significant progress positioning itself for the future by closing two acquisitions within our Global A&H Segment (IMG and Armada) and launching new lines of business (Primary Surety and Environmental, and Casualty Reinsurance). Additionally, Sirius Group raised $331 million of SEK-denominated, variable rate, subordinated debt and redeemed $250 million of perpetual preferred shares, saving $10 million annually.

Allan Waters, Chairman of the Board and CEO, Sirius Group

        Mr. Waters serves as the Chairman and CEO of Sirius Group. Under Mr. Water's leadership, Sirius Group returned $2.2 billion in capital to White Mountains during the period from 2007 through 2016, positioning it for the acquisition by CMIG International in 2016. Mr. Waters has executed Sirius Group's new mission of growth by leading Sirius Group's expansion into the Casualty, Primary Surety and Environmental markets. By initiating strategic acquisitions, he has further strengthened Sirius Group's position in the Accident & Health market.

        Mr. Waters' salary for 2017 was $500,000, which was unchanged from prior year. Mr. Waters had a target bonus of $250,000, or 50% of salary. Given the unfavorable financial results of Sirius Group and consistent with the overall Company's bonus payouts, Mr. Waters did not receive a cash bonus payout for the 2017 year. Mr. Waters received retention bonus payouts totaling $6,827,486 in 2017 related to the CMIG International acquisition, as discussed above.

        Mr. Waters received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $1,118,452 and $1,407,312, respectively. On January 1, 2018, Mr. Waters vested in 1,200 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Waters receives reimbursements for Bermudian housing costs, which totaled $183,333 for 2017 and is eligible for a home leave allowance for the equivalent of seven trips to the U.S. per year, with a maximum allowance of $15,000.

        In 2017, Mr. Waters was issued 273,961 performance shares under the 2016 LTIP for the 2017-2019 performance cycle with a target award value of $5,670,993, which was consistent with the prior year.

Kernan "Kip" Oberting, President and CFO, Sirius Group and President, Sirius Capital Markets, Inc.

        Mr. Oberting is President and CFO of Sirius Group and the President of Sirius Capital Markets, Inc., the organization dedicated to management and direction of Sirius Group's financial and strategic planning function. In addition to leading Sirius Group's mergers and acquisition opportunities and activities, Mr. Oberting is responsible for the capital and tax management strategy for the entire organization. Additionally, Mr. Oberting and his team are responsible for the assessment and execution of financial market opportunities and investment strategies.

        Mr. Oberting's salary for 2017 was $471,000, which reflected a raise from $450,000 to $475,000 effective as of February 21, 2017. Mr. Oberting had a target bonus of $237,500, or 50% of salary. Given Mr. Oberting's extensive contributions to the M&A and capital markets transactions during the year, Mr. Oberting received a discretionary cash bonus payout of $121,125, or 51% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Oberting's cash bonus is in part reflective of his contributions to the acquisitions of IMG and Armada and the favorable refinancing of certain aspects of Sirius Group's financing structure. In addition, as discussed above, Mr. Oberting received retention bonus payouts totaling $2,186,736 in 2017 related to our acquisition by CMIG International.

        Mr. Oberting received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $275,585 and $310,781, respectively. On January 1, 2018, Mr. Oberting vested in 265 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Oberting receives reimbursements for Bermudian housing costs, which totaled $206,568 for 2017 and is eligible for a home leave allowance for the equivalent of seven trips to the U.S. per year, with a maximum allowance of $15,000.

        Mr. Oberting was issued 118,261 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $2,448,003.

Monica Cramér Manhem, Chief Operating Officer, Sirius Group and President and CEO, Sirius International

        Ms. Cramér Manhem serves as the Chief Operating Officer, Sirius Group and the President and CEO, Sirius International. In determining Ms. Cramér Manhem's 2017 compensation, the Compensation Committee considered Ms. Cramér Manhem's performance in leading Sirius International through challenging market conditions by focusing on the maintenance of sustainable, profitable underwriting and strengthening relationships. The Compensation Committee also considered her role in identifying and supporting initiatives to develop and strengthen Sirius Group's brand around the globe.

        Ms. Cramér Manhem's salary for 2017 was $439,025, which reflected a raise from approximately $430,000 to $450,000 effective as of June 1, 2017. Ms. Cramér Manhem had a target bonus of $225,000, or 50% of salary. Ms. Cramér Manhem did not receive a cash bonus payout for the 2017 year. As discussed above, Ms. Cramér Manhem received retention bonus payouts totaling $2,305,438 in 2017 related to our acquisition by CMIG International.

        Ms. Cramér Manhem received cash payouts with respect to her 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $180,190 and $175,914, respectively. On January 1, 2018, Ms. Cramér Manhem vested in 150 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Ms. Cramér Manhem receives a Company-provided car and participates in a nonqualified deferred compensation program, as further described in the "2017 Summary Compensation Table," "2017 Nonqualified Deferred Compensation" table and related footnotes.

        Ms. Cramér Manhem was issued 56,956 Sirius Group LTIP performance shares for the 2017-19 performance cycle with a target award value of $1,178,989.

Jeffrey W. Davis, Executive Vice President, CRO & Chief Actuary, Sirius Group

        Mr. Davis serves as Sirius Group's Executive Vice President, CRO & Chief Actuary, responsible for overseeing Sirius Group's loss reserving and risk management functions, including managing the internal economic capital model, managing key exposures and mitigating risk for multiple lines of business and geographic regions in the (re)insurance arena.

        Mr. Davis's salary for 2017 was $450,000, which was unchanged relative to prior year. Mr. Davis had a target bonus of $225,000, or 50% of salary. Given Mr. Davis's extensive contributions and overall value to Sirius Group, Mr. Davis received a discretionary cash bonus payout of $45,000, or 20% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Davis's cash bonus is in part reflective of his direction of Sirius Group's reserving process as well as direction of Sirius Group's Solvency II and Group Supervision duties. As discussed above, Mr. Davis received retention bonus payouts totaling $583,094 in 2017 related to our acquisition by CMIG International.

        Mr. Davis received cash payouts with respect to his 2015-17 Sirius Group LTIP performance units and 2015-17 White Mountains phantom performance shares in the amounts of $89,883 and $398,738, respectively. On January 1, 2018, Mr. Davis vested in 340 shares of White Mountains common stock upon settlement of legacy White Mountains performance awards with respect to the 2015-17 performance period. In addition, Mr. Davis receives reimbursements for Bermudian housing costs, which totaled $275,000 for 2017.

        Mr. Davis was issued 49,621 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $1,027,155.

Gene Boxer, Executive Vice President, Chief Strategy Officer & Group General Counsel, Sirius Group

        Mr. Boxer serves as Sirius Group's Executive Vice President, Chief Strategy Officer & Group General Counsel, responsible for managing its legal and compliance functions globally. Mr. Boxer is also responsible for overseeing the execution of Sirius Group's strategic M&A and capital markets initiatives.

        Mr. Boxer's salary for 2017 was $450,000, which was unchanged relative to the prior year. Mr. Boxer had a target bonus of $225,000, or 50% of salary. Given Mr. Boxer's extensive contributions to the M&A and capital markets transactions during the year, he received a cash bonus payout of $225,000, or 100% of target, for the 2017 year from the overall bonus pool, which was 20% of target. Mr. Boxer's cash bonus in part reflects his contributions to the acquisitions of IMG and Armada and the favorable refinancing of certain aspects of Sirius Group's financing structure.

        Mr. Boxer received no payouts in connection with the 2015-17 performance cycles as he was not an employee of Sirius Group in 2015. Further, Mr. Boxer did not receive a retention bonus payout related to our acquisition by CMIG International. Mr. Boxer received a special bonus payment of $325,000 in August 2017 in connection with his joining Sirius Group in August 2016.

        Mr. Boxer was issued 35,024 Sirius Group LTIP performance shares for the 2017-2019 performance cycle with a target award value of $724,997.

Competitive Analysis and Compensation Program Enhancements Commensurate with Public Listing

Competitive Analysis

        In November 2017, Sirius Group engaged FW Cook to perform a competitive analysis of Sirius Group's compensation program.

        As noted above, the November 2017 study found that our compensation program for our senior executives is generally more variable than that at many of our peer companies. Specifically, the salaries and other fixed compensation components of Sirius Group's senior executives tend to be somewhat lower than that of Sirius Group's peers, while variable compensation opportunities tend to be greater than the average of Sirius Group's peers. The peers included in that study were: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Allied World Assurance Company, Maiden Holdings, Argo Group, OneBeacon Insurance Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital, Allegheny and Everest Group. This peer group was selected based on publicly traded companies that generally as a group (i) approximate to Sirius Group's scope of business and that of its subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with Sirius Group for a comparable pool of talent, and (iv) reflect Sirius Group's global presence.

        In anticipation of the Merger, the Compensation Committee again has engaged FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices in light of the transition of Sirius Group from a private to a public company, and specifically, with respect to the competitiveness of Sirius Group's executive and director compensation, executive compensation program design matters, market trends and technical considerations. Prior to engaging FW Cook in anticipation of the Merger, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with Nasdaq's listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent and that the work to be performed by FW Cook did not raise any conflict of interest.

        The nature and scope of services that FW Cook will provide to the Compensation Committee include the following: assistance with providing one-time equity grants to a select group of executives in connection with the closing of the Merger; competitive market compensation analyses; assistance with the redesign of executive compensation programs and resetting ongoing executive compensation levels for base salary, annual cash bonus and long-term incentives; assistance with finalizing the 2018 Omnibus Incentive Plan; assistance with non-change-in-control and change-in-control severance arrangements, including severance amounts for certain key executives; assistance with analyzing the director compensation program, including board cash and equity retainers, committee fees and leadership compensation; assistance with updating the Compensation Committee charter for a public company; and preparation for and attendance at selected Compensation Committee meetings.

        In evaluating Sirius Group's executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with Sirius Group for executive talent. Competitive market data has been developed by FW Cook from several different sources, including proxy statements, and has been updated as deemed necessary.

        FW Cook provided its analysis in a report provided to the Compensation Committee in July 2018, and identified the following peer group companies for Sirius Group: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Maiden Holdings, Argo Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital and Everest Group.

The peer companies were the same ones used by FW Cook in the compensation study performed for the Compensation Committee in November 2017 except that Allied World Assurance Company and OneBeacon Insurance Group were removed due to being acquired.

Compensation Program Enhancements Commensurate with Public Listing

        In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to members of management, including the NEOs, under the 2018 Omnibus Incentive Plan. The aggregate number of shares subject to these awards, determined at the target level of performance, is projected to have a grant date value of $15 million, based on the per share value of Sirius Group common shares at the closing of the Merger (the "IPO Price"), with the portion of these awards allocated to the members of the Management Committee having a value of $8 million. Pursuant to these grants, effective at the closing of the Merger, each eligible employee will be awarded a target number of performance share units equal to a specified dollar value divided by the IPO Price. See the "2018 Omnibus Incentive Plan—New Plan Benefits," section below for the amounts of such awards that will be granted to the NEOs.

        One fourth of the number of these performance share units granted to each participant will become earned and vested based on ROE performance goals that have been approved by the Compensation Committee with respect to each of 2019, 2020 and 2021, and an additional one-fourth of the number of performance share units will become earned and vested based on Sirius Group's average annual ROE performance over 2019, 2020 and 2021. The vesting of the awards will also be subject to the participant's continued employment with Sirius Group through the end of the applicable performance period, provided that a participant who has a qualifying termination of employment will become vested in a prorated portion of the award earned in the then-current performance period, subject to actual performance results.

        As a condition to the receipt of the performance share units, each participant is required to purchase a number of common shares equal to the target number of shares that are subject to the performance share unit award granted by Sirius Group, rounded down to the nearest 100 shares. The purchased units will not be subject to any vesting conditions, but will be subject to the holding requirements discussed below. A participant may elect either to purchase all of the shares in 2018 or to purchase the shares in three annual installments, by March 31, 2019, 2020 and 2021, respectively. If the shares are purchased in 2018, the purchase price will be the IPO Price. If the shares are purchased in three annual installments, one third of the shares must be purchased in each of the three years at the IPO Price for shares purchased by March 31, 2019, 105% of the IPO Price for shares purchased by March 31, 2020 and 112% of the IPO Price for shares purchased by March 31, 2021.

        Purchased shares cannot be transferred or sold prior to December 31, 2021, for so long as the participant is employed, and performance share units that are earned and vested will not be issued to the participant until after the determination of performance following the conclusion of 2021.

        Based on the input of FW Cook, we believe that this type of one-time equity grant is typical for companies undertaking a merger involving a public offering or similar significant strategic transaction resulting in a structural change in operating structure. Additionally, the purchase and holding requirements are designed to further align the management team with Sirius Group's shareholders.

Equity Arrangements

2016 LTIP

        As discussed below, in connection with the Merger, we replaced the 2016 LTIP with the 2018 Omnibus Incentive Plan, and we no longer make awards under the 2016 LTIP. However, the 2016 LTIP continues to govern outstanding awards granted prior to its termination.

        Authorized Shares.    Subject to adjustment for share splits and other similar changes in capitalization, under the 2016 LTIP, 5,614,904 of our common shares are reserved for issuance, based on the potential vesting level with respect to outstanding awards, assuming achievement of the underlying performance goals at the maximum performance level. As of December 31, 2017, our employees hold outstanding performance units or performance shares granted under the 2016 LTIP and no other awards were outstanding under the 2016 LTIP as of such date.

        Administration.    The Compensation Committee administers the 2016 LTIP.

        Participants.    Employees, directors and consultants of the company and our affiliates are eligible to participate in the 2016 LTIP, if selected for participation by the Compensation Committee.

        Types and Terms of Awards.    Under the 2016 LTIP, we are authorized to grant performance units or performance shares. Only performance shares were awarded and are outstanding for the 2016-18, 2017-19 and 2018-20 performance cycles.

        Termination of Employment.    In general, each performance unit or share is subject to a three-year performance cycle, but may be accelerated on a pro-rata basis in the case of a termination due to disability, retirement or death. In addition, in September 2018, the Compensation Committee amended the 2016 LTIP to provide for continued vesting in the event of a termination by the Company without cause or by the participant due to good reason, other than during the 24-month period following a change in control. In these qualifying terminations of employment events, our NEOs will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance. Please see the "2017 Potential Payments Upon a Termination or a Change in Control" section for information regarding the treatment of the outstanding 2016 LTIP awards upon a termination of employment as of December 31, 2017.

        Change in Control.    In the event there is a termination without cause, constructive termination or adverse change to the 2016 LTIP within 24 months following a change in control, the portion of each outstanding award for which time-vesting has already occurred will pay out at the maximum, and the remaining portion will immediately accelerate on a pro-rata basis at a minimum 100%, with the underlying share value determined based on the greater of the value of a common share: (A) immediately prior to the change in control; (B) five business days after the change in control; and (C) on the date of termination. The Merger will not constitute a change in control under the plan. Please see the "2017 Potential Payments Upon a Termination or a Change in Control" section for information regarding the treatment of the outstanding 2016 LTIP awards upon a termination of employment following a change in control as of December 31, 2017.

        Amendment and Termination.    The Compensation Committee may, at any time, amend or terminate the 2016 LTIP. No amendment may alter or impair the rights or obligations of a participant without the consent of such participant.

2018 Omnibus Incentive Plan

        Based on advice received from FW Cook, and the recommendation of the Compensation Committee, and following the approval of the Board and existing shareholders, on August 6, 2018, Sirius Group adopted the 2018 Omnibus Incentive Plan. The 2018 Omnibus Incentive Plan is designed to enhance the value of Sirius Group by enabling it to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and align the long-term interests between them and Sirius Group's shareholders. As discussed above, the 2018 Omnibus Incentive Plan replaces the 2016 LTIP with respect to new equity grants.

        The material terms of the 2018 Omnibus Incentive Plan are as follows:

  •
  Shares Subject to the Plan.  The aggregate number of shares initially reserved under the 2018 Omnibus Incentive Plan is 8,500,000 Sirius Group common shares. This amount, together with the amount reserved for issuance under the 2016 LTIP, represents approximately 10% of Sirius Group's outstanding common shares following the completion of the Merger assuming no redemptions by Easterly's public stockholders in connection with the Merger Proposal and taking into account the shares reserved for issuance under the 2016 LTIP and the 2018 Omnibus Incentive Plan. To the extent an equity award granted under the 2018 Omnibus Incentive Plan (other than any substitute award) or the 2016 LTIP expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award will become available for future grant under the 2018 Omnibus Incentive Plan. In addition, to the extent shares subject to an award are withheld to satisfy a participant's tax withholding obligation upon the exercise or settlement of such award (other than any substitute award) or to pay the exercise price of a share option, such shares will become available for future grant under the 2018 Omnibus Incentive Plan.

  •
  Plan Administration.  The Compensation Committee will administer the 2018 Omnibus Incentive Plan. The Board has the authority to amend and modify the plan, subject to any shareholder approval required by law or stock exchange rules. Subject to the terms of the 2018 Omnibus Incentive Plan, the Compensation Committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the 2018 Omnibus Incentive Plan. The Compensation Committee also will have the authority, subject to the terms of the 2018 Omnibus Incentive Plan, to construe and interpret the 2018 Omnibus Incentive Plan and awards, and amend outstanding awards at any time.

  •
  Share Options and Share Appreciation Rights.  The Compensation Committee may grant incentive share options, nonstatutory share options, and share appreciation rights under the 2018 Omnibus Incentive Plan, provided that incentive share options are granted only to employees. The exercise price of share options and share appreciation rights under the 2018 Omnibus Incentive Plan will be fixed by the Compensation Committee, but must equal at least 100% of the fair market value of a common share on the date of grant. The term of an option or share appreciation right may not exceed ten years; provided, however, that an incentive share option held by an employee who owns more than 10% of all of our classes of shares, or of certain of our affiliates, may not have a term in excess of five years, and must have an exercise price of at least 110% of the fair market value of a common share on the grant date. Subject to the provisions of the 2018 Omnibus Incentive Plan, the Compensation Committee will determine the remaining terms of the options and share appreciation rights (e.g., vesting). Upon a participant's termination of service, the participant may exercise his or her option or share appreciation right, to the extent vested (unless the Compensation Committee permits otherwise), as specified in the award agreement.

  •
  Share Awards.  The Compensation Committee will decide at the time of grant whether an award will be in the form of restricted shares, restricted share units, or another share award. The Compensation Committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted shares will have voting rights and be entitled to receive dividends with respect to his or her restricted shares. The recipient of restricted share units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. The Compensation Committee may grant other share awards that are based on or related to the common shares, such as awards of common shares granted as bonus and not subject to any vesting conditions, deferred share units, share purchase rights, and common shares issued in lieu of our obligations to pay cash under any compensatory plan or arrangement. Any dividends or dividend equivalents paid with respect to restricted shares, restricted share units or other share awards will be subject to the same vesting conditions as the underlying awards.

  •
  Performance Awards.  The Compensation Committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in common shares. The performance goals applicable to a particular award will be determined by the Compensation Committee at the time of grant.

  •
  Transferability of Awards.  The 2018 Omnibus Incentive Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant's death, and options may be exercised, during the lifetime of the participant, only by the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust, family limited partnership or similar entity established for one of the participant's family members. A participant may also designate a beneficiary who will receive outstanding awards upon the participant's death.

  •
  Certain Adjustments.  If any change is made in the common shares subject to the 2018 Omnibus Incentive Plan, or subject to any award agreement under the 2018 Omnibus Incentive Plan, without the receipt of consideration by us, such as through a share split, share dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

  •
  Change in Control.  Subject to the terms of the applicable award agreement, upon a "change in control" (as defined in the 2018 Omnibus Incentive Plan), the Board may, in its discretion, determine whether some or all outstanding options and share appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted share awards and restricted share unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. The Board may further require that shares of stock of the surviving entity resulting from such a change in control, or a parent thereof, be substituted for some or all of the common shares subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

  •
  Clawback.  Awards granted under the 2018 Omnibus Incentive Plan and any cash payment or common shares delivered pursuant to an award are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that Sirius Group has adopted.

  •
  Plan Termination and Amendment.  The Board has the authority to amend, suspend, or terminate the 2018 Omnibus Incentive Plan, subject to any requirement of shareholder approval required by law or stock exchange rules. The 2018 Omnibus Incentive Plan will terminate on the ten-year anniversary of its approval by the Board, unless terminated earlier by the Board.

  •
  New Plan Benefits.  The Compensation Committee has the discretion to grant awards under the 2018 Omnibus Incentive Plan. All officers, directors, employees, consultants, and independent contractors are eligible for consideration to participate in the 2018 Omnibus Incentive Plan. Pursuant to the 2018 Omnibus Incentive Plan, a select group of executives of Sirius Group, including our NEOs, will receive one-time grants of performance share units upon the closing of the Merger to further align their compensation with the long-term performance of Sirius Group's common shares following the Merger and shareholder interests. The performance share unit awards have been allocated to the NEOs as follows, based on the grant date value of the award at target levels of performance:

NEO	Grant Date Value of Target Award
Allan L. Waters	$2,600,000
Other Management Committee members (Mr. Oberting, Ms. Cramér Manhem and Mr. Boxer)	$1,800,000
Jeff Davis	$700,000

Executive Compensation Tables and Narratives

2017 Summary Compensation Table

        The following table provides compensation information for Sirius Group's principal executive officer, principal financial officer and other NEOs for services in their capacities as such during 2017.

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Allan L. Waters,	2017	$500,000	$6,827,486	$2,525,764	$208,514	$10,061,764
Chairman and CEO, Sirius Group
Kernan "Kip" V. Oberting,	2017	$471,154	$2,307,861	$586,366	$225,635	$3,591,016
President, CFO, Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem,	2017	$439,025	$2,305,348	$356,104	$141,370	$3,241,847
COO, Sirius Group and President and CEO, Sirius International(4)
Jeffrey W. Davis,	2017	$450,000	$628,094	$488,621	$296,264	$1,862,979
Executive Vice President, CRO & Chief Actuary, Sirius Group
Gene Boxer,	2017	$450,000	$550,000	$0	$11,700	$1,011,700
Executive Vice President, CSO & Group General Counsel, Sirius Group

(1)
Amounts reported in this column consist of: (i) retention bonuses paid with respect to the CMIG Acquisition for Messrs. Waters, Oberting and Davis and Ms. Cramér Manhem in the amounts of $6,827,486, $2,186,736, $583,094 and $2,305,348, respectively; (ii) a special bonus of $325,000 paid to Mr. Boxer in connection with the commencement of his employment; and (iii) discretionary annual bonuses paid to Messrs. Oberting, Davis and Boxer in the amounts of $121,125, $45,000 and $225,000, respectively. Please see the CD&A for a further discussion of these amounts.

(2)
Amounts reported in this column consist of: (i) cash payouts under the Sirius Group 2015-2017 LTIP performance units for Mr. Waters, Mr. Oberting, Ms. Cramér Manhem and Mr. Davis in the amounts of $1,118,452, $275,585, $180,190 and $89,883, respectively; and (ii) cash payouts under the White Mountains phantom performance share awards for Mr. Waters, Mr. Oberting, Ms. Cramér Manhem and Mr. Davis in the amounts of $1,407,312, $310,781, $175,194 and $398,738, respectively.

(3)
The amounts reported in this column consist of (i) housing allowances in Bermuda for Messrs. Waters, Oberting and Davis in the amounts of $183,333, $206,568 and $275,000, respectively, (ii) a Company-provided car for Ms. Cramér Manhem, (iii) health club reimbursements for Messrs. Waters and Davis, (iv) group term life insurance for Messrs. Waters, Oberting, Davis and Boxer, (v) $10,800 in employer 401(k) contributions on behalf of Mr. Waters, Mr. Oberting, Mr. Davis and Mr. Boxer, (vi) $131,310 in Sirius Group contributions to a deferred compensation plan maintained for Ms. Cramér Manhem in Sweden and (vii) reimbursements for travel between the U.S. and Bermuda for Messrs. Waters and Oberting pursuant to their home leave allowances. The housing allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the NEO.

(4)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. Her 2017 salary, annual bonus and other compensation was awarded and paid in Swedish Krona and converted herein at the December 30, 2016 spot rate of 9.05. The LTIP awards and retention bonuses were paid in U.S. dollars.

2017 Grants of Plan-Based Awards

        The following table provides information regarding the possible payouts to our NEOs in 2017 under the annual bonus program and the performance unit awards received by our NEOs in 2017 under the 2016 LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Threshold ($)	Target ($)	Maximum ($)
Allan L. Waters	Annual Bonus(1)	$0	$250,000	$500,000
	2017 - 2019 LTIP(2)	$0	$5,670,993	$11,341,985
Kernan "Kip" V. Oberting	Annual Bonus(1)	$0	$237,500	$475,000
	2017 - 2019 LTIP(2)	$0	$2,448,003	$4,896,005
Monica Cramér Manhem	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$1,178,989	$2,357,978
Jeffrey W. Davis	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$1,027,155	$2,054,309
Gene Boxer	Annual Bonus(1)	$0	$225,000	$450,000
	2017 - 2019 LTIP(2)	$0	$724,997	$1,449,994

(1)
The amounts reported for the annual bonus represent threshold, target and maximum cash award levels set in 2017 under the 2017 annual bonus program. Please see the CD&A for further information regarding the 2017 annual bonus program.

(2)
The amounts reported for the 2017-2019 LTIP represent the threshold, target and maximum performance share awards payable under the 2016 LTIP with respect to the 2017-2019 performance cycle. For actively employed NEOs, these performance shares are scheduled to vest on December 31, 2019 based on UROC, ROE, Chinese Premium and Asset Growth performance goals over the 2017-2019 performance cycle. Please see the CD&A for further information regarding this award.

2017 Nonqualified Deferred Compensation

        The following table provides information regarding a nonqualified deferred compensation plan provided to Ms. Cramér Manhem in Sweden.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Monica Cramér Manhem	$131,310	$32,843	$694,016	(1)

(1)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. The aggregate balance at last fiscal year end has been converted to U.S. dollars using the December 30, 2016 spot rate of 9.05.

        Ms. Cramér Manhem participates in a nonqualified deferred compensation plan for select employees in Sweden. Pursuant to the terms of Ms. Cramér Manhem's employment agreement, beginning in March 2014, Sirius Group makes an annual contribution to the plan in a minimum amount equal to SEK 1,100,004 (or $121,482, based on a December 30, 2016 conversion rate), but adjusted to reflect cost of living adjustments in Sweden. As noted above, the contribution rate for 2017 was $131,310. Ms. Cramér Manhem does not make any corresponding contributions to the plan. Contributions are invested in a variety of generally available mutual funds and indexes, as selected by Ms. Cramér Manhem. Payments from the plan will occur following Ms. Cramér Manhem's retirement over a payment period as selected by Ms. Cramér Manhem.

2017 Potential Payments Upon a Termination or a Change in Control

        The following table reflects the potential payments and benefits to which each of our NEOs would be entitled in the event of a termination of his or her employment or change in control of Sirius Group as of December 31, 2017. The amounts shown in the table below are estimates and were calculated assuming that the termination of employment or change in control was effective as of December 31, 2017 based on the employment arrangement that existed between Sirius Group and the respective NEO at such date. The actual amounts that would be paid to a NEO can only be determined at the time of the termination of employment or change in control. The section entitled "Employment Arrangements" below contains a summary of the material terms of the employment arrangements we have with each of the NEOs shown in the table below, including terms related to any payments to which the NEO would be entitled in connection with a termination of his or her employment or change in control of Sirius Group. In addition, as discussed in the CD&A and below, the 2016 LTIP provides for certain benefits upon a qualifying termination of employment.

Name	Cash Severance(1)	Bonus(2)	Continuation of Medical Benefits(3)	LTIP Awards(4)		Tax Reimbursements(5)	Other(6)	Total
Allan L. Waters
Death/Disability	—	—	—	$4,418,053		—	—	$4,418,053
Termination without Cause/Good Reason	$500,000	$250,000	$72,745	$5,458,718		—	$100,000	$6,381,463
Retirement	—	—	$72,745	$5,458,718	(7)	—	$100,000	$5,631,463
CIC Qualifying Termination	$500,000	$250,000	$72,745	$15,896,410		—	$100,000	$16,819,155
Kernan "Kip" V. Oberting	—	—
Death/Disability	—	—	—	$1,823,268		—	—	$1,823,268
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$6,576,838		—	—	$6,576,838
Monica Cramér Manhem
Death/Disability	—	—	—	$918,509		—	—	$918,509
Termination without Cause/Good Reason	$450,000	$225,000	$2,650	$1,134,861		—	$330,000	$2,142,511
Retirement	—	—	$2,650	$1,134,861	(7)	—	$330,000	$1,467,511
CIC Qualifying Termination	$450,000	$225,000	$2,650	$3,304,849		—	$330,000	$4,312,499
Jeffrey W. Davis
Death/Disability	—	—	—	$800,219		—	—	$800,219
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$2,879,236		—	—	$2,879,236
Gene Boxer
Death/Disability	—	—	—	$564,816		—	—	$564,816
Termination without Cause/Good Reason	—	—	—	—		—	—	—
Retirement				—	(7)
CIC Qualifying Termination	—	—	—	$2,032,242		—	—	$2,032,242

(1)
Represents severance payable under the terms of the employment agreements with Mr. Waters and Ms. Cramér Manhem for a qualifying termination of employment.

(2)
Under the terms of the employment agreements with Mr. Waters and Ms. Cramér Manhem, if terminated for death or disability, each would be eligible for a prorated bonus for the year of termination based on actual performance. If terminated by Sirius Group without cause or by the executive for good reason, each would receive a non-pro-rated bonus equal to the greater of actual performance or the target bonus for the year of termination.

(3)
Each of Mr. Waters and Ms. Cramér Manhem are eligible to continue to receive healthcare coverage during the term of their respective advisory engagement with Sirius Group under the terms of their employment agreements. The amounts reported are based on current insurance premiums paid by Sirius Group and the expected length of the advisory engagement.

(4)
Represents the accelerated or continued vesting, as applicable, of the outstanding awards for the 2016-18 and 2017-19 performance cycles under the 2016 LTIP, as described further below.

(5)
Pursuant to the terms of his employment agreement entered into in connection with our acquisition by CMIG International, Mr. Waters is eligible for a 280G reimbursement in the event he incurs excise taxes relating to a change in control. If a change in control and qualifying termination of employment had occurred as of December 31, 2017, Mr. Waters would not have received any additional payments with respect to the 280G reimbursement provisions under his agreement.

(6)
Represents the advisory fee payable to Mr. Waters and Ms. Cramér Manhem during the expected duration of the advisory engagement and for Ms. Cramér Manhem also includes an additional potential payment equal to 60% of her base salary for the six month non-competition period pursuant to the terms of her employment agreement.

(7)
As noted below, the 2016 LTIP does not require accelerated vesting in the case of retirement, although the Compensation Committee has the authority to accelerate awards upon retirement in its sole discretion. The amounts reported for Mr. Waters and Ms. Cramér Manhem represent the vesting of the LTIP awards during their advisory engagements with Sirius Group in the event of a retirement with the consent of Sirius Group.

Employment Arrangements

        We have entered into employment agreements with Mr. Waters and Ms. Cramér Manhem that generally provide for minimum base salaries, annual cash bonus opportunities under the Company's annual incentive plan (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events. As of December 31, 2017, Messrs. Oberting, Davis and Boxer were not parties to an employment agreement, but as discussed in the CD&A will be eligible to participate in the Executive Severance Plan.

Allan L. Waters

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Mr. Waters, effective July 24, 2015. The employment agreement has an initial three-year term and automatically extends for one-year terms, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. Under the employment agreement, Mr. Waters will receive an annual base salary of not less than $500,000 and is eligible to receive an annual cash bonus with a target opportunity of no less than 50% of base salary and is eligible for future long-term incentives with a target payout level of no less than Mr. Waters' February 2015 target awards. The employment agreement binds Mr. Waters to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter.

        The employment agreement provides, among other things, that if Sirius Group terminates Mr. Waters due to death or disability, Mr. Waters will receive a pro rata bonus for the year of termination based on actual performance and his outstanding 2016 LTIP awards will be treated in accordance with the 2016 LTIP. In the event Mr. Waters' employment is terminated other than for "cause" (as defined in the employment agreement) or Mr. Waters terminates his employment for "good reason" (as defined in the employment agreement), then Sirius Group will pay to Mr. Waters a severance benefit equal to one times Mr. Waters' then current base salary and Mr. Waters will receive an annual bonus (without pro ration for time) based on actual performance, but not less than the target bonus opportunity for the year of termination. In addition, if Mr. Waters retires with the consent of Sirius Group, he will be eligible to remain as an advisor to Sirius Group under his employment agreement. The term of Mr. Waters' advisory services under his employment agreement commences on a qualifying termination of employment and continues until the later of (i) the first date of COBRA participation under Sirius Group's applicable health plan which would upon its expiration result in an effective date for immediate Medicare eligibility (April 2021) and (ii) the last date on which his outstanding long-term incentive awards are earned in accordance with their terms. During the period of advisory services, Mr. Waters will receive an annual base salary of $30,000 and continued health care coverage and his outstanding long-term incentive awards will continue to vest in accordance with their terms. In the event of a termination of Mr. Waters' employment without cause or due to good reason which results in the payment of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Waters will be entitled to an additional payment equal to such excise taxes.

Monica Cramér Manhem

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Ms. Cramér Manhem, effective July 24, 2015. The employment agreement continues until the termination of Ms. Cramér Manhem's employment under the terms of the employment agreement. Under the employment agreement, Ms. Cramér Manhem will receive an annual base salary of not less than SEK 3,498,186 ($386,331, based on a December 30, 2016 conversion rate) and is eligible to receive an annual cash bonus with a target opportunity of no less than 50% of base salary and is eligible for future long-term incentives with a target payout level of no less than Ms. Cramér Manhem's February 2015 target awards. The employment agreement binds Ms. Cramér Manhem to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of six months thereafter. During the non-compete period, Ms. Cramér Manhem is eligible to receive an additional payment from Sirius Group equal to the difference between the compensation received from any subsequent employment and her base salary from Sirius Group, with any payment not to exceed 60% of her base salary at the time of such termination of employment.

        The employment agreement provides, among other things, that if Sirius Group terminates Ms. Cramér Manhem due to death or disability, Ms. Cramér Manhem will receive a pro rata bonus for the year of termination based on actual performance and her outstanding 2016 LTIP awards will be treated in accordance with the 2016 LTIP. In the event Ms. Cramér Manhem's employment is terminated other than for "cause" (as defined in the employment agreement) or Ms. Cramér Manhem terminates her employment for "good reason" (as defined in the employment agreement), then Sirius Group will pay to Ms. Cramér Manhem a severance benefit equal to one times Ms. Cramér Manhem's then current base salary and Ms. Cramér Manhem will receive an annual bonus (without pro ration for time) based on actual performance, but not less than the target bonus opportunity for the year of termination. In addition, if Ms. Cramér Manhem retires with the consent of Sirius Group, she will be eligible to remain as an advisor to Sirius Group under her employment agreement. The term of Ms. Cramér Manhem's advisory services under her employment agreement commences on a qualifying termination of employment and continues until the last date on which her outstanding long-term incentive awards are earned in accordance with their terms. During the period of advisory services, Ms. Cramér Manhem will receive an annual base salary of $30,000 and continued health care coverage and her outstanding long-term incentive awards will continue to vest in accordance with their terms. The employment agreement also provides that in the event of Ms. Cramér Manhem's retirement between the ages of 64 and 65, Ms. Cramér Manhem will receive an additional payment equal to 75% of her pensionable salary, as determined under the occupational pension plan provided in Sweden. As of December 31, 2017, Ms. Cramér Manhem was not eligible for this additional retirement payment.

2016 LTIP

        The 2016 LTIP under which the NEOs hold outstanding performance shares provide for accelerated or continued vesting of outstanding equity awards upon certain qualifying terminations of employment. In general, each performance share is subject to a three-year performance cycle, but may be accelerated in the case of a termination due to disability, retirement or death. If a participant dies or becomes disabled, the performance shares will immediately accelerate on a pro-rata basis. If a participant retires, then the 2016 LTIP provides that the Compensation Committee may accelerate vesting in its sole discretion. In addition, as noted in the "Employment Arrangements" section above, Mr. Waters' and Ms. Cramér Manhem's employment agreements provide for continued vesting in the event of a termination without cause, a resignation for good reason or retirement with the consent of Sirius Group.

        In the event there is a termination without cause, constructive termination or adverse change to the 2016 LTIP within 24 months following a change in control, the portion of each outstanding award for which time-vesting has already occurred will pay out at the maximum, and the remaining portion will immediately accelerate on a pro-rata basis at a minimum 100%, with the underlying share value determined based on the greater of the value of a common share: (A) immediately prior to the change in control; (B) five business days after the change in control; and (C) on the date of termination. As noted above, the Merger will not constitute a change in control under the plan.

        As noted in the CD&A, the 2016 LTIP was amended in 2018 to provide for continued vesting in the case of a termination by the Company without cause or by the participation for good reason, other during the 24-month period following a change in control. For these qualifying terminations of employment, our CEO will continue to vest in outstanding awards for 18 months following a termination of employment and our other NEOs will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance.

Executive Severance Plan

        As discussed in the CD&A, in September 2018, Sirius Group adopted the Executive Severance Plan, which provides for severance terms applicable to each of our NEOs relating to severance and post-employment benefits provided upon certain termination events. In general, the Executive Severance Plan provides our NEOs with severance in the event of (i) an involuntary termination without cause or (ii) a resignation by the NEO for good reason. For these qualifying terminations of employment prior to a change in control, our NEOs will receive severance benefits equal to one times base salary, any earned but unpaid annual bonus for the year prior to termination, a pro-rata annual bonus for the year of termination with the payout for such bonus based on actual performance, and medical continuation benefits for 12 months. In the event of a qualifying termination of employment within 24 months following a change in control, the severance benefits are the same, except the severance pay is increased to two times base salary for the NEOs, the medical continuation period is increased to two years for the NEOs, and the prorated annual bonus for the year of termination is paid at the target level of performance. Additionally, the Executive Severance Plan provides that in the event of a qualifying termination within 24 months following a Change in Control, all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. In order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the NEO must execute a release in the Company's favor.

        The Executive Severance Plan provides that, to the extent that Mr. Waters' or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

2017 Director Compensation

        The table below sets forth the elements of our 2017 annual compensation program for our non-employee directors by Sirius Group.

2017 Director Compensation Summary Annual Compensation Retainers	Amount
Board Retainer	$150,000
Audit & Risk Management Committee Chair	$25,000
Audit & Risk Management Committee Member	$10,000
Finance Committee Chair	$15,500
Finance Committee Member	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$7,500

        All retainers have been paid quarterly in arrears in cash and are prorated based upon Board or chair service during the calendar year.

        The table below summarizes the compensation paid by Sirius Group to our non-employee directors for the year ended December 31, 2017. Messrs. Waters and Oberting and Ms. Cramér Manhem did not receive any additional compensation for their service on Sirius Group's board of directors during 2017. Please see the "2017 Summary Compensation Table" for a summary of the compensation paid to Messrs. Waters and Oberting and Ms. Cramér Manhem with respect to 2017. In addition, Mr. Laurence Liao did not receive any fees for his service on the Sirius Group board during 2017.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert L. Friedman	$170,000	$170,000
Meyer (Sandy) Frucher	$177,500	$177,500

 LEGAL MATTERS

        The validity of the securities covered by this prospectus has been passed upon for us by Conyers Dill & Pearman Limited and Sidley Austin LLP.

EXPERTS

        The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        In connection with its appointment as independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC") completed an independence assessment to evaluate the services and relationships with Sirius Group that may bear on PwC's independence under the SEC and Public Company Accounting Oversight Board (United States) ("PCAOB") independence rules. During the year ended December 31, 2017, a PwC member firm provided a non-audit service to syndicate of insurance companies of which Sirius International, an indirect wholly-owned subsidiary of Sirius Group, was a member. The service related to the provision of an expert service in connection with a legal procedure for an insurance claim that was immaterial to Sirius Group.

        PwC provided to the Audit & Risk Management Committee of Sirius Group an overview of the facts and circumstances, including the entity affected, the nature of and period over which the service was provided, the fee billed and other factors related to its assessment of independence. PwC noted the service was entered into before PwC had been engaged as Sirius Group's independent registered public accounting firm and during a period when SEC and PCAOB independence was not required of Sirius Group and its affiliates. The filing of this prospectus necessitates compliance with the SEC's independence rules, a circumstance that was not contemplated when the service was entered into. Based on the totality of the information available, the Audit & Risk Management Committee of Sirius Group and PwC each separately concluded that PwC is capable of exercising objective and impartial judgement in connection with the audit of Sirius Group's consolidated financial statements as of and for the year ended December 31, 2017.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act and are required to file reports, proxy statements and other information with the SEC. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Sirius International Insurance Group, Ltd., Attention: General Counsel, 14 Wesley Street, Hamilton HM 11, Bermuda, (441) 278-3140.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at September 30, 2018 and December 31, 2017

(Expressed in millions of U.S. dollars, except share information)	September 30, 2018	December 31, 2017
	Unaudited
Assets
Fixed maturity investments, trading at fair value (Amortized cost 2018: $1,984.2; 2017: $2,195.3)	$1,979.6	$2,180.0
Short-term investments, at fair value (Amortized cost 2018: $758.5; 2017: $625.3)	760.0	625.0
Equity securities, trading at fair value (Cost 2018: $406.4; 2017: $275.1)	430.4	299.2
Other long-term investments, at fair value (Cost 2018: $320.0; 2017: $255.5)	349.0	269.5
Cash	106.5	215.8
Restricted cash	15.0	14.8

Total investments and cash	3,640.5	3,604.3
Accrued investment income	12.1	14.1
Insurance and reinsurance premiums receivable	762.5	543.6
Reinsurance recoverable on unpaid losses	349.0	319.7
Reinsurance recoverable on paid losses	29.8	17.5
Funds held by ceding companies	180.0	153.2
Ceded unearned insurance and reinsurance premiums	191.2	106.6
Deferred acquisition costs	152.8	120.9
Deferred tax asset	197.7	244.1
Accounts receivable on unsettled investment sales	0.1	0.3
Goodwill	400.7	401.0
Intangible assets	207.5	216.3
Other assets	134.8	82.0

Total assets	$6,258.7	$5,823.6

Liabilities
Loss and loss adjustment expense reserves	$1,891.0	$1,898.5
Unearned insurance and reinsurance premiums	766.9	506.8
Ceded reinsurance payable	239.2	139.1
Funds held under reinsurance treaties	105.4	73.4
Deferred tax liability	256.9	282.2
Debt	697.7	723.2
Accounts payable on unsettled investment purchases	18.1	0.3
Other liabilities	200.6	176.8

Total liabilities	4,175.8	3,800.3
Commitments and Contingencies (See Note 18)
Mezzanine equity
Series A redeemable preference shares	108.8	106.1

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,199.3	1,197.9
Retained earnings	970.2	858.4
Accumulated other comprehensive (loss)	(197.7)	(140.5)

Total common shareholder's equity	1,973.0	1,917.0
Non-controlling interests	1.1	0.2

Total equity	1,974.1	1,917.2

Total liabilities, mezzanine equity, and equity	$6,258.7	$5,823.6

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of (Loss) Income

For the three and nine months ended September 30, 2018 and 2017

Unaudited

	Three months ended September 30,		Nine months ended September 30,
(Expressed in millions of U.S. dollars, except share and per share information)	2018	2017	2018	2017
Revenues
Net earned insurance and reinsurance premiums	$321.1	$282.8	$914.5	$750.6
Net investment income	21.8	12.1	51.8	44.2
Net realized investment gains (losses)	3.9	(24.4)	8.0	(26.9)
Net unrealized investment (losses) gains	(11.7)	(2.7)	29.0	(25.2)
Net foreign exchange (losses) gains	(0.4)	15.7	21.7	17.0
Other revenue	17.0	9.5	96.0	11.8

Total revenues	351.7	293.0	1,121.0	771.5

Expenses
Loss and loss adjustment expenses	260.4	371.2	552.8	626.6
Insurance and reinsurance acquisition expenses	59.2	49.5	189.0	143.5
Other underwriting expenses	35.7	28.7	117.1	86.6
General and administrative expenses	19.5	19.8	58.0	60.6
Intangible asset amortization expenses	3.9	3.9	11.8	6.3
Interest expense on debt	7.6	5.0	23.1	14.6

Total expenses	386.3	478.1	951.8	938.2

Pre-tax (loss) income	(34.6)	(185.1)	169.2	(166.7)
Income tax benefit (expense)	6.9	12.8	(55.4)	11.3

Net (loss) income	(27.7)	(172.3)	113.8	(155.4)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)

(Loss) income before accrued dividends on Series A redeemable preference shares	(28.0)	(176.5)	112.9	(168.6)
Accrued dividends on Series A redeemable preference shares	—	(2.5)	(2.6)	(3.5)

Net (loss) income attributable to Sirius Group's common shareholder	$(28.0)	$(179.0)	$110.3	$(172.1)

Net (loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(0.23)	$(1.49)	$0.88	$(1.43)
Diluted earnings per common share and common share equivalent	$(0.23)	$(1.49)	$0.88	$(1.43)
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive (Loss) Income

For the three and nine months ended September 30, 2018 and 2017

Unaudited

	Three months ended September 30,		Nine months ended September 30,
(Expressed in millions of U.S. dollars)	2018	2017	2018	2017
Comprehensive (loss) income
Net (loss) income	$(27.7)	$(172.3)	$113.8	$(155.4)
Other comprehensive income (loss), net of tax
Change in foreign currency translation, net of tax	4.7	26.3	(57.2)	73.5

Total other comprehensive income (loss)	4.7	26.3	(57.2)	73.5

Comprehensive (loss) income	(23.0)	(146.0)	56.6	(81.9)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(23.3)	$(150.2)	$55.7	$(95.1)

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Shareholder's Equity

For the nine months ended September 30, 2018 and 2017

Unaudited

	Nine months ended September 30,
(Expressed in millions of U.S. dollars)	2018	2017
Common shares
Balance at beginning and end of period	$1.2	$1.2

Additional paid-in surplus
Balance at beginning of period	1,197.9	1,184.6
Capital contribution from former parent	1.4	11.5

Balance at end of period	1,199.3	1,196.1

Retained earnings
Balance at beginning of period	858.4	1,014.5
Cumulative effect of an accounting change (See Note 2)	1.6	—

Balance at beginning of period, as adjusted	860.0	1,014.5
Net (loss) income	113.8	(155.4)
Income attributable to non-controlling interests	(0.9)	(13.2)
Accrued dividends on Series A redeemable preference shares	(2.6)	(3.5)
Other, net	(0.1)	—

Balance at end of period	970.2	842.4

Accumulated other comprehensive (loss)
Balance at beginning of period	(140.5)	(212.2)
Accumulated net foreign currency translation gains (losses)
Balance at beginning of period	(140.5)	(212.2)
Net change in foreign currency translation	(57.2)	73.5

Balance at the end of period	(197.7)	(138.7)

Balance at the end of period	(197.7)	(138.7)

Total common shareholder's equity	$1,973.0	$1,901.0
Non-controlling interests	1.1	(0.3)

Total equity	$1,974.1	$1,900.7

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2018 and 2017

Unaudited

	Nine months ended September 30,
(Expressed in millions of U.S. dollars)	2018	2017
Cash flows from operations:
Net income	$113.8	$(155.4)
Adjustments to reconcile net income to net cash provided from (used for) operations:
Net realized and unrealized investment (gains) losses	(37.0)	52.1
Amortization of premium on fixed maturity investments	5.9	14.0
Amortization of intangible assets	11.8	6.3
Depreciation and other amortization	7.1	6.4
Other operating items:
Net change in loss and loss adjustment expense reserves	76.1	203.6
Net change in reinsurance recoverable on paid and unpaid losses	(69.7)	(26.5)
Net change in funds held by ceding companies	(40.9)	(26.3)
Net change in unearned insurance and reinsurance premiums	311.8	144.0
Net change in ceded reinsurance payable	113.0	43.8
Net change in ceded unearned insurance and reinsurance premiums	(106.3)	(5.5)
Net change in insurance and reinsurance premiums receivable	(271.9)	(186.4)
Net change in deferred acquisition costs	(39.2)	(29.2)
Net change in funds held under reinsurance treaties	37.1	0.8
Net change in current and deferred income taxes, net	38.6	(23.9)
Net change in other assets and liabilities, net	(42.9)	(52.8)

Net cash provided from (used for) operations	107.3	(35.0)

Cash flows from investing activities:
Net change in short-term investments	(157.6)	(342.6)
Sales of fixed maturities and convertible fixed maturity investments	1,149.9	1,530.7
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	69.0	228.4
Sales of common equity securities	247.9	36.0
Distributions and redemptions of other long-term investments	62.1	38.4
Sales of consolidated subsidiaries, net of cash sold	—	0.8
Contributions to other long-term investments	(131.3)	(138.3)
Purchases of common equity securities	(392.4)	(197.7)
Purchases of fixed maturities and convertible fixed maturity investments	(1,062.9)	(1,089.9)
Purchases of consolidated subsidiaries, net of cash acquired	(7.9)	(354.5)
Net change in unsettled investment purchases and sales	18.6	(6.6)
Other, net	(3.4)	(4.7)

Net cash (used for) provided from investing activities	(208.0)	(300.0)

Cash flows from financing activities:
Capital contribution from former parent	1.4	11.5
Issuance of debt, net of issuance costs	—	342.5
Repayment of debt	—	(3.8)
Change in collateral held on Interest Rate Cap	—	(0.8)
Cash dividends paid to non-controlling interests	—	(14.1)
Other, net	—	(0.9)

Net cash provided from financing activities	1.4	334.4

Effect of exchange rate changes on cash	(9.8)	9.2
Net (decrease) increase in cash during period	(109.1)	8.6
Cash and restricted cash balance at beginning of period	230.6	137.1
Cash and restricted cash balance at end of period	$121.5	$145.7

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements

Unaudited

Note 1. General

        Sirius International Insurance Group, Ltd. (the "Company") is a Bermuda exempted company whose principal businesses are conducted through its wholly- and majority-owned insurance subsidiaries (collectively with the Company, "Sirius Group"). Sirius Group provides insurance, reinsurance, and insurance services on a worldwide basis.

Note 2. Summary of significant accounting policies

Basis of presentation

        The accompanying Unaudited Consolidated Financial Statements at September 30, 2018, have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for interim financial information. The accompanying Unaudited Consolidated Financial Statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those entities in which the Company has control and a majority economic interest as well as those variable interest entities ("VIEs") that meet the requirements for consolidation. All intercompany transactions have been eliminated in consolidation.

        These Unaudited Consolidated Financial Statements do not include all disclosures normally included in annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Audited Consolidated Financial Statements and the related notes for the year ended December 31, 2017. The consolidated financial information as of December 31, 2017 included herein has been derived from the Audited Consolidated Financial Statements as of December 31, 2017.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the accompanying Unaudited Consolidated Financial Statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair statement of results on an interim basis. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.

        During the second quarter of 2018, management identified a disclosure misclassification within the categories of mortgage- and asset-backed securities presented in tables within Note 7 and Note 8. The impact to the year ended December 31, 2017 disclosure was not considered to be material. In order to improve the consistency and comparability of the financial statement disclosures, management revised the December 31, 2017 disclosure related to mortgage- and asset-backed securities within Note 7 and Note 8 to be consistent with the September 30, 2018 presentation.

Recently adopted changes in accounting principles

Definition of a business

        Effective January 1, 2018, Sirius Group adopted Accounting Standards Update ("ASU") 2017-01, Business Combinations: Clarifying the Definition of a Business (Accounting Standards Codification ("ASC") 805), which clarifies the definition of a business and affects the determination of whether

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 2. Summary of significant accounting policies (Continued)

acquisitions or disposals are accounted for as assets or as a business. Under the new guidance, when substantially all of the fair value of the assets is concentrated in a single identifiable asset or a group of similar identifiable assets, it is not a business. Sirius Group has applied the guidance in the update when determining the accounting treatment for transactions that have occurred during the nine months ended September 30, 2018. (See Note 3).

Financial instruments—recognition and measurement

        Effective January 1, 2018, Sirius Group adopted ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASC 825-10). The new guidance modifies the guidance for financial instruments, including investments in equity securities. Under the new guidance, all equity securities with readily determinable fair values are required to be measured at fair value with changes therein recognized through current period earnings. In addition, the new guidance requires a qualitative assessment for equity securities without readily determinable fair values to identify impairment, and for impaired equity securities to be measured at fair value. Sirius Group measures its portfolio of investment securities at fair value with changes therein recognized through current period earnings and, accordingly, adoption did not have any impact on its consolidated financial statements.

Revenue recognition

        Effective January 1, 2018, Sirius Group adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), which modifies the guidance for revenue recognition. The scope of the new guidance excludes insurance contracts but is applicable to certain fee arrangements as well as commissions and other non-insurance revenues. This guidance impacts the timing of service fee recognition by International Medical Group Acquisition, Inc. ("IMG") and ArmadaCorp Capital, LLC ("Armada"). Sirius Group used the modified retrospective transition approach to adopt this guidance, which resulted in the recognition of a cumulative effect of adoption as an adjustment to the beginning balance of retained earnings at the date of initial application of $1.6 million, net of tax.

Recent accounting pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 2. Summary of significant accounting policies (Continued)

assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance, recognition of lease assets and liabilities is not required for operating leases. The new guidance requires that lease assets and liabilities to be recognized and measured initially based on the present value of the lease payments. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Note 3. Significant transactions

Easterly Acquisition Corp.

        On November 5, 2018, the Company completed the transactions contemplated by its previously announced definitive Agreement and Plan of Merger ("Merger Agreement"). Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of the Company (the "Merger"). Upon the closing of the Merger, Easterly's common stock was exchanged for the Company's common shares at an exchange ratio (the "Exchange Ratio") calculated as (i) the amount of cash per public share of Easterly common stock in Easterly's trust account (the "Trust Account") immediately prior to the closing of the Merger divided by (ii) (x) 1.05 multiplied by (y) Sirius Group's adjusted diluted book value per common share as of September 30, 2018 ("Sirius Group September 30 Adjusted DBVPS"). Based on the Sirius Group September 30 Adjusted DBVPS, estimated as of September 30, 2018, and funds in the Trust Account on November 5, 2018, the Exchange Ratio was equal to 0.609. Following the Merger, the Company's common shares are traded on the Nasdaq Global Select Market under the symbol "SG."

        Easterly held a special meeting of Easterly stockholders on November 2, 2018 to approve the completion of the transactions contemplated by the Merger Agreement. Easterly Acquisition Sponsor, LLC (the "Sponsor") and Easterly's other stockholders approved each of the proposals presented at the special meeting. After the special meeting, but prior to the consummation of the Merger, certain Easterly public stockholders exercised their redemption rights as provided for by Easterly's charter. In total, there were $109.7 million of redemptions by Easterly public stockholders, which decreased the amount of cash in the Trust Account available for general corporate purposes following the Merger. After the redemption of shares held by Easterly's public stockholders, there was $39.3 million in the Trust Account. This resulted in the issuance of 2,280,241 shares to Easterly public stockholders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 3. Significant transactions (Continued)

        Pursuant to the letter agreement among Easterly, the Sponsor and the Company (the "Sponsor Letter"), the private placement warrants issued to the Sponsor at the closing of the Merger were cancelled. Pursuant to the Merger Agreement, each issued and outstanding public warrant was converted into a warrant exercisable for Company common shares. The number of Company common shares subject to converted warrants was equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Merger multiplied by the Exchange Ratio, and each converted warrant had an exercise price per Company common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Merger divided by the Exchange Ratio. This resulted in the issuance of 6,088,535 converted warrants.

        In connection with the closing of the Merger, the Company completed a private placement of Series B preference shares and common shares at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447 (the "Sirius Group Private Placement"). Affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the "Preference Share Investors") purchased 11,901,670 Series B preference shares for $205.0 million in the Sirius Group Private Placement. Certain of the Preference Share Investors, together with certain employees, directors and "friends & family" of the Company purchased 1,225,954 common shares for $21.1 million in the Sirius Group Private Placement. In addition, the Preference Share Investors received 5,418,434 warrants that are exercisable for a period of five years after the Merger at a strike price equal to 125% of the per share purchase price, or $21.53.

        Gross proceeds of the Sirius Group Private Placement, together with cash in the Easterly Trust Account assumed by Sirius Group upon the closing of the Merger aggregated to $268.0 million.

Common shares redemption agreement

        In connection with the Merger, the Company and CM Bermuda Ltd. ("CM Bermuda"), the sole holder of the Company's common shares prior to the Merger, entered into a Redemption Agreement, dated November 2, 2018 (the "CM Bermuda Redemption Agreement"), pursuant to which, effective as of the closing of the Merger, the Company redeemed 9,519,280 of the Company's common shares at a price per share equal to $17.22447, the payment for which will be funded from cash to be distributed by Sirius Bermuda Insurance Company Ltd. ("Sirius Bermuda") (not out of the funds released from the Trust Account in connection with the consummation of the Merger) and paid in cash by or on behalf of the Company no later than November 16, 2018.

        Also in connection with the Merger, promptly after the filing of this Quarterly Report on Form 10-Q, the Company will complete a post-closing adjustment that can be settled either in cash or common shares issued to or returned by CM Bermuda. Based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Merger Agreement, CM Bermuda is entitled to $1.6 million, payable in cash or in the Company's common shares.

        Sirius Group expects to incur certain direct costs associated with the Merger of $7.0 million. These costs will be charged to Additional paid-in surplus.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 3. Significant transactions (Continued)

Series A preference shares redemption agreement

        In connection with the Merger, the Company, IMG Acquisition Holdings, LLC ("IMGAH") and Sirius Acquisitions Holding Company II completed the transactions contemplated by its previously announced Redemption Agreement and the Company redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95.0 million in cash. Effective as of the completion of the redemption, the parties terminated the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, will be paid in cash, not in Series A redeemable preference shares, following the redemption, as previously contemplated in the agreement in respect of the IMG acquisition. On November 8, 2018, the Company paid $3.5 million to IMGAH for the contingent payment for the 2017 calendar year.

WRM America Indemnity Company, Inc.

        On August 16, 2018, Sirius Group acquired 100% ownership of WRM America Indemnity Company, Inc. ("WRM America") from WRM America Indemnity Holding Company, LLC for $16.9 million in cash. WRM America is a New York-domiciled insurer with a run-off book of business mainly comprised of general liability, educator's legal liability, automobile liability and physical damage, property and excess catastrophe liability. As part of the purchase of WRM America, Sirius Group acquired $3.1 million of indefinite lived intangible assets related to insurance licenses.

IMG

        On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries, a leading provider of global travel medical insurance products and assistance services. The purchase of IMG was undertaken to expand on Sirius Group's existing Global Accident and Health ("Global A&H") platform and to accelerate the growth strategy of the Global A&H international insurance business, to add service fee revenues to Sirius Group's existing risk-transfer based insurance revenues, and to gain access to IMG's distribution networks and client base. Total consideration consisted of $250.8 million of cash, $100.0 million of Series A redeemable preference shares that were convertible into common shares, and up to $50.0 million of contingent consideration (the "IMG Earnout") that was originally payable in Series A redeemable preference shares, which was stated as $43.1 million at fair value at the acquisition date, resulting in a total enterprise value of $393.9 million. Sirius Group assumed certain IMG debt of $129.5 million, reducing its cash consideration by that amount and resulting in a total equity consideration of $264.4 million.

        At September 30, 2018 and December 31, 2017, the IMG Earnout was measured at a fair value of $29.5 million and is reflected within Other liabilities.

        For further information regarding the acquisition of IMG, please refer to "Note 3. Significant transactions", included within the Company's Audited Consolidated Financial Statements and the related notes for the year ended December 31, 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 3. Significant transactions (Continued)

Armada

        On April 3, 2017, Sirius Group acquired 100% of Armada and its subsidiaries from Armada Enterprises LLC ("Seller"). Armada is an insurance services and health care technology business that creates specialty employee benefit products and serves to strengthen health care coverage and access. The purchase of Armada was undertaken to expand and accelerate the growth of Sirius Group's Global A&H platform in the United States, to diversify Sirius Group's revenues to include fee based revenues, and to gain access to Armada's distribution networks. Total consideration for the acquisition consisted of (1) the purchase of 50% of Armada by Sirius Group for $123.4 million, and (2) the redemption by Armada of the remaining 50% held by Seller for a redemption price based on a three-year contingent earn-out mechanism that could result in an additional payment to Seller of up to $125.0 million (the "Armada Earnout"), with fair value of $79.1 million at acquisition date, resulting in a total enterprise value of $202.5 million.

        At September 30, 2018 and December 31, 2017, the Armada Earnout was measured at a fair value of $12.4 million and $13.3 million, respectively, and is reflected within Other liabilities.

        For further information regarding the acquisition of Armada, please refer to "Note 3. Significant transactions", included within the Company's Audited Consolidated Financial Statements and the related notes for the year ended December 31, 2017.

Note 4. Segment information

        Sirius Group classifies its business into four reportable segments—Global Property, Global A&H, Specialty and Casualty ("Specialty & Casualty"), and Runoff and Other ("Runoff & Other"). The accounting policies of the reportable segments are the same as those used for the preparation of the Company's consolidated financial statements.

        The Company's Global Property, Global A&H, Specialty & Casualty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision maker, the Chief Executive Officer ("CEO") of the Company. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical profit (loss), Underwriting profit (loss), and Underwriting profit (loss), including net service fee revenue.

        Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting profit (loss) and consolidated Underwriting profit (loss), including net service fee revenue.

        Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis:

        Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.

        Property Catastrophe Excess—Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Global A&H

        The Global A&H operating segment consists of Sirius Group's insurance, reinsurance, and managing general underwriting ("MGU") units (which include Armada and IMG) that offer accident and health products on a worldwide basis:

        Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through wholly-owned IMG. Armada business is written on an admitted basis. Sirius Group also writes proportional and excess reinsurance treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, Sirius Group writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or higher risks, much of the market is characterized by a high degree of specialization:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade Credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional, excess of loss, and primary basis.

        Surety underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

        Environmental underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and underwriting results from Sirius Global Solutions Holding Company ("Sirius Global Solutions") and its subsidiaries. Sirius Global Solutions is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables summarize the segment results for the three months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$203.7	$117.1	$76.5	$0.7	$—	$398.0

Net written premiums	$144.9	$87.9	$72.6	$0.3	$—	$305.7

Net earned insurance and reinsurance premiums	$172.7	$89.6	$58.4	$0.4	$—	$321.1
Loss and allocated LAE(1)	(173.2)	(51.3)	(34.1)	10.2	—	(248.4)
Insurance and reinsurance acquisition expenses	(30.1)	(26.7)	(16.2)	(0.1)	13.9	(59.2)

Technical profit (loss)	(30.6)	11.6	8.1	10.5	13.9	13.5

Unallocated LAE(2)	(3.3)	(1.7)	(1.6)	(0.7)	(4.7)	(12.0)
Other underwriting expenses	(17.5)	(6.4)	(8.4)	(1.4)	(2.0)	(35.7)

Underwriting (loss) income	(51.4)	3.5	(1.9)	8.4	7.2	(34.2)

Service fee revenue(3)	—	29.3	—	—	(13.9)	15.4
Managing general underwriter unallocated LAE(4)	—	(4.7)	—	—	4.7	—
Managing general underwriter other underwriting expenses(5)	—	(2.0)	—	—	2.0	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(13.8)	—	(0.8)	—	(14.6)

Underwriting (loss) income, including net service fee income	(51.4)	12.3	(1.9)	7.6	—	(33.4)

Net investment income						21.8
Net realized investment (losses) gains						3.9
Net unrealized investment (losses) gains						(11.7)
Net foreign exchange gains (losses)						(0.4)
Other revenue(7)						1.6
General and administrative expenses(8)						(4.9)
Intangible asset amortization expenses						(3.9)
Interest expense on debt						(7.6)

Pre-tax (loss) income						$(34.6)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Three Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Underwriting Ratios
Loss ratio	102.2%	59.2%	61.1%	NM	NM	81.1%
Acquisition expense ratio	17.4%	29.8%	27.7%	NM	NM	18.4%
Other underwriting expense ratio	10.1%	7.1%	14.4%	NM	NM	11.1%

Combined ratio(9)	129.7%	96.1%	103.2%	NM	NM	110.6%

Goodwill and intangible assets(10)	$—	$600.1	$—	$8.1	$—	$608.2

(1)
Loss and allocated loss adjustment expenses ("LAE") are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of gains (losses) from derivatives (see Note 11) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff &

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

  Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

	For the Three Months Ended September 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$154.6	$149.6	$53.4	$(0.9)	$—	$356.7

Net written premiums	$121.4	$107.6	$48.4	$0.2	$—	$277.6

Net earned insurance and reinsurance premiums	$162.0	$75.2	$45.2	$0.4	$—	$282.8
Loss and allocated LAE(1)	(283.4)	(42.9)	(34.6)	1.7	—	(359.2)
Insurance and reinsurance acquisition expenses	(34.2)	(24.1)	(12.6)	2.0	19.4	(49.5)

Technical profit (loss)	(155.6)	8.2	(2.0)	4.1	19.4	(125.9)

Unallocated LAE(2)	(8.2)	(0.7)	(2.3)	(0.8)	—	(12.0)
Other underwriting expenses	(17.7)	(5.9)	(4.6)	(0.5)	—	(28.7)

Underwriting (loss) income	(181.5)	1.6	(8.9)	2.8	19.4	(166.6)

Service fee revenue(3)	—	26.0	—	—	(19.4)	6.6
Managing general underwriter unallocated LAE(4)	—	—	—	—	—	—
Managing general underwriter other underwriting expenses(5)	—	—	—	—	—	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(17.1)	—	(1.1)	—	(18.2)

Underwriting (loss) income, including net service fee income	(181.5)	10.5	(8.9)	1.7	—	(178.2)

Net investment income						12.1
Net realized investment (losses) gains						(24.4)
Net unrealized investment (losses) gains						(2.7)
Net foreign exchange gains (losses)						15.7
Other revenue(7)						2.9
General and administrative expenses(8)						(1.6)
Intangible asset amortization expenses						(3.9)
Interest expense on debt						(5.0)

Pre-tax (loss) income						$(185.1)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Three Months Ended September 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Underwriting Ratios
Loss ratio	180.0%	58.0%	81.6%	NM	NM	131.3%
Acquisition expense ratio	21.1%	32.0%	27.9%	NM	NM	17.5%
Other underwriting expense ratio	10.9%	7.8%	10.2%	NM	NM	10.1%

Combined ratio(9)	212.0%	97.8%	119.7%	NM	NM	158.9%

Goodwill and intangible assets(10)	$—	$617.3	$—	$5.0	$—	$622.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly gains of (losses) from derivatives (see Note 11) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff &

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

  Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

        The following tables summarize the segment results for the nine months ended September 30, 2018 and 2017:

	For the Nine Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$875.7	$375.0	$252.9	$14.6	$—	$1,518.2

Net written premiums	$569.1	$286.2	$228.3	$11.8	$—	$1,095.4

Net earned insurance and reinsurance premiums	$476.3	$258.4	$168.3	$11.5	$—	$914.5
Loss and allocated LAE(1)	(311.8)	(138.0)	(87.4)	12.3	—	(524.9)
Insurance and reinsurance acquisition expenses	(93.5)	(82.3)	(44.9)	(2.3)	34.0	(189.0)

Technical profit (loss)	71.0	38.1	36.0	21.5	34.0	200.6

Unallocated LAE(2)	(7.7)	(4.3)	(4.5)	(1.6)	(9.8)	(27.9)
Other underwriting expenses	(53.0)	(20.7)	(24.3)	(5.2)	(13.9)	(117.1)

Underwriting income (loss)	10.3	13.1	7.2	14.7	10.3	55.6

Service fee revenue(3)	—	89.5	—	—	(34.0)	55.5
Managing general underwriter unallocated LAE(4)	—	(9.8)	—	—	9.8	—
Managing general underwriter other underwriting expenses(5)	—	(13.9)	—	—	13.9	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(37.5)	—	(2.9)	—	(40.4)

Underwriting income (loss), including net service fee income	10.3	41.4	7.2	11.8	—	70.7

Net investment income						51.8
Net realized investment (losses) gains						8.0
Net unrealized investment (losses) gains						29.0
Net foreign exchange gains (losses)						21.7
Other revenue(7)						40.5
General and administrative expenses(8)						(17.6)
Intangible asset amortization expenses						(11.8)
Interest expense on debt						(23.1)

Pre-tax (loss) income						$169.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Nine Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Underwriting Ratios
Loss ratio	67.1%	55.1%	54.6%	NM	NM	60.4%
Acquisition expense ratio	19.6%	31.8%	26.7%	NM	NM	20.7%
Other underwriting expense ratio	11.1%	8.0%	14.4%	NM	NM	12.8%

Combined ratio(9)	97.8%	94.9%	95.7%	NM	NM	93.9%

Goodwill and intangible assets(10)	$—	$600.1	$—	$8.1	$—	$608.2

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of the right of indemnification (see Note 10), gains (losses) from derivatives (see Note 11), and the termination of the call option to purchase The Phoenix Holdings, Ltd. (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

	For the Nine Months Ended September 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$606.6	$381.4	$184.2	$(5.8)	$—	$1,166.4

Net written premiums	$450.8	$260.1	$164.5	$(0.7)	$—	$874.7

Net earned insurance and reinsurance premiums	$412.1	$214.1	$123.7	$0.7	$—	$750.6
Loss and allocated LAE(1)	(387.6)	(123.5)	(74.1)	(16.8)	—	(602.0)
Insurance and reinsurance acquisition expenses	(82.1)	(61.7)	(30.7)	4.3	26.7	(143.5)

Technical profit (loss)	(57.6)	28.9	18.9	(11.8)	26.7	5.1

Unallocated LAE(2)	(12.7)	(3.8)	(5.5)	(2.6)	—	(24.6)
Other underwriting expenses	(51.6)	(18.3)	(13.5)	(3.2)	—	(86.6)

Underwriting income (loss)	(121.9)	6.8	(0.1)	(17.6)	26.7	(106.1)

Service fee revenue(3)	—	40.6	—	—	(26.7)	13.9
Managing general underwriter unallocated LAE(4)	—	—	—	—	—	—
Managing general underwriter other underwriting expenses(5)	—	—	—	—	—	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(28.5)	—	(4.1)	—	(32.6)

Underwriting income (loss), including net service fee income	(121.9)	18.9	(0.1)	(21.7)	—	(124.8)

Net investment income						44.2
Net realized investment (losses) gains						(26.9)
Net unrealized investment (losses) gains						(25.2)
Net foreign exchange gains (losses)						17.0
Other revenue(7)						(2.1)
General and administrative expenses(8)						(28.0)
Intangible asset amortization expenses						(6.3)
Interest expense on debt						(14.6)

Pre-tax (loss) income						$(166.7)

Underwriting Ratios
Loss ratio	97.1%	59.5%	64.3%	NM	NM	83.5%
Acquisition expense ratio	19.9%	28.8%	24.8%	NM	NM	19.1%
Other underwriting expense ratio	12.5%	8.5%	10.9%	NM	NM	11.5%

Combined ratio(9)	129.5%	96.8%	100.0%	NM	NM	114.1%

Goodwill and intangible assets(10)	$—	$617.3	$—	$5.0	$—	$622.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In prior periods, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of gains (losses) from derivatives (see Note 11) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(9)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the three months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$62.4	$71.4	$45.3	$(0.1)	$179.0
Europe	22.8	7.4	15.8	0.1	46.1
Canada, the Caribbean, Bermuda and Latin America	24.7	2.6	2.8	—	30.1
Asia and Other	35.0	6.5	8.7	0.3	50.5

Total net written premium by client location for the three months ended September 30, 2018	$144.9	$87.9	$72.6	$0.3	$305.7

Net written premiums by underwriting location:
United States	$12.6	$27.7	$5.8	$—	$46.1
Europe	61.3	52.7	36.1	—	150.1
Canada, the Caribbean, Bermuda and Latin America	53.8	7.3	30.5	—	91.6
Asia and Other	17.2	0.2	0.2	0.3	17.9

Total written premiums by underwriting location for the three months ended September 30, 2018	$144.9	$87.9	$72.6	$0.3	$305.7

	For the Three Months Ended September 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$46.2	$95.1	$25.2	$(0.3)	$166.2
Europe	22.2	6.1	15.4	—	43.7
Canada, the Caribbean, Bermuda and Latin America	28.9	2.1	1.5	0.1	32.6
Asia and Other	24.1	4.3	6.3	0.4	35.1

Total net written premium by client location for the three months ended September 30, 2017	$121.4	$107.6	$48.4	$0.2	$277.6

Net written premiums by underwriting location:
United States	$3.0	$37.1	$0.3	$(0.3)	$40.1
Europe	43.2	36.7	33.1	0.1	113.1
Canada, the Caribbean, Bermuda and Latin America	64.2	33.8	14.8	—	112.8
Asia and Other	11.0	—	0.2	0.4	11.6

Total written premiums by underwriting location for the three months ended September 30, 2017	$121.4	$107.6	$48.4	$0.2	$277.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 4. Segment information (Continued)

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the nine months ended September 30, 2018 and 2017:

	For the Nine Months Ended September 30, 2018
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$241.0	$229.5	$119.6	$11.4	$601.5
Europe	148.4	25.1	76.0	0.1	249.6
Canada, the Caribbean, Bermuda and Latin America	69.7	8.6	7.4	—	85.7
Asia and Other	110.0	23.0	25.3	0.3	158.6

Total net written premium by client location for the nine months ended September 30, 2018	$569.1	$286.2	$228.3	$11.8	$1,095.4

Net written premiums by underwriting location:
United States	$28.8	$81.0	$9.3	$11.5	$130.6
Europe	271.5	164.5	132.8	—	568.8
Canada, the Caribbean, Bermuda and Latin America	224.0	40.1	84.3	—	348.4
Asia and Other	44.8	0.6	1.9	0.3	47.6

Total written premiums by underwriting location for the nine months ended September 30, 2018	$569.1	$286.2	$228.3	$11.8	$1,095.4

	For the Nine Months Ended September 30, 2017
(Millions)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
Net written premiums by client location:
United States	$186.5	$220.4	$49.9	$(1.2)	$455.6
Europe	116.3	17.4	75.3	—	209.0
Canada, the Caribbean, Bermuda and Latin America	65.6	6.7	7.8	0.1	80.2
Asia and Other	82.4	15.6	31.5	0.4	129.9

Total net written premium by client location for the nine months ended September 30, 2017	$450.8	$260.1	$164.5	$(0.7)	$874.7

Net written premiums by underwriting location:
United States	$40.6	$80.3	$(0.3)	$(1.2)	$119.4
Europe	207.1	107.7	135.2	0.1	450.1
Canada, the Caribbean, Bermuda and Latin America	171.2	71.8	27.7	—	270.7
Asia and Other	31.9	0.3	1.9	0.4	34.5

Total written premiums by underwriting location for the nine months ended September 30, 2017	$450.8	$260.1	$164.5	$(0.7)	$874.7

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 5. Reserves for unpaid losses and loss adjustment expenses

        The following table summarizes the loss and LAE reserve activities of Sirius Group for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Gross beginning balance	$1,827.1	$1,659.3	$1,898.5	$1,620.1
Less beginning reinsurance recoverable on unpaid losses	(358.3)	(304.7)	(319.7)	(291.5)

Net loss and LAE reserve balance	1,468.8	1,354.6	1,578.8	1,328.6
Losses and LAE incurred relating to:
Current year losses	270.5	374.6	575.8	622.5
Prior years losses	(10.1)	(3.4)	(23.0)	4.1

Total net incurred losses and LAE	260.4	371.2	552.8	626.6

Foreign currency translation adjustment to net loss and LAE reserves	(5.4)	12.9	(20.9)	33.1
Acquisitions (See Note 3)	0.2	—	0.2	14.3
Accretion of fair value adjustment to net loss and LAE reserves	0.1	0.1	0.1	0.1
Loss and LAE paid relating to:
Current year losses	80.5	51.9	152.5	116.3
Prior years losses	101.6	105.1	416.5	304.6

Total loss and LAE payments	182.1	157.0	569.0	420.9

Net ending balance	1,542.0	1,581.8	1,542.0	1,581.8
Plus ending reinsurance recoverable on unpaid losses	349.0	334.9	349.0	334.9

Gross ending balance	$1,891.0	$1,916.7	$1,891.0	$1,916.7

Loss and LAE development—three months ended September 30, 2018

        For the three months ended September 30, 2018, Sirius Group had net favorable loss reserve development of $10.1 million. The major reductions in loss reserve estimates were recorded in Runoff & Other ($10.6 million), Specialty & Casualty ($7.3 million), and Global A&H ($3.0 million). The reduction in Runoff & Other was primarily due to decreases in runoff casualty reserves from older accident years, whereas Specialty & Casualty was due to favorable loss reserve development across all business lines in more recent accident years. These reductions were partially offset by increases in Global Property loss reserve development of $10.8 million resulting from higher than expected reporting from recent accident years.

Loss and LAE development—three months ended September 30, 2017

        For the three months ended September 30, 2017, Sirius Group had net favorable loss reserve development of $3.4 million. The major reductions in loss reserve estimates were recorded in Specialty & Casualty ($3.3 million) and Runoff & Other ($0.9 million). The reductions were partially

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

offset by increases in Global Property ($0.4 million) and Global A&H ($0.4 million) loss reserve development.

Loss and LAE development—nine months ended September 30, 2018

        For the nine months ended September 30, 2018, Sirius Group had net favorable loss reserve development of $23.0 million. The major reductions in loss reserve estimates were recorded in Runoff & Other ($22.6 million), Specialty & Casualty ($17.7 million), and Global A&H ($11.4 million). Favorable loss reserve development for Runoff & Other included a reduction in World Trade Center claims in response to revised information received by the Company in addition to favorable loss reserve development in runoff casualty reserves. In addition, Specialty & Casualty had favorable loss reserve development across all business lines, in particular Aviation & Space with $12.0 million. These reductions were partially offset by increases in Global Property loss reserve development of $28.7 million resulting from higher than expected reporting from recent accident years, including $7.4 million of increases from natural catastrophes, including the 2017 North American natural catastrophes. Also, in Other Property, there was loss deterioration from recent accident years reported in client account statements received, which accounted for the remainder of Global Property unfavorable loss reserve development in the nine months ended September 30, 2018.

Loss and LAE development—nine months ended September 30, 2017

        During the nine months ended September 30, 2017, Sirius Group had net unfavorable loss reserve development of $4.1 million. The major increase in the loss reserve estimates were recorded in Runoff & Other ($19.2 million), as the Company increased its asbestos reserves by $59.3 million, which were offset by reductions of other runoff claims reserves of $40.1 million. The increase was mostly offset by reserve reductions in Specialty & Casualty ($9.2 million), Global A&H ($4.3 million), and Global Property ($1.6 million).

Note 6. Third party reinsurance

        In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts.

        At September 30, 2018, Sirius Group had reinsurance recoverables on paid losses of $29.8 million and reinsurance recoverables of $349.0 million on unpaid losses. At December 31, 2017, Sirius Group had reinsurance recoverables on paid losses of $17.5 million and reinsurance recoverables of $319.7 million on unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities

        Sirius Group's invested assets consist of investment securities and other long-term investments held for general investment purposes. The portfolio of investment securities includes fixed maturity investments, short-term investments, equity securities, and other long-term investments, which are all classified as trading securities. Realized and unrealized investment gains and losses on trading securities are reported in pre-tax revenues.

Net investment income

        Sirius Group's net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group's fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.

        Net investment income for the three and nine months ended September 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Fixed maturity investments	$14.2	$12.7	$37.8	$40.6
Short-term investments	2.4	—	3.7	0.1
Equity securities	5.9	1.0	14.2	3.9
Other long-term investments	2.7	1.6	5.2	7.3

Total investment income	25.2	15.3	60.9	51.9
Investment expenses	(3.4)	(3.2)	(9.1)	(7.7)

Net investment income	$21.8	$12.1	$51.8	$44.2

Net realized and unrealized investment (losses) gains

        Net realized and unrealized investment (losses) gains for the three and nine months ended September 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Gross realized gains	$11.3	$10.3	$31.7	$39.2
Gross realized (losses)	(7.4)	(34.7)	(23.7)	(66.1)

Net realized gains (losses) on investments(1)(2)	3.9	(24.4)	8.0	(26.9)
Net unrealized (losses) gains on investments(3)(4)	(11.7)	(2.7)	29.0	(25.2)

Net realized and unrealized (losses) gains on investments	$(7.8)	$(27.1)	$37.0	$(52.1)

(1)
Includes $4.7 and $(21.0) of realized gains (losses) due to foreign currency for the three months ended September 30, 2018 and 2017, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

(2)
Includes $10.7 and $(20.2) of realized gains (losses) due to foreign currency for the nine months ended September 30, 2018 and 2017, respectively.

(3)
Includes $(5.5) and $(13.8) of unrealized (losses) due to foreign currency for the three months ended September 30, 2018 and 2017, respectively.

(4)
Includes $43.1 and $(58.3) of unrealized gains (losses) due to foreign currency for the nine months ended September 30, 2018 and 2017, respectively.

Net realized investment gains (losses)

        Net realized investment gains (losses) for the three and nine months ended September 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Fixed maturity investments(1)	$4.2	$(16.2)	$5.0	$(19.3)
Equity securities(1)	(0.6)	1.2	(0.4)	0.7
Other long-term investments(1)	0.3	(9.4)	3.4	(8.3)

Net realized investment gains (losses)	$3.9	$(24.4)	$8.0	$(26.9)

(1)
Three months ended September 30, 2017 figures have been revised, which increased net realized investment (losses) gains by $(2.7) for fixed maturity investments, $0.9 for equity securities and $1.8 for other long-term investments.

Net unrealized investment (losses) gains

        Net unrealized investment gains (losses) for the three and nine months ended September 30, 2018 and 2017 consisted of the following:

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Fixed maturity investments(1)	$(8.6)	$(8.3)	$12.2	$(34.9)
Equity securities(1)	0.9	10.9	2.1	13.4
Other long-term investments(1)	(4.0)	(5.3)	14.7	(3.7)

Net unrealized investment (losses) gains	$(11.7)	$(2.7)	$29.0	$(25.2)

(1)
Three months ended September 30, 2017 figures have been revised, which increased net unrealized investment gains (losses) by $2.2 for fixed maturity investments and $(2.2) for other long-term investments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the three and nine months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Fixed maturity investments	$0.1	$—	$(2.0)	$(0.1)
Equity securities	—	—	—	0.1
Other long-term investments	(1.6)	0.7	6.1	0.4

Total unrealized investment (losses) gains—Level 3 investments	$(1.5)	$0.7	$4.1	$0.4

Investment holdings

Fixed maturity investments

        The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group's fixed maturity investments as of September 30, 2018 and December 31, 2017, were as follows:

	September 30, 2018
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Corporate debt securities	$792.3	$1.3	$(9.3)	$10.5	$794.8
Residential mortgage-backed securities	452.0	0.1	(14.4)	6.2	443.9
Asset-backed securities	412.3	0.1	(1.1)	2.3	413.6
Commercial mortgage-backed securities	155.1	0.4	(3.5)	0.8	152.8
U.S. government and government agency	112.5	—	(1.2)	4.4	115.7
Non-U.S. government and government agency	45.4	—	(0.3)	0.7	45.8
Preferred stocks	13.2	0.9	(2.6)	0.1	11.6
U.S. States, municipalities and political subdivision	1.4	—	—	—	1.4

Total fixed maturity investments	$1,984.2	$2.8	$(32.4)	$25.0	$1,979.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

	December 31, 2017
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Corporate debt securities	$1,017.0	$3.1	$(4.8)	$(0.8)	$1,014.5
Residential mortgage-backed securities(1)	300.7	0.1	(5.6)	(1.7)	293.5
Asset-backed securities	478.1	0.4	(0.6)	(2.5)	475.4
Commercial mortgage-backed securities(1)	193.8	0.8	(3.6)	—	191.0
Non-U.S. government and government agency	106.8	0.1	(0.9)	1.2	107.2
U.S. government and government agency	85.8	—	(0.8)	(0.2)	84.8
Preferred stocks	9.3	0.3	—	0.2	9.8
U.S. States, municipalities and political subdivision	3.8	—	—	—	3.8

Total fixed maturity investments	$2,195.3	$4.8	$(16.3)	$(3.8)	$2,180.0

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within residential mortgage-backed securities and commercial mortgage-backed securities. Cost or amortized cost and fair value balances increased by $41.4 for residential mortgage-backed securities and decreased by the same amounts for commercial mortgage-backed securities. Gross unrealized losses and net foreign currency gains (losses) increased by $0.3 for residential mortgage-backed securities and decreased by the same amounts for commercial mortgage-backed securities.

        The weighted average duration of Sirius Group's fixed income portfolio as of September 30, 2018 was approximately 1.8 years, including short-term investments, and approximately 2.4 years excluding short-term investments.

        The cost or amortized cost and fair value of Sirius Group's fixed maturity investments as of September 30, 2018 and December 31, 2017 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	September 30, 2018		December 31, 2017
(Millions)	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
Due in one year or less	$233.8	$238.6	$106.3	$106.5
Due after one year through five years	691.4	693.6	1,009.0	1,006.4
Due after five years through ten years	26.2	25.3	71.2	70.8
Due after ten years	0.2	0.2	26.9	26.6
Mortgage-backed and asset-backed securities	1,019.4	1,010.3	972.6	959.9
Preferred stocks	13.2	11.6	9.3	9.8

Total	$1,984.2	$1,979.6	$2,195.3	$2,180.0

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group's investment portfolio as of September 30, 2018 and December 31, 2017:

(Millions)	September 30, 2018	December 31, 2017
AAA	$571.9	$689.4
AA	768.9	635.2
A	350.3	416.4
BBB	198.4	333.8
Other	90.1	105.2

Total fixed maturity investments(1)	$1,979.6	$2,180.0

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor's ("S&P") and 2) Moody's Investor Service ("Moody's").

        At September 30, 2018, the above totals included $54.2 million of sub-prime securities. Of this total, $24.4 million was rated AAA, $12.9 million rated AA, $5.6 million rated A, $6.3 million rated BBB and $5.0 million classified as Other. At December 31, 2017, the above totals included $93.0 million of sub-prime securities. Of this total, $53.0 million was rated AAA, $25.7 million rated AA, $1.3 million rated A, $8.4 million rated BBB and $4.6 million classified as Other.

Mortgage-backed and asset-backed securities

        Sirius Group purchases commercial mortgage-backed securities ("CMBS") and residential mortgage-backed securities ("RMBS") and asset-backed securities with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group considers sub-prime securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks). Given the tranched nature of mortgage-backed and asset-backed securities, Sirius Group relies primarily on rating agency credit ratings (i.e., S&P and Moody's) to evaluate credit worthiness of these securities and to a lesser extent on credit scores such as FICO.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes the total mortgage- and asset-backed securities held at fair value in Sirius Group's investment portfolio as of September 30, 2018 and December 31, 2017:

(Millions)	September 30, 2018	December 31, 2017(1)
Mortgage-backed securities:
Agency:
Government National Mortgage Association	$60.5	$57.2
Federal National Mortgage Association	204.2	159.8
Federal Home Loan Mortgage Corporation	171.6	62.0

Total Agency(2)	436.3	279.0
Non-agency:
Residential	39.6	57.2
Commercial	120.8	148.3

Total Non-agency	160.4	205.5

Total Mortgage-backed Securities	596.7	484.5
Asset-backed Securities:
Credit Card Receivables	12.7	53.0
Vehicle Receivables	91.9	314.6
Other(3)	309.0	107.8

Total Asset-Backed Securities	413.6	475.4

Total Mortgage- and Asset-backed Securities(4)	$1,010.3	$959.9

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within agency and non-agency mortgage-backed securities: total agency balances increased by $39.7 and total non-agency balances decreased by the same amount.

(2)
Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government-sponsored entity (i.e., FNMA, FHLMC).

(3)
Includes $249.2 of collateralized loan obligations held in Sirius Group's investment portfolio at September 30, 2018. There were no collateralized loan obligations held in Sirius Group's investment portfolio at December 31, 2017.

(4)
At September 30, 2018 and December 31, 2017, all mortgage- and asset-backed securities held by Sirius Group were classified as Level 2 investments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

Equity securities and Other long-term investments

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and fair values of Sirius Group's equity securities and other long-term investments as of September 30, 2018 and December 31, 2017, were as follows:

	September 30, 2018
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Equity securities	$406.4	$39.0	$(22.3)	$7.3	$430.4
Other long-term investments	$320.0	$26.7	$(5.9)	$8.2	$349.0

	December 31, 2017
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Equity securities	$275.1	$29.3	$(5.1)	$(0.1)	$299.2
Other long-term investments	$255.5	$14.2	$(4.1)	$3.9	$269.5

        Other long-term investments at fair value consisted of the following as at September 30, 2018 and December 31, 2017:

(Millions)	September 30, 2018	December 31, 2017
Hedge funds and private equity funds	$281.5	$205.3
Limited liability companies and private equity securities	67.5	64.2

Total other long-term investments	$349.0	$269.5

Hedge Funds and Private Equity Funds

        Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of September 30, 2018, Sirius Group held investments in 8 hedge funds and 27 private equity funds. The largest investment in a single fund was $51.3 million as of September 30, 2018 and $31.4 million as of December 31, 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of September 30, 2018 and December 31, 2017:

	September 30, 2018		December 31, 2017
(Millions)	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
Hedge funds:
Long/short multi-sector	$47.4	$—	$31.5	$—
Distressed mortgage credit	51.3	—	25.5	—
Other	2.6	—	3.2	—

Total hedge funds	101.3	—	60.2	—
Private equity funds:
Energy infrastructure & services	95.5	61.9	73.5	56.4
Multi-sector	8.7	0.7	9.5	1.0
Healthcare	32.8	16.3	23.4	28.6
Life settlement	23.3	—	21.5	—
Manufacturing/Industrial	18.5	3.5	15.9	5.1
Private equity secondaries	1.1	1.1	1.1	1.0
Real estate	0.3	—	0.2	—

Total private equity funds	180.2	83.5	145.1	92.1

Total hedge and private equity funds included in other long-term investments	$281.5	$83.5	$205.3	$92.1

        Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

        The following summarizes the September 30, 2018 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Redemption Frequency (Millions)	30 - 59 days notice	60 - 89 days notice	90 - 119 days notice	120+ days notice	Total
Monthly	$—	$28.7	$—	$—	$28.7
Quarterly	0.8	—	—	—	0.8
Semi-annual	—	0.9	—	—	0.9
Annual	—	18.6	52.2	0.1	70.9

Total	$0.8	$48.2	$52.2	$0.1	$101.3

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 7. Investment securities (Continued)

        Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund's underlying investments are liquidated. As of September 30, 2018, no distributions were outstanding from these investments. Investments in private equity funds are generally subject to a "lock-up" period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund's underlying investments.

        In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

        As of September 30, 2018, investments in private equity funds were subject to lock-up periods as follows:

(Millions)	1 - 3 years	3 - 5 years	5 - 10 years	Total
Private Equity Funds—expected lock-up period remaining	$27.5	$4.5	$148.2	$180.2

Investments held on deposit or as collateral

        As of September 30, 2018 and December 31, 2017 investments of $452.3 million and $548.2 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group's reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits that are included within total investments totaled $455.7 million and $548.4 million as of September 30, 2018 and December 31, 2017, respectively.

        As of September 30, 2018, Sirius Group held $0.3 million of collateral in the form of short-term investments associated with Interest Rate Cap agreements. (See Note 11.)

Unsettled investment purchases and sales

        As of September 30, 2018 and December 31, 2017, Sirius Group reported $18.1 million and $0.3 million, respectively, in Accounts payable on unsettled investment purchases.

        As of September 30, 2018 and December 31, 2017, Sirius Group reported $0.1 million and $0.3 million, respectively, in Accounts receivable on unsettled investment sales.

Note 8. Fair value measurements

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2"), and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead the Company to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain exchange-traded funds ("ETFs") that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

        The valuation process above is generally applicable to all of Sirius Group's fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models that incorporate option-adjusted spreads and other daily interest rate data.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services that employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security, which is developed by in-depth and real-time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features that may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that utilizes information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data and collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.

U.S. states, municipalities and political subdivisions

        The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.

Level 3 investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions about what market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but, as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        The fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price. Their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.

Investments measured using net asset value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value ("NAV"). The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's NAV, which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair value measurements by level

        The following tables summarize Sirius Group's financial assets and liabilities measured at fair value as of September 30, 2018 and December 31, 2017 by level:

	September 30, 2018
(Millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$115.7	$114.0	$1.7	$—
Corporate debt securities	794.8	—	794.8	—
Residential mortgage-backed securities	443.9	—	443.9	—
Asset-backed securities	413.6	—	413.6	—
Commercial mortgage-backed securities	152.8	—	152.8	—
Non-U.S. government and government agency	45.8	43.7	2.1	—
Preferred stocks	11.6	—	3.1	8.5
U.S. States, municipalities, and political subdivision	1.4	—	1.4	—

Total fixed maturity investments	1,979.6	157.7	1,813.4	8.5
Short-term investments	760.0	747.1	12.9	—
Equity securities	430.4	429.9	0.5	—
Other long-term investments(1)	67.5	—	—	67.5

Total investments	$3,237.5	$1,334.7	$1,826.8	$76.0
Derivative instruments	3.4	—	—	3.4

Total assets measured at fair value	$3,240.9	$1,334.7	$1,826.8	$79.4

Liabilities measured at fair value
Contingent consideration liabilities	$41.9	$—	$—	$41.9
Derivative instruments	8.2	—	—	8.2

Total liabilities measured at fair value	$50.1	$—	$—	$50.1

(1)
Excludes fair value of $281.5 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

	December 31, 2017
(Millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities	1,014.5	—	1,014.5	—
Residential mortgage-backed securities(1)	293.5	—	293.5	—
Asset-backed securities	475.4	—	475.4	—
Commercial mortgage-backed securities(1)	191.0	—	191.0	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities, and political subdivision	3.8	—	3.8	—

Total fixed maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities	299.2	298.6	0.6	—
Other long-term investments(2)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5	—	—	4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities measured at fair value
Contingent consideration liabilities	$42.8	$—	$—	$42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
2017 figures have been revised to correct for a misclassification in prior disclosure of subcategories within residential mortgage-backed securities and commercial mortgage-backed securities. Fair value and Level 2 input balances increased by $41.4 for residential mortgage-backed securities and decreased by the same amount for commercial mortgage-backed securities.

(2)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Rollforward of Level 3 fair value measurements

        The following tables present changes in Level 3 for financial instruments measured at fair value for the three months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30, 2018
(Millions)	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at June 30, 2018	$6.0	$69.0	$(5.8)	$(42.8)
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Adjustment to fair value of contingent consideration liabilities	—	—	—	—
Total realized and unrealized gains (losses)	0.1	(1.6)	1.7	—
Foreign currency gains (losses) through Other Comprehensive Income	—	0.1	—	—
Purchases	2.4	0.2	—	—
Sales/Settlements	—	(0.2)	(0.7)	0.9

Balance at September 30, 2018	$8.5	$67.5	$(4.8)	$(41.9)

(1)
Excludes fair value of $281.5 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

	For the Three Months Ended September 30, 2017
(Millions)	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at June 30, 2017	$9.5	$62.9	$(9.5)	$(119.2)
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Adjustment to fair value of contingent consideration liabilities	—	—	—	(3.1)
Total realized and unrealized gains (losses)	(4.7)	0.7	4.3	—
Foreign currency gains (losses) through Other Comprehensive Income	—	—	—	—
Purchases	2.2	—	—	—
Sales/Settlements	—	(0.2)	(1.2)	—

Balance at September 30, 2017	$7.0	$63.4	$(6.4)	$(122.3)

(1)
Excludes fair value of $172.6 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

        The following tables present changes in Level 3 for financial instruments measured at fair value for the nine months ended September 30, 2018 and 2017:

	For the Nine Months Ended September 30, 2018
(Millions)	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at December 31, 2017	$8.0	$64.2	$(6.1)	$(42.8)
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Adjustment to fair value of contingent consideration liabilities	—	—	—	—
Total realized and unrealized gains (losses)	(2.0)	7.7	7.3	—
Foreign currency gains (losses) through Other Comprehensive Income	—	(1.5)	—	—
Purchases	3.0	1.2	—	—
Sales/Settlements	(0.5)	(4.1)	(6.0)	0.9

Balance at September 30, 2018	$8.5	$67.5	$(4.8)	$(41.9)

(1)
Excludes fair value of $281.5 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

	For the Nine Months Ended September 30, 2017
(Millions)	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at December 31, 2016	$27.7	$29.1	$12.7	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	(122.3)
Adjustment to fair value of contingent consideration liabilities	—	—	—	—
Total realized and unrealized gains (losses)	(5.1)	(0.7)	(9.6)	—
Foreign currency gains (losses) through Other Comprehensive Income	0.1	1.1	—	—
Purchases	2.7	34.5	—	—
Sales/Settlements	(18.4)	(0.6)	(9.5)	—

Balance at September 30, 2017	$7.0	$63.4	$(6.4)	$(122.3)

(1)
Excludes fair value of $172.6 associated with hedge funds and private equity funds which fair value is measured using the NAV practical expedient.

Fair value measurements—transfers between levels

        There were no transfers between Level 3 and Level 2 measurements during the three or nine months ended September 30, 2018 and 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Significant unobservable inputs

        The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of September 30, 2018 and December 31, 2017, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.

	September 30, 2018
(Millions, except share prices) Description	Valuation Technique(s)	Fair Value	Unobservable Input
Private equity securities(1)	Share price of recent transaction	$32.5	Share price	$40.63
Private equity securities(1)	Multiple of GAAP book value	$16.6	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$6.0	Purchase price	$6.0
Preferred stock(1)	Share price of recent transaction	$4.6	Average share price	$1.88
Preferred stock(1)	Purchase price of recent transaction	$3.9	Average share price	$0.6
Weather derivatives(2)	Third party appraisal	$3.0	Broker quote	$3.0
Private debt instrument(1)	Purchase price of recent transaction	$1.3	Purchase price	$1.3
Private equity securities(1)	Purchase price of recent transaction	$0.9	Purchase price	$0.9
Private debt instrument(1)	Projected cash flows	$0.9	Effective yield	$0.9
Interest rate cap(2)	Third party appraisal	$0.4	Broker quote	$0.4
Private equity securities(1)	Purchase price of recent transaction	$0.3	Purchase price	$0.3
Currency swaps(2)	Third party appraisal	$(8.2)	Broker quote	$(8.2)
Contingent consideration	External valuation model	$(41.9)	Discounted future payments	$(41.9)

(1)
As of September 30, 2018, each asset type consists of one security.

(2)
See Note 11 for discussion of derivative instruments.

	December 31, 2017
(Millions, except share prices) Description	Valuation Technique(s)	Fair Value	Unobservable Input
Private equity securities(1)	Share price of recent transaction	$25.0	Purchase share price	$31.25
Private equity securities(1)	Multiple of GAAP book value	$17.2	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	Third party appraisal	$4.2	Broker quote	$4.2
Private debt instrument(1)	Internal valuation model	$2.5	Purchase price less pay down	$2.5
Preferred stock(1)	Share price of recent transaction	$2.0	Average share price	$11.79
Private debt instrument(1)	Purchase price of recent transaction	$1.5	Purchase price	$1.5
Interest rate cap(2)	Third party appraisal	$0.3	Broker quote	$0.3
Currency swaps(2)	Third party appraisal	$(10.6)	Broker quote	$(10.6)
Contingent consideration	External valuation model	$(42.8)	Discounted future payments	$(42.8)

(1)
As of December 31, 2017, each asset type consists of one security.

(2)
See Note 11 for discussion of derivative instruments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 8. Fair value measurements (Continued)

Financial instruments disclosed, but not carried at fair value

        Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at September 30, 2018 and December 31, 2017, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at September 30, 2018 and December 31, 2017:

	September 30, 2018		December 31, 2017
(Millions)	Fair Value(1)	Carrying Value	Fair Value(1)	Carrying Value
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$313.7	$304.6	$341.4	$330.7
2016 SIG Senior Notes	$367.2	$393.1	$392.3	$392.5
Series A redeemable preference shares	$95.0	$108.8	$90.0	$106.1

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Note 9. Debt and standby letters of credit facilities

        Sirius Group's debt outstanding as of September 30, 2018 and December 31, 2017 consisted of the following:

(Millions)	September 30, 2018	Effective Rate(1)	December 31, 2017	Effective Rate(1)
2017 SEK Subordinated Notes, at face value	$308.7	3.5%	$335.2	3.5%
Unamortized issuance costs	(4.1)		(4.5)

2017 SEK Subordinated Notes, carrying value	304.6		330.7

2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.6)		(2.9)
Unamortized issuance costs	(4.3)		(4.6)

2016 SIG Senior Notes, carrying value	393.1		392.5

Total debt	$697.7		$723.2

(1)
Effective rate considers the effect of the debt issuance costs.

2017 SEK Subordinated Notes

        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The 2017 SEK Subordinated Notes bear interest on their principal

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group's option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group's option. "Specified Event" means (a) an "Additional Amounts Event" in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a "Tax Event" in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such Tax Event), (c) a "Rating Methodology Event" in connection with a change in, or clarification to, the rating methodology of Standard & Poor's or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a "Regulatory Event" in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.

        Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes. For the three months ended September 30, 2018 and 2017, Sirius Group recognized $(1.6) million and $10.0 million, respectively, of foreign currency exchange (losses) gains on the remeasurement of the 2017 SEK Subordinated Notes into U.S. dollars ("USD") from SEK. For the nine months ended September 30, 2018 and 2017, Sirius Group recognized $26.2 million and $10.0 million, respectively, of foreign currency exchange gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK.

        A portion of the proceeds were used to fully redeem the outstanding $250.0 million Sirius International Group, Ltd. Preference Shares ("SIG Preference Shares"). (See Note 12).

        Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum. Sirius Group recorded $2.9 million and $0.3 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the three months ended September 30, 2018 and 2017, respectively. Sirius Group recorded $8.8 million and $0.3 million of interest expense, inclusive of amortization of issuance costs, on the 2017 SEK Subordinated Notes for the nine months ended September 30, 2018 and 2017, respectively.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

        Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $4.7 million and $4.8 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for the three month periods ended September 30, 2018 and 2017, respectively. Sirius Group recorded $14.3 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both nine month periods ended September 30, 2018 and 2017.

Standby letter of credit facilities

        On November 8, 2017, Sirius International Insurance Corporation ("Sirius International") entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Lloyd's Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyd's Bank plc. Lloyd's Bank plc had previously participated in this program but in a different capacity. The third letter of credit agreement is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit agreement is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of September 30, 2018 and December 31, 2017, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.3 billion and SEK 2.1 billion, respectively, or $255.1 million and $261.2 million, respectively (based on the September 30, 2018 and December 31, 2017 SEK to USD exchange rates). As of September 30, 2018 and December 31, 2017, Sirius America Insurance Company's trust arrangements were collateralized by pledged assets and assets in trust of $56.3 million and $55.8 million, respectively. As of September 30, 2018 and December 31, 2017, Sirius Bermuda's trust arrangements were collateralized by pledged assets and assets in trust of $195.8 million and $123.3 million, respectively.

Revolving credit facility

        In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary Sirius International Group, Ltd. entered into a three-year, $300 million senior unsecured revolving credit facility (the "Facility"). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 9. Debt and standby letters of credit facilities (Continued)

covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of September 30, 2018, there were no outstanding borrowings under the Facility.

Debt and standby letter of credit facility covenants

        As of September 30, 2018, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea facility, the Lloyd's Bank facility, the Barclays Bank facility, and the DNB Bank ASA London Branch facility.

Interest

        Total interest expense incurred by Sirius Group for its indebtedness for the three months ended September 30, 2018 and 2017 was $7.6 million and $5.0 million, respectively. Total interest expense incurred by Sirius Group for its indebtedness for the nine months ended September 30, 2018 and 2017 was $23.1 million and $14.6 million, respectively. Total interest paid by Sirius Group for its indebtedness for the three months ended September 30, 2018 was $2.9 million. Sirius Group did not pay any interest for its indebtedness for the three months ended September 30, 2017. Total interest paid by Sirius Group for its indebtedness for the nine months ended September 30, 2018 and 2017 was $17.9 million and $9.9 million, respectively.

Note 10. Income taxes

        The Company and its Bermuda-domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda-domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which the Company's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

        Sirius Group reported an income tax benefit of $6.9 million and $12.8 million during the three months ended September 30, 2018 and 2017, respectively, on pre-tax loss of $34.6 million and $185.1 million, respectively. Sirius Group reported an income tax expense of $55.4 million and income tax benefit of $11.3 million during the nine months ended September 30, 2018 and 2017, respectively, on pre-tax income of $169.2 million and pre-tax loss of $166.7 million, respectively. The effective tax rate for the nine months ended September 30, 2018 was 32.7%, which was higher than the Swedish statutory rate of 22% (the rate at which the majority of Sirius Group's worldwide operations are taxed) primarily because of non-recurring adjustments to Sirius Group's deferred tax assets which resulted from various internal restructurings and changes in Sirius Group's accounting for uncertain tax positions. The effective tax rate for the nine months ended September 30, 2017 was 6.8%, which was lower than the Swedish statutory rate of 22% primarily because of income recognized in jurisdictions with lower rates than Sweden and non-recurring adjustments to Sirius Group's deferred tax assets which resulted from various internal restructurings. In arriving at the effective tax rate for the nine

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

month period ended September 30, 2018 and 2017, Sirius Group forecasted all income and expense items including the change in unrealized investment gains (losses) and realized investment gains (losses) for the years ending December 31, 2018 and 2017.

        The Tax Cuts and Jobs Act (the "TCJA") was enacted into law in the U.S. in December 2017. Among other provisions, the TCJA includes a new 21% corporate tax rate, the impacts of which (including on Sirius Group's deferred tax assets) were already taken into account in Sirius Group's financial results for the year ended December 31, 2017. The TCJA also includes a new base erosion and anti-abuse tax ("BEAT"), which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 5% in 2018 and will rise to 10% in 2019-2025 and then 12.5% in 2026 and thereafter. The TCJA also includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income taxes related to BEAT or GILTI was recorded as of December 31, 2017 or September 30, 2018.

        Additionally, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the TCJA. SAB 118 addresses situations where accounting for certain income tax effects of the TCJA under ASC 740, Income Taxes ("ASC 740"), may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from the enactment date to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the following: (1) income tax effects of those aspects of the TCJA for which accounting under ASC 740 is complete, (2) provisional estimate of income tax effects of the TCJA to the extent accounting is incomplete but a reasonable estimate is determinable, and (3) if a provisional estimate cannot be determined, ASC 740 should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the TCJA. Sirius Group's provision for income taxes for the year ended December 31, 2017 is based on the application of SAB 118 taking into account existing deferred tax balances and certain provisions of the TCJA. The income tax effects of the TCJA for which accounting is complete (category (1) above) are set forth in the paragraph above. To the extent Sirius Group's accounting was incomplete and a reasonable estimate of the impact of certain provisions was determinable (category (2) above), the provisional estimates prescribed by SAB 118 were insignificant. To the extent a reasonable estimate of the impact of certain provisions was not determinable (category (3) above), Sirius Group has not recorded any adjustments and has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before enactment of the TCJA. These items include Sirius Group's tax accounting for loss reserves based on a new discounting methodology prescribed by the TCJA. Sirius Group continues to analyze the impact of the TCJA, and there were no changes to these estimates during the current period.

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to the Company or Sirius Group's subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.

Deferred tax asset, net of valuation allowance

        Sirius Group's net deferred tax liability, net of the valuation allowance as of September 30, 2018 was $59.2 million. Of the $59.2 million, $26.2 million relates to net deferred tax assets in U.S. subsidiaries, $159.0 million relates to net deferred tax assets in Luxembourg subsidiaries, $11.5 million relates to net deferred tax assets in United Kingdom subsidiaries, $255.8 million relates to net deferred tax liabilities in Sweden subsidiaries, and $0.1 million relates to other net deferred tax liabilities.

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

Uncertain tax positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

        As of September 30, 2018, the total reserve for unrecognized tax benefits is $64.1 million. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $63.9 million of such reserves as of September 30, 2018 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $0.2 million of such reserves as of September 30, 2018 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. The vast majority of Sirius Group's reserves for unrecognized tax benefits on permanent differences relate to deductions for interest paid on intra-group debt instruments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 10. Income taxes (Continued)

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of the Company's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group has challenged the STA's denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden's Administrative Court, which Sirius Group plans to appeal. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. As of September 30, 2018, the total amount of such reserve was $62.4 million.

        In connection with this matter, Sirius Group has also taken into account the Stock Purchase Agreement ("SPA") by which Sirius Group was sold to CMIG International Holding Pte. Ltd ("CMIG International") in 2016 and has recorded an indemnification asset. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA's denial based on the technical merits (including appealing the adverse court decision received in October 2018), the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group's operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

Note 11. Derivatives

Interest Rate Cap

        Sirius Group entered into an interest rate swap ("Interest Rate Cap") with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate ("LIBOR") at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of September 30, 2018 and December 31, 2017. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group's liability to return that collateral is based on the amounts provided by the counterparties and

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 11. Derivatives (Continued)

investment earnings thereon. The following table summarizes the Interest Rate Cap collateral balances held by Sirius Group and ratings by counterparty:

	September 30, 2018
(Millions)	Collateral Balances Held	S & P Rating(1)
Barclays Bank Plc	$0.2	A
Nordea Bank Abp	0.1	AA–

Total	$0.3

(1)
Standard & Poor's ratings as detailed above are: "AA–" (Very Strong, which is the fourth highest of twenty-three creditworthiness ratings) and "A" (Strong, which is the sixth highest of twenty-three credit worthiness ratings).

Foreign currency swaps

        Sirius Group executes foreign currency swaps to manage foreign currency exposure. The foreign currency swaps have not been designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency swaps has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of September 30, 2018 and December 31, 2017. Sirius Group does not provide or hold any collateral associated with the swaps.

Foreign currency forward

        During 2016, Sirius Group executed a foreign currency forward to manage currency exposure against a foreign currency investment. During 2017, the foreign currency forward expired and was not renewed. The foreign currency forward was not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency forward was estimated using a single broker quote and accordingly, was classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the forwards.

Weather derivatives

        Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group's weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the weather derivatives was estimated using a broker quote. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group's weather risk contracts, the fair value measurements of the contracts are deemed

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 11. Derivatives (Continued)

to be Level 3 measurements in the fair value hierarchy as of September 30, 2018 and December 31, 2017. Sirius Group does not provide or hold any collateral associated with the weather derivatives.

        The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within the Company's Consolidated Balance Sheets as at September 30, 2018 and December 31, 2017:

	September 30, 2018			December 31, 2017
(Millions) Derivatives not designated as hedging instruments	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
Interest rate cap	$250.0	$0.4	$—	$250.0	$0.3	$—
Foreign currency swaps	$45.0	$—	$8.2	$45.0	$—	$10.6
Weather derivatives	$115.7	$3.0	$—	$113.3	$4.2	$—

(1)
Asset derivatives are classified within Other assets within the Company's Consolidated Balance Sheets at September 30, 2018 and December 31, 2017.

(2)
Liability derivatives are classified within Other liabilities within the Company's Consolidated Balance Sheets at September 30, 2018 and December 31, 2017.

        The following table summarizes information on the classification and net impact on earnings, recognized in the Company's Consolidated Statements of (Loss) Income relating to derivatives during the three and nine months ended September 30, 2018 and 2017:

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Classification of gains (losses) recognized in earnings
(Millions) Derivatives not designated as hedging instruments		2018	2017	2018	2017
Interest rate cap	Other revenues	$—	$(0.1)	$0.2	$(1.3)
Foreign currency swaps	Net foreign exchange gains (losses)	$(0.1)	$(3.4)	$2.9	$(10.2)
Foreign currency forwards(1)	Net foreign exchange gains (losses)	$—	$—	$—	$(0.3)
Weather derivatives	Other revenues	$1.8	$8.0	$4.2	$2.4

(1)
There were no Foreign currency forwards at September 30, 2018 or at December 31, 2017 on the Consolidated Balance Sheets.

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests

Common shareholder

        The Company is a Bermuda exempted company and is an indirect wholly-owned subsidiary of CMIG International, a Singapore holding company, through CM Bermuda. The Company was acquired from White Mountains Insurance Company ("White Mountains" or "former parent").

        At September 30, 2018 and December 31, 2017, the Company had 120,000,000 common shares issued and outstanding with a par value of $0.01 per share. From December 12, 2016 and ending on

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

May 22, 2017, the Company was authorized to issue up to 600,000,000 common shares. On May 22, 2017, the Company divided its authorized share capital into two classes: (i) 500,000,000 common shares, with a par value of $0.01 per share and (ii) 100,000,000 preference shares, with a par value of $0.01 per share.

Additional paid-in surplus

        The following table summarizes the contributions made to Sirius Group by White Mountains for the three and nine months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Reimbursement for performance shares	$—	$—	$1.4	$2.5
Reimbursement for retention bonuses	—	1.9	—	9.0

Total Additional paid-in surplus	$—	$1.9	$1.4	$11.5

Dividends

        The Company did not pay dividends to its parent company during the three and nine months ended September 30, 2018 and 2017.

Mezzanine equity

        In connection with the acquisition of IMG, the Company issued mandatorily convertible stock in the form of Series A redeemable preference shares as a portion of the consideration paid. (See Note 3.) The Company issued 100,000 of the 150,000 authorized Series A redeemable preference shares to the seller of IMG. Each Series A redeemable preference share has a liquidation preference per share of $1,000. In addition to the initial issuance, the Company will issue the seller up to an additional 50,000 shares if IMG meets certain mutually agreed upon growth targets. The Series A redeemable preference shares accrue dividends at a per annum rate equal to 10%. During the three months ended September 30, 2018, the Company did not accrue any dividends on the Series A redeemable preference shares. (See Note 3.)

        The Series A redeemable preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Any class or series of shares of the Company issued in the future must rank junior to the Series A redeemable preference shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, winding-up, or dissolution of the Company for as long as they are issued and outstanding.

        At September 30, 2018, the balance of the Series A redeemable preference shares with accrued dividends was $108.8 million. (See Note 3.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 12. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At September 30, 2018 and December 31, 2017 Sirius Group's balance sheet included $1.1 million and $0.2 million, respectively, in non-controlling interests.

        The following tables show the change in non-controlling interest for the three and nine months ended September 30, 2018 and 2017:

(Millions)	For the Three Months Ended September 30, 2018	For the Nine Months Ended September 30, 2018
Non-controlling interests	$1.0	$0.2
Net income attributable to non-controlling interests	0.3	0.9
Return of capital to non-controlling interests	(0.2)	—

Non-controlling interests as of September 30, 2018	$1.1	$1.1

(Millions)	For the Three Months Ended September 30, 2017	For the Nine Months Ended September 30, 2017
Non-controlling interests	$250.2	$251.3
Net income attributable to non-controlling interests	4.2	13.2
Dividends to non-controlling interests	(4.7)	(14.1)
Redemption of non-controlling interests	(250.0)	(250.0)
Other, net	—	(0.7)

Non-controlling interests as of September 30, 2017	$(0.3)	$(0.3)

SIG Preference Shares

        On October 25, 2017, the Company's indirect wholly-owned subsidiary, Sirius International Group, Ltd., redeemed all of its outstanding 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares ("SIG Preference Shares"). The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Alstead Re

        As of September 30, 2018 and December 31, 2017, Sirius Group recorded non-controlling interest of $1.1 million and $0.2 million, respectively, in Alstead Re Insurance Company ("Alstead Re"). (See Note 16.)

Note 13. Earnings per share

        Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 13. Earnings per share (Continued)

period. Diluted earnings per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities. The Series A redeemable preference shares qualify as participating securities, which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series A redeemable preference shares have no obligation to absorb losses of the Company in periods of net loss.

        For the periods presented, there are no potentially dilutive securities or instruments that would have an effect on the calculation of dilutive earnings per share.

        The following table sets forth the computation of basic and diluted earnings per common share for the three and nine months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Millions, except share and per share information)	2018	2017	2018	2017
Numerator:
Net income (loss)	$(27.7)	$(172.3)	$113.8	$(155.4)
Less: Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)
Less: Accrued dividends on Series A redeemable preference shares	—	(2.5)	(2.6)	(3.5)

Net income (loss) available for dividends out of undistributed earnings	$(28.0)	$(179.0)	$110.3	$(172.1)
Less: Earnings attributable to Series A redeemable preference shares	—	—	(4.5)	—

Net income (loss) available to Sirius Group common shareholders	$(28.0)	$(179.0)	$105.8	$(172.1)

Denominator:
Weighted average shares outstanding for basic and diluted earnings per share	120,000,000	120,000,000	120,000,000	120,000,000

Earnings per share
Basic earnings per share	$(0.23)	$(1.49)	$0.88	$(1.43)

Diluted earnings per share	$(0.23)	$(1.49)	$0.88	$(1.43)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 14. Accumulated other comprehensive (loss)

        The changes in accumulated other comprehensive (loss), by component, for the three and nine months ended September 30, 2018 and 2017 are as follows:

	For the Three Months Ended September 30, 2018		For the Nine Months Ended September 30, 2018
(Millions)	Foreign currency translation adjustment	Total	Foreign currency translation adjustment	Total
Balance, beginning of period	$(202.4)	$(202.4)	$(140.5)	$(140.5)
Other comprehensive income (loss)	4.7	4.7	(57.2)	(57.2)

Balance as at September 30, 2018	$(197.7)	$(197.7)	$(197.7)	$(197.7)

	For the Three Months Ended September 30, 2017		For the Nine Months Ended September 30, 2017
(Millions)	Foreign currency translation adjustment	Total	Foreign currency translation adjustment	Total
Balance, beginning of period	$(165.0)	$(165.0)	$(212.2)	$(212.2)
Other comprehensive income (loss)	26.3	26.3	73.5	73.5

Balance as at September 30, 2017	$(138.7)	$(138.7)	$(138.7)	$(138.7)

Note 15. Investments in unconsolidated entities

        Sirius Group's investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee's operating and financial policies ("equity method eligible unconsolidated entities"). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.

        The following table presents the components of Other long-term investments as of September 30, 2018 and December 31, 2017:

(Millions)	September 30, 2018	December 31, 2017
Equity method eligible unconsolidated entities, at fair value	$172.7	$121.2
Other unconsolidated investments, at fair value(1)	176.3	148.3

Total Other long-term investments(2)	$349.0	$269.5

(1)
Includes Other long-term investments that are not equity method eligible.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 15. Investments in unconsolidated entities (Continued)

(2)
There were no investments accounted for using the equity method as of September 30, 2018 and December 31, 2017.

Equity method eligible unconsolidated entities, at fair value

        Sirius Group has elected the fair value option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with the rest of its investment portfolio. The following table presents Sirius Group's investments in equity method eligible unconsolidated entities as of September 30, 2018 and December 31, 2017 with ownership interest greater than 20%:

	Ownership interest at
Investee	September 30, 2018	December 31, 2017	Instrument Held
BE Reinsurance Limited	25.0%	25.0%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	73.0%	Units
Camden Partners Strategic Fund V (Cayman), LP	37.0%	36.5%	Units
NEC Cypress Buyer LLC	23.5%	23.5%	Units
New Energy Capital Infrastructure Credit Fund LP	23.3%	23.3%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	56.2%	56.2%	Units
Scion G7, LP(1)	29.8%	N/A	Units
Tuckerman Capital V LP	48.3%	48.3%	Units
Tuckerman Capital V Co-Investment I LP	49.5%	49.5%	Units

(1)
Sirius Group did not have an investment in Scion G7, LP at December 31, 2017.

Note 16. Variable interest entities

        Sirius Group consolidates the results of operations and financial position of every voting interest entity ("VOE") in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

        Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re's assets and

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 16. Variable interest entities (Continued)

liabilities, as classified in the Consolidated Balance Sheets as at September 30, 2018 and December 31, 2017:

(Millions)	September 30, 2018	December 31, 2017
Assets:
Fixed maturity investments, trading at fair value	$4.0	$—
Short-term investments, at fair value	0.3	—
Cash	0.2	4.5

Total investments	4.5	4.5
Insurance and reinsurance premiums receivable	6.2	4.1
Funds held by ceding companies	4.0	2.7
Deferred acquisition costs	1.5	1.3
Other assets	0.1	—

Total assets	$16.3	$12.6

Liabilities
Loss and loss adjustment expense reserves	$4.2	$3.5
Unearned insurance and reinsurance premiums	6.5	4.3

Total liabilities	$10.7	$7.8

        Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.

        Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 16. Variable interest entities (Continued)

        The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
(Millions)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
September 30, 2018
Other long-term investments(1)	$1,525.5	$187.3	$34.2	$221.5

Total at September 30, 2018	$1,525.5	$187.3	$34.2	$221.5

December 31, 2017
Other long-term investments(1)	$1,378.1	$108.2	$57.4	$165.6

Total at December 31, 2017	$1,378.1	$108.2	$57.4	$165.6

(1)
Comprised primarily of hedge funds and private equity funds.

Note 17. Transactions with related parties

(Re)insurance contracts

        In the normal course of business, Sirius Group enters into insurance and reinsurance contracts with certain of its insurance and MGU affiliates, or their subsidiaries. During the three months ended September 30, 2018 and 2017, these contracts resulted in gross written premiums of $14.0 million and $2.0 million, respectively. During the nine months ended September 30, 2018 and 2017, these contracts resulted in gross written premiums of $52.2 million and $2.0 million, respectively. As at September 30, 2018 and December 31, 2017, Sirius Group had total receivables due from affiliates of $13.6 million and $10.4 million, respectively. As at September 30, 2018 and December 31, 2017, Sirius Group had total payables due to affiliates of $1.5 million and $0.5 million, respectively.

Other

        On August 16, 2016, the Company announced that Meyer "Sandy" Frucher was added as an independent director to its board of directors. Mr. Frucher is Vice Chairman of Nasdaq, Inc. The Company is traded on the Nasdaq Global Select Market and has business transactions that are related to its listing on the exchange under the normal course of business. (See Note 3.)

Note 18. Commitments and contingencies

Legal proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims-related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are not directly related to, claims activity. Sirius Group estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 18. Commitments and contingencies (Continued)

        Sirius Group considers the requirements of ASC 450, Contingencies ("ASC 450"), when evaluating its exposure to non-claims-related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

        The following summarizes one, ongoing non-claims related litigation:

Tribune Company

        In September 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as "Plaintiffs"), in their capacity as trustees for certain senior notes issued by the Tribune Company ("Tribune"), filed lawsuits in various jurisdictions (the "Noteholder Actions") against numerous defendants including Sirius Group in their capacity as former shareholders of Tribune, seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the "LBO"). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the "Bankruptcy Court"). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York (the "SDNY"). Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. Certain subsidiaries of Sirius Group received approximately $6.1 million for Tribune common stock tendered in connection with the LBO.

        In addition, Sirius Group in its capacity as a former shareholder of Tribune, along with thousands of former Tribune shareholders (collectively, the "Shareholder Defendants"), have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the "Committee"), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the "Committee Action"). Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the SDNY and was stayed pending the motion to dismiss in the Noteholder Actions.

        An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014, and was granted on January 6, 2017. The plaintiff moved to amend its fifth amended complaint to add a constructive fraudulent conveyance claim against the shareholder defendants. On August 24, 2017, the SDNY denied the plaintiff's motion without prejudice. However, on March 8, 2018, the plaintiff moved to renew its request to amend the complaint based on the Supreme Court's decision in Merit Mgmt Grp. LP. v. FTI Consulting, Inc., holding that the safe harbor protections of Section 546(e) (which prevent the bankruptcy trustee from unwinding certain transactions) did not apply where a transfer is conducted through a financial institution that is neither the debtor, nor the transferee, but serves only as a conduit. On May 16, 2018 the SDNY recalled its mandate in connection with the dismissal of the constructive fraudulent conveyance claim. On July 9, 2018, the Judge

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 18. Commitments and contingencies (Continued)

requested the parties to submit a joint letter addressing a potential global resolution and the status of discovery. While both the Trustee and the Shareholder Defendants were in favor of exploring settlement discussions, they have voiced very different views about the manner in which any such a settlement discussion would take place.

        No amount has been accrued in connection with this matter as of September 30, 2018 and December 31, 2017.

Note 19. Subsequent events

Easterly Acquisition Corp.

        On November 5, 2018, the Company completed its previously announced Merger with Easterly and other transactions related to or in connection with the Merger. (See Note 3).

Stock-based compensation plans

IPO Incentive Awards

        In connection with the Company's 2018 Omnibus Incentive Plan, the Company granted incentive compensation awards ("IPO Incentive Awards") to certain members of senior management. In order to participate in the IPO Incentive Awards, employees are required to purchase shares of the Company's common stock. The purchase can be made either upfront, or over the three-year vesting period of the award.

        Vesting is based on the Company's return on equity ("ROE"), as measured by per share growth in book value plus dividends, over a three-year period:

Vesting Period	Vesting Percentage
2019 ROE	25%
2020 ROE	25%
2021 ROE	25%
2019 - 2021 Average ROE	25%

Total Vesting	100%

        Payouts begin at 0% of awarded shares for a 4.5% ROE, 100% at a 9.0% ROE and 150% at a 13.5% ROE with linear interpolation in between. The employee must remain employed through the end of the applicable performance period to vest in the shares earned in that performance period.

        The total pool of shares granted, at target level of performance, is $13.3 million which is based on the acceptance of the employees on or before November 1, 2018, in addition to the final per share value of a common share of Sirius Group exchanged for Easterly common stock at the closing of the Merger.

        The Company has not recognized any expense for the IPO Incentive Awards during the three and nine months ended September 30, 2018, as they are to be recognized over the requisite service period, which will commence in the fourth quarter of 2018.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

Unaudited

Note 19. Subsequent events (Continued)

ESPP

        In connection with the Merger, Sirius Group implemented the Employee Share Purchase Plan ("ESPP"), which provided all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Company common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. For this purpose, market value of the Company common shares was equal to 1.05 times the Sirius Group September 30 Adjusted DBVPS. Employees have the option of paying for the shares upfront or, in the case of employees who are not executive officers, through a loan that is repaid over a two-year period through payroll deductions. Through the ESPP, 405 employees purchased 149,236 Company common shares prior to the consummation of the Merger.

        The purchase of Company common shares under the ESPP was contingent upon the Merger between Sirius Group and Easterly being completed. Therefore, the Company did not recognize any expense in connection with the ESPP during the three and nine months ended September 30, 2018.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
Sirius International Insurance Group, Ltd.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Sirius International Insurance Group, Ltd. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 6, 2018

        We have served as the Company's auditor since at least 2001. We have not determined the specific year we began serving as auditor of the Company.

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at December 31, 2017 and 2016

(Expressed in millions of U.S. dollars, except share information)	2017	2016
Assets
Fixed maturity investments, trading, at fair value (Amortized cost 2017: $2,195.3; 2016: $2,871.2)	$2,180.0	$2,891.6
Short-term investments, at fair value (Amortized cost 2017: $625.3; 2016: $539.7)	625.0	538.0
Equity securities, trading, at fair value (Cost 2017: $275.1; 2016: $125.7)	299.2	123.0
Other long-term investments, at fair value (Cost 2017: $255.5; 2016: $115.8)	269.5	124.8
Cash	215.8	137.1
Restricted cash	14.8	—

Total investments and cash	3,604.3	3,814.5
Accrued investment income	14.1	19.0
Insurance and reinsurance premiums receivable	543.6	394.6
Reinsurance recoverable on unpaid losses	319.7	291.5
Reinsurance recoverable on paid losses	17.5	17.1
Funds held by ceding companies	153.2	100.0
Ceded unearned insurance and reinsurance premiums	106.6	101.1
Deferred acquisition costs	120.9	84.7
Deferred tax asset	244.1	279.1
Accounts receivable on unsettled investment sales	0.3	—
Goodwill	401.0	—
Intangible assets	216.3	5.0
Other assets	82.0	59.9

Total assets	$5,823.6	$5,166.5

Liabilities
Loss and loss adjustment expense reserves	$1,898.5	$1,620.1
Unearned insurance and reinsurance premiums	506.8	398.0
Ceded reinsurance payable	139.1	99.6
Funds held under reinsurance treaties	73.4	63.4
Deferred tax liability	282.2	239.7
Debt	723.2	396.2
Accounts payable on unsettled investment purchases	0.3	7.6
Other liabilities	176.8	102.5

Total liabilities	3,800.3	2,927.1
Commitments and Contingencies (see Note 23)
Mezzanine equity
Series A redeemable preference shares	106.1	—

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,197.9	1,184.6
Retained earnings	858.4	1,014.5
Accumulated other comprehensive (loss)	(140.5)	(212.2)

Total common shareholder's equity	1,917.0	1,988.1
Non-controlling interests	0.2	251.3

Total equity	1,917.2	2,239.4

Total liabilities, mezzanine equity, and equity	$5,823.6	$5,166.5

See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.

Consolidated Statements of (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars, except share and per share information)	2017	2016	2015
Revenues
Net earned insurance and reinsurance premiums	$1,035.3	$890.1	$847.0
Net investment income	56.8	56.2	39.9
Net realized investment (losses) gains	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	(10.5)	(238.2)	102.5
Net foreign exchange gains (losses)	9.2	(11.0)	(18.2)
Gain on revaluation of contingent consideration	48.8	—	—
Other revenue	21.7	9.1	(2.4)

Total revenues	1,134.1	994.5	1,107.3

Expenses
Loss and loss adjustment expenses	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	197.2	210.3	189.8
Other underwriting expenses	106.1	107.3	107.9
General and administrative expenses	91.9	85.1	27.1
Intangible asset amortization expenses	10.2	—	—
Impairment of intangible assets	5.0	—	—
Interest expense on debt	22.4	34.6	26.6

Total expenses	1,244.0	956.6	774.1

Pre-tax (loss) income	(109.9)	37.9	333.2
Income tax (expense) benefit	(26.4)	7.3	(47.1)

(Loss) income before equity in earnings of unconsolidated affiliates	(136.3)	45.2	286.1
Equity in earnings of unconsolidated affiliates, net of tax	—	6.6	23.9

Net (loss) income	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2

Net (Loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(1.30)	$0.27	$2.43
Diluted earnings per common share and common share equivalent	$(1.30)	$0.27	$2.43
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Comprehensive (Loss) Income
Net (loss) income	$(136.3)	$51.8	$310.0
Other comprehensive income (loss)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, net of tax	—	—	(29.8)
Change in foreign currency translation, net of tax	71.7	(67.3)	(65.4)
Net change in other, net of tax	—	1.2	0.2

Total other comprehensive income (loss)	71.7	(66.1)	(95.0)

Comprehensive (loss) income	(64.6)	(14.3)	215.0
Net (income) attributable to non-controlling interests	(13.7)	(19.3)	(18.8)

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(78.3)	$(33.6)	$196.2

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Shareholder's Equity

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars, except per share information)	2017	2016	2015
Common shares
Balance at beginning of year	$1.2	$0.1	$0.1
Stock split	—	1.1	—

Balance at end of year	1.2	1.2	0.1

Additional paid-in surplus
Balance at beginning of year	1,184.6	1,096.1	1,095.9
Capital contribution from former parent	13.3	89.6	—
Stock split	—	(1.1)	—
Other, net	—	—	0.2

Balance at end of year	1,197.9	1,184.6	1,096.1

Retained earnings
Balance at beginning of year	1,014.5	1,009.0	717.8
Net income	(136.3)	51.8	310.0
Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—
Dividends to former parent	—	(27.0)	—

Balance at end of year	858.4	1,014.5	1,009.0

Accumulated other comprehensive income (loss)
Balance at beginning of year	(212.2)	(146.1)	(51.1)
Accumulated unrealized investment gains (losses) from investments in unconsolidated affiliates
Balance at beginning of year	—	—	29.8
Net change in unrealized investment gains (losses) from investments in unconsolidated affiliates	—	—	(29.8)

Balance at end of year	—	—	—

Accumulated net foreign currency translation gains (losses)
Balance at beginning of year	(212.2)	(144.9)	(79.5)
Net change in foreign currency translation	71.7	(67.3)	(65.4)

Balance at end of year	(140.5)	(212.2)	(144.9)

Accumulated other comprehensive income (loss), other
Balance at beginning of year	—	(1.2)	(1.4)
Net change, other	—	1.2	0.2

Balance at end of year	—	—	(1.2)

Balance at the end of year	(140.5)	(212.2)	(146.1)

Total common shareholder's equity	$1,917.0	$1,988.1	$1,959.1
Non-controlling interests	0.2	251.3	250.1

Total equity	$1,917.2	$2,239.4	$2,209.2

Per share data
Dividends declared per common share	$—	$0.23	$—

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Consolidated Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Cash flows from operations:
Net (loss) income	$(136.3)	$51.8	$310.0
Adjustments to reconcile net (loss) income to net cash (used for) provided from operations:
Net realized and unrealized investment (losses) gains	37.7	(50.1)	(241.0)
Amortization of premium on fixed maturity investments	16.6	21.1	22.4
Amortization of intangible assets	10.2	—	—
Depreciation and other amortization	8.9	6.7	5.5
Revaluation of contingent consideration	(48.8)	—	—
Impairment of intangible assets	5.0	—	—
Excess of fair value of acquired net assets over cost	—	(4.3)	—
Net gain on sale of consolidated affiliates	—	—	(1.0)
Undistributed equity in earnings of unconsolidated affiliates, after-tax	—	(6.6)	(23.8)
Other operating items:
Net change in loss and loss adjustment expense reserves	188.3	18.1	(100.7)
Net change in reinsurance recoverable on paid and unpaid losses	(11.1)	(23.6)	24.6
Net change in funds held by ceding companies	(38.9)	(15.1)	(4.8)
Net change in unearned insurance and reinsurance premiums	55.7	60.8	27.4
Net change in ceded reinsurance payable	22.8	11.5	8.4
Net change in ceded unearned insurance and reinsurance premiums	14.4	(1.9)	(18.9)
Net change in insurance and reinsurance premiums receivable	(102.3)	(95.4)	(39.2)
Net change in deferred acquisition costs	(27.0)	(14.2)	(8.6)
Net change in funds held under reinsurance treaties	5.8	13.0	(0.9)
Net change in current and deferred income taxes, net	13.3	(12.0)	12.0
Net change in other assets and liabilities, net	(50.3)	(6.6)	38.1

Net cash (used for) provided from operations	(36.0)	(46.8)	9.5

Cash flows from investing activities:
Net change in short-term investments	(1.0)	(202.7)	109.8
Sales of fixed maturities and convertible fixed maturity investments	1,422.4	2,454.7	2,176.5
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	292.2	141.8	178.3
Sales of common equity securities	87.6	851.6	312.6
Distributions and redemptions of other long-term investments	40.6	27.9	13.2
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	0.8	173.5	14.3
Contributions to other long-term investments	(167.5)	(73.5)	(10.7)
Purchases of common equity securities	(222.3)	(232.7)	(266.1)
Purchases of fixed maturities and convertible fixed maturity investments	(1,018.5)	(3,192.3)	(2,458.0)
Purchases of consolidated subsidiaries, net of cash acquired	(354.5)	27.5	—
Net change in unsettled investment purchases and sales	(7.9)	38.4	(12.2)
Other, net	(5.9)	4.3	(9.1)

Net cash provided from investing activities	66.0	18.5	48.6

Cash flows from financing activities:
Capital contribution from former parent	13.3	89.6	—
Issuance of debt, net of issuance costs	340.8	392.4	—
Redemption of SIG Preference Shares	(250.0)	—	—
Repayment of debt	(3.8)	(405.6)	—
Payment of contingent consideration	(30.6)	—	—
Change in collateral held on Interest Rate Cap	(1.1)	(0.5)	(2.4)
Cash dividends paid to former parent	—	(27.0)	—
Cash dividends paid to non-controlling interests	(14.1)	(18.8)	(18.8)
Other, net	(0.9)	0.8	—

Net cash provided from (used for) financing activities	53.6	30.9	(21.2)

Effect of exchange rate changes on cash	9.9	(9.4)	(4.5)
Net increase (decrease) in cash during year	93.5	(6.8)	32.4
Cash and restricted cash balance at beginning of year	137.1	143.9	111.5

Cash and restricted cash balance at end of year	$230.6	$137.1	$143.9

Supplemental disclosures of cash flow information:
Income taxes paid	$16.7	$8.3	$31.7
Interest paid	$22.0	$31.6	$25.5

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2017, 2016, and 2015

Note 1. General

        Sirius International Insurance Group, Ltd. (the "Company") is a Bermuda exempted company whose principal businesses are conducted through its wholly and majority owned insurance subsidiaries (collectively with the Company, "Sirius Group"). The company provides insurance, reinsurance, and insurance services on a worldwide basis.

Note 2. Summary of significant accounting policies

Basis of presentation

        The accompanying consolidated financial statements at December 31, 2017, have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements present the consolidated results of operations, financial condition, and cash flows of the Company and its subsidiaries and those entities in which the Company has control and a majority economic interest as well as those variable interest entities ("VIEs") that meet the requirements for consolidation. All intercompany transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.

Significant Accounting Policies

Investment securities

        Sirius Group's invested assets consist of securities and other investments held for general investment purposes. Sirius Group's portfolio of fixed maturity investments and equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date. Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are amortized and/or accreted to income over the anticipated life of the investment and are reported in Net investment income.

        Sirius Group's invested assets that are measured at fair value include fixed maturity investments, common and preferred equity securities, and other long-term investments, such as interests in hedge funds and private equities. Fair value is defined as the price received to sell an asset in an orderly transaction between market participants at the measurement date reflecting the highest and best use valuation concepts. In determining its estimates of fair value, Sirius Group uses a variety of valuation approaches and inputs. Whenever possible, Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Short-term investments

        Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year. Short-term investments are carried at fair value.

Other long-term investments

        Other long-term investments consist primarily of hedge funds, private equity funds, other investments in limited partnerships and other private equity securities. The fair value of other long-term investments is generally based upon Sirius Group's proportionate interest in the underlying fund's net asset value, which is deemed to approximate fair value. In addition, due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using information that is available to Sirius Group with respect to the underlying investments, as necessary. The changes in fair value are reported in pre-tax revenues in Net unrealized investment (losses) gains. Actual final fund valuations may differ from Sirius Group's estimates and these differences are recorded in the period they become known as a change in estimate.

        Other long-term investments also includes certain investments that are eligible for the equity method where Sirius Group has elected the fair value option under which the changes in fair value are reported in pre-tax revenues in Net unrealized investment (losses) gains. (See Note 20.)

Cash

        Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company's consolidated subsidiaries.

Restricted cash

        Restricted cash represents cash and cash equivalents that Sirius Group is (a) holding for the benefit of a third party and is legally or contractually restricted as to withdrawal or usage for general corporate purposes; and (b) not replaceable by another type of asset other than cash or cash equivalents, under the terms of Sirius Group's contractual arrangements with such third parties.

Insurance and reinsurance operations

        Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Premiums written include amounts reported by brokers, managing general agents, and ceding companies, supplemented by the Company's own estimates of premiums where reports have not been received. The determination of premium estimates requires a review of the Company's experience with the ceding companies, managing general agents, familiarity with each market, the timing of the reported information, an analysis and understanding of the characteristics of each class of business, and management's judgment of the impact of various factors, including premium

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

or loss trends, on the volume of business written and ceded to the Company. On an ongoing basis, the Company's underwriters review the amounts reported by these third parties for reasonableness based on their experience and knowledge of the subject class of business, taking into account the Company's historical experience with the brokers or ceding companies. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

        Deferred acquisition costs represent commissions, premium taxes, brokerage expenses, and other costs which are directly attributable to the successful acquisition or renewal of contracts and vary with the production of business. These costs are deferred and amortized over the period during which the premiums are earned. Amortization of Deferred acquisition costs are shown net of contractual commissions earned on reinsurance ceded within Insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses ("LAE"), expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs, then a liability is accrued for the excess deficiency.

        Other underwriting expenses consist primarily of personnel related expenses (including salaries, benefits, and variable compensation expense) and other general operating expenses related to the underwriting operations.

        Losses and LAE are charged against income as incurred. Unpaid insurance loss and LAE reserves are based on estimates (generally determined by claims adjusters, legal counsel, and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance loss and LAE reserves are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management's best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any resulting adjustments are reflected in current operations. The process of estimating loss and LAE reserves involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be greater or less than the amounts currently reflected in the financial statements.

        Sirius Group enters into ceded reinsurance contracts to protect its businesses from losses due to concentration of risk, to manage its operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. Sirius Group has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by Sirius Group is subject to maximum limits which vary by line of business and type of coverage. Although these contracts protect Sirius Group, these reinsurance arrangements do not relieve Sirius Group from its primary obligations to insureds.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

        Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. Sirius Group is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings, and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.

        Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Ceded unearned insurance and reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force. Funds held by ceding companies represent amounts due to Sirius Group in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to Sirius Group and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due from Sirius Group that have been retained to secure such obligations.

        Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for contingent commission arrangements are recorded as Insurance and reinsurance acquisition expenses. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Derivative financial instruments

        Sirius Group holds derivative financial instruments for both risk management and investment purposes. Sirius Group recognizes all derivatives as either assets or liabilities, measured at fair value, in the Consolidated Balance Sheets. Changes in the fair value of derivative instruments are recognized in current period pre-tax income.

Deferred software costs

        Sirius Group capitalizes costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll, and payroll-related costs. Sirius Group begins amortization of these costs once the project is completed and ready for its intended use. Amortization is on a straight-line basis and over a useful life of three to five years. As of December 31, 2017 and 2016, Sirius Group had unamortized deferred software costs of $10.5 million and $8.1 million, respectively. For the years ended December 31, 2017, 2016, and 2015, Sirius Group had amortization expenses of $4.6 million, $3.2 million, and $3.0 million, respectively, related to software developed for internal use.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Defined benefit plans

        Certain Sirius Group employees in Europe participate in defined benefit plans. The liability for the defined benefit plans that is reported on the Consolidated Balance Sheets is the current value of the defined benefit obligation at the end of the period, reduced by the fair value of the plan's managed assets, with adjustments for actuarial gains and losses. The defined benefit pension plan obligation is calculated annually by independent actuaries. The current value of the defined benefit obligation is determined through discounting of expected future cash flows, using interest rates determined by current market interest rates. The service costs and actuarial gains and losses on the defined benefit obligation and the fair value on the plan assets are recognized in the Consolidated Statements of Income.

Commission and other revenue recognition

        Sirius Group recognizes agent commissions and other revenues when it has fulfilled all of its obligations necessary to earn the revenue and when it can both reliably estimate the amount of revenue, net of any amounts expected to be uncollectible, and any amounts associated with expected cancellations.

Earnings per share

        Earnings per share is reported in accordance with Accounting Standards Codification ("ASC") Topic 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities. (See Note 16.)

Federal and foreign income taxes

        Some of Sirius Group's subsidiaries file consolidated tax returns in the United States. Sirius Group has subsidiaries in various jurisdictions, including but not limited to Sweden, the United Kingdom, and Luxembourg, which are subject to applicable taxes in those jurisdictions.

        Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Foreign currency exchange

        The U.S. dollar is the functional currency for Sirius Group's businesses except for Sirius International Insurance Corporation ("Sirius International"), Lloyd's Syndicate 1945 ("Syndicate 1945"), several subsidiaries of International Medical Group Acquisition, Inc. ("IMG"), and the Canadian reinsurance operations of Sirius America Insurance Company ("Sirius America"). Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies are reported in shareholder's equity, in Accumulated other comprehensive (loss). As of December 31, 2017 and 2016, Sirius Group had Net unrealized foreign currency translation losses of $140.5 million and $212.2 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.

        Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise within Net realized investment (losses) gains, Net unrealized investment (losses) gains, and Net foreign exchange gains (losses).

        The following rates of exchange for the U.S. dollar have been used for translation of assets and liabilities for subsidiaries whose functional currency is not the U.S. dollar at December 31, 2017 and 2016:

Currency	Closing Rate 2017	Closing Rate 2016
Swedish kronor	8.2051	9.0549
British pound	0.7398	0.8074
Euro	0.8339	0.9479
Canadian dollar	1.2556	1.3432

Goodwill and intangible assets

        Goodwill represents the excess of the purchase price of an acquisition over the fair value of the identifiable net assets acquired and is assigned to the applicable reporting unit at acquisition. Goodwill is evaluated for impairment on an annual basis. Sirius Group initially evaluates goodwill using a qualitative approach to determine whether it is more likely than not that the fair value of goodwill is greater than its carrying value. If the results of the qualitative evaluation indicate that it is more likely than not that the carrying value of goodwill exceeds its fair value, Sirius Group performs the quantitative test for impairment.

        Indefinite-lived intangible assets are evaluated for impairment similar to goodwill. Finite-lived intangible are amortized on a straight-line basis over their estimated useful lives. The amortization periods approximate the period over which Sirius Group expects to generate future net cash inflows from the use of these assets. All of these assets are subject to impairment testing for the impairment or disposal of long-lived assets when events or conditions indicate that the carrying value of an asset may not be fully recoverable from future cash flows.

        If goodwill or intangible assets are impaired, such assets are written down to their fair values with the related expense recorded in Sirius Group's results of operations. (See Note 10.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet.

Mezzanine equity

        In connection with the purchase of IMG, the Company issued Series A redeemable preference shares. (See Note 3.) The Series A redeemable preference shares are redeemable at the option of the holder with the passage of time. The Company classifies the Series A redeemable preference shares in accordance with GAAP guidance which requires conditionally redeemable securities to be classified outside of permanent shareholders' equity. Accordingly, the Company classifies these shares as mezzanine equity in the Consolidated Balance Sheets.

Variable interest entities

        Sirius Group consolidates a VIE when it has both the power to direct the activities of the VIE that most significantly impact its economic performance and either the obligation to absorb losses or the right to receive returns from the VIE that could potentially be significant to the VIE.

        An entity in which Sirius Group holds a variable interest is a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) as a group, the holders of equity investment at risk lack either the direct or indirect ability through voting rights or similar rights to make decisions about an entity's activities that most significantly impact the entity's economic performance or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity's activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. The primary beneficiary is defined as the variable interest holder that is determined to have the controlling financial interest as a result of having both (a) the power to direct the activities of a VIE that most significantly impact the economic performance of the VIE and (b) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. At inception of the VIE, as well as following an event that requires reassessment, Sirius Group determines whether it is the primary beneficiary based on the facts and circumstances surrounding each entity. (See Note 21.)

Recently adopted changes in accounting principles

Presentation of net periodic cost and net periodic postretirement benefit cost

        During 2017, Sirius Group elected early adoption of Accounting Standards Update ("ASU") 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which provides guidance that increases transparency and usefulness of information about defined benefit costs for pension plans and other post-retirement plans presented in financial statements. Under the new guidance, the new standard requires separation of the service cost component from the other components of net benefit cost for presentation purposes. While the

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

guidance provides for additional pension disclosures in Note 14, there was no impact on the Company's financial position, results of operations or cash flows.

Statement of cash flows

        Effective January 1, 2018, Sirius Group adopted ASU 2016-18, Statement of Cash Flows: Restricted Cash (ASC 230), which requires that restricted cash and restricted cash equivalents be included with cash and cash equivalents in the reconciliation of beginning and ending cash on the statements of cash flows. As a result, transfers between cash and cash equivalents and restricted cash and restricted cash equivalents will no longer be presented on the statement of cash flows. The revised presentation required in this guidance is reflected in the Company's Consolidated Statements of Cash Flows for all periods presented. The adoption of this guidance did not have any effect on the Company's results of operations, financial position, or comprehensive income.

        Effective January 1, 2017, Sirius Group elected early adoption of ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (ASC 230), which addresses diversity in practice in how eight specific cash receipts and cash payments should be presented and classified on the statement of cash flows. The adoption of this guidance did not impact the Company's results of operations, financial condition, or liquidity.

Goodwill

        Effective January 1, 2017, Sirius Group elected early adoption of ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments in this guidance, an entity performs its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. While the guidance changes the Company's goodwill impairment testing procedures, there was no impact on the Company's financial position, results of operations or cash flows.

Short-duration contracts

        Effective December 31, 2017, Sirius Group adopted ASU 2015-09, Disclosures about Short Duration Contracts (ASC 944), which requires expanded footnote disclosures about Loss and loss adjustment expense reserves. Upon adoption, Sirius Group modified its footnote disclosures to include loss

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

development tables on a disaggregated basis by accident year and a reconciliation of loss development data to the Loss and loss adjustment expense reserves reflected on the balance sheet. The additional disclosures required by this guidance have been included in Note 5.

Recent accounting pronouncements

Premium amortization on callable debt securities

        In March 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Sirius Group does not expect adoption to have any effect on its financial statements.

Definition of a business

        In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business (ASC 805), which clarifies the definition of a business and affects the determination of whether acquisitions or disposals are accounted for as assets or as a business. Under the new guidance, when substantially all of the fair value of the assets is concentrated in a single identifiable asset or a group of similar identifiable assets, it is not a business. The new guidance is effective for annual and interim periods beginning after December 15, 2017. Sirius Group does not expect adoption to have any effect on its financial statements.

Credit losses

        In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for annual and interim periods beginning after December 15, 2019. Sirius Group is evaluating the expected impact of this new guidance.

Leases

        In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The new guidance requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under existing guidance, recognition of lease assets and liabilities is not required for operating leases. The lease assets and liabilities to be recognized are both measured initially based on the present value of the lease payments. The new guidance is effective for Sirius Group for annual and interim periods beginning

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 2. Summary of significant accounting policies (Continued)

after December 15, 2018. Sirius Group is evaluating the expected impact of this new guidance and available adoption methods.

Financial instruments—recognition and measurement

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASC 825-10). The new guidance modifies the guidance for financial instruments, including investments in equity securities. Under the new guidance, all equity securities with readily determinable fair values are required to be measured at fair value with changes therein recognized through current period earnings. In addition, the new guidance requires a qualitative assessment for equity securities without readily determinable fair values to identify impairment, and for impaired equity securities to be measured at fair value. The new guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. Sirius Group measures its portfolio of investment securities at fair value with changes therein recognized through current period earnings and, accordingly, adoption will not have any effect on its financial statements.

Revenue recognition

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASU 606). ASU 2014-09 was updated through various ASUs, including ASU 2015-14 and ASU 2017-13 that delayed the effective date of ASU 2014-09. The guidance affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017. Accounting for insurance contracts is not within the scope of ASU 2014-09. Sirius Group generates service fee income, primarily from the operations of IMG and ArmadaCorp Capital, LLC ("Armada"), which is reported in Other revenues in the Consolidated Statements of (Loss) Income and is within the scope of ASU 2014-09. The guidance is effective January 1, 2018. Sirius Group intends to adopt the guidance on that date using the modified retrospective approach to transition. Adoption of the guidance will not have a significant effect on the Company's financial position, results of operations, or comprehensive income, as the accounting for insurance contracts is outside of the scope of the guidance.

Note 3. Significant transactions

        The following are Sirius Group's significant transactions for the years ended December 31, 2017, 2016, and 2015:

  •
  On September 14, 2017, Sirius Group entered into a definitive agreement to purchase 4.9% ("Initial Phoenix Shares") of The Phoenix Holdings, Ltd. ("The Phoenix") from Delek Group Ltd. ("Delek Group") for New Israeli Shekel ("NIS") 208 million in cash (or $58.8 million on date of purchase). As part of the agreement, Sirius Group purchased the Initial Phoenix Shares on September 19, 2017, and submitted an application to the Israeli Commissioner of Capital Markets, Insurance and Savings (the "Israeli Commissioner of

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

    Insurance") for a permit to control The Phoenix. Sirius Group had an exclusivity period expiring November 23, 2017 to conduct due diligence, during which time Sirius Group exercised the option to purchase all of Delek Group's remaining shares in The Phoenix (approximately 47.4%) for an additional sum of NIS 2.3 billion in cash (or $663.1 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. In January 2018, The Phoenix issued an additional 5.249 million shares, which changed the Company's ownership percentage to 4.85% and the Delek Group ownership percentage to 46.24%. At December 31, 2017, Sirius Group was awaiting regulatory approval from the Israeli Commissioner of Insurance, the Israel Securities Authority, the Tel Aviv Stock Exchange, and the Israel Antitrust Commissioner in connection with the proposed change in control of The Phoenix. At December 31, 2017, the investment in The Phoenix was included in Equity securities, at fair value at $67.3 million. The exercised call option to purchase the 46.24% of outstanding shares is valued at a cost of $4.5 million and is included in Other assets. (See Note 25.)

  •
  On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries, a leading provider of global travel medical insurance products and assistance services. The purchase of IMG was undertaken to expand on Sirius Group's existing Global Accident and Health ("Global A&H") platform and to accelerate the growth strategy of the Global A&H international insurance business, to add service fee revenues to Sirius Group's existing risk-transfer based insurance revenues, and to gain access to IMG's distribution networks and client base. Total consideration consisted of $250.8 million of cash, $100.0 million of Series A redeemable preference shares that are convertible into common shares (as explained further below), and up to $50.0 million of contingent consideration ("IMG Earnout"), payable in Series A redeemable preference shares, which was stated as $43.1 million at fair value at acquisition date, resulting in a total enterprise value of $393.9 million. Sirius Group assumed certain IMG debt of $129.5 million ("Debt Assumption"), reducing its cash consideration by that amount and resulting in a total equity consideration of $264.4 million. Concurrently with the transaction, IMG's subsidiary International Medical Group—Stop-Loss, Inc. ("IMG—Stop Loss") was sold to Certus Management Group, Inc. ("Certus"). (See Note 22.) As part of the sale of IMG—Stop Loss, Sirius Group issued a secured promissory note of $9.0 million to Certus.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        The following table summarizes the fair value of net assets acquired and allocation of purchase price of IMG, measured as of the acquisition date:

	Total	Useful Life
	(Millions)
Purchase price
Cash paid	$250.8
Series A redeemable preference shares	100.0
Contingent consideration	43.1

Total enterprise value	393.9
Less: Debt assumed	(129.5)

Total purchase price (a)	$264.4

Assets acquired
Total investments	$41.0
Cash	10.5
Accrued investment income	0.2
Insurance and reinsurance premiums receivable	1.6
Deferred acquisition costs	2.9
Other assets	12.9
Intangible asset—distribution relationships	91.0	13.0 years
Intangible asset—customer relationships	17.0	12.5 years
Intangible asset—trade names	27.0
Intangible asset—technology	10.0	5.0 years

Total assets acquired	214.1
Liabilities assumed
Loss and loss adjustment expense reserves	14.3
Unearned insurance and reinsurance premiums	9.8
Deferred tax liability	55.9
Debt	129.5
Other liabilities	18.2

Total liabilities assumed	227.7

Net assets acquired (b)	(13.6)

Goodwill (a)-(b)	$278.0

        The goodwill balance is primarily attributed to IMG's assembled workforce and access to the supplemental healthcare and medical travel insurance market. None of the goodwill recognized is expected to be deductible for income tax purposes. The IMG Earnout is payable if earnings before interest expense, taxes, depreciation and amortization ("EBITDA") of IMG exceed amounts defined in the purchase agreement for each year during the three year period ending December 31, 2019. At December 31, 2017 the IMG Earnout liability was remeasured at a fair value of $29.5 million and is reflected within Other liabilities. As a result of the remeasurement of the IMG Earnout, Sirius Group recorded a $13.6 million gain in Gain on revaluation of contingent consideration in 2017.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        During 2017, Sirius Group obtained $152.2 million, or 11%, of its gross written premiums through IMG. During 2016 and 2015, Sirius Group received 14% and 15% of its gross written premiums through IMG, respectively.

        During 2017, IMG's revenues and net income after acquisition, inclusive of intangible asset amortization expenses, were $79.6 million and $13.3 million, respectively.

  Series A Redeemable Preference Shares

        As a part of the IMG acquisition, Sirius Group issued Series A redeemable preference shares, with 150,000 shares authorized and 100,000 issued at issuance date, with liquidation preference of $1,000 per preference share ("Liquidation Preference"). Up to 50,000 Series A redeemable preference shares are available pursuant to the IMG Earnout. The Series A redeemable preference shares participate in dividends on an as-converted basis with common shares and other shares junior to the Series A redeemable preference shares ("Special Dividends") and, provided that a sale or merger of Sirius Group where the surviving entity is a publicly traded entity or a qualified public offering of Sirius Group on certain named stock exchanges ("Liquidity Event"), has not occurred on the three-year anniversary of May 26, 2017 ("Initial Issue Date"), will receive cumulative dividends at 10% of the Liquidation Preference, compounded quarterly prospectively and in arrears (as if dividends were accruing and compounding as of the Initial Issue Date) ("Fixed Dividends"). The Series A redeemable preference shares will, per the automatic conversion feature, automatically convert into common shares, upon (i) the occurrence of a Liquidity Event, (ii) the five-year anniversary of the Initial Issue Date or (iii) a change of control (each a "Triggering Event"). Additionally, the holder has the option, per the optional redemption feature, to redeem for the Liquidation Preference plus accrued and unpaid dividends upon either (x) the occurrence of a change of control or (y) the five-year anniversary of the Initial Issue Date, provided a Liquidity Event or change of control has not occurred prior to such time. As a result of the automatic conversion feature and optional redemption feature of the Initial Issue Date, the Series A redeemable preference shares will either be converted into common shares or redeemed upon the fifth anniversary (or a change of control if earlier) and if a Liquidity Event has not occurred prior to such time. Beginning on the six-year anniversary of the Initial Issue Date, the Series A redeemable preference shares that do convert into common shares, pursuant to the conversion feature, ("Conversion Shares") are redeemable, at the option of the holder, at the fair market value of such Conversion Shares at such time.

        The redemption value for the Series A redeemable preference shares is equal to the Liquidation Preference plus all accrued dividends. In substance, these dividends are payable to the holder from the Initial Issue Date unless a Liquidity Event occurs prior to the third-year anniversary of the Initial Issue Date. As the occurrence of a Liquidity Event is not considered probable, Sirius Group includes the 10% Fixed Dividends accrued in the redemption value at the reporting date. The Company will include Special Dividends in the redemption value to the extent they are declared and unpaid. Increases in the carrying amount of the Series A redeemable preference shares are charged against Net (loss) income attributable to Sirius Group's common shareholder.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        The Liquidation Preference of the Series A redeemable preference shares are reflected as Mezzanine equity in the balance sheet. It is not subject to fair value or remeasurement, except for accrued dividends. At December 31, 2017, the Series A redeemable preference shares are carried at $106.1 million.

  Supplemental Pro Forma Information

        The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the IMG acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of IMG.

	Unaudited Pro Forma for the Year Ended December 31,
	2017	2016
	(Millions)
Total revenues	$1,176.8	$1,096.0
Net income	$(173.2)	$(4.6)

  •
  On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries from Armada Enterprises LLC ("Seller"). Armada is an insurance services and health care technology business that creates specialty employee benefit products and serves to strengthen health care coverage and access. The purchase of Armada was undertaken to expand and accelerate the growth of Sirius Group's Global A&H platform in the United States, to diversify Sirius Group's revenues to include fee based revenues, and to gain access to Armada's distribution networks. Total consideration for the acquisition consisted of (1) the purchase of 50% of Armada by Sirius Group for $123.4 million, and (2) the redemption by Armada of the remaining 50% held by Seller for a redemption price based on a three year contingent earn-out mechanism that could result in an additional payment to Seller of up to $125.0 million ("Armada Earnout"), with fair value of $79.1 million at acquisition date, resulting in a total enterprise value of $202.5 million.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

        The following table summarizes the fair value of net assets acquired and allocation of purchase price of Armada, measured as of the acquisition date:

	Total	Useful Life
	(Millions)
Purchase price
Cash paid	$123.4
Contingent consideration	79.1

Total purchase price (a)	$202.5

Assets acquired
Restricted cash	$10.4
Other assets	1.2
Intangible asset—distribution relationships	60.0	22.5 years
Intangible asset—trade name	16.0	7.5 years
Intangible asset—technology	5.5	9.0 years

Total assets acquired	93.1
Liabilities assumed
Other liabilities	13.3

Total liabilities assumed	13.3

Net assets acquired (b)	79.8

Goodwill (a)-(b)	$122.7

        The goodwill balance is primarily attributed to Armada's assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future. The goodwill recognized is expected to be deductible for income tax purposes in the future. The contingent consideration is payable if EBITDA of Armada exceeds amounts defined in the redemption agreement. The Armada Earnout can be settled in the Company's common shares, subject to certain criteria. The Armada Earnout is subject to fair value and quarterly measurement, which is a component of net income each period and reflected in Gain on revaluation of contingent consideration. In December 2017, the Company settled approximately 82% of the Armada Earnout with the Seller for $30.6 million. The remaining Armada Earnout liability was remeasured at a fair value of $13.3 million and is reflected in Other liabilities. As a result of the settlement and remeasurement of the Armada Earnout, Sirius Group recorded a $35.2 million gain in Gain on revaluation of contingent consideration in 2017.

        During 2017, Armada's revenues and net income after acquisitions, inclusive of intangible asset amortization expenses, were $24.7 million and $9.7 million, respectively.

  Supplemental Pro Forma Information

        The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the Armada acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 3. Significant transactions (Continued)

it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of Armada.

	Unaudited Pro Forma for the Year Ended December 31,
	2017	2016
	(Millions)
Total revenues	$1,144.6	$1,032.6
Net income	$(155.1)	$45.9
  •
  On May 17, 2016, Sirius Global Solutions Holding Company ("Sirius Global Solutions") and Florida Specialty Insurance Company partnered to form Florida Specialty Acquisition LLC ("FSA"). Sirius Global Solutions provided $15.8 million to acquire 100% of FSA's common shares. FSA acquired Mount Beacon Holdings, LLC and its subsidiaries including Mount Beacon Insurance Company ("Mount Beacon").

  •
  On April 18, 2016, Sirius Group sold its investment in OneBeacon Insurance Group, Ltd. ("OneBeacon") at fair value to White Mountains Insurance Company ("White Mountains" or "former parent") for proceeds of $178.3 million in connection with the sale of Sirius Group to CMIG International Holding Pte. Ltd ("CMIG International") and recorded $22.1 million of Additional paid-in surplus for the excess of fair value over the equity method carrying value of OneBeacon. (See Note 20.).

  •
  On April 18, 2016, Sirius Global Solutions sold Ashmere Insurance Company to White Mountains for proceeds of $18.5 million in connection of the sale of Sirius Group by White Mountains.

  •
  On February 1, 2016, Sirius Group sold its investment in Symetra Financial Corporation ("Symetra") for proceeds of $559.8 million, or $32.00 per share. (See Note 20.)

  •
  On September 24, 2015, Sirius Global Solutions completed the sale of Woodridge Insurance Company to Sojourner Holding Co., which resulted in a gain of $1.0 million recorded in Other revenue.

Note 4. Segment information

        Sirius Group classifies its business into four reportable segments—Global Property, Global Accident and Health ("Global A&H"), Specialty and Casualty ("Specialty & Casualty"), and Runoff and Other ("Runoff & Other"). The accounting policies of the reportable segments are the same as those used for the preparation of the Company's consolidated financial statements.

        The Company's Global Property, Global A&H, Specialty & Casualty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision maker, the Chief Executive Officer ("CEO") of the Company. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical profit (loss), Underwriting profit (loss), and Underwriting profit (loss), including net service fee revenue.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

        Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting profit (loss) and consolidated Underwriting profit (loss), including net service fee revenue.

        Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment.

Global Property

        Global Property consists of Sirius Group's underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis:

        Other Property—Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group's international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.

        Property Catastrophe Excess—Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

        Agriculture—Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance ("MPCI"). Sirius Group's participation is net of the government's stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Global A&H

        Global A&H consists of Sirius Group's Global A&H insurance and reinsurance underwriting unit along with two managing general underwriters ("MGU") (Armada and IMG):

        Accident and Health insurance and reinsurance—Sirius Group is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through IMG. Sirius Group also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, Sirius Group writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

        IMG is a full service provider of global health & travel insurance benefits and assistance service. IMG offers various international medical insurance products, trip cancellation programs, medical management service and 24/7 emergency medical and travel assistance.

        Armada is a specialty health services business that strengthens health care coverage through ArmadaGlobal and ArmadaHealth. ArmadaGlobal is a supplemental medical insurance MGU that markets and underwrites supplemental health products. ArmadaHealth is a health care data science business that focuses on the physician referral process.

Specialty & Casualty

        Specialty & Casualty consists of Sirius Group's insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis. Specialty lines represent unique risks where the more difficult and unusual risks are underwritten. Because specialty lines tend to be the more unusual or higher risks, much of the market is characterized by a high degree of specialization:

        Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.

        Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

        Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country's gross national product.

        Contingency—Sirius Group underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

        Casualty—Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.

        Surety—Sirius Group underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

        Environmental—Sirius Group underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor's pollution liability, contractor's pollution and professional liability.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

Runoff & Other

        Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of Sirius Group specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

        The following tables summarize the segment results for the years ended December 31, 2017, 2016, and 2015:

	For the year ended December 31, 2017
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$732.1	$494.6	$218.1	$(5.5)	$—	$1,439.3

Net written premiums	$556.2	$341.5	$193.0	$(0.5)	$—	$1,090.2

Net earned insurance and reinsurance premiums	$564.4	$306.8	$163.2	$0.9	$—	$1,035.3
Loss and allocated LAE(1)	(499.5)	(175.0)	(99.6)	(11.0)	—	(785.1)
Insurance and reinsurance acquisition expenses	(112.9)	(89.6)	(41.1)	3.5	42.9	(197.2)

Technical profit (loss)	(48.0)	42.2	22.5	(6.6)	42.9	53.0

Unallocated LAE(2)	(12.9)	(4.8)	(5.3)	(3.1)	—	(26.1)
Other underwriting expenses	(63.3)	(23.4)	(16.5)	(2.9)	—	(106.1)

Underwriting (loss) income	(124.2)	14.0	0.7	(12.6)	42.9	(79.2)

Service fee revenue(3)	—	65.9	—	—	(42.9)	23.0
General and administrative expenses, MGU + Runoff & Other(4)	—	(44.8)	—	(4.0)	—	(48.8)

Underwriting (loss) income, including net service fee income	(124.2)	35.1	0.7	(16.6)	—	(105.0)

Net investment income						56.8
Net realized investment (losses) gains						(27.2)
Net unrealized investment (losses) gains						(10.5)
Net foreign exchange gains (losses)						9.2
Gain on revaluation of contingent consideration						48.8
Other revenue(5)						(1.3)
General and administrative expenses(6)						(43.1)
Intangible asset amortization expenses						(10.2)
Impairment of intangible assets						(5.0)
Interest expense on debt						(22.4)

Pre-tax (loss) income						$(109.9)

Underwriting Ratios
Loss ratio	90.8%	58.6%	64.3%	NM	NM	78.4%
Acquisition expense ratio	20.0%	29.2%	25.2%	NM	NM	19.0%
Other underwriting expense ratio	11.2%	7.6%	10.1%	NM	NM	10.2%

Combined ratio(7)	122.0%	95.4%	99.6%	NM	NM	107.6%

Goodwill and intangible assets(8)	$—	$612.3	$—	$5.0	$—	$617.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

	For the year ended December 31, 2016
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$634.9	$436.1	$170.7	$27.3	$—	$1,269.0

Net written premiums	$514.2	$277.6	$137.4	$8.9	$—	$938.1

Net earned insurance and reinsurance premiums	$481.8	$272.2	$135.2	$0.9	$—	$890.1
Loss and allocated LAE(1)	(256.6)	(164.8)	(71.2)	(2.6)	—	(495.2)
Insurance and reinsurance acquisition expenses	(100.3)	(71.7)	(37.7)	(0.6)	—	(210.3)

Technical profit (loss)	124.9	35.7	26.3	(2.3)	—	184.6

Unallocated LAE(2)	(11.9)	(6.8)	(4.4)	(1.0)	—	(24.1)
Other underwriting expenses	(65.1)	(23.3)	(15.1)	(3.8)	—	(107.3)

Underwriting (loss) income	47.9	5.6	6.8	(7.1)	—	53.2

Service fee revenue(3)	—	—	—	4.3	—	4.3
General and administrative expenses, MGU + Runoff & Other(4)	—	—	—	(6.2)	—	(6.2)

Underwriting (loss) income, including net service fee income	47.9	5.6	6.8	(9.0)	—	51.3

Net investment income						56.2
Net realized investment (losses) gains						288.3
Net unrealized investment (losses) gains						(238.2)
Net foreign exchange gains (losses)						(11.0)
Gain on revaluation of contingent consideration						—
Other revenue(5)						4.8
General and administrative expenses(6)						(78.9)
Intangible asset amortization expenses						—
Impairment of intangible assets						—
Interest expense on debt						(34.6)

Pre-tax (loss) income						$37.9

Underwriting Ratios
Loss ratio	55.7%	63.0%	55.9%	NM	NM	58.3%
Acquisition expense ratio	20.8%	26.3%	27.9%	NM	NM	23.6%
Other underwriting expense ratio	13.5%	8.6%	11.2%	NM	NM	12.1%

Combined ratio(7)	90.0%	97.9%	95.0%	NM	NM	94.0%

Goodwill and intangible assets(8)	$—	$—	$—	$5.0	$—	$5.0

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

	For the year ended December 31, 2015
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
	(Millions)
Gross written premiums	$574.7	$385.9	$182.4	$17.5	$—	$1,160.5

Net written premiums	$440.7	$262.3	$147.5	$(2.9)	$—	$847.6

Net earned insurance and reinsurance premiums	$446.0	$258.1	$138.2	$4.7	$—	$847.0
Loss and allocated LAE(1)	(156.8)	(151.6)	(91.0)	4.6	—	(394.8)
Insurance and reinsurance acquisition expenses	(84.0)	(70.9)	(32.3)	(2.6)	—	(189.8)

Technical profit (loss)	205.2	35.6	14.9	6.7	—	262.4

Unallocated LAE(2)	(10.3)	(6.5)	(6.8)	(4.3)	—	(27.9)
Other underwriting expenses	(65.8)	(24.2)	(15.6)	(2.3)	—	(107.9)

Underwriting (loss) income	129.1	4.9	(7.5)	0.1	—	126.6

Service fee revenue(3)	—	—	—	1.0	—	1.0
General and administrative expenses, MGU + Runoff & Other(4)	—	—	—	(4.0)	—	(4.0)

Underwriting (loss) income, including net service fee income	129.1	4.9	(7.5)	(2.9)	—	123.6

Net investment income						39.9
Net realized investment (losses) gains						138.5
Net unrealized investment (losses) gains						102.5
Net foreign exchange gains (losses)						(18.2)
Gain on revaluation of contingent consideration						—
Other revenue(5)						(3.4)
General and administrative expenses(6)						(23.1)
Intangible asset amortization expenses						—
Impairment of intangible assets						—
Interest expense on debt						(26.6)

Pre-tax (loss) income						$333.2

Underwriting Ratios
Loss ratio	37.5%	61.3%	70.8%	NM	NM	49.9%
Acquisition expense ratio	18.8%	27.5%	23.4%	NM	NM	22.4%
Other underwriting expense ratio	14.8%	9.4%	11.3%	NM	NM	12.7%

Combined ratio(7)	71.1%	98.2%	105.5%	NM	NM	85.0%

Goodwill and intangible assets(8)	$—	$—	$—	$10.2	$—	$10.2

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful ("NM") to Runoff & Other and Corporate Elimination.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

        The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the years ended December 31, 2017, 2016, and 2015:

	For the year ended December 31, 2017
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$220.8	$284.5	$59.0	$(1.2)	$563.1
Europe	142.4	28.2	91.7	—	262.3
Canada, the Caribbean, Bermuda and Latin America	93.0	9.5	8.7	0.2	111.4
Asia and Other	100.0	19.3	33.6	0.5	153.4

Total net written premium by client location	$556.2	$341.5	$193.0	$(0.5)	$1,090.2

Net written premiums by underwriting location:
United States	$54.4	$98.2	$(1.0)	$(1.1)	$150.5
Europe	239.4	196.4	147.5	—	583.3
Canada, the Caribbean, Bermuda and Latin America	225.2	46.4	43.9	—	315.5
Asia and Other	37.2	0.5	2.6	0.6	40.9

Total written premiums by underwriting location	$556.2	$341.5	$193.0	$(0.5)	$1,090.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 4. Segment information (Continued)

	For the year ended December 31, 2016
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$214.8	$211.7	$28.4	$8.1	$463.0
Europe	146.0	34.0	78.9	—	258.9
Canada, the Caribbean, Bermuda and Latin America	67.4	9.4	11.3	0.2	88.3
Asia and Other	86.0	22.5	18.8	0.6	127.9

Total net written premium by client location	$514.2	$277.6	$137.4	$8.9	$938.1

Net written premiums by underwriting location:
United States	$192.9	$111.6	$6.5	$8.3	$319.3
Europe	238.3	164.2	128.8	—	531.3
Canada, the Caribbean, Bermuda and Latin America	50.1	1.4	—	—	51.5
Asia and Other	32.9	0.4	2.1	0.6	36.0

Total written premiums by underwriting location	$514.2	$277.6	$137.4	$8.9	$938.1

	For the year ended December 31, 2015
	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Total
	(Millions)
Net written premiums by client location:
United States	$163.5	$209.2	$29.1	$(4.3)	$397.5
Europe	134.6	22.6	81.5	3.2	241.9
Canada, the Caribbean, Bermuda and Latin America	74.9	12.0	14.1	0.2	101.2
Asia and Other	67.7	18.5	22.8	(2.0)	107.0

Total net written premium by client location	$440.7	$262.3	$147.5	$(2.9)	$847.6

Net written premiums by underwriting location:
United States	$156.9	$104.2	$8.2	$(4.1)	$265.2
Europe	203.5	157.9	136.8	0.8	499.0
Canada, the Caribbean, Bermuda and Latin America	49.6	—	0.1	—	49.7
Asia and Other	30.7	0.2	2.4	0.4	33.7

Total written premiums by underwriting location	$440.7	$262.3	$147.5	$(2.9)	$847.6

Note 5. Reserves for unpaid losses and loss adjustment expenses

        Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        In addition to those factors which give rise to inherent uncertainties in establishing loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or direct insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries, and MGUs for information regarding reported claims and (4) the differing reserving practices among ceding companies and MGUs.

        As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.

        Upon notification of a loss from an insured (typically a ceding company), Sirius Group establishes case reserves, including LAE reserves, based upon Sirius Group's share of the amount of reserves reported by the insured and Sirius Group's independent evaluation of the loss. In cases where available information indicates that reserves reported by a ceding company are inadequate or excessive, Sirius Group establishes case reserves or incurred but not reported ("IBNR") in excess of or below its share of the reserves reported by the ceding company. Also, in certain instances, Sirius Group may decide not to establish case reserves or IBNR, when the information available indicates that reserves established by ceding companies are not adequately supported. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.

        Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

        The actuarial methods are used to calculate a point estimate of loss and LAE reserves for each company within Sirius Group. These point estimates are then aggregated to produce an actuarial point estimate for Sirius Group. Once a point estimate is established, Sirius Group's actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment, and reporting patterns by class and type of business. Management then establishes an estimate for the carried loss and LAE reserves shown in the financial statement. The management selection is within the range of loss reserve estimates provided by Sirius Group's actuaries.

Loss and Loss Adjustment Expense Reserve Summary

        The following table summarizes the loss and LAE reserve activities of Sirius Group for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Gross beginning balance	$1,620.1	$1,644.4	$1,809.8
Less beginning reinsurance recoverable on unpaid losses	(291.5)	(283.1)	(322.2)

Net loss and LAE reserve balance	1,328.6	1,361.3	1,487.6
Loss and LAE reserves acquired(1)	14.3	9.8	—
Losses and LAE incurred relating to:
Current year losses	811.8	583.0	473.9
Prior years losses	(0.6)	(63.7)	(51.2)

Total net incurred losses and LAE	811.2	519.3	422.7

Accretion of fair value adjustment to net loss and LAE reserves	0.1	0.5	0.7
Foreign currency translation adjustment to net loss and LAE reserves	36.8	(14.0)	(27.2)
Loss and LAE paid relating to:
Current year losses	222.8	207.6	162.4
Prior years losses	389.5	340.7	360.1

Total loss and LAE payments	612.3	548.3	522.5

Net ending balance	1,578.8	1,328.6	1,361.3
Plus ending reinsurance recoverable on unpaid losses	319.7	291.5	283.1

Gross ending balance	$1,898.5	$1,620.1	$1,644.4

(1)
Loss and LAE reserves acquired in 2017 relate to Sirius Group's purchase of IMG; 2016 relates to Sirius Group's purchase of Mount Beacon.

Loss and LAE development—2017

        During the year ended December 31, 2017, Sirius Group had net favorable prior year loss reserve development of $0.6 million. During 2017, Sirius Group strengthened its asbestos loss reserves by $59.0 million, which was offset by reductions of other runoff claims reserves of $45.7 million, which is

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

reflected in the Runoff & Other segment. The Specialty & Casualty segment had net favorable prior year loss development of $12.1 million, which is comprised of the Marine ($5.4 million), Trade credit ($4.2 million), Aviation & Space ($1.7 million), and Contingency ($0.8 million) operating segments.

Loss and LAE development—2016

        During the year ended December 31, 2016, Sirius Group had net favorable prior year loss reserve development of $63.7 million. The major reductions in loss reserve estimates were recognized in the Global Property ($26.8 million) and Specialty & Casualty ($24.8 million) segments. The decrease in Global Property was driven by Other Property ($23.4 million) due primarily to reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2015 due to lower than expected claims activity. The decrease in Specialty & Casualty was mainly due to Aviation & Space and Marine with decreases of $11.5 million and $7.2 million, respectively. Asbestos losses of $13.6 million in 2016 were offset by other long tail favorable loss reserve development in Runoff & Other.

Loss and LAE development—2015

        During the year ended December 31, 2015, Sirius Group had net favorable prior year loss reserve development of $51.2 million. The major reductions in loss reserve estimates were recognized in the Global Property ($27.0 million) and Specialty & Casualty ($7.9 million) segments. The decrease in Global Property was driven primarily by reductions in the ultimate loss estimates for natural catastrophes that occurred between 2010 and 2014 due to less than expected claims activity for Other Property ($16.7 million) and Property Catastrophe Excess ($8.9 million). The decrease in Specialty & Casualty was mainly due to Aviation & Space ($5.9 million).

Fair value adjustment to loss and LAE reserves

        In connection with purchase accounting for acquisitions, Sirius Group is required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled and is recorded within General and administrative expenses. Sirius Group recognized $0.1 million, $0.5 million, and $0.7 million of such charges during 2017, 2016, and 2015, respectively. As of December 31, 2017, the pre-tax un-accreted adjustment was $2.8 million.

Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity

        In the Runoff & Other segment, Sirius Group's reserves include provisions made for claims that assert damages from asbestos and environmental ("A&E") related exposures primarily at Sirius America. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, Sirius Group estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity, and past settlement values for similar claims, as well as analysis of industry studies and events, such as

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

        Sirius Group's A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies, mainly MONY Reinsurance Company, which was acquired in 1991, and Christiania General Insurance Company, which was acquired in 1996. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim.

        The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

        Sirius Group recorded an increase of $59.0 million, an increase of $13.6 million, and a decrease of $0.5 million of asbestos-related incurred losses and LAE on its asbestos reserves in 2017, 2016, and 2015, respectively. The 2017 incurred losses were primarily a result of an in-depth analysis of Sirius Group's loss reserves undertaken in the second quarter. The 2016 incurred losses were primarily the result of management's monitoring of a variety of metrics including actual paid and reported claims activity.

        Sirius Group recorded $6.1 million, $0.4 million, and $3.0 million of environmental losses in 2017, 2016, and 2015, respectively, on its already existing reserves.

        Sirius Group's net reserves for A&E losses were $220.6 million and $180.3 million as of December 31, 2017 and 2016, respectively. Sirius Group's asbestos three-year net paid survival ratio was approximately 10.2 years and 8.8 years as of December 31, 2017 and 2016, respectively. Sirius Group's environmental three-year net paid survival ratio was approximately 4.3 years and 4.8 years as of December 31, 2017 and 2016, respectively.

        Sirius Group's reserves for A&E losses as of December 31, 2017 represent management's best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase, and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

        The following table summarizes reported A&E loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2017, 2016, and 2015:

	2017		2016		2015
	Gross	Net	Gross	Net	Gross	Net
	(Millions)
Asbestos:
Beginning balance	$187.0	$166.4	$193.5	$172.9	$215.8	$192.8
Incurred losses and LAE	96.9	59.0	15.3	13.6	(0.3)	(0.5)
Paid losses and LAE	(24.7)	(20.8)	(21.8)	(20.1)	(22.0)	(19.4)

Ending balance	259.2	204.6	187.0	166.4	193.5	172.9

Environmental:
Beginning balance	18.5	13.9	21.5	16.8	22.7	17.4
Incurred losses and LAE	2.9	6.1	0.4	0.4	3.0	3.0
Paid losses and LAE	(4.7)	(4.0)	(3.4)	(3.3)	(4.2)	(3.6)

Ending balance	16.7	16.0	18.5	13.9	21.5	16.8

Total asbestos and environmental:
Beginning balance	205.5	180.3	215.0	189.7	238.5	210.2
Incurred losses and LAE	99.8	65.1	15.7	14.0	2.7	2.5
Paid losses and LAE	(29.4)	(24.8)	(25.2)	(23.4)	(26.2)	(23.0)

Ending balance	$275.9	$220.6	$205.5	$180.3	$215.0	$189.7

Net loss reserves by type

        The following tables present Sirius Group's loss and LAE reserves, net of reinsurance, by type at December 31, 2017 and 2016:

	2017	2016
	(Millions)
Case Reserve	$833.9	$738.3
IBNR Reserve	744.9	590.3

Loss and loss adjustment expense reserves, net of reinsurance	$1,578.8	$1,328.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Reconciliation of liabilities for unpaid loss and LAE

        The following table summarizes the ending liabilities for unpaid loss and LAE, net of reinsurance for each of Sirius Group's segments and start up lines of business as of December 31, 2017:

Liabilities for unpaid loss and LAE, net of reinsurance	As of December 31, 2017
(Millions)
Unpaid and allocated LAE reserves, net of reinsurance
Other Property	$432.6
Property Catastrophe Excess	161.4
Agriculture	45.6
Accident & Health	155.8
Aviation & Space	93.8
Trade credit	39.2
Marine	79.9
Contingency	11.6
Casualty	15.5
Runoff & Other	505.2

Total unpaid and allocated LAE reserves, net of reinsurance	1,540.6

Unallocated LAE	38.2

Total unpaid loss and LAE reserves, net of reinsurance	1,578.8

Reinsurance recoverable on unpaid losses
Other Property	61.0
Property Catastrophe Excess	40.1
Agriculture	2.8
Accident & Health	45.6
Aviation & Space	22.9
Trade credit	14.0
Marine	17.5
Contingency	2.6
Casualty	—
Runoff & Other	113.2

Total reinsurance recoverable on unpaid losses	319.7

Total unpaid loss and LAE reserves	$1,898.5

        The following table groupings, reflecting the Other Property, Property Catastrophe Excess, Agriculture, Accident & Health, Aviation & Space, Trade credit, Marine, Contingency, Casualty, and Runoff & Other lines of business include three sections.

        The first table (top section of grouping) presents, for each of the previous 10 accident years (1) cumulative total undiscounted incurred loss and allocated LAE, net of reinsurance, as of each of the previous 10 year-end evaluations, (2) total IBNR plus expected development on reported claims as

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

of December 31, 2017, and (3) the cumulative number of reported claims as of December 31, 2017. The net reserves for losses and loss expenses related to the acquisitions described in Note 3 have been incorporated within the ten year short duration tables on a prospective basis. Sirius Group provides treaty reinsurance products for a significant portion and across all lines of its business. Sirius Group does not receive or maintain claims count information associated with its reserved claims. As such, Sirius Group has determined that it is impracticable to provide this information.

        The second table (middle section grouping) presents cumulative paid loss and allocated LAE, net of reinsurance for each of the previous 10 accident years, as of each of the previous 10 year-end evaluations. Also included in this table is a calculation of the liability for loss and allocated LAE as of December 31, 2017 which is then included in the reconciliation to the consolidated balance sheet presented above. The liability as of December 31, 2017 is calculated as the cumulative incurred loss and allocated LAE from the first table less the cumulative paid loss and allocated from the second table, plus any outstanding liabilities from accident years prior to 2008.

        The third table (bottom section of grouping) is supplementary information about the average historical claims duration as of December 31, 2017. It shows the weighted average annual percentage payout of incurred loss and allocated LAE by accident year as of each age. For example, the first column is calculated as the incremental paid loss and allocated LAE in the first calendar year for each given accident year (e.g. calendar year 2009 for accident year 2009, calendar year 2010 for accident year 2010) divided by the cumulative incurred loss and allocated LAE as of December 31, 2017 for that accident year. The resulting ratios are weighted together using cumulative incurred loss and allocated LAE as of December 31, 2017.

Other Property

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	199.9	202.3	179.6	173.6	173.5	173.6	172.8	173.1	172.4	171.7	0.4	NA
2009		117.3	107.7	97.3	93.3	93.2	92.1	94.9	93.7	91.9	0.3	NA
2010			156.0	153.4	144.7	145.6	140.6	139.6	138.8	137.1	1.6	NA
2011				162.3	149.8	140.3	132.3	130.3	130.9	131.0	0.4	NA
2012					166.3	152.4	147.3	142.7	137.9	135.9	2.1	NA
2013						139.7	135.7	124.5	120.7	120.6	0.5	NA
2014							126.7	129.1	126.1	126.6	2.9	NA
2015								145.4	137.0	139.1	2.6	NA
2016									193.3	212.8	15.6	NA
2017										338.8	156.0	NA

Total										1,605.5

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Other Property

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	39.1	111.4	143.0	157.1	165.9	170.0	170.5	170.5	170.5	170.5
2009		22.6	59.9	79.1	85.8	90.0	91.1	90.9	91.6	91.6
2010			31.0	89.4	116.6	124.5	129.6	131.8	132.3	132.4
2011				27.4	81.0	105.2	118.3	124.4	126.9	129.6
2012					20.5	86.7	109.9	118.3	121.7	127.1
2013						28.0	73.7	99.0	105.7	109.4
2014							19.4	71.2	98.7	107.5
2015								31.5	95.3	117.5
2016									32.1	130.6
2017										59.3

Total										1,175.5

All outstanding liabilities before 2008, net of reinsurance										2.6

Liabilities for loss and loss adjustment expenses, net of reinsurance										432.6

Other Property

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	19.4%	43.2%	19.0%	7.2%	4.0%	2.3%	0.7%	0.2%	0.0%	0.0%

Property Catastrophe Excess

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	80.7	82.2	79.1	82.9	81.6	81.5	77.2	77.1	77.2	77.2	—	NA
2009		51.2	52.1	50.7	49.7	48.8	48.1	47.8	47.8	47.9	(0.1)	NA
2010			137.8	135.6	133.0	132.1	124.7	123.8	123.3	122.7	(0.2)	NA
2011				149.1	154.2	143.6	121.8	118.2	117.4	117.3	0.1	NA
2012					71.5	59.8	53.2	51.2	51.7	46.8	0.1	NA
2013						78.5	85.2	81.9	81.4	80.5	0.1	NA
2014							59.5	61.1	58.1	58.0	0.6	NA
2015								29.0	31.4	29.0	0.1	NA
2016									51.2	49.0	3.2	NA
2017										107.4	46.0	NA

Total										735.8

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Property Catastrophe Excess

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	25.1	54.9	65.7	73.4	76.7	76.8	77.0	77.1	77.1	77.2
2009		7.4	32.4	41.1	44.1	45.2	45.5	45.6	45.8	45.8
2010			50.1	91.4	104.2	109.4	112.9	115.4	119.3	119.2
2011				15.9	54.6	96.3	115.5	115.9	116.4	117.3
2012					2.8	26.7	36.4	41.1	42.0	43.9
2013						11.7	51.6	65.0	70.2	71.6
2014							9.9	38.0	44.5	50.4
2015								1.8	9.9	17.9
2016									10.4	26.0
2017										13.3

Total										582.6

All outstanding liabilities before 2008, net of reinsurance										8.2

Liabilities for loss and loss adjustment expenses, net of reinsurance										161.4

Property Catastrophe Excess

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	20.2%	39.8%	19.3%	9.3%	2.2%	1.3%	1.4%	0.1%	0.0%	0.1%

Agriculture

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	21.4	26.0	25.8	25.8	25.8	26.3	26.3	26.2	26.2	26.2	—	NA
2009		11.9	9.9	8.7	8.7	8.5	8.5	8.5	8.5	8.5	—	NA
2010			12.9	10.9	11.0	10.8	10.8	10.8	10.8	10.8	(0.3)	NA
2011				21.6	21.6	21.8	21.8	21.7	21.7	21.7	—	NA
2012					41.0	45.8	45.8	45.7	47.0	47.0	(0.3)	NA
2013						9.2	11.0	13.1	13.2	13.0	(0.1)	NA
2014							9.7	8.2	8.4	8.9	0.2	NA
2015								7.1	9.2	9.6	0.1	NA
2016									34.1	31.5	2.2	NA
2017										51.3	33.4	NA

Total										228.5

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Agriculture

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	1.8	25.3	25.8	25.8	25.8	26.4	26.3	26.2	26.2	26.2
2009		2.2	9.0	8.6	8.6	8.4	8.5	8.5	8.5	8.5
2010			0.5	10.7	10.9	10.7	10.7	10.7	10.8	10.7
2011				1.1	21.4	21.7	21.7	21.7	21.7	21.7
2012					19.0	45.4	45.7	45.6	47.0	47.0
2013						7.1	10.8	12.9	13.2	13.0
2014							6.5	8.1	8.8	8.8
2015								1.5	8.1	9.2
2016									10.2	28.8
2017										9.6

Total										183.5

All outstanding liabilities before 2008, net of reinsurance										0.6

Liabilities for loss and loss adjustment expenses, net of reinsurance										45.6

Agriculture

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	26.1%	66.3%	3.2%	0.0%	0.7%	0.6%	0.0%	(0.2)%	(0.1)%	0.0%

Accident & Health

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	76.5	86.6	84.1	80.7	80.0	79.9	79.8	79.8	79.9	79.8	—	NA
2009		86.6	84.4	81.5	79.3	79.1	79.1	79.1	79.2	79.1	0.1	NA
2010			118.7	126.2	123.8	123.0	122.7	122.7	122.7	122.6	(0.2)	NA
2011				161.6	177.4	173.0	172.4	172.3	172.3	172.2	(0.6)	NA
2012					164.3	161.1	148.8	148.1	147.8	147.7	(0.7)	NA
2013						126.5	124.3	119.8	119.2	118.6	0.7	NA
2014							131.6	132.7	131.1	131.0	2.3	NA
2015								154.4	150.2	146.7	2.3	NA
2016									177.2	191.6	16.4	NA
2017										178.8	62.8	NA

Total										1,368.1

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Accident & Health

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	30.9	65.7	74.2	77.1	78.3	79.5	79.6	79.6	79.7	79.7
2009		27.7	67.9	76.4	77.9	78.8	78.9	78.9	79.1	79.1
2010			53.3	102.7	119.8	122.0	122.3	122.4	122.5	122.5
2011				71.4	139.6	166.5	171.5	171.9	172.1	172.0
2012					72.5	137.0	147.0	147.4	147.6	147.6
2013						54.7	104.5	115.0	116.4	117.7
2014							59.5	111.7	125.3	127.0
2015								76.0	130.8	142.3
2016									98.5	131.7
2017										96.6

Total										1,216.2

All outstanding liabilities before 2008, net of reinsurance										3.9

Liabilities for loss and loss adjustment expenses, net of reinsurance										155.8

Accident & Health

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	46.9%	37.6%	10.7%	1.8%	0.6%	0.3%	0.0%	0.1%	0.0%	0.0%

Aviation & Space

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	19.0	30.4	33.4	34.1	35.0	34.7	34.1	33.6	33.5	33.4	(0.3)	NA
2009		30.9	34.1	35.4	37.3	35.6	35.5	34.6	32.2	32.3	(0.5)	NA
2010			42.7	47.9	47.6	45.1	43.6	42.7	42.5	42.0	(1.1)	NA
2011				47.0	42.5	38.1	36.1	34.8	34.7	35.9	(1.1)	NA
2012					35.7	34.4	30.3	28.4	28.6	29.7	(1.0)	NA
2013						40.7	36.6	33.6	32.3	33.2	0.1	NA
2014							36.0	38.6	35.4	34.6	4.0	NA
2015								39.8	36.2	40.3	2.7	NA
2016									32.4	32.9	4.3	NA
2017										34.2	14.9	NA

Total										348.5

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Aviation & Space

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	5.7	10.7	18.4	25.3	27.8	30.1	31.3	31.5	33.1	33.4
2009		7.9	16.6	21.6	26.6	27.8	28.8	31.9	31.4	32.3
2010			12.0	22.3	31.9	36.6	38.2	39.3	40.2	40.4
2011				10.2	22.8	28.7	31.7	32.9	34.2	35.0
2012					7.6	18.5	22.7	24.7	27.4	28.4
2013						13.6	20.0	24.2	26.9	28.7
2014							8.1	18.1	23.9	26.5
2015								10.6	21.4	27.4
2016									7.9	19.9
2017										9.1

Total										281.1

All outstanding liabilities before 2008, net of reinsurance										26.4

Liabilities for loss and loss adjustment expenses, net of reinsurance										93.8

Aviation & Space

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	26.6%	27.5%	17.2%	11.2%	5.4%	3.8%	4.2%	0.0%	3.6%	0.7%

Trade credit

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
											Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	9.5	14.3	15.4	15.4	15.3	14.8	15.0	14.8	14.8	14.9	(0.1)	NA
2009		9.4	10.0	9.8	9.6	9.4	9.4	9.3	9.2	9.3	(0.1)	NA
2010			14.7	12.8	9.9	10.1	10.2	10.0	10.0	10.1	(0.1)	NA
2011				30.3	30.1	28.4	28.1	28.1	27.5	27.4	(0.1)	NA
2012					35.8	35.0	33.1	33.3	32.9	32.9	(1.2)	NA
2013						30.7	29.2	28.2	28.0	28.6	0.1	NA
2014							23.6	23.5	24.3	22.2	1.8	NA
2015								20.9	20.4	19.8	0.5	NA
2016									16.0	13.6	2.1	NA
2017										19.7	10.0	NA

Total										198.5

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Trade credit

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	2.6	7.5	13.3	14.1	14.5	14.5	14.7	14.8	14.8	14.9
2009		3.4	7.8	8.7	9.0	9.1	9.2	9.3	9.3	9.3
2010			1.8	5.4	8.0	8.9	9.3	9.4	9.7	9.7
2011				6.7	18.0	24.3	25.5	26.5	26.8	26.6
2012					15.3	27.6	31.9	32.7	33.1	32.9
2013						12.0	20.5	23.6	24.8	25.2
2014							8.1	14.1	18.3	19.7
2015								4.7	12.6	16.2
2016									4.7	9.2
2017										3.1

Total										166.8

All outstanding liabilities before 2008, net of reinsurance										7.5

Liabilities for loss and loss adjustment expenses, net of reinsurance										39.2

Trade credit

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	31.4%	35.4%	18.6%	4.6%	2.1%	0.5%	0.3%	0.4%	0.2%	0.5%

Marine

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance										Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	46.2	52.5	56.0	50.9	49.9	48.2	47.8	47.8	47.1	46.9	—	NA
2009		27.9	25.7	24.6	24.3	23.9	23.9	24.0	23.6	23.9	—	NA
2010			32.7	35.5	33.0	32.7	32.8	32.4	31.1	30.8	0.4	NA
2011				37.3	33.3	30.9	31.5	32.5	31.8	32.0	(0.3)	NA
2012					27.7	33.8	36.4	37.8	38.2	37.1	0.9	NA
2013						23.8	20.9	19.7	18.6	18.4	0.2	NA
2014							23.7	21.9	19.9	18.6	0.9	NA
2015								30.2	32.5	30.2	0.9	NA
2016									28.7	29.7	5.0	NA
2017										38.1	20.2	NA

Total										305.7

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Marine

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	11.5	26.0	37.8	41.4	43.3	45.1	45.4	45.8	45.9	46.2
2009		3.6	12.6	17.7	20.1	22.0	22.9	23.1	23.3	23.3
2010			5.1	12.4	17.4	19.8	21.6	27.0	27.8	28.8
2011				4.4	14.6	21.9	25.4	28.2	29.0	29.5
2012					5.3	14.9	24.4	27.3	29.4	31.3
2013						2.9	9.5	12.8	14.3	14.7
2014							4.2	10.4	14.0	15.3
2015								4.4	12.0	22.4
2016									6.9	17.7
2017										7.4

Total										236.6

All outstanding liabilities before 2008, net of reinsurance										10.8

Liabilities for loss and loss adjustment expenses, net of reinsurance										79.9

Marine

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	18.2%	30.6%	23.5%	8.5%	5.8%	6.4%	1.3%	1.5%	0.3%	0.6%

Contingency

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance										Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	3.6	4.3	3.7	3.8	3.8	3.8	3.8	3.7	3.7	3.7	—	NA
2009		6.9	6.4	6.3	6.3	6.3	6.3	6.3	6.3	6.4	—	NA
2010			5.7	6.1	4.7	4.6	4.4	4.2	4.2	4.2	—	NA
2011				8.0	7.3	6.8	6.7	6.8	6.8	6.8	0.1	NA
2012					9.9	8.8	8.9	8.7	8.5	8.3	(0.1)	NA
2013						5.5	4.3	3.6	3.6	3.6	0.2	NA
2014							4.2	7.1	5.3	4.8	0.2	NA
2015								10.1	9.8	9.2	0.3	NA
2016									18.6	19.0	1.1	NA
2017										9.9	4.2	NA

Total										75.9

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Contingency

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	2.1	3.3	3.5	3.6	3.6	3.6	3.6	3.7	3.6	3.7
2009		4.9	5.9	6.2	6.2	6.2	6.2	6.3	6.3	6.4
2010			1.9	3.5	3.6	3.6	4.0	4.2	4.2	4.2
2011				2.1	5.9	6.7	6.6	6.7	6.7	6.7
2012					5.5	7.4	8.7	8.7	8.5	8.3
2013						1.9	3.1	3.3	3.3	3.3
2014							1.7	3.7	4.5	4.6
2015								2.9	7.3	7.9
2016									12.6	16.1
2017										3.1

Total										64.3

All outstanding liabilities before 2008, net of reinsurance										—

Liabilities for loss and loss adjustment expenses, net of reinsurance										11.6

Contingency

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	50.8%	31.5%	8.9%	0.5%	0.9%	0.0%	0.6%	0.5%	0.6%	0.7%

Casualty

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance										Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	2.4	2.6	2.4	2.3	2.6	2.6	2.4	2.4	2.3	2.3	—	NA
2009		0.9	0.8	0.7	0.6	0.5	0.4	0.3	0.2	0.2	—	NA
2010			1.7	1.5	1.6	1.4	1.1	0.9	0.6	0.6	0.1	NA
2011				0.5	0.4	0.4	0.3	0.3	0.2	0.2	—	NA
2012					0.2	0.2	0.4	0.5	0.5	0.5	0.1	NA
2013						0.4	0.4	0.4	0.4	0.5	—	NA
2014							0.4	0.4	0.5	0.5	—	NA
2015								0.5	0.8	0.6	0.1	NA
2016									0.2	0.3	0.2	NA
2017										9.7	9.5	NA

Total										15.4

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Casualty

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	1.2	1.4	1.5	1.5	1.8	1.9	2.1	2.3	2.3	2.3
2009		0.1	0.1	0.1	0.1	0.1	0.1	0.2	0.2	0.2
2010			—	—	0.1	0.1	0.2	0.4	0.3	0.4
2011				—	—	0.1	0.1	0.2	0.2	0.2
2012					—	—	0.1	0.2	0.1	0.2
2013						0.1	0.1	0.2	0.3	0.4
2014							0.1	0.2	0.4	0.4
2015								0.2	0.4	0.4
2016									—	0.1
2017										—

Total										4.6

All outstanding liabilities before 2008, net of reinsurance										4.7

Liabilities for loss and loss adjustment expenses, net of reinsurance										15.5

Casualty

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	10.7%	13.9%	9.6%	7.4%	11.4%	9.0%	4.6%	6.9%	4.0%	0.0%

Runoff & Other

											December 31, 2017
	Incurred losses and allocated loss adjustment expenses, net of reinsurance										Total IBNR liabilities plus expected development on reported claims
	Year ended December 31,
												Cumulative number of reported claims
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	617.6	607.4	591.5	586.6	584.8	584.8	584.9	585.3	587.1	586.0	5.2	NA
2009		527.0	520.5	510.0	509.6	510.0	510.6	511.5	512.6	511.9	8.5	NA
2010			389.1	390.4	390.6	391.1	392.3	393.8	394.8	394.8	4.7	NA
2011				306.4	307.7	308.8	309.4	309.9	310.8	310.3	6.2	NA
2012					3.6	4.0	4.1	4.2	4.1	4.1	1.5	NA
2013						1.3	0.2	0.2	0.2	0.2	—	NA
2014							0.2	0.2	0.3	0.4	0.1	NA
2015								9.5	15.7	17.5	0.5	NA
2016									11.8	12.1	0.7	NA
2017										0.6	0.1	NA

Total										1,837.9

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 5. Reserves for unpaid losses and loss adjustment expenses (Continued)

Runoff & Other

	Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2008 Unaudited	2009 Unaudited	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017
	(Millions)
2008	329.9	452.1	497.1	543.6	551.6	558.7	563.2	567.6	571.7	576.6
2009		289.1	402.5	480.3	483.8	488.3	492.1	495.1	496.5	499.0
2010			225.7	370.4	372.7	376.8	380.0	383.6	385.5	387.4
2011				291.8	293.8	296.1	297.8	299.5	301.6	303.1
2012					0.3	1.3	1.8	2.2	2.4	2.4
2013						0.7	0.1	0.1	0.1	0.1
2014							—	—	0.1	0.2
2015								5.2	10.0	15.3
2016									6.2	10.1
2017										0.4

Total										1,794.6

All outstanding liabilities before 2008, net of reinsurance										461.9

Liabilities for loss and loss adjustment expenses, net of reinsurance										505.2

Runoff & Other

	Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	62.5%	21.3%	7.3%	3.1%	1.0%	0.9%	0.6%	0.5%	0.6%	0.8%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance

        In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group's subsidiaries' written and earned premiums and on losses and LAE were as follows:

	2017	2016	2015
	(Millions)
Written premiums:
Direct	$450.2	$368.5	$293.7
Assumed	989.1	900.5	866.8

Gross written premiums	1,439.3	1,269.0	1,160.5
Ceded	(349.1)	(330.9)	(312.9)

Net written premiums	$1,090.2	$938.1	$847.6

Earned premiums:
Direct	$405.7	$351.6	$277.8
Assumed	942.2	877.7	868.3

Gross earned premiums	1,347.9	1,229.3	1,146.1
Ceded	(312.6)	(339.2)	(299.1)

Net earned premiums	$1,035.3	$890.1	$847.0

Losses and LAE:
Direct	$294.9	$216.9	$151.3
Assumed	701.3	463.8	391.9

Gross losses and LAE	996.2	680.7	543.2
Ceded	(185.0)	(161.4)	(120.5)

Net losses and LAE	$811.2	$519.3	$422.7

        Sirius Group's reinsurance protection primarily consists of pro-rata and excess of loss protections that protect all of its reportable segments. Attachment points and coverage limits vary by region around the world.

        For Global Property, Sirius Group's core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Asia, the Middle East, and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.

        Sirius Group has in place excess of loss retrocessional coverage for its non-U.S. earthquake-related exposures. This cover was renewed for one year at April 1, 2017, providing $40.0 million of reinsurance protection in excess of Sirius Group's retention of $35.0 million and a further $35.0 million of coverage in excess of $75.0 million.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

        Sirius Group periodically purchases industry loss warranty ("ILW") contracts to augment its overall retrocessional program. The following ILW contracts were in force as at December 31, 2017:

Scope	Limit	Trigger	Expiration Date
European wind & flood	$7.5 million	$7.5 billion	April 30, 2018
European all natural perils	$15.0 million	$15.0 billion	May 31, 2018(1)
United States all natural peril, excluding North East	$5.0 million	$40.0 billion	June 30, 2018
United States, European, Japan wind & earthquake	$18.0 million	$5.0 - $10.0 billion	December 31, 2018(2)

(1)
Second event aggregate excess cover.

(2)
Multiple layer covers.

        In connection with the CMIG International acquisition, White Mountains required Sirius Group to purchase ILWs, referred to as the WTM Covers, to mitigate the potential impact of major natural catastrophe events on Sirius Group's balance sheet pending the close of the sale to CMIG International. The cost and potential economic benefit provided by the WTM Covers inure to White Mountains. All but one of these contracts expired in May or June 2016; the other was a United States second event cover for an industry loss at $15 billion with a limit of $5 million that expired on July 15, 2016. Under the Stock Purchase Agreement ("SPA") between CMIG International and White Mountains, shortly after the sale of the Company, White Mountains paid the Company $16.5 million on an after-tax basis, which the Company recorded as paid-in surplus. (See Note 15.) The costs of these programs are part of the Runoff & Other reportable segment.

        The following table summarizes the WTM Covers purchased in connection with the CMIG International acquisition that expired in 2016:

Scope	Limit	Industry Loss Trigger
United States first event	$75.0 million	$40.0 billion
United States first event	$22.5 million	$50.0 billion
United States second event	$45.0 million	$15.0 billion
Japan first event	$25.0 million	$12.5 billion

        At December 31, 2017, Sirius Group had reinsurance recoverables on paid losses of $17.5 million and reinsurance recoverables of $319.7 million on unpaid losses. At December 31, 2016, Sirius Group had reinsurance recoverables on paid losses of $17.1 million and reinsurance recoverables of $291.5 million on paid unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group's reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

        The following tables provide a listing of Sirius Group's gross and net recoverable amounts by the reinsurer's Standard & Poor's Financial Services LLC ("Standard & Poor's") rating and the percentage of total recoverables at December 31, 2017 and 2016:

	December 31, 2017
Rating(1)	Gross	Collateral	Net	% of Net Total
AA	$116.9	$1.0	$115.9	43%
A	153.9	27.9	126.0	46%
BBB+	—	—	—	0%
BBB or lower	13.4	12.5	0.9	1%
Not rated	53.0	23.9	29.1	10%

Total	$337.2	$65.3	$271.9	100%

(1)
Standard & Poor's ratings as detailed above are: "AA" (Very strong), "A" (Strong), and "BBB+" and "BBB" (Adequate).

	December 31, 2016
Rating(1)	Gross	Collateral	Net	% of Net Total
AA	$97.4	$1.1	$96.3	40%
A	139.7	20.3	119.4	49%
BBB+	3.5	3.2	0.3	0%
BBB or lower	7.3	5.4	1.9	1%
Not rated	60.7	37.1	23.6	10%

Total	$308.6	$67.1	$241.5	100%

(1)
Standard & Poor's ratings as detailed above are: "AA" (Very strong), "A" (Strong), and "BBB+" and "BBB" (Adequate).

        The following tables provide a listing of the five highest gross recoverable amounts by reinsurer, along with percentage of total recoverable amount, the reinsurer's Standard & Poor's reinsurer rating, and the percentage that the recoverable is collateralized at December 31, 2017 and 2016:

	December 31, 2017
	Balance	% of Total	S&P Rating	% Collateralized
	(Millions)
Reinsurer:
Swiss Reinsurance Company Ltd.	$45.5	13%	AA–	0%
Berkshire Hathaway, Inc.	41.1	12%	AA+	0%
Lloyd's of London	19.4	6%	A+	16%
Argo Capital Group Ltd.	18.2	5%	A–	78%
General Insurance Corporation of India	17.3	5%	AA	11%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 6. Third party reinsurance (Continued)

	December 31, 2016
	Balance	% of Total	S&P Rating	% Collateralized
	(Millions)
Reinsurer:
Berkshire Hathaway, Inc.	$54.1	18%	AA+	0%
Swiss Reinsurance Company Ltd.	21.1	7%	AA–	0%
Lloyd's of London	18.2	6%	A+	9%
Argo Capital Group Ltd.	14.4	5%	A–	108%
International Medical Insurance Company(1)	13.0	4%	Not Rated	31%

(1)
International Medical Insurance Company was acquired in 2017 as part of the acquisition of IMG.(See Note 3.)

Note 7. Deferred acquisition costs

        The following table presents a rollforward of Deferred acquisition costs for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Deferred acquisition costs—balance, beginning of the year	$84.7	$74.6	$69.9
Acquisition costs deferred(1)	220.7	137.7	122.8
Amortization expense	(186.7)	(126.7)	(116.2)
Other, including foreign exchange	2.2	(0.9)	(1.9)

Deferred acquisition costs—balance, end of the year	$120.9	$84.7	$74.6

(1)
Includes $2.9 from Acquisition of IMG. (See Note 3.)

Note 8. Investment securities

Net Investment Income

        Sirius Group's net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group's fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        Net investment income for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$51.5	$58.0	$45.1
Short-term investments	1.5	0.9	2.2
Equity securities	5.1	4.1	5.9
Convertible fixed maturity investments	—	—	0.1
Other long-term investments	8.5	4.9	(0.3)
Interest on funds held under reinsurance treaties	—	(0.5)	(0.5)

Total investment income	66.6	67.4	52.5
Investment expenses	(9.8)	(11.2)	(12.6)

Net investment income	$56.8	$56.2	$39.9

Net Realized and Unrealized Investment (Losses) Gains

        Net realized and unrealized investment gains (losses) for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Gross realized gains	$24.4	$310.8	$154.3
Gross realized (losses)	(51.6)	(22.5)	(15.8)

Net realized (losses) gains on investments(1)(2)	(27.2)	288.3	138.5
Net unrealized (losses) gains on investments(3)(4)	(10.5)	(238.2)	102.5

Net realized and unrealized investment (losses) gains on investments	$(37.7)	$50.1	$241.0

(1)
Includes $(19.1), $50.0, and $70.6 of realized (losses) gains due to foreign currency during 2017, 2016, and 2015, respectively.

(2)
Includes net realized gains of $222.5 related to Symetra in 2016. (See Note 20.)

(3)
Includes $(51.7), $(7.7), and $(15.4) of unrealized (losses) due to foreign currency during 2017, 2016, and 2015, respectively.

(4)
Includes net unrealized gains of $218.5 related to Symetra in 2015. (See Note 20.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

Net realized investment (losses) gains

        Net realized investment gains for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(19.1)	$57.4	$75.1
Equity securities	0.1	231.9	60.9
Other long-term investments	(8.2)	(1.0)	2.5

Net realized investment (losses) gains	$(27.2)	$288.3	$138.5

Net unrealized investment (losses) gains

        The following table summarizes the net unrealized investment (losses) gains and changes in fair value for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(41.3)	$(25.0)	$(46.1)
Equity securities	25.2	(214.5)	162.9
Other long-term investments	5.6	1.3	(14.3)

Net unrealized investment (losses) gains	$(10.5)	$(238.2)	$102.5

        The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
Fixed maturity investments	$(0.2)	$(0.1)	$—
Equity securities	0.1	—	6.6
Other long-term investments	(0.6)	1.2	(0.4)

Total unrealized investment (losses) gains—Level 3 investments	$(0.7)	$1.1	$6.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The components of Sirius Group's net realized and unrealized investment gains (losses), after-tax, as recorded on the Consolidated Statements of (Loss) Income and the Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2017, 2016, and 2015 were as follows:

	2017	2016	2015
	(Millions)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, pre-tax	$—	$—	$(35.4)
Income tax benefit (expense)	—	—	2.9

Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, after-tax	—	—	(32.5)
Change in net unrealized foreign currency gains (losses) on investments through accumulated other comprehensive income, after-tax	83.9	(83.1)	(110.7)

Total investments gains (losses) through accumulated other comprehensive income, after tax	83.9	(83.1)	(143.2)
Net realized and unrealized investment gains (losses), after-tax	(24.8)	37.4	191.9

Total investment gains (losses) recorded during the period, after-tax	$59.1	$(45.7)	$48.7

Investment Holdings

Fixed maturity investments

        The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group's fixed maturity investments as of December 31, 2017 and 2016, were as follows:

	2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$1,017.0	$3.1	$(4.8)	$(0.8)	$1,014.5
Asset-backed securities	478.1	0.4	(0.6)	(2.5)	475.4
Residential mortgage-backed securities	259.3	0.1	(5.3)	(2.0)	252.1
Commercial mortgage-backed securities	235.2	0.8	(3.9)	0.3	232.4
Non-U.S. government and government agency	106.8	0.1	(0.9)	1.2	107.2
U.S. government and government agency	85.8	—	(0.8)	(0.2)	84.8
Preferred stocks	9.3	0.3	—	0.2	9.8
U.S. States, municipalities and political subdivision	3.8	—	—	—	3.8

Total fixed maturity investments	$2,195.3	$4.8	$(16.3)	$(3.8)	$2,180.0

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

	2016
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Corporate debt securities	$1,462.1	$8.7	$(12.9)	$20.1	$1,478.0
Asset-backed securities	462.6	0.8	(0.7)	5.1	467.8
Residential mortgage-backed securities	471.6	0.3	(9.5)	7.1	469.5
Commercial mortgage-backed securities	230.2	0.5	(3.7)	1.6	228.6
Non-U.S. government and government agency	148.7	0.3	(1.7)	(0.8)	146.5
U.S. government and government agency	84.8	—	(0.6)	5.2	89.4
Preferred stocks	10.2	0.3	—	0.3	10.8
U.S. States, municipalities and political subdivision	1.0	—	—	—	1.0

Total fixed maturity investments	$2,871.2	$10.9	$(29.1)	$38.6	$2,891.6

        The weighted average duration of Sirius Group's fixed income portfolio as of December 31, 2017 was approximately 2.0 years, including short-term investments, and approximately 2.4 years excluding short-term investments.

        The cost or amortized cost and fair value of Sirius Group's fixed maturity investments as of December 31, 2017 and 2016 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	2017		2016
	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
	(Millions)
Due in one year or less	$106.3	$106.5	$116.3	$122.5
Due after one year through five years	1,009.0	1,006.4	1,155.0	1,171.2
Due after five years through ten years	71.2	70.8	398.4	394.8
Due after ten years	26.9	26.6	26.9	26.4
Mortgage-backed and asset-backed securities	972.6	959.9	1,164.4	1,165.9
Preferred stocks	9.3	9.8	10.2	10.8

Total	$2,195.3	$2,180.0	$2,871.2	$2,891.6

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
AAA	$689.4	$636.5
AA	635.2	964.9
A	416.4	543.3
BBB	333.8	640.5
Other	105.2	106.4

Total fixed maturity investments(1)	$2,180.0	$2,891.6

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor's and 2) Moody's Investor Service.

        At December 31, 2017, the above totals included $93.0 million of sub-prime securities. Of this total, $53.0 million was rated AAA, $25.7 million rated AA, $1.3 million rated A, $8.4 million rated BBB and $4.6 million classified as Other. At December 31, 2016, the above totals included $95.0 million of sub-prime securities. Of this total, $42.4 million was rated AAA, $47.4 million rated AA and $5.2 million rated A.

Mortgage-backed, Asset-backed Securities

        Sirius Group purchases commercial mortgage-backed securities ("CMBS") and residential mortgage-backed securities ("RMBS") and asset-backed securities with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group considers sub-prime securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks). Given the tranched nature of mortgage-backed and asset-backed securities, Sirius Group relies primarily on rating agency credit ratings (i.e., S&P and Moody's) to evaluate credit worthiness of these securities and to a lesser extent on credit scores such as FICO.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes the total mortgage and asset-backed securities held at fair value in Sirius Group's investment portfolio as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Mortgage-backed securities:
Agency:
Government National Mortgage Association	$0.1	$77.3
Federal National Mortgage Association	96.6	287.2
Federal Home Loan Mortgage Corporation	142.6	88.2

Total Agency(1)	239.3	452.7
Non-agency:
Residential	12.8	16.8
Commercial	232.4	228.6

Total Non-agency	245.2	245.4

Total Mortgage-backed Securities	484.5	698.1
Asset-backed Securities:
Credit Card Receivables	53.0	99.1
Vehicle Receivables	314.6	260.6
Other	107.8	108.1

Total Asset-Backed Securities	475.4	467.8

Total Mortgage and Asset-backed Securities(2)	$959.9	$1,165.9

(1)
Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

(2)
At December 31, 2017, all mortgage-backed and asset-backed securities held by Sirius Group were classified as Level 2 investments. At December 31, 2016, $1,147.5 and $18.4 of mortgage-backed securities and asset backed securities held by Sirius Group were classified as Level 2 investments and Level 3 investments, respectively. (See Note 9).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

Equity securities and Other long-term investments

        The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and fair values of Sirius Group's equity securities and other long-term investments as of December 31, 2017 and 2016, were as follows:

	2017
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$275.1	$29.3	$(5.1)	$(0.1)	$299.2
Other long-term investments	$255.5	$14.2	$(4.1)	$3.9	$269.5

	2016
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
	(Millions)
Equity securities	$125.7	$0.1	$(2.7)	$(0.1)	$123.0
Other long-term investments	$115.8	$4.2	$(2.1)	$6.9	$124.8

        Other long-term investments at fair value consist of the following as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Hedge funds and private equity funds	$205.3	$85.4
Limited liability companies and private equity securities	64.2	39.4

Total other long-term investments	$269.5	$124.8

Hedge Funds and Private Equity Funds

        Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of December 31, 2017, Sirius Group held investments in 7 hedge funds and 28 private equity funds. The largest investment in a single fund was $31.4 million as of December 31, 2017 and $24.2 million as of December 31, 2016.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of December 31, 2017 and 2016:

	2017		2016
	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
	(Millions)
Hedge funds:
Long/short multi-sector	$31.5	$—	$—	$—
Distressed mortgage credit	25.5	—	—	—
Other	3.2	—	3.7	—

Total hedge funds	60.2	—	3.7	—
Private equity funds:
Energy infrastructure & services	73.5	56.4	50.7	60.0
Multi-sector	9.5	1.0	8.9	1.5
Healthcare	23.4	28.6	19.4	24.4
Life settlement	21.5	—	—	—
Manufacturing/Industrial	15.9	5.1	0.4	19.6
Private equity secondaries	1.1	1.0	1.8	1.1
Real estate	0.2	—	0.3	—
Venture capital	—	—	0.2	—

Total private equity funds	145.1	92.1	81.7	106.6

Total hedge and private equity funds included in other long-term investments	$205.3	$92.1	$85.4	$106.6

        Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

        The following summarizes the December 31, 2017 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Redemption Frequency	30 - 59 days notice	60 - 89 days notice	90 - 119 days notice	120+ days notice	Total
	(Millions)
Monthly	$—	$31.5	$—	$—	$31.5
Quarterly	1.0	—	—	—	1.0
Semi-annual	—	1.0	—	—	1.0
Annual	—	—	26.6	0.1	26.7

Total	$1.0	$32.5	$26.6	$0.1	$60.2

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 8. Investment securities (Continued)

        Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund's underlying investments are liquidated. As of December 31, 2017, no distributions were outstanding from these investments.

        Investments in private equity funds are generally subject to a "lock-up" period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund's underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

        As of December 31, 2017, investments in private equity funds were subject to lock-up periods as follows:

	1 - 3 years	3 - 5 years	5 - 10 years	Total
	(Millions)
Private Equity Funds—expected lock up period remaining	$7.1	$6.1	$131.9	$145.1

Investments Held on Deposit or as Collateral

        As of December 31, 2017 and 2016, investments of $548.2 million and $406.0 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group's consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $548.4 million and $413.0 million as of December 31, 2017 and 2016, respectively.

        As of December 31, 2017, Sirius Group held $0.3 million of collateral in the form short-term investments associated with Interest Rate Cap agreements. (See Note 13.)

Unsettled investment purchases and sales

        As of December 31, 2017 and 2016, Sirius Group reported $0.3 million and $7.6 million, respectively, in Accounts payable on unsettled investment purchases.

        As of December 31, 2017, Sirius Group reported $0.3 million in Accounts receivable on unsettled investment sales. No amount was reported for December 31, 2016.

Note 9. Fair value measurements

Fair value measurements

        Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2"), and unobservable inputs, including

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").

        The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.

        Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead the Company to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.

Valuation techniques

        Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

        The valuation process above is generally applicable to all of Sirius Group's fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group's fixed maturity investments for Level 2 securities that use observable inputs are as follows:

U.S. government and government agency

        U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.

Non-U.S. government and government agency

        Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services who employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.

Corporate debt securities

        Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities

        The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes,

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.

U.S. states, municipalities, and political subdivisions

        The U.S. states, municipalities, and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques for U.S. government and government agency securities described above.

Preferred stocks

        The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.

Level 3 Investments

        Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group's assumptions, that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.

        Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund's pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.

        The fair values of Sirius Group's investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price and their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.

Investments measured using Net Asset Value

        The fair value of Sirius Group's investments in hedge funds and private equity funds has been determined using net asset value. The hedge fund's administrator provides quarterly updates of fair value in the form of Sirius Group's proportional interest in the underlying fund's net asset value (collectively "NAV"), which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of the Company's reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair Value Measurements by Level

        The following tables summarize Sirius Group's financial assets and liabilities measured at fair value as of December 31, 2017 and 2016 by level:

	2017
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$84.8	$83.2	$1.6	$—
Corporate debt securities	1,014.5	—	1,014.5	—
Asset-backed securities	475.4	—	475.4	—
Residential mortgage-backed securities	252.1	—	252.1	—
Commercial mortgage-backed securities	232.4	—	232.4	—
Non-U.S. government and government agency	107.2	94.8	12.4	—
Preferred stocks	9.8	—	1.8	8.0
U.S. States, municipalities, and political subdivision	3.8	—	3.8	—

Total fixed maturity investments	2,180.0	178.0	1,994.0	8.0
Short-term investments	625.0	566.2	58.8	—
Equity securities	299.2	298.6	0.6	—
Other long-term investments(1)	64.2	—	—	64.2

Total investments	$3,168.4	$1,042.8	$2,053.4	$72.2
Derivative instruments	4.5	—	—	4.5

Total assets measured at fair value	$3,172.9	$1,042.8	$2,053.4	$76.7

Liabilities measured at fair value
Contingent consideration liabilities	$42.8	$—	$—	$42.8
Derivative instruments	10.6	—	—	10.6

Total liabilities measured at fair value	$53.4	$—	$—	$53.4

(1)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

	2016
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(Millions)
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$89.4	$86.2	$3.2	$—
Corporate debt securities	1,478.0	—	1,478.0	—
Asset-backed securities	467.8	—	455.8	12.0
Residential mortgage-backed securities	469.5	—	463.1	6.4
Commercial mortgage-backed securities	228.6	—	228.6	—
Non-U.S. government and government agency	146.5	18.1	128.4	—
Preferred stocks	10.8	—	1.8	9.0
U.S. States, municipalities, and political subdivision	1.0	—	1.0	—

Total fixed maturity investments	2,891.6	104.3	2,759.9	27.4
Short-term investments	538.0	498.7	39.3	—
Equity securities	123.0	123.0	—	—
Other long-term investments(1)	29.1	—	—	29.1

Total investments	$3,581.7	$726.0	$2,799.2	$56.5
Derivative instruments	12.7	—	—	12.7

Total assets measured at fair value	$3,594.4	$726.0	$2,799.2	$69.2

Liabilities measured at fair value
Contingent consideration liabilities	$—	$—	$—	$—
Derivative instruments	—	—	—	—

Total liabilities measured at fair value	$—	$—	$—	$—

(1)
Excludes fair value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Rollforward of Level 3 Fair Value Measurements

        The following tables present changes in Level 3 for financial instruments measured at fair value for the years ended December 31, 2017 and 2016:

	2017
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at January 1, 2017	$27.7	$29.1	$12.7	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	(122.2)
Total realized and unrealized gains	(4.9)	(0.5)	(14.6)	48.8
Foreign currency losses through Other Comprehensive Income	(0.1)	1.0	—	—
Purchases	4.7	36.0	—	—
Sales/Settlements	(1.0)	(1.4)	(4.2)	30.6
Transfers out(2)	(18.4)	—	—	—

Balance at December 31, 2017	$8.0	$64.2	$(6.1)	$(42.8)

(1)
Excludes fair value of $205.3 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

(2)
Transfer from Level 3 to Level 2.

	2016
	Fixed Maturities	Other long-term investments(1)	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
	(Millions)
Balance at January 1, 2016	$3.0	$19.7	$(0.1)	$—
Fair value of contingent consideration liabilities at date of purchase (See Note 3)	—	—	—	—
Total realized and unrealized gains	(0.1)	1.1	10.7	—
Foreign currency losses through Other Comprehensive Income	—	(0.2)	—	—
Purchases	26.7	9.1	—	—
Sales/Settlements	—	(0.6)	2.1	—
Transfers out(2)	(2.2)	—	—	—

Balance at December 31, 2016	$27.4	$29.1	$12.7	$—

(1)
Excludes fair value of $95.7 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

(2)
Transfer from Level 3 to Level 2.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Fair Value Measurements—transfers between levels

        During 2017, two fixed maturity securities classified as Level 3 measurements in the prior period were recategorized as a Level 2 measurement because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available as of December 31, 2017. These measurements comprise "Transfers out" of Level 3 and "Transfers in" to Level 2 of $18.4 million for the period ended December 31, 2017.

        During 2016, one fixed maturity security classified as Level 3 measurements in the prior period was recategorized as a Level 2 measurement because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available as of December 31, 2016. These measurements comprise "Transfers out" of Level 3 and "Transfers in" to Level 2 of $2.2 million for the period ended December 31, 2016.

Significant Unobservable Inputs

        The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of December 31, 2017 and December 31, 2016, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.

	2017
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Share price of recent transaction	$25.0	Purchase share price	$31.25
Private equity securities(1)	Multiple of GAAP book value	$17.2	Book value multiple	1.0X
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	External pricing model	$4.2	Broker quote	$4.2
Private debt instrument(1)	Internal valuation model	$2.5	Purchase price less pay down	$2.5
Preferred stock(1)	Share price of recent transaction	$2.0	Average share price	$11.79
Private debt instrument(1)	Purchase price of recent transaction	$1.5	Purchase price	$1.5
Interest rate cap(2)	External pricing model	$0.3	Broker quote	$0.3
Currency swaps(2)	External pricing model	$(10.6)	Broker quote	$(10.6)
Contingent consideration	External valuation model	$(42.8)	Discounted future payments	$(42.8)

(1)
As of December 31, 2017 each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

	2016
Description	Valuation Technique(s)	Fair Value	Unobservable Input
	(Millions)
Private equity securities(1)	Multiple of GAAP book value	$16.1	Book value multiple	1.0X
Asset-backed securities(1)	Broker pricing	$12.0	Purchase price	$12.0
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Residential mortgage-backed securities(1)	Broker pricing	$6.4	Purchase price	$6.4
Preferred stock(1)	Purchase price of recent transaction	$6.0	Average share price	$0.6
Weather derivatives(2)	External pricing model	$5.8	Broker quote	$5.8
Currency swaps(2)	External pricing model	$5.2	Broker quote	$5.2
Private debt instrument(1)	Purchase price of recent transaction	$3.3	Purchase price less pay down	$3.3
Preferred stock(1)	Average fair value	$3.0	Average share price	$86.3
Interest rate cap(2)	External pricing model	$1.7	Broker quote	$1.7
Common stock warrant(1)	Average fair value	$0.5	Discount rate range	14 - 17%

(1)
As of December 31, 2016 each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

Financial instruments disclosed, but not carried at fair value

        Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at December 31, 2017 and 2016, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at December 31, 2017 and 2016:

	2017		2016
	Fair Value(1)	Carrying Value	Fair Value(1)	Carrying Value
	(Millions)
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$341.4	$330.7	$—	$—
2016 SIG Senior Notes	$392.3	$392.5	$382.4	$392.5
Old Lyme Note	$—	$—	$3.7	$3.7
Series A redeemable preference shares	$90.0	$106.1	$—	$—
SIG Preference Shares	$—	$—	$252.8	$250.0

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Fair Value Measurements on a Non-Recurring Basis

        Sirius Group measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These include goodwill, indefinite-lived intangible assets, and long-lived assets.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 9. Fair value measurements (Continued)

Sirius Group uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:

        Goodwill and Indefinite-Lived Intangible Assets:    The preliminary fair value of the goodwill and indefinite-lived intangible asset acquired as part of the acquisitions of both IMG and Armada (see Note 3) was determined using the income valuation and market valuation methodologies. The income approach determines value for an asset based on the present value of cash flows projected to be generated over the remaining economic life of the asset being measured. The net cash flows are discounted to present value using a discount rate that reflects the relative risk of achieving the cash flow and the time value of money. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or group of assets.

        Determining the fair value goodwill and indefinite-lived intangible assets acquired requires the exercise of significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The cash flows employed in the valuation are based on Sirius Group's best estimates of future sales, earnings, and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans, and recent operating performance. Use of different estimates and judgments could yield different results.

        Sirius Group tests goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. When Sirius Group determines goodwill and indefinite-lived intangible assets may be impaired, Sirius Group uses techniques, including discounted expected future cash flows, to measure fair value. Sirius Group used Level 3 inputs to measure and record a $5.0 million impairment of Trade Names indefinite-lived intangible asset during 2017 that was recorded in Impairment of Intangible Assets in the Consolidated Statements of (Loss) Income. (See Note 10).

        Long-Lived Assets:    Sirius Group tests its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable.

Note 10. Goodwill and intangible assets

        Goodwill represents the excess of the amount paid to acquire subsidiaries over the fair value of identifiable net assets at the date of acquisition. Intangible assets consist primarily of distribution relationships, trade names, customer relationships, technology, and insurance licenses. Finite-life intangible assets are measured at their acquisition date fair values, are amortized over their economic lives, and presented net of accumulated amortization on the balance sheet.

        Goodwill is not amortized, but rather is evaluated for impairment on an annual basis, or whenever indications of potential impairment exist. In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year. Sirius Group uses widely accepted valuation techniques to determine the fair value of its reporting units used in its annual goodwill impairment analysis. Sirius Group's valuation is primarily based on qualitative and quantitative assessments regarding the fair value of the reporting unit relative to its carrying value. Sirius Group

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

models the fair value of the reporting unit based on projected earnings and cash flows of the reporting unit.

        Intangible assets with indefinite lives are evaluated for impairment at least annually and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

        The following table shows the change in goodwill, intangible assets with an indefinite life, and intangible assets with a finite life during the years ended December 31, 2017 and 2016:

	Goodwill	Intangible assets with an indefinite life	Intangible assets with a finite life	Total
	(Millions)
Net balance at December 31, 2015(1)	$—	$10.2	$—	$10.2
Additions	—	—	—	—
Sales(2)	—	(5.2)	—	(5.2)
Foreign currency translation	—	—	—	—
Impairments	—	—	—	—
Amortization	—	—	—	—

Net balance at December 31, 2016(1)	—	5.0	—	5.0
Additions(3)	400.7	27.0	199.5	627.2
Sales	—	—	—	—
Foreign currency translation(3)	0.3	—	—	0.3
Impairments(3)	—	(5.0)	—	(5.0)
Amortization(3)	—	—	(10.2)	(10.2)

Net balance at December 31, 2017	$401.0	$27.0	$189.3	$617.3

(1)
Net balance at December 31, 2016 and 2015 for Intangible assets with an indefinite life relate to insurance licenses allocated to the Runoff & Other segment.

(2)
Intangible assets related to insurance licenses sold with Ashmere during 2016. (See Note 3.)

(3)
Additions, foreign currency translation, impairments, and amortization in 2017 relate Armada and IMG and are allocated to the Global A&H segment.

        For the year ended December 31, 2017, Sirius Group recognized an impairment of Intangible assets with an indefinite life that relate to a trade name intangible asset acquired as part of the acquisition of IMG. The impairment resulted from lower than anticipated growth when comparing the forecasted results at the time of acquisition against a reforecast of results at year end. A quantitative impairment review of the IMG trade name intangible asset was performed by applying the royalty replacement method to determine the asset's fair value as of December 31, 2017. Under the royalty replacement method, the fair value of IMG's trade names intangible asset was determined based on a market participant's view of the royalty that would be paid to license the right to use the trade name. This quantitative analysis incorporated several assumptions including forecasted future revenues and cash flows, estimated royalty rate, based on similar licensing transactions and market royalty rates, and discount rate, which incorporates assumptions such as weighted-average cost of capital and risk

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

premium. As a result of this impairment test, the carrying value of IMG's trade names intangible asset exceeded its estimated fair value and an impairment of $5.0 million was recorded as Impairment of intangible assets on the Consolidated Statements of (Loss) Income for the year ended December 31, 2017. For the years ended December 31, 2016 and 2015, Sirius Group did not recognize any impairments on Intangible assets with an indefinite life.

        The following tables presents components of goodwill and intangible assets at December 31, 2017 and 2016:

	2017
	Gross Balance	Accumulated Amortization	Impairments	Foreign Currency Translation	Net Balance
	(Millions)
Customer relationships—finite life(1)	$17.0	$(0.8)	$—	$—	$16.2
Distribution relationships—finite life(1)	151.0	(6.2)	—	—	144.8
Goodwill—infinite life(1)	400.7	—	—	0.3	401.0
Insurance licenses—infinite life(2)	5.0	—	—	—	5.0
Technology—finite life(1)	15.5	(1.6)	—	—	13.9
Trade names—finite life(1)	16.0	(1.6)	—	—	14.4
Trade names—infinite life(1)	27.0	—	(5.0)	—	22.0

Net balance at December 31, 2017	$632.2	$(10.2)	$(5.0)	$0.3	$617.3

(1)
Allocated to the Global A&H segment.

(2)
Allocated to the Runoff & Other segment.

2016
	Gross Balance	Accumulated Amortization	Impairments	Foreign Currency Translation	Net Balance
(Millions)
Customer relationships—finite life	$—	$—	$—	$—	$—
Distribution relationships—finite life	—	—	—	—	—
Goodwill—infinite life	—	—	—	—	—
Insurance licenses—infinite life(1)	5.0	—	—	—	5.0
Technology—finite life	—	—	—	—	—
Trade names—finite life	—	—	—	—	—
Trade names—infinite life	—	—	—	—	—

Net balance at December 31, 2016	$5.0	$—	$—	$—	$5.0

(1)
Allocated to the Runoff & Other segment.

        The amortization of intangibles assets for the year ended December 31, 2017 was $10.2 million. There was no amortization of intangible assets during the years ended December 31, 2016 or 2015.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 10. Goodwill and intangible assets (Continued)

        The estimated remaining amortization expense for Sirius Group's intangible assets with finite lives is as follows:

(Millions)
2018	$15.8
2019	15.8
2020	15.8
2021	15.8
2022	14.6
2023 and thereafter	111.5

Total remaining amortization expense	$189.3

        The estimated remaining useful lives of these intangible assets range from 5.0 to 22.5 years.

Note 11. Debt and standby letters of credit facilities

        Sirius Group's debt outstanding as of December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	Effective Rate(1)	December 31, 2016	Effective Rate(1)
	(Millions)
2017 SEK Subordinated Notes, at face value	$335.2	3.5%	$—
Unamortized issuance costs	(4.5)		—

2017 SEK Subordinated Notes, carrying value	330.7		—

2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.9)		(3.1)
Unamortized issuance costs	(4.6)		(4.4)

2016 SIG Senior Notes, carrying value	392.5		392.5

Old Lyme Note	—		3.7	3.6%

Total debt	$723.2		$396.2

(1)
Effective rate considers the effect of the debt issuance costs.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

        A schedule of contractual repayments of Sirius Group's debt as of December 31, 2017 follows:

December 31, 2017
(Millions)
Due in one year or less	$—
Due in one to three years	—
Due in three to five years	—
Due after five years	735.2

Total	$735.2

2017 SEK Subordinated Notes

        On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in Swedish kronor ("SEK") in the amount of SEK 2,750.0 million (or $346.1 million on date of issuance) at a 100% issue price ("2017 SEK Subordinated Notes"). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate ("STIBOR") for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.

        Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group's option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group's option. "Specified Event" means (a) an "Additional Amounts Event" in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a "Tax Event" in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such tax event), (c) a "Rating Methodology Event" in connection with a change in, or clarification to, the rating methodology of Standard & Poor's or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a "Regulatory Event" in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.

        Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes.

        A portion of the proceeds were used to fully redeem the outstanding $250.0 million Sirius International Group, Ltd. Preference Shares ("SIG Preference Shares"). (See Note 15).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

        Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yield an effective rate of approximately 3.5% per annum. Sirius Group recorded $3.3 million of interest expense, inclusive of amortization of issuance costs, on the 2017 SEK Subordinated Notes for the year ended December 31, 2017.

2016 SIG Senior Notes

        On November 1, 2016, Sirius Group issued $400.0 million face value of senior unsecured notes ("2016 SIG Senior Notes") at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1 and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.

        Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

        Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $19.1 and $3.2 million of interest expense, inclusive of amortization of issuance costs, on the 2016 SIG Senior Notes for the years ended December 31, 2017 and 2016, respectively.

2007 SIG Senior Notes

        During 2016, using the funds received from the issuance of the 2016 SIG Senior Notes, Sirius Group retired the $400.0 million face value of senior unsecured notes that were issued in 2007 ("2007 SIG Senior Notes"). The retirement of the 2007 SIG Senior Notes resulted in a $5.7 million loss recorded in interest expense, which includes the write-off of the remaining $0.1 million in unamortized deferred costs and original issue discount at the time of retirement.

        In anticipation of the issuance of the 2007 SIG Senior Notes, Sirius Group entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the 2007 SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss was reclassified from accumulated other comprehensive income over the life of the 2007 SIG Senior Notes using the interest method and was included in interest expense until it was retired in 2016. When the 2007 SIG Senior Notes were retired, the $0.1 million loss remaining in accumulated other comprehensive income was reclassified to interest expense.

        Prior to retirement, taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the 2007 SIG Senior Notes yielded an effective rate of approximately 6.5% per annum. Sirius Group recorded $31.2 million and $26.3 million of interest expense, inclusive of loss on repurchase, amortization of issuance costs and the interest rate lock agreement, on the 2007 SIG Senior Notes for each of the years ended December 31, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 11. Debt and standby letters of credit facilities (Continued)

Old Lyme Note

        On April 25, 2017, Sirius Group made a payment of $3.8 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. As part of the acquisition in 2011, Sirius Group entered into a five-year $2.1 million note that was subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development. From inception, Sirius Group had favorable loss reserve development of $3.4 million on the Old Lyme loss reserve position that resulted in an increase of $1.7 million on the Old Lyme Note.

Standby Letter of Credit Facilities

        On November 8, 2017, Sirius International entered into four standby letter of credit facility agreements totaling $215 million to provide capital support for Syndicate 1945. The first letter of credit is a renewal of a $125 million facility with Nordea Bank Finland plc, $100 million of which is issued on an unsecured basis. The second letter of credit is a $25 million secured facility with Lloyds Bank plc. Lloyds Bank plc had previously participated on this program but at a different capacity. The third letter of credit agreement is a $30 million unsecured facility with Barclays Bank plc. The fourth letter of credit agreement is a $35 million facility with DNB Bank ASA London Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that the Company considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.

        Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of December 31, 2017 and 2016, respectively, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 2.1 billion and SEK 1.8 billion, or $261.2 million and $203.0 million (based on the December 31, 2017 and December 31, 2016 SEK to USD exchange rates). As of December 31, 2017 and 2016, respectively, Sirius America's trust arrangements were collateralized by pledged assets and assets in trust of $55.8 million and $18.8 million. As of December 31, 2017, Sirius Bermuda Insurance Company's ("Sirius Bermuda") trust arrangements were collateralized by pledged assets and assets in trust of $123.3 million. At December 31, 2016, Sirius Bermuda did not have any trust arrangements that were collateralized by pledged assets and assets in trust.

Debt and Standby Letter of Credit Facility Covenants

        As of December 31, 2017, Sirius Group was in compliance with all of the covenants under the 2016 SIG Senior Notes, 2017 SEK Subordinated Notes, the Nordea facility, the Lloyd's Bank facility, Barclays Bank facility, and the DNB Bank ASA London Branch facility.

Interest

        Total interest expense incurred by Sirius Group for its indebtedness was $22.4 million, $34.6 million, and $26.6 million in 2017, 2016, and 2015. Total interest paid by Sirius Group for its indebtedness was $22.0 million, $31.6 million, and $25.5 million in 2017, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes

        The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which the Company's subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, Malaysia, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom, and the United States.

        Sirius Group's net (loss) income before income taxes for the years ended December 31, 2017, 2016, and 2015 was generated in the following domestic and foreign jurisdictions:

	2017	2016	2015
	(Millions)
Domestic:
Bermuda	$(95.0)	$(4.9)	$1.2
Foreign:
U.S.	(22.4)	(25.3)	68.9
U.K.	(27.0)	(7.0)	(3.5)
Sweden	(26.1)	(29.5)	15.6
Luxembourg	43.4	105.3	250.9
Netherlands	18.2	(0.1)	(0.1)
Other	(1.0)	(0.6)	0.2

Total (loss) income before income taxes	$(109.9)	$37.9	$333.2

        The total income tax benefit (expense) for the years ended December 31, 2017, 2016, and 2015 consisted of the following:

	2017	2016	2015
	(Millions)
Current tax (expense):
U.S. Federal	$(0.9)	$2.1	$(0.1)
State	(2.0)	(1.7)	(1.5)
Non-U.S.	(3.6)	(11.4)	(9.6)

Total current tax (expense)	(6.5)	(11.0)	(11.2)
Deferred tax (expense) benefit:
U.S. Federal	(10.7)	16.0	(21.4)
State	—	—	—
Non-U.S.	(9.2)	2.3	(14.5)

Total deferred tax (expense) benefit	(19.9)	18.3	(35.9)

Total income tax (expense) benefit	$(26.4)	$7.3	$(47.1)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Effective Rate Reconciliation

        A reconciliation of taxes calculated using the 22% Swedish statutory rate (the rate at which the majority of Sirius Group's worldwide operations are taxed) to the income tax (expense) benefit on pre-tax income follows:

	2017	2016	2015
	(Millions)
Tax benefit (expense) at the statutory rate	$24.2	$(8.3)	$(73.3)
Differences in taxes resulting from:
Tax rate change enacted in the United States	(29.7)	—	—
Non-Sweden Earnings	(19.1)	(8.0)	17.1
Foreign tax credits	2.2	6.9	6.5
Change in valuation allowance including benefit from intercompany debt restructuring	1.4	55.0	11.3
Tax reserve adjustments	(0.7)	(6.0)	(5.7)
Withholding taxes	(0.8)	(1.4)	(1.9)
Tax rate change enacted in Luxembourg	0.4	(30.6)	—
Other, net	(4.3)	(0.3)	(1.1)

Total income tax (expense) benefit on pre-tax earnings	$(26.4)	$7.3	$(47.1)

        The non-Sweden component of Pre-tax (loss) income was $(83.8) million, $67.3 million, and $317.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        On December 22, 2017, the Tax Cuts and Jobs Act (the "TCJA") was enacted into law. Substantially all of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017. The TCJA includes significant changes to the Internal Revenue Code of 1986, including amendments which significantly change the taxation of individuals and business entities. Among numerous other changes, the corporate federal income tax rate was reduced from 35% to 21%, effective January 1, 2018. The tax effects of changes in tax laws must be recognized in the period in which the law is enacted, and deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Thus, the Company's deferred taxes were remeasured on December 31, 2017, based upon the 21% federal income tax rate, which resulted in a $29.7 million reduction in the net deferred tax assets. Of this amount, $12.1 million was primarily related to net operating loss carryforwards and book-tax timing differences in its U.S. subsidiaries and $17.6 million was related to net operating loss carryforwards in one of the Luxembourg subsidiaries, which is re-measured in part by reference to the U.S. tax rate. The $29.7 million reduction in net deferred tax assets was recorded through income from operations.

        Additionally, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the TCJA. SAB 118 addresses situations where accounting for certain income tax effects of the TCJA under ASC 740, Income Taxes ("ASC 740") may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from the enactment date to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the following: (1) income tax effects of those aspects of the TCJA for

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

which accounting under ASC 740 is complete, (2) provisional estimate of income tax effects of the TCJA to the extent accounting is incomplete but a reasonable estimate is determinable, and (3) if a provisional estimate cannot be determined, ASC 740, should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the TCJA. Sirius Group's provision for income taxes for the year ended December 31, 2017 is based on the application of SAB 118 taking into account existing deferred tax balances and certain provisions of the TCJA. The income tax effects of the TCJA for which accounting is complete (category (1) above) are set forth in the paragraph above. To the extent Sirius Group's accounting was incomplete and a reasonable estimate of the impact of certain provisions was determinable (category (2) above), the provisional estimates prescribed by SAB 118 were insignificant. To the extent a reasonable estimate of the impact of certain provisions was not determinable (category (3) above), Sirius Group has not recorded any adjustments and has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before enactment of the TCJA. These items include Sirius Group's tax accounting for loss reserves based on a new discounting methodology prescribed by the TCJA.

        The TCJA includes provisions for Global Intangible Low-Taxed Income ("GILTI") under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries and for Base Erosion and Anti-Abuse Tax ("BEAT") under which taxes are imposed on certain base eroding payment to affiliated foreign companies. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. Accordingly, no provision for income taxes related to BEAT or GILTI was recorded as of December 31, 2017.

        Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to the Company or Sirius Group's subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.

Tax Payments and Receipts

        Net income tax payments to national, state, and local governments totaled $16.7 million, $8.3 million, and $31.7 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Deferred Tax Inventory

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of Sirius Group's deferred tax assets and liabilities follows:

	2017	2016
	(Millions)
Deferred income tax assets related to:
Non-U.S. net operating loss carry forwards	$305.1	$270.8
U.S. federal net operating loss and capital carry forwards	34.7	40.0
Tax credit carry forwards	18.3	15.2
Loss reserve discount	8.9	22.0
Incentive compensation and benefits accruals	2.0	6.3
Net unrealized investment losses	1.8	3.4
Unearned Premiums	1.5	2.0
Allowance for doubtful accounts	1.4	2.3
Deferred interest	0.2	0.3
Additional DTA as result of intercompany debt restructuring	—	7.4
Foreign currency translations on investments and other assets	—	2.0
Other items	3.6	2.6

Total gross deferred income tax assets	377.5	374.3
Valuation allowance	(71.8)	(58.1)

Total adjusted deferred tax asset	305.7	316.2

Deferred income tax liabilities related to:
Safety Reserve (See Note 19)	286.6	259.7
Intangible assets	42.0	—
Foreign currency translations on investments and other assets	7.3	—
Purchase accounting	2.4	3.5
Deferred acquisition costs	1.2	3.4
Investment basis differences	1.1	8.7
Other items	3.2	1.5

Total deferred income tax liabilities	343.8	276.8

Net deferred tax (liability) asset	$(38.1)	$39.4

        Sirius Group's deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

        Of the $38.2 million net deferred tax liability as of December 31, 2017, $17.9 million relates to net deferred tax assets in U.S. subsidiaries, $189.8 million relates to net deferred tax assets in Luxembourg subsidiaries, $11.3 million relates to net deferred tax assets in United Kingdom subsidiaries and $257.2 million relates to net deferred tax liabilities in Sweden subsidiaries.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

        As a result of the acquisitions of IMG and Armada, a net deferred tax liability of $42.0 million related to intangible assets was recorded as of December 31, 2017. Of the $42.0 million, $33.3 million relates to a deferred tax liability for IMG and its subsidiaries' policyholder relationships, customer relationships, technology, and trade names, $9.8 million relates to a deferred tax liability related to the remeasurement at fair value of the Armada Earnout post-acquisition, and $1.1 million relates to a deferred tax asset for Armada's distribution relationships, trade name, and technology.

Net Operating Loss and Capital Loss Carryforwards

        Net operating loss and capital loss carryforwards as of December 31, 2017, the expiration dates, and the deferred tax assets thereon are as follows:

	2017
	United States	Luxembourg	Sweden	Netherlands	UK	TOTAL
	(Millions)
2018 - 2022	$0.6	$—	$—	$1.0	$—	$1.6
2022 - 2037	166.7	—	—	0.4	—	167.1
No expiration date	—	1,043.3	220.3	—	56.3	1,319.9

Total	167.3	1,043.3	220.3	1.4	56.3	1,488.6
Gross Deferred Tax Asset	35.1	271.4	22.5	0.3	10.8	340.1
Valuation Allowance	—	(71.9)	—	(0.3)	—	(72.2)

Net Deferred Tax Asset	$35.1	$199.5	$22.5	$—	$10.8	$267.9

        Sirius Group expects to utilize net operating loss carryforwards in Luxembourg of $821.8 million but does not expect to utilize the remainder as they belong to companies that are not expected to have sufficient taxable income in the future. Included in the U.S. net operating loss carryforwards are losses of $120.1 million subject to an annual limitation on utilization under Internal Revenue Code Section 382. Of these loss carryforwards, $14.0 million will expire between 2022 and 2025, $104.5 million will expire between 2030 and 2032, and $48.8 million will begin to expire in 2036. Sirius Group expects to utilize all of the U.S. net operating loss carryforwards.

        As of December 31, 2017, there are U.S. foreign tax credits carryforwards available of $13.7 million, of which an insignificant amount expires between 2018 and 2019, and the remaining, which Sirius Group expects to use, will begin to expire in 2022. As of December 31, 2017, there are alternative minimum tax credit carryforwards of $0.1 million which do not expire and are expected to become fully refundable beginning in the 2021 tax year under the TCJA.

Valuation Allowance

        Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

periods, and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group's deferred tax assets and tax expense.

        Of the $71.8 million valuation allowance as of December 31, 2017, $72.2 million relates to net operating loss carryforwards in Luxembourg and Netherlands subsidiaries and $(0.4) million relates to other deferred tax assets in Luxembourg, Swedish, and United States subsidiaries.

United States

        Sirius Re Holdings, Inc. ("SReHi") has an insignificant valuation allowance on foreign tax credits, which will expire in 2018 and 2019. SReHi has an additional $13.7 million of foreign tax credits that will expire between the years 2020 and 2027, which are expected to be fully utilized.

Uncertain Tax Positions

        Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Permanent Differences(1)	Temporary Differences(2)	Interest and Penalties(3)	Total
	(Millions)
Balance at January 1, 2015	$15.0	$6.7	$0.1	$21.8

Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	5.0	(0.1)	—	4.9
Lapse in statute of limitations	(0.2)	—	(0.1)	(0.3)
Settlements with tax authorities	—	—	—	—

Balance at December 31, 2015	$19.8	$6.6	$—	$26.4

Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	4.4	(2.5)	0.2	2.1
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	—	—	—	—

Balance at December 31, 2016	$24.2	$4.1	$0.2	$28.5

Changes in prior year tax positions	0.2	(0.1)	0.1	0.2
Tax positions taken during the current year	3.8	(2.2)	—	1.6
Lapse in statute of limitations	(0.5)	—	—	(0.5)
Settlements with tax authorities	(0.3)	—	(0.2)	(0.5)

Balance at December 31, 2017	$27.4	$1.8	$0.1	$29.3

(1)
Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

(2)
Represents the amount of unrecognized tax benefits that, if recognized, would create a temporary difference between the reported amount of an item in the Consolidated Balance Sheets and its tax basis.

(3)
Net of tax benefit.

        If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $27.4 million of such reserves as of December 31, 2017 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $1.8 million of such reserves as of December 31, 2017 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. The vast majority of Sirius Group's reserves for unrecognized tax benefits on temporary differences relate to deductions for loss reserves where the timing of the deductions is uncertain.

        Sirius Group classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2017, 2016, and 2015, Sirius Group recognized $(0.1) million, $0.2 million, and $(0.1) million in interest income (expense), respectively, net of any tax benefit. The balance of accrued interest as of December 31, 2017 and 2016 is $0.1 million and $0.2 million, respectively, net of any tax benefit.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 12. Income taxes (Continued)

Tax Examinations

        The Swedish Tax Authority ("STA") has denied deductions claimed by two of the Company's Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group is currently challenging the STA's denial in court based on the technical merits. Sirius Group's reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius Group has also taken into account the SPA by which Sirius Group was sold to CMIG International in 2016. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group's accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group's net deferred tax assets resulting from a final determination by a tax authority.

        With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2013.

Note 13. Derivatives

Interest Rate Cap

        Sirius Group entered into an interest rate swap ("Interest Rate Cap") with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate ("LIBOR") at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of December 31, 2017 and 2016. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group's liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. The following table summarizes the Interest Rate Cap collateral balances held by Sirius Group and ratings by counterparty:

	2017
	Collateral Balances Held	S & P Rating(1)
	(Millions)
Barclays Bank Plc	$0.2	A–
Nordea Bank Finland Plc	0.1	AA–

Total	$0.3

(1)
Standard & Poor's ratings as detailed above are: "AA–" (Very Strong, which is the fourth highest of twenty-three creditworthiness ratings) and "A–" (Strong, which is the seventh highest of twenty-three credit worthiness ratings).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 13. Derivatives (Continued)

Foreign Currency Swaps

        Sirius Group executes foreign currency swaps to manage foreign currency exposure. The foreign currency swaps have not been designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency swaps has been estimated using a single broker quote and accordingly, has been classified as a Level 3 measurement as of December 31, 2017 and 2016. Sirius Group does not provide or hold any collateral associated with the swaps.

Foreign Currency Forward

        During 2016, Sirius Group executed a foreign currency forward to manage currency exposure against a foreign currency investment. During 2017, the foreign currency forward expired and was not renewed. The foreign currency forward was not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains (losses). The fair value of the foreign currency forward was estimated using a single broker quote and, accordingly, was classified as a Level 3 measurement as at December 31, 2016. Sirius Group did not provide or hold any collateral associated with the forwards.

Weather Derivatives

        Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group's weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. Management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group's weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as at December 31, 2017 and 2016. Sirius Group does not provide or hold any collateral associated with the weather derivatives.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 13. Derivatives (Continued)

        The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within the Company's Consolidated Balance Sheets as at December 31, 2017 and 2016:

	2017			2016
Derivatives not designated as hedging instruments	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
			(Millions)
Interest rate cap	$250.0	$0.3	$—	$250.0	$1.7	$—
Foreign currency swaps	$45.0	$—	$10.6	$100.0	$5.2	$—
Weather derivatives	$113.3	$4.2	$—	$97.8	$5.8	$—

(1)
Asset derivatives are classified within Other assets within the Company's Consolidated Balance Sheets at December 31, 2017 and 2016.

(2)
Liability derivatives are classified within Other liabilities within the Company's Consolidated Balance Sheets at December 31, 2017 and 2016.

        The following table summarizes information on the classification and net impact on earnings, recognized in the Company's Consolidated Statements of (Loss) Income relating to derivatives during the years ended December 31, 2017, 2016 and 2015:

Derivatives not designated as hedging instruments	Classification of gains (losses) recognized in earnings	2017	2016	2015
	(Millions)
Interest rate cap	Other revenues	$(1.5)	$(0.2)	$(2.2)
Foreign currency swaps	Net foreign exchange gains (losses)	$(11.3)	$6.6	$(0.1)
Foreign currency forwards(1)	Net foreign exchange gains (losses)	$(0.3)	$—	$—
Weather derivatives	Other revenues	$(1.5)	$5.2	$1.9

(1)
There were no Foreign currency forwards at December 31, 2017 and an insignificant amount at December 31, 2016 on the Consolidated Balance Sheets.

Note 14. Employee benefit plans and compensation plans

Employee Benefit Plans

        Sirius Group operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all Sirius Group employees and provide benefits to employees in event of death, disability, or retirement.

Defined benefit plans

        Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees' pension entitlements and length of employment. In Sweden, where a defined benefit pension plan is mandated by the government, Sirius International's employees

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

participate in collective agreements funded by Sirius International. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. All employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Rückversicherungs Service GmbH Pension Plan. Paid pension premiums are invested with Skandia Liv for employees in Sweden and with Allianz for employees in Germany. Skanda Liv held 94% and 93% of total plan assets in 2017 and 2016, respectively. Allianz held 6% and 7% of total plan assets in 2017 and 2016, respectively. Skandia manages the portfolio to be able to pay a guaranteed amount and a favorable return over time with the goal of getting the highest possible return along with well-balanced risk. The average return for the period 2015 through 2017 was 8.5%. The investment directive is decided by the Skandia Liv board of directors. To achieve the goals the portfolio is diversified with the asset allocation shown below.

        The breakdown of the investment of plan assets for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
International equities	18.1%	19.5%
Swedish equities	9.8%	8.6%
Swedish nominal bonds	32.7%	32.8%
Real estate	11.3%	10.7%
Private equity	9.7%	9.7%
Other	18.4%	18.7%

        The assumptions used to determine Swedish benefit obligations for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Discount rate	2.5%	2.5%
Increase in compensation levels rate	3.2%	3.0%
Turnover rate	3.0%	3.0%

        The Swedish actuaries follow the Swedish industry DUS14 mortality rate. The discount rate used to calculate the Swedish benefit obligation was derived from the expected return of an investment in Swedish covered mortgage bonds with a duration in accordance with the duration of the pension obligation. The duration of the Swedish pension liability is approximately 19 years.

        The assumptions used to determine German benefit obligations for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Discount rate	1.7%	1.6%
Increase in compensation levels rate	2.0%	2.0%

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

        The German actuaries follow the Germany industry Richttafeln 2005 G mortality rates and standard turnover values for the years ended December 31, 2017 and 2016. The discount rate used to calculate the German benefit obligation was derived from markets yields on high quality corporate bonds with durations consistent with plan obligations.

        The following tables present a reconciliation of the beginning and ending funded status and the net amounts recognized for the defined benefit plans for the years ended December 31, 2017 and 2016:

	2017	2016
	(Millions)
Change in benefit obligation
Projected benefit obligation, beginning of year	$14.9	$15.0
Service cost	0.8	0.9
Interest cost	0.3	0.4
Actuarial (gains) losses	0.4	(0.8)
Benefit payments	(0.5)	(0.6)
Tax payments	(0.2)	(0.2)
Currency revaluation effect	1.7	0.2

Projected benefit obligation, end of year	17.4	14.9

Change in plan assets
Fair value of plan assets, beginning of year	11.6	11.6
Employer contributions	0.9	1.0
Benefit payments	(0.3)	(0.2)
Interest income	2.5	0.5
Currency revaluation effect	1.4	(1.3)

Fair value of plan assets, end of year	16.1	11.6

Funded status at end of year(1)	$(1.3)	$(3.3)

(1)
At December 31, 2017 both plans had a negative funding status. At December 31, 2016, the Swedish plan had a funding status of $0.9 and the German plan had a funding status of $(4.2).

        Under the Swedish plan, a 100 basis point discount rate decrease would increase the 2018 defined benefit obligation by $2.1 million, with all other items remaining the same. Under the German plan, a 50 basis point decrease in the discount rate would increase the benefit obligation by $0.5 million, with all other items remaining the same. Conversely, a 50 basis point increase in the discount rate would decrease the benefit obligation by $0.4 million.

        The accumulated benefit obligation for the years ended December 31, 2017 and 2016 was $17.4 million and $14.9 million, respectively.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

        The components of net periodic pension expense for the years ended December 31, 2017, 2016, and 2015 are as follows:

	2017	2016	2015
	(Millions)
Service cost	$(0.8)	$(0.9)	$1.0
Interest cost	2.2	—	(0.1)
Actuarial gain/(loss)	(0.3)	(0.9)	(1.1)

Net periodic pension expense	$1.1	$(1.8)	$(0.2)

        The employer benefit payments/settlements for the years ended December 31, 2017 and 2016 were $0.2 million and $0.3 million, respectively. As at December 31, 2017, the projected benefit payments required for the defined pension benefits plans are as follows:

December 31, 2017
(Millions)
2018	$0.4
2019	0.4
2020	0.4
2021	0.4
2022	0.5
2023 - 2027	2.8

Total benefit payments required	$4.9

Defined contributions plans

Non-U.S.

        In the United Kingdom, Sirius International contributes 12% of the employee's salary. Contributed funds are invested into an annuity of the employee's choice. In Belgium, Sirius International contributes 6.5%-8.5% of the employee's salary. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan ("Swisscanto plan"). The Swisscanto plan is a combination of a defined contribution and a defined benefit plan. For the Swisscanto plan, Sirius International incurs 60%-70% of the total premium charges and the employees incur the remaining 30-40%. As of December 31, 2017 and 2016, the projected benefit obligation of Sirius International's various benefit plans was $17.4 million and $15.0 million, and the funded status was $(1.3) million and $(3.3) million, respectively. Sirius International recognized expenses related to these various plans of $4.9 million, $7.3 million, and $7.0 million in 2017, 2016, and 2015, respectively.

        Sirius Bermuda sponsors defined contribution plans which cover substantially all of the employees of Sirius Bermuda. Under these plans, Sirius Bermuda is required to contribute 10% of each participant's salary into an individual account maintained by an independent pension administrator. Employees become vested in the Sirius Bermuda contributions after two years of service. Sirius Bermuda recognized expenses of $0.4 million in 2017. In previous years, employees of Sirius Bermuda

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

were covered by Sirius International sponsored plans and Sirius International incurred expenses of $0.5 million and $0.5 million in 2016 and 2015, respectively.

U.S.

        Sirius International Holding Company, Inc. ("SIHC") sponsors a defined contribution plan (the "SIHC 401(k) Plan") which offers participants the ability to invest their balances in several different investment options. The SIHC 401(k) Plan provides qualifying employees with matching contributions of 100% up to the first 2% and 50% of the next 4% of salary (subject to U.S. federal limits on allowable contributions in a given year). Total expense for matching contributions to the plan was $1.3 million, $0.7 million, and $0.5 million in 2017, 2016, and 2015, respectively. Additionally, all participants in the SIHC 401(k) Plan can earn a variable contribution of up to 7% of their salary, subject to the applicable IRS annual covered compensation limits ($0.3 million for 2017) and contingent upon Sirius Group's performance. Total expense for variable contributions to the SIHC 401(k) Plan was $0.3 million, $0.4 million, and $0.5 million in 2017, 2016, and 2015, respectively.

        IMG sponsors a 401(k) retirement savings plan (the "IMG 401(k) Plan"). IMG 401(k) Plan participants may elect to have a percentage of their salaries contributed to the IMG 401(k) Plan on a pre-tax basis subject to annual limits prescribed under the Internal Revenue Code. IMG makes safe harbor matching contributions to the IMG 401(k) Plan equal to 100% of participants' deferrals up to the first 1% of eligible compensation and 50% of participants' deferrals between 1% and 6% of eligible compensation. IMG may also elect to make discretionary contributions to the IMG 401(k) Plan which are allocated based on compensation. IMG made matching contributions to the IMG 401(k) Plan of $0.3 million from the date of acquisition to December 31, 2017.

        Armada maintains a qualified 401(k) plan (the "Armada 401(k) Plan"). Under provisions of the Armada 401(k) Plan, Armada may make discretionary, matching contributions. Matching contributions into the Armada 401(k) Plan totaled $0.1 million from the date of acquisition to December 31, 2017.

Long-Term Incentive Compensation Plans

        Sirius Group grants incentive awards to certain key employees. This includes awards that primarily consist of performance units. Awards earned are subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. The awards earned are typically paid in cash. For the years ended December 31, 2017, 2016, and 2015, Sirius Group expensed $3.9 million, $16.6 million, and $18.9 million, respectively, for certain incentive awards. Accrued incentive compensation for these plans was $16.0 million and $30.2 million at December 31, 2017 and 2016, respectively. During 2016, under the SPA, White Mountains paid Sirius Group for certain incentive awards that the Company paid to its employees, with $5.4 million recorded as Additional paid-in surplus.

Transaction and Retention Bonuses

        Under the SPA, bonus arrangements for certain employees of Sirius Group were granted. Certain of these bonus arrangements were paid to bonus recipients as compensation for services performed before the sale date ("transaction bonuses"). In addition, certain employees received additional bonus

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 14. Employee benefit plans and compensation plans (Continued)

payments under the bonus arrangements after the 12th month and 20th month anniversary of the sale date ("retention bonuses"). Under the SPA, White Mountains agreed to pay the Company an amount equal to the transaction bonuses plus the employer-paid portion of employment or similar taxes less tax benefits attributable to the payment. In addition, White Mountains also agreed to pay the Company for the retention bonuses under the same terms as the transaction bonuses shortly after Sirius Group paid those amounts to the employees. During 2016, Sirius Group recorded $36.9 million in general and administrative expenses in connection with the transaction bonuses. The Company was paid $25.3 million and $30.5 million in 2017 and 2016, respectively, from its former parent for the transaction and retention bonuses after employment costs and taxes, which was recorded as Additional paid-in surplus. During 2017 and 2016, Sirius Group recorded $13.3 million and $17.6 million, respectively, in general and administrative expenses in connection with the retention bonuses.

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests

Common shareholder

        The Company is a Bermuda exempted company and is an indirect wholly-owned subsidiary of CMIG International, a Singapore holding company, through CM Bermuda Ltd., a Bermuda exempted company. The Company was acquired from White Mountains.

        On April 27, 2016, the Company split its common shares by a multiple of 10,000 resulting in 120,000,000 common shares issued and outstanding and changed the par value of the common shares from $1.00 per share to $0.01 per share. On November 16, 2016, the Company approved to increase its authorized share capital from $1.2 million to $6.0 million by the creation of an additional 480,000,000 common shares with a par value of $0.01 per share. The increase was effective as of December 12, 2016. On May 22, 2017, the Company divided its authorized share capital into two classes: (i) 500,000,000 common shares, with a par value of $0.01 per share and (ii) 100,000,000 preference shares with a par value of $0.01 per share.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

Additional paid-in surplus

        During 2017 and 2016, White Mountains made contributions totaling $13.3 million and $89.6 million, respectively, to Sirius Group which was reflected as Additional paid-in surplus. The following table summarizes the contributions made to Sirius Group:

	2017	2016
	(Millions)
Reimbursement for retention bonuses(1)	$10.8	$14.5
Reimbursement for performance shares(1)	2.5	5.4
Reimbursement for transaction bonuses(1)	—	30.5
Excess of fair value received over equity method carrying value of OneBeacon(2)	—	22.1
Reimbursement for ILW parent covers(3)	—	16.5
Other	—	0.6

Total Additional paid-in surplus	$13.3	$89.6

(1)
See Note 14.

(2)
See Note 20.

(3)
See Note 6.

Dividends

        The Company did not pay any dividends during 2017. The Company paid common dividends of $27.0 million in cash and investments to its former parent on April 18, 2016. The Company did not pay any dividends to its former parent during 2015.

Mezzanine equity

        In connection with the acquisition of IMG, the Company issued mandatorily convertible stock in the form of Series A redeemable preference shares as a portion of the consideration paid. (See Note 3.) The Company issued 100,000 of the 150,000 authorized Series A redeemable preference shares to the seller of IMG. Each Series A redeemable preference share has a liquidation preference per share of $1,000. In addition to the initial issuance, the Company will issue the seller up to an additional 50,000 shares if IMG meets certain mutually agreed upon growth targets. The Series A redeemable preference shares accrue dividends at a per annum rate equal to 10%.

        The Series A redeemable preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of the Company and junior to all of the Company's existing and future policyholder obligations and debt obligations. Any class or series of shares of the Company issued in the future must rank junior to the Series A redeemable preference shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, winding-up, or dissolution of the Company for as long as they are issued and outstanding.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 15. Common shareholder's equity, mezzanine equity, and non-controlling interests (Continued)

        At December 31, 2017, the balance of the Series A redeemable preference shares with accrued dividends was $106.1 million.

Non-controlling interests

        Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At December 31, 2017 and 2016, Sirius Group's balance sheet included $0.2 million and $251.3 million, respectively, in non-controlling interests.

        The following table shows the change in non-controlling interest for the years ended December 31, 2017, 2016, and 2015:

Total
(Millions)
Non-controlling interests as of December 31, 2014	$250.0
Net income attributable to non-controlling interests	18.8
Dividends to non-controlling interests	(18.8)
Other, net	0.1

Non-controlling interests as of December 31, 2015	$250.1
Net income attributable to non-controlling interests	19.3
Dividends to non-controlling interests	(18.8)
Other, net	0.7

Non-controlling interests as of December 31, 2016	$251.3
Net income attributable to non-controlling interests	13.7
Dividends to non-controlling interests	(14.1)
Redemption of SIG Preference Shares	(250.7)

Non-controlling interests as of December 31, 2017	$0.2

SIG Preference Shares

        On October 25, 2017, the Company's indirect wholly-owned subsidiary, Sirius International Group, Ltd., redeemed all of its outstanding 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares ("SIG Preference Shares"). The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.

Alstead Re

        As of December 31, 2017 and 2016, Sirius Group recorded non-controlling interest of $0.2 million and $0.5 million, respectively, in Alstead Re Insurance Company ("Alstead Re"). (See Note 21.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 16. Earnings per share

        Basic earnings (loss) per share is computed by dividing net income (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities.

        The Series A redeemable preference shares qualify as participating securities which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series A redeemable preference shares have no obligation to absorb losses of the Company in periods of net loss.

        For the periods presented, there are no potentially dilutive securities or instruments that would have an effect on the calculation of dilutive earnings per share.

        The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions, except share and per share information)
Numerator:
Net (loss) income	$(136.3)	$51.8	$310.0
Less: Income attributable to non-controlling interests	(13.7)	(19.3)	(18.8)
Less: Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group common shareholders	$(156.1)	$32.5	$291.2

Denominator:
Weighted average shares outstanding for basic and diluted earnings per share(1)	120,000,000	120,000,000	120,000,000

Earnings (loss) per share
Basic earnings per share	$(1.30)	$0.27	$2.43

Diluted earnings per share	$(1.30)	$0.27	$2.43

(1)
On April 27, 2016, the Company split its common shares by a multiple of 10,000 resulting in 120,000,000 common shares. The stock split has been applied retroactively to 2015.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 17. Accumulated other comprehensive (loss)

        The changes in accumulated other comprehensive (loss), by component, for the years ended December 31, 2017, 2016, and 2015 are as follows:

	For the year ended December 31, 2017
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(212.2)	$—	$—	$(212.2)
Other comprehensive income (loss)	71.7	—	—	71.7

Balance, end of year	$(140.5)	$—	$—	$(140.5)

(1)
Foreign currency translation adjustment consisted of $83.9 and $(12.2) of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

	For the year ended December 31, 2016
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(144.9)	$—	$(1.2)	$(146.1)
Other comprehensive income (loss)	(67.3)	—	1.2	(66.1)

Balance, end of year	$(212.2)	$—	$—	$(212.2)

(1)
Foreign currency translation adjustment consisted of $(83.1) and $15.8 of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 17. Accumulated other comprehensive (loss) (Continued)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

	For the year ended December 31, 2015
	Foreign currency translation adjustment(1)	Equity in unrealized gains from investments in affiliates(2)	Other, net(3)	Total
	(Millions)
Balance, beginning of year	$(79.5)	$29.8	$(1.4)	$(51.1)
Other comprehensive income (loss)	(65.4)	(29.8)	0.2	(95.0)

Balance, end of year	$(144.9)	$—	$(1.2)	$(146.1)

(1)
Foreign currency translation adjustment consisted of $(110.7) and $45.3 of gains (losses) related to investments and non-investment net liabilities, respectively. (See Note 18.)

(2)
Equity in unrealized gains from investments in affiliates related to the AFS portfolio of investments held by Symetra which was accounted for under the equity method prior to November 5, 2015. (See Note 20.)

(3)
Other, net consists of accumulated other comprehensive income related to balances arising from Sirius Group's share in OneBeacon's Pension Liability (See Note 20) and from amortization of hedge related to the 2007 SIG Senior Notes.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 18. Foreign Currency

        A summary of the impact of foreign currency translation on Sirius Group's consolidated financial results for the years ended December 31, 2017, 2016, and 2015 follows:

	2017	2016	2015
	(Millions)
Net realized investment (losses) gains—foreign currency(1)	$(19.1)	$50.0	$70.6
Net unrealized investment (losses) gains—foreign currency(2)	(51.7)	(7.7)	(15.4)

Net realized and unrealized investment gains—foreign currency	(70.8)	42.3	55.2
Net foreign exchange gains (losses)—foreign currency translation (losses) gains(3)	20.7	(17.5)	(18.1)
Net foreign exchange gains (losses)—currency swaps(3)	(11.3)	6.5	(0.1)
Net foreign exchange gains (losses)—other(3)	(0.2)	—	—
Income tax expense	3.3	2.4	(0.2)

Total foreign currency remeasurement gains (losses) recognized through net income, after tax	(58.3)	33.7	36.8
Change in foreign currency translation on investments recognized through other comprehensive income, after tax	83.9	(83.1)	(110.7)
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive income, after tax	(12.2)	15.8	45.3

Total foreign currency translation (losses) gains recognized through other comprehensive income, after tax	71.7	(67.3)	(65.4)

Total foreign currency gains (losses) recognized in comprehensive (loss) income, after tax	$13.4	$(33.6)	$(28.6)

(1)
Component of Net realized investment (losses) gains on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment (losses) gains on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign exchange gains (losses) on the Consolidated Statements of (Loss) Income

Note 19. Statutory capital and surplus

        Sirius Group's insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations, and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

Non-U.S.

        The Insurance Act 1978 of Bermuda and related regulations, as amended ("Insurance Act"), regulates the insurance business of Bermuda-domiciled insurers and reinsurers. The Insurance Act imposes solvency and liquidity standards on Bermuda insurance companies, as well as auditing and reporting requirements. The Bermuda Monetary Authority ("BMA"), a Solvency II-equivalent regulatory regime, has confirmed that it will act as the primary group supervisor effective July 1, 2016 and has designated Sirius Bermuda as the designated insurer. Therefore, Sirius Group is subject to the BMA's group supervision and solvency rules. Under the Insurance Act, insurers and reinsurers are required to maintain minimum statutory capital and surplus at a level equal to the greater of a minimum solvency margin ("MSM") and the Enhanced Capital Requirement ("ECR") which is established by reference to either a Bermuda Solvency Capital Requirement ("BSCR") model or an approved internal capital model. The BSCR model is a risk-based capital model that provides a method for determining an insurer's minimum required capital taking into account the risk characteristics of different aspects of the company's business. As of December 31, 2017, the eligible capital for Sirius Group exceeded the required capital as measured by the BSCR model.

        Management has also evaluated the group and principal operating subsidiaries' ability to maintain adequate levels of statutory capital, liquidity, and rating agency capital and believes they will be able to do so. In performing this analysis, management has considered the most recent statutory capital position of each of the principal operating subsidiaries as well as the group overall, through its holding companies as a result of BMA group regulation. In addition, management has evaluated the ability of the holding companies to allocate capital and liquidity around the group as and when needed.

        Sirius Group has two Bermuda based insurance subsidiaries: Sirius Bermuda, a Class 4 insurer, and Alstead Reinsurance Ltd. ("Alstead Re"), a Class 3A insurer. Each of these Bermuda insurance subsidiaries are registered under the Insurance Act and are subject to regulation and supervision of the BMA. The BSCR for Sirius Bermuda and Alstead Re as at December 31, 2017 was $902 million and $3 million, respectively. Actual statutory capital and surplus of the Bermuda based insurance subsidiaries as at December 31, 2017 was $2.2 billion. In addition, the Bermuda based insurance subsidiaries are required to maintain a minimum liquidity ratio. As of December 31, 2017, all liquidity ratio requirements were met.

        Sirius International is subject to regulation and supervision in Sweden by the Financial Supervisory Authority ("FSA"). Sirius International's total regulatory capital as of December 31, 2017 was $1.9 billion. In accordance with FSA regulations, Sirius International holds restricted equity of $1.3 billion as a component of Swedish regulatory capital. This restricted equity cannot be paid as dividends. Under Solvency II, the FSA also acts as the European Economic Area group supervisor, with Sirius International UK Holding Ltd. ("SIUK") serving as the highest European entity subject to the FSA's group supervision. Solvency II regulation in Europe gives the FSA the option to waive European-level group supervision if certain legal requirements are met. As of December 31, 2017, the FSA has not exercised this option.

        The financial services industry in the United Kingdom is dual-regulated by the Financial Conduct Authority and the Prudential Regulation Authority (collectively, the "U.K. Regulators"). The U.K. Regulators regulate insurers, insurance intermediaries and Lloyd's. The U.K. Regulators and Lloyd's

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

have common objectives in ensuring that the Lloyd's market is appropriately regulated. Lloyd's is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd's Act of 1982 relating to the operation of the Lloyd's market. In addition, each year the U.K. Regulators require Lloyd's to satisfy an annual solvency test that measures whether Lloyd's has sufficient assets in the aggregate to meet all the outstanding liabilities of its members.

        Lloyd's permits its corporate and individual members ("Members") to underwrite insurance risks through Lloyd's syndicates. Members of Lloyd's may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate's underwriting. All syndicates are managed by Lloyd's approved managing agents. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. Lloyd's prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, solvency and various other requirements.

        Sirius Group participates in the Lloyd's market through the 100% ownership of Sirius International Corporate Member Ltd., a Lloyd's corporate member, which in turn provides underwriting capacity to Syndicate 1945. Sirius Group has its own Lloyd's managing agent, Sirius International Managing Agency, which manages Syndicate 1945. Lloyd's approved net capacity for 2018 is £101.9 million, or approximately $137.7 million (based on the December 31, 2017 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (premiums written less acquisition costs) that a syndicate is authorized by Lloyd's to write.

U.S.

        Sirius America and the insurance subsidiaries of Sirius Global Solutions are subject to regulation and supervision by the National Association of Insurance Commissioners ("NAIC") and the department of insurance in the state of domicile. The NAIC uses risk-based capital ("RBC") standards for U.S. property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. As of December 31, 2017, the available capital of Sirius Group's U.S. insurance and reinsurance operating subsidiaries exceeded their respective RBC requirements.

        Sirius America's policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016, was $521.8 million and $544.3 million. Sirius America's statutory net (loss) income for the years ended December 31, 2017, 2016, and 2015 was $(6.4) million, $82.7 million, and $74.7 million, respectively. The principal differences between Sirius America's statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts, and market value adjustments for debt securities. The minimum policyholders' surplus necessary to satisfy Sirius America's regulatory requirements was $94.1 million as of December 31, 2017, which equals the authorized control level of the NAIC risk-based capital based on Sirius America's policyholders' surplus.

        Oakwood Insurance Company ("Oakwood") policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016 was $41.4 million and $41.6 million, respectively. Oakwood's statutory net income (loss) for the years ended December 31, 2017, 2016, and 2015 was $0.5 million, $(12.0) million and $0.7 million, respectively. The minimum policyholders' surplus

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

necessary to satisfy Oakwood's regulatory requirements was $5.8 million as of December 31, 2017, which equals the authorized control level of the NAIC risk-based capital based on Oakwood's policyholders' surplus. During 2017, Mount Beacon was merged into Oakwood.

        Empire Insurance Company ("Empire") policyholders' surplus, as reported to regulatory authorities as of December 31, 2017 and 2016 was $10.5 million and $10.7 million, respectively. Empire's statutory net (loss) income for the years ended December 31, 2017, 2016, and 2015 was $(0.3) million, $0.0 million and $0.1 million, respectively. The minimum policyholders' surplus necessary to satisfy Empire's regulatory requirements was $8.8 million as of December 31, 2017, and the NAIC risk-based capital authorized control level was $1.0 million.

Dividend Capacity

        Sirius Bermuda has the ability to declare or pay dividends or make capital distributions during any 12-month period without the prior approval of Bermuda regulatory authorities on the condition that any such declaration or payment of dividends or capital distributions does not cause a breach of any of its regulatory solvency and liquidity requirements. During 2018, Sirius Bermuda has the ability to pay dividends or make capital distributions without the prior approval of regulatory authorities, subject to meeting all appropriate liquidity and solvency requirements, of $636.7 million, which is equal to 25% of its December 31, 2017 regulatory capital available for distribution. The amount of dividends available to be paid by Sirius Bermuda in any given year is also subject to cash flow and earnings generated by Sirius Bermuda's business, as well as to dividends received from its subsidiaries, including Sirius International. During 2017, Sirius Bermuda paid $120.0 million of dividends to its immediate parent.

        Sirius International has the ability to pay dividends up to Sirius Bermuda subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the FSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International's ability to pay dividends is limited to the "lower of" unrestricted equity as calculated within the group and parent accounts. As of December 31, 2017, Sirius International had $391.6 million (based on the December 31, 2017 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2018. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International's business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated SIUK group, as well as to dividends received from its subsidiaries, including Sirius America. Earnings generated by Sirius International's business that are allocated to the Safety Reserve are not available to pay dividends (see "Safety Reserve" below). During 2017, Sirius International declared $102.5 million and paid $20.0 million of dividends.

        Under normal course of business, Sirius America has the ability to pay dividends up to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based upon an agreement with its regulators during 2016, Sirius America has committed to refrain from taking steps to

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

pay any dividends for a period of two years from the date of the sale of the Company from its former parent to CMIG International. As of December 31, 2017, Sirius America had $521.8 million of statutory surplus and $121.0 million of earned surplus. During 2017, Sirius America did not pay any dividends to its immediate parent.

        During 2017, the Company did not pay any dividends to its parent. The Company paid $27.0 million in dividends to its former parent on April 18, 2016. As of December 31, 2017, Sirius Group had $68.0 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Capital Maintenance

        There is a capital maintenance agreement between Sirius International and Sirius America which obligates Sirius International to make contributions to Sirius America's surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk based capital as defined in the NAIC Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200.0 million. During 2017, Sirius International did not make any contributions to the surplus of Sirius America. In 2017, Sirius International provided Sirius America with an accident year stop loss cover, with an attachment point in excess of 83% and a limit of $27.0 million. This accident year loss reinsurance was not renewed in 2018. In addition, at November 1, 2016, Sirius America and Sirius International entered into a quota share agreement where Sirius America ceded Sirius International 75% of its reinsurance business on an accident year basis. This quota share agreement was in force through March 31, 2018. During 2017 and 2016, Sirius America ceded $115.0 million and $33.4 million, respectively, of premiums earned to Sirius International under this quota share agreement.

Safety Reserve

        Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into an untaxed reserve referred to as a Safety Reserve. As of December 31, 2017, Sirius International's Safety Reserve amounted to SEK 10.7 billion, or $1.3 billion (based on the December 31, 2017 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate of 22%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities apply no taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's Safety Reserve ($286.6 million as of December 31, 2017) is included in solvency capital. Access to the Safety Reserve is restricted to coverage of insurance and reinsurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.3 billion balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International's regulatory capital when assessing Sirius International and Sirius Group's financial strength. Subject to certain limitations under Swedish law, Sirius International is permitted to transfer certain portions of its

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 19. Statutory capital and surplus (Continued)

pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). During 2017, Sirius International did not transfer any of its 2016 pre-tax income via group contributions to its Swedish parent companies.

Note 20. Investments in unconsolidated entities

        Sirius Group's investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee's operating and financial policies ("equity method eligible unconsolidated entities"). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.

        The following table presents the components of Other long-term investments as of December 31, 2017 and 2016:

	2017	2016
	(Millions)
Equity method eligible unconsolidated entities, at fair value	$121.2	$77.1
Other unconsolidated investments, at fair value(1)	148.3	47.7

Total Other long-term investments(2)	$269.5	$124.8

(1)
Includes Other long-term investments that are not equity method eligible.

(2)
There were no investments accounted for using the equity method as of December 31, 2017 and 2016.

Equity method eligible unconsolidated entities, at fair value

        Sirius Group has elected the Fair Value Option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with rest of its investment portfolio. The following table presents Sirius Group's investments in equity

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

method eligible unconsolidated entities as of December 31, 2017 and 2016 with ownership interest greater than 20%:

	Ownership interest at December 31,
Investee	2017	2016	Instrument Held
BE Reinsurance Limited	25.0%	25.0%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	71.4%	Units
Camden Partners Strategic Fund V (Cayman), LP	36.5%	37.2%	Units
NEC Cypress Buyer LLC(1)	23.5%	N/A	Units
New Energy Capital Infrastructure Credit Fund LP	23.3%	35.2%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	56.2%	71.4%	Units
Tuckerman Capital V LP	48.3%	48.3%	Units
Tuckerman Capital V Co-Investment I LP(2)	49.5%	N/A	Units

(1)
Sirius Group did not hold an investment in NEC Cypress Buyer LLC in 2016

(2)
Sirius Group did not hold an investment in Tuckerman Capital V Co-Investment I L.P. in 2016.

        The following tables present aggregated summarized financial information for Sirius Group's investments in equity method eligible unconsolidated entities:

	December 31,
	2017	2016
	(Millions)
Balance sheet data:
Total assets	$336.7	$206.6
Total liabilities	$31.2	$16.5

	For the years ended December 31,
	2017	2016	2015
	(Millions)
Income statement data:
Revenues	$38.1	$21.6	$2.7
Expenses	$(12.2)	$(14.1)	$(5.5)

Equity method eligible affiliates, accounted for using the equity method

Symetra

        Sirius Group accounted for its investment in Symetra common shares under the equity method until November 5, 2015, when Sirius Group's former parent White Mountains, relinquished its representation on Symetra's board of directors, and it no longer had the ability to exert significant influence. On November 5, 2015, Sirius Group began accounting for its investment in Symetra at fair value. During the fourth quarter of 2015, Sirius Group recognized $218.5 million ($200.8 million

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

after-tax) of unrealized investment gains through net income, representing the difference between the carrying value of Symetra common shares under the equity method at November 5, 2015 and fair value at December 31, 2015. On February 1, 2016 Sirius sold its investment in Symetra. (See Note 3.)

        The following table presents financial information for Symetra as of September 30, 2015:

September 30, 2015
(Millions)
Symetra balance sheet data:
Total investments	$32,409.2
Separate account assets	885.9
Total assets	34,962.8
Policyholder liabilities	29,492.0
Long-term debt	697.5
Separate account liabilities	885.9
Total liabilities	31,836.7
Common shareholders' equity	3,126.1

        The following table presents financial information for Symetra for the nine months ended September 30, 2015:

Nine months ended September 30, 2015
(Millions)
Symetra income statement data:
Net premiums earned	$539.3
Net investment income	994.3
Total revenues	1,605.9
Policy benefits	1,143.7
Total expenses	1,543.6
Net income	89.6
Comprehensive net loss	(234.1)

OneBeacon

        On April 18, 2016, Sirius Group sold its investment in OneBeacon at fair value to its former parent for proceeds of $178.3 million in connection with the sale of Sirius Group to CMIG International and recorded $22.1 million of additional paid-in surplus for the excess of fair value over the equity method carrying value of OneBeacon. (See Note 3.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 20. Investments in unconsolidated entities (Continued)

        The following table summarizes amounts recorded by Sirius Group under the equity method relating to its investment in OneBeacon for the period January 1, 2016 until April 18, 2016:

Total
(Millions)
Equity method carrying value of investment in OneBeacon as of December 31, 2015	$151.9
Equity in earnings of OneBeacon	6.6
Dividends received	(3.0)
Other, net	0.7
Proceeds received for the sale of OneBeacon	(178.3)
Excess of fair value received over equity method carrying value of OneBeacon	22.1

Equity method carrying value of investment in OneBeacon as of April 18, 2016	$—

        The following table presents financial information for OneBeacon as of March 31, 2016:

March 31, 2016
(Millions)
OneBeacon balance sheet data:
Total investments	$2,562.1
Total assets	3,529.0
Unpaid loss and loss adjustment expense reserves	1,343.8
Long-term debt	272.9
Total liabilities	2,509.2
Total non-controlling interests	3.2
Common shareholders' equity	1,016.6

        The following table presents financial information for OneBeacon for the three months ended March 31, 2016 and year ended December 31, 2015:

	Three months ended March 31, 2016	For the year ended December 31, 2015
	(Millions)
OneBeacon income statement data:
Net premiums earned	$278.6	$1,176.2
Net investment income	14.4	45.9
Total revenues	310.5	1,186.4
Loss and loss adjustment expenses	158.8	700.7
Total expenses	272.3	1,161.1
Net income	46.4	36.8

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 21. Variable interest entities

        Sirius Group consolidates the results of operations and financial position of every voting interest entity ("VOE") in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

        Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re's assets and liabilities, as classified in the Consolidated Balance Sheets as at December 31, 2017 and 2016:

	2017	2016
	(Millions)
Assets:
Cash	$4.5	$1.2

Total investments	4.5	1.2
Insurance and reinsurance premiums receivable	4.1	1.0
Funds held by ceding companies	2.7	—
Ceded unearned insurance and reinsurance premiums	—	0.1
Deferred acquisition costs	1.3	0.2

Total assets	$12.6	$2.5

Liabilities
Loss and loss adjustment expense reserves	$3.5	$0.3
Unearned insurance and reinsurance premiums	4.3	0.4
Other liabilities	—	0.1

Total liabilities	$7.8	$0.8

        Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.

        Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 21. Variable interest entities (Continued)

        The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:

		Maximum Exposure to Loss
	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
	(Millions)
December 31, 2017
Other long-term investments(1)	$1,378.1	$108.2	$57.4	$165.6

Total at December 31, 2017	$1,378.1	$108.2	$57.4	$165.6

December 31, 2016
Other long-term investments(1)	$42.3	$32.5	$67.5	$100.0

Total at December 31, 2016	$42.3	$32.5	$67.5	$100.0

(1)
Comprised primarily of hedge funds and private equity funds.

Note 22. Transactions with related parties

Certus

        On May 26, 2017, as part of the acquisition of IMG, Sirius Group sold IMG—Stop Loss to Certus for $10.0 million. (See Note 3.) Certus paid Sirius Group $1.0 million in cash and obtained $9.0 million in financing from Sirius Group in the form of a secured promissory note payable. The promissory note is secured by a pledge of the shares of IMG—Stop Loss by Certus. Sirius Group has determined that Certus and IMG—Stop Loss are VIEs that Sirius Group does not have to consolidate as it does not have the power to direct the activities of either company.

        Sirius America and IMG—Stop Loss have continued the Program Management Agreement that was in place prior to the purchase of IMG under amended terms. The amended agreement gives Sirius America rights of first refusal to act as insurance carrier for IMG—Stop Loss but does not give Sirius Group controlling power or impede IMG—Stop Loss from functioning as an independent entity. For the year ended December 31, 2017, Sirius Group wrote $11.0 million of Certus-managed gross written premium. At December 31, 2017, Sirius Group has total receivables due from Certus of $8.0 million and total payables due to Certus of $0.5 million.

Meyer "Sandy" Frucher

        On August 16, 2016, the Company announced that Meyer "Sandy" Frucher was added as an independent director to its board of directors. Mr. Frucher is Vice Chairman of Nasdaq, Inc. On June 25, 2018, the Company announced a definitive agreement and plan of merger ("Merger Agreement") with Easterly Acquisition Corp. ("Easterly") that would result in the Company becoming publicly listed and traded on the Nasdaq stock exchange. (See Note 25.)

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 22. Transactions with related parties (Continued)

White Mountains Advisors

        White Mountains Advisors ("WMA"), an indirect wholly-owned subsidiary of Sirius Group's former parent, provided investment advisory and management services to Sirius Group and its subsidiaries under an Investment Advisory Services Agreement. During 2016, Sirius Group terminated this agreement. Sirius Group incurred $3.1 million and $5.5 million of investment fees during 2016 and 2015, respectively, for services provided directly by WMA or through its sub-advisors. As of December 31, 2017 and 2016, Sirius Group did not owe any amount to WMA under this agreement.

Note 23. Commitments and contingencies

Concentrations of credit risk

        Sirius Group underwrites a significant amount of its reinsurance business through reinsurance intermediaries that represent the ceding company. There is credit risk associated with payments of (re)insurance balances to Sirius Group in regards to these brokers' ability to fulfill their contractual obligations. These intermediaries are fairly large and well established, and there are no indications they are financially distressed.

        During the years ended December 31, 2017, 2016, and 2015, Sirius Group received a majority of its gross reinsurance premiums written from four major, third-party reinsurance intermediaries as detailed in the following table:

Gross written premium by intermediary	2017	2016	2015
AON Corporation and subsidiaries	22%	22%	24%
Guy Carpenter & Company and subsidiaries	18%	18%	18%
WT Butler and Co. Ltd.	10%	8%	7%
Willis Group and subsidiaries	9%	8%	9%

Total	59%	56%	58%

Geographic Concentration

        The following table shows Sirius Group's net written premiums by geographic region based on the location of the ceding company for the years ended December 31, 2017, 2016, and 2015:

	2017	2016	2015
	(Millions)
United States	$563.1	$463.0	$397.5
Europe	262.3	258.9	241.9
Canada, the Caribbean, Bermuda and Latin America	111.4	88.3	101.2
Asia and Other	153.4	127.9	107.0

Total	$1,090.2	$938.1	$847.6

        Sirius Group conducts a significant portion of its business outside of the United States. As a result, a significant portion of Sirius Group's assets, liabilities, revenues, and expenses are denominated in

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Sirius Group's foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect Sirius Group's results of operations and financial condition.

        Sirius Group's foreign operations are subject to legal, political, and operational risks that may be greater than those present in the United States. As a result, certain of Sirius Group's operations at these foreign locations could be temporarily or permanently disrupted.

Lloyd's Central Fund

        The Lloyd's Central Fund is available to satisfy claims if a member of Lloyd's is unable to meet its obligations to policyholders. Sirius Group has an obligation to pay contributions to the Lloyd's Central Fund each year based on gross written premium. For 2018, Sirius Group estimates the Lloyd's Central Fund contributions to be $0.6 million (based on the December 31, 2017 GBP to USD exchange rate) which is 0.35% of gross written premium. The Council of Lloyd's have the power to levy an additional contribution on members if it considered necessary, and the maximum additional contribution is currently 3% of capacity.

Leases

        Sirius Group leases certain office space under non-cancellable operating leases that expire on various dates. The future annual minimum rental payments required under non-cancellable leases for office space are as follows:

Future Payments
(Millions)
2018	$10.1
2019	9.0
2020	4.9
2021	3.7
2022 and after	8.3

Total	$36.0

        Total rental expense for the years ended December 31, 2017, 2016, and 2015 was $10.2 million, $6.2 million, and $6.4 million, respectively. Sirius Group also has various other lease obligations, which are not significant in the aggregate.

The Phoenix

        At December 31, 2017 Sirius Group had a commitment to purchase approximately 46.24% of shares in The Phoenix from Delek Group for an additional sum of NIS 2.3 billion in cash (or $663.1 million using the December 31, 2017 NIS to USD conversion rate), subject to certain adjustments for interest and earnings. (See Note 25).

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

Legal Proceedings

        Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)

        Sirius Group considers the requirements of ASC 450, Contingencies ("ASC 450"), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

        The following summarizes one, ongoing non-claims related litigation:

Tribune Company

        In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as "Plaintiffs"), in their capacity as trustees for certain senior notes issued by the Tribune Company ("Tribune"), filed lawsuits in various jurisdictions (the "Noteholder Actions") against numerous defendants including Sirius Group in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the "LBO"). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the "Bankruptcy Court"). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York (the "SDNY"). Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. Certain subsidiaries of Sirius Group received approximately $6.1 million for Tribune common stock tendered in connection with the LBO.

        The Court granted an omnibus motion to dismiss the Noteholder Actions in September 2013 and Plaintiffs appealed. On March 29, 2016, a three judge panel of the U.S. Second Circuit Court of Appeals affirmed the dismissal of the Noteholder Actions. The Plaintiffs filed a petition for reconsideration or a rehearing en banc of the Second Circuit's decision affirming the dismissal of the state law fraudulent conveyance cases. By order dated July 22, 2016, the Second Circuit denied the petition in full. On September 9, 2016, Plaintiffs filed a petition for a writ of certiorari, seeking U.S. Supreme Court review.

        In addition, Sirius Group in its capacity as a former shareholder of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the "Committee"), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the "Committee Action"). Tribune emerged from bankruptcy

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 23. Commitments and contingencies (Continued)

in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the SDNY and was stayed pending the motion to dismiss in the Noteholder Actions.

        An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014, and was granted on January 6, 2017. The plaintiff moved to amend its fifth amended complaint to add a constructive fraudulent conveyance claim against the shareholder defendants. On August 24, 2017, the SDNY denied the plaintiff's motion without prejudice. However, on March 8, 2018, the plaintiff moved to renew its request to amend the complaint based on the Supreme Court's decision in Merit Mgmt Grp. LP. v. FTI Consulting, Inc., holding that the safe harbor protections of Section 546(e) (which prevent the bankruptcy trustee from unwinding certain transactions) did not apply where a transfer is conducted through a financial institution that is neither the debtor, nor the transferee, but serves only as a conduit. On May 16, 2018, the SDNY recalled its mandate in connection with the dismissal of the constructive fraudulent conveyance claim. Accordingly, the SDNY is expected to reconsider the case.

        No amount has been accrued in connection with this matter as of December 31, 2017 and December 31, 2016.

Note 24. Unaudited condensed quarterly financial data

(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$362.6	$293.0	$252.6	$225.9
Total expenses	$305.8	$478.1	$240.2	$219.9
Net (loss) income attributable to Sirius Group's common shareholder	$16.0	$(179.0)	$(0.8)	$7.7
Basic earnings per common share and common share equivalent	$0.13	$(1.49)	$(0.01)	$0.06
Diluted earnings per common share and common share equivalent	$0.13	$(1.49)	$(0.01)	$0.06

(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$243.6	$251.4	$293.1	$206.4
Total expenses	$240.8	$219.5	$292.8	$203.5
Net (loss) income attributable to Sirius Group's common shareholder	$6.9	$27.8	$(12.0)	$9.8
Basic earnings per common share and common share equivalent	$0.06	$0.23	$(0.10)	$0.08
Diluted earnings per common share and common share equivalent	$0.06	$0.23	$(0.10)	$0.08

Sirius International Insurance Group, Ltd.

Notes to Consolidated Financial Statements (Continued)

For the years ended December 31, 2017, 2016, and 2015

Note 25. Subsequent events

        On June 25, 2018, the Company announced it has executed a Merger Agreement for a proposed merger that would result in the Company becoming a publicly listed company. Under the terms of the Merger Agreement, Easterly Acquisition Corp. ("Easterly") would merge with a subsidiary of the Company and become a wholly owned subsidiary (the "Merger"). Upon the closing of the Merger, Easterly's common stock would be exchanged for the Company's common shares at a price of 1.05x Sirius Group's pro forma diluted GAAP book value per share as of June 30, 2018. Following the Merger, the Company's common shares would be traded on the Nasdaq.

        Easterly held a special meeting of its stockholders on June 28, 2018 and approved an extension of time to complete the Merger through November 30, 2018. Sirius Group agreed to lend to Easterly $0.03 per month through the extension period for each public share that was not redeemed at Easterly's special meeting. Easterly will deposit such loan proceeds into its trust account upon receipt. The loan will be forgiven if the Merger does not close by November 30, 2018.

        The proposed all-stock transaction is expected to yield a combined entity with a pro forma market capitalization of approximately $2.2 billion at closing, with current Easterly stockholders owning approximately 7% of the combined company immediately following the Merger. Pursuant to the Merger Agreement, Sirius Group intends to execute a private placement of common shares. Private placement investors are expected to own approximately 9% of the combined company.

        The Merger has been approved by the boards of directors of each of Sirius Group and Easterly, and is expected to close in the second half of 2018. Completion of the Merger is subject to the satisfaction of certain conditions including, but not limited to, approval of the transaction by Easterly's stockholders, but is not subject to any insurance regulatory approvals or a minimum cash condition. In connection with the Merger, the Compensation Committee has approved grants of performance share unit awards to certain members of management, including the Named Executive Officers.

        Also on June 25, 2018, Sirius Group announced it would allow its share purchase agreement to acquire a controlling interest in The Phoenix Holdings Ltd. to terminate, which was completed on July 2, 2018. As a result of the termination, Sirius Group recognized an income statement charge for the $4.5 million call option (See Note 3) during the second quarter of 2018.

        On July 14, 2018, the Company, IMG Acquisition Holdings, LLC ("IMGAH"), and Sirius Acquisitions Holding Company II entered into a Redemption Agreement pursuant to which, effective as of and subject to the closing of the Merger, the Company has agreed to redeem all of the outstanding Series A redeemable preference shares, which are held by IMGAH, for $95 million in cash. Effective as of the completion of such redemption, the parties have agreed to terminate the registration rights agreement and the shareholder's agreement between the Company and IMGAH. In addition, the parties agreed that the IMG Earnout liability will be paid in cash, not in Series A redeemable preference shares.

Sirius International Insurance Group, Ltd.

Schedule I

Summary of Investments—Other Than Investments in Related Parties

As at December 31, 2017

(Expressed in millions of U.S. dollars)	Cost or Amortized Cost	Fair Value	Amount shown on the balance sheet
Corporate debt securities	$1,017.0	$1,014.5	$1,014.5
Asset-backed securities	478.1	475.4	475.4
Residential mortgage-backed securities	259.3	252.1	252.1
Commercial mortgage-backed securities	235.2	232.4	232.4
Non-U.S. government and government agency	106.8	107.2	107.2
U.S. government and government agency	85.8	84.8	84.8
Preferred stocks	9.3	9.8	9.8
U.S. States, municipalities and political subdivision	3.8	3.8	3.8

Total fixed maturities	$2,195.3	$2,180.0	$2,180.0
Total short-term investments	625.3	625.0	625.0
Total equity securities	275.1	299.2	299.2
Total other long-term investments	255.5	269.5	269.5

Total	$3,351.2	$3,373.7	$3,373.7

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Balance Sheets

As at December 31, 2017 and 2016

(Expressed in millions of U.S. dollars, except share and per share information)	2017	2016
Assets
Fixed maturity investments, at fair value	$3.9	$5.0
Short-term investments, at fair value (Amortized cost 2017: $625.3; 2016: $539.7)	30.8	33.4
Equity securities, at fair value (Cost 2017: $275.1; 2016: $125.7)	—	4.9

Total investments	34.7	43.3
Cash	0.1	—
Investments in unconsolidated affiliates	2,030.4	1,957.8
Other assets	1.1	14.7

Total assets	$2,066.3	$2,015.8

Liabilities
Other liabilities	$43.2	$27.7

Total liabilities	43.2	27.7
Commitments and Contingencies
Mezzanine equity
Series A redeemable preference shares	106.1	—

Common shareholder's equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,197.9	1,184.6
Retained earnings	858.4	1,014.5
Accumulated other comprehensive (loss)	(140.5)	(212.2)

Total common shareholder's equity	1,917.0	1,988.1

Total liabilities, mezzanine equity, and common shareholder's equity	$2,066.3	$2,015.8

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Revenues
Net investment income	$0.3	$(0.2)	$0.1
Net realized investment (losses) gains	0.2	0.3	—
Net unrealized investment (losses) gains	12.8	(0.1)	(0.1)
Net foreign exchange gains (losses)	(0.2)	—	—
Gain on revaluation of contingent consideration	13.6	—	—
Other revenue	0.9	—	—

Total revenues	27.6	—	—

Expenses
Other underwriting expenses	(0.2)	—	—
General and administrative expenses	13.0	36.6	15.8

Total expenses	12.8	36.6	15.8

Income (Loss) before equity earnings of unconsolidated affiliates, net of tax	14.8	(36.6)	(15.8)
Equity in earnings of unconsolidated affiliates, net of tax	(164.8)	69.1	307.0

(Loss) income before accrued dividends on Series A redeemable preference shares	(150.0)	32.5	291.2
Accrued dividends on Series A redeemable preference shares	(6.1)	—	—

Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of Comprehensive (Loss) Income

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Comprehensive Income
Net (loss) income attributable to Sirius Group's common shareholder	$(156.1)	$32.5	$291.2
Other comprehensive income (loss)
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates, net of tax	—	—	(29.8)
Change in foreign currency translation	71.7	(67.3)	(65.4)
Net change in other	—	1.2	0.2

Comprehensive (loss) income attributable to Sirius Group's common shareholder	$(84.4)	$(33.6)	$196.2

See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.

Schedule II

Condensed Financial Information of Registrant

Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

(Expressed in millions of U.S. dollars)	2017	2016	2015
Cash flows from operations:
Net (loss) income attributable to common shareholder	$(156.1)	$32.5	$291.2
Adjustments to reconcile net income to net cash (used for) provided from operations:
Equity in earnings of subsidiaries	164.8	(69.1)	(307.0)
Dividends received from subsidiaries	110.0	20.0	48.0
Net realized and unrealized investment gains	(13.0)	(0.2)	0.1
Amortization of premium on fixed maturity investments	(0.1)	—	0.1
Revaluation of contingent consideration	(13.6)	—	—
Accrued dividends on Series A redeemable preference shares	6.1	—	—
Other operating items:
Net change in other assets and liabilities, net	12.6	(6.8)	1.0

Net cash (used for) provided from operations	110.7	(23.6)	33.4

Cash flows from investing activities:
Net change in short-term investments	2.5	(4.5)	(25.1)
Sales of fixed maturities and convertible fixed maturity investments	1.1	16.3	17.5
Sales of common equity securities	59.6	3.2	—
Purchases of common equity securities	(54.4)	(8.0)	—
Purchases of fixed maturities and convertible fixed maturity investments	—	(6.3)	(23.9)
Contributions to subsidiaries	(132.7)	(42.1)	—

Net cash provided from investing activities	(123.9)	(41.4)	(31.5)

Cash flows from financing activities:
Capital contribution from former parent	13.3	89.6	—
Cash dividends paid to former parent	—	(27.0)	—

Net cash provided from (used for) financing activities	13.3	62.6	—

Net increase (decrease) in cash during year	0.1	(2.4)	1.9
Cash balance at beginning of year	—	2.4	0.5

Cash balance at end of year	$0.1	$—	$2.4

See Notes to Condensed Financial Information of Registrant

Notes to Condensed Financial Information of Registrant

        Sirius International Insurance Group, Ltd. (the Registrant) investments in consolidated subsidiaries are stated at cost plus equity in income of consolidated subsidiaries. The accompanying condensed financial statements of the Registrant should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Sirius International Insurance Group, Ltd. included in the Registrant's Form S-4 filed with the Securities and Exchange Commission on August 6, 2018.

Sirius International Insurance Group, Ltd.

Schedule III

Supplementary Insurance Information

As at and for the years ended December 31, 2017, 2016, and 2015

	As at and for the year ended December 31, 2017
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$43.5	$759.6	$195.7	$564.4	$512.4	$112.9	$63.3	$556.2
Global A&H	49.1	206.2	195.8	306.8	179.8	89.6	23.4	341.5
Specialty & Casualty	28.2	304.5	115.0	163.2	104.9	41.1	16.5	193.0
Runoff & Other	0.1	628.2	0.3	0.9	14.1	(3.5)	2.9	(0.5)
Corporate Elimination	—	—	—	—	—	(42.9)	—	—

Total	$120.9	$1,898.5	$506.8	$1,035.3	$811.2	$197.2	$106.1	$1,090.2

	As at and for the year ended December 31, 2016
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$43.5	$506.6	$171.3	$481.8	$268.5	$100.3	$65.1	$514.2
Global A&H	24.4	158.3	122.5	272.2	171.6	71.7	23.3	277.6
Specialty & Casualty	18.3	314.0	85.3	135.2	75.6	37.7	15.1	137.4
Runoff & Other	(1.5)	641.2	18.9	0.9	3.6	0.6	3.8	8.9
Corporate Elimination	—	—	—	—	—	—	—	—

Total	$84.7	$1,620.1	$398.0	$890.1	$519.3	$210.3	$107.3	$938.1

	As at and for the year ended December 31, 2015
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
	(Millions)
Global Property	$33.4	$454.9	$142.8	$446.0	$167.1	$84.0	$65.8	$440.7
Global A&H	22.4	147.4	111.5	258.1	158.1	70.9	24.2	262.3
Specialty & Casualty	18.2	351.4	85.2	138.2	97.8	32.3	15.6	147.5
Runoff & Other	0.6	690.7	2.7	4.7	(0.3)	2.6	2.3	(2.9)
Corporate Elimination	—	—	—	—	—	—	—	—

Total	$74.6	$1,644.4	$342.2	$847.0	$422.7	$189.8	$107.9	$847.6

Sirius International Insurance Group, Ltd.

Schedule IV

Reinsurance

For the years ended December 31, 2017, 2016, and 2015

	Direct gross	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
	(Millions)
Year ended December 31, 2017	$450.2	$349.1	$989.1	$1,090.2	91%
Year ended December 31, 2016	368.5	330.9	900.5	938.1	96%
Year ended December 31, 2015	293.7	312.9	866.8	847.6	102%

Sirius International Insurance Group, Ltd.

Schedule V

Valuation and Qualifying Accounts

As at and for the years ended December 31, 2017, 2016, and 2015

		Additions (Subtractions)
	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions described(1)	Balance at the end of period
	(Millions)
Years ended:
December 31, 2017
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.8	—	—	—	$5.8
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$5.3	(0.5)	(0.5)	0.3	$4.6
December 31, 2016
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.4	—	—	0.4	$5.8
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$4.0	1.1	—	0.2	$5.3
December 31, 2015
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$4.3	—	—	1.1	$5.4
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$5.9	(1.2)	—	(0.7)	$4.0

(1)
Represents net collections (charge-offs) of balances receivable and foreign currency translation.

Sirius International Insurance Group, Ltd.

Schedule VI

Insurance Operations

As at and for the years ended December 31, 2017, 2016, and 2015

Affiliation with registrant	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Net Investment Income	Losses and loss expenses incurred related to current year	Losses and loss expenses incurred related to prior year	Net paid losses and loss expenses	Insurance and reinsurance acquisition costs	Net premiums written
	(Millions)
Consolidated Subsidiaries
2017	$120.9	$1,898.5	$506.8	$1,035.3	$56.8	$811.8	$(0.6)	$612.3	$197.2	$1,090.2
2016	84.7	1,620.1	398.0	890.1	56.2	583.0	(63.7)	548.3	210.3	938.1
2015	74.6	1,644.4	342.2	847.0	39.9	473.9	(51.2)	522.5	189.8	847.6